As filed with the Securities and Exchange Commission on September 10, 2004

Registration No. 333-118151

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1 to

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

DIGITAS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7389	04-3494311
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

The Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

(617) 867-1000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David W. Kenny

Chairman and Chief Executive Officer

Digitas Inc.

The Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

(617) 867-1000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Sloane Levy, Esq. Senior Vice President, General Counsel Modem Media, Inc. 230 East Avenue Norwalk, Connecticut 06855 (203) 299-7000	Stuart M. Cable, P.C. John T. Haggerty, Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000	Peter Douglas, Esq. Alan Dean, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date of this registration statement and the consummation of the merger described in this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

The boards of directors of Digitas Inc. and Modem Media, Inc. have each approved an agreement and plan of merger that would result in Modem Media becoming a wholly-owned subsidiary of Digitas.

The board of directors of each company believes that the merger is advisable and in the best interests of its stockholders. The board of directors of Modem Media unanimously recommends that its stockholders vote to adopt and approve the merger agreement and the merger, and the board of directors of Digitas unanimously recommends that its stockholders vote to approve the issuance of shares of Digitas common stock pursuant to the merger agreement.

If the merger agreement is adopted and approved and the merger is subsequently completed, and you are a Modem Media stockholder, you will receive 0.70 of a share of Digitas common stock for each share of Modem Media common stock you own. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing. Based on the closing price of Digitas’ common stock on the Nasdaq National Market (trading symbol “DTAS”) on July 14, 2004, the last day before public announcement of the merger, the 0.70 exchange ratio represented approximately $6.88 in value for each share of Modem Media common stock. Based on Digitas’ closing price on September 9, 2004 of $7.21, the 0.70 exchange ratio represented approximately $5.05 in value for each share of Modem Media common stock. WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS OF DIGITAS AND MODEM MEDIA COMMON STOCK. You will receive cash, without interest, in lieu of any fractional share of Digitas common stock that you otherwise would be entitled to receive in the merger. Digitas common stock is listed on the Nasdaq National Market under the symbol “DTAS.” At your stockholders meeting, you will be asked to vote on the merger agreement and the merger.

If you are a Digitas stockholder, after the merger you will continue to own your existing shares of Digitas common stock. At your stockholders meeting, you will be asked to vote on the issuance of shares of Digitas common stock in the merger.

Approximately 19 million shares of Digitas common stock will be issued to Modem Media stockholders in the merger, based on the number of shares of Modem Media common stock outstanding on September 7, 2004. These shares will represent approximately 22% of the outstanding common stock of the combined company immediately after the merger. Digitas common stock held by Digitas stockholders before the merger will represent approximately 78% of the outstanding common stock of the combined company immediately after the merger.

Your Vote is Very Important. Whether or not you plan to attend your company’s stockholders meeting, please take the time to vote on the proposal(s) submitted for your company’s meeting. You can vote your shares prior to the special meeting by telephone, on the Internet or by mail with a proxy card, in each case, in accordance with the instructions on the proxy card regarding each of these voting options. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the proposal(s) submitted at your meeting. If you are a Modem Media stockholder, failure to return or sign your proxy card will have the effect of a vote against the merger agreement and the merger, unless you attend your stockholders meeting and vote in person. If you are a Digitas stockholder, failure to return or sign your proxy card will have no effect on the proposal to issue shares of Digitas common stock in the merger; provided a quorum of Digitas stockholders exists to take action at the meeting.

The dates, times and places of the stockholders meetings are as follows:

For Digitas Inc. stockholders: October 14, 2004 at 10:00 a.m., local time, at the Sheraton Boston Hotel, Prudential Center, 39 Dalton Street, Boston, Massachusetts 02199.

For Modem Media, Inc. stockholders: October 14, 2004 at 9:00 a.m., local time, at the Stamford Marriott Hotel, 2 Stamford Forum, Stamford, Connecticut 06901.

Following this letter you will find a formal notice of the special meeting of each company’s stockholders and a joint proxy statement/prospectus. The joint proxy statement/prospectus provides you with detailed information concerning the merger agreement, the merger and the issuance of shares of Digitas common stock pursuant to the merger agreement. You may also obtain more information about Digitas and Modem Media from documents that each company has filed with the Securities and Exchange Commission.

David W. Kenny	Marc C. Particelli
Chairman and Chief Executive Officer of Digitas Inc.	Chief Executive Officer and President of Modem Media, Inc.

Please give all of the information contained or incorporated by reference in the joint proxy statement/prospectus your careful attention. In particular, you should carefully consider the discussion in the section entitled “ Risk Factors” beginning on page 21 of the joint proxy statement/prospectus. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares to be issued under, or passed upon the adequacy or accuracy of, this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated September 10, 2004 and was first mailed to stockholders of Digitas and Modem Media on or about September 13, 2004.

DIGITAS INC.

The Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

(617) 867-1000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

to be held on October 14, 2004

To the Stockholders of Digitas Inc.:

A special meeting of stockholders of Digitas Inc. will be held on October 14, 2004 at 10:00 a.m., local time, at the Sheraton Boston Hotel, Prudential Center, 39 Dalton Street, Boston, Massachusetts 02199. The board of directors asks you to attend this meeting (in person or by proxy) for the following purposes:

1.	To consider and vote on a proposal to approve the issuance of shares of common stock of Digitas Inc. pursuant to the Agreement and Plan of Merger, dated as of July 15, 2004, by and among Digitas Inc., a Delaware corporation, Digitas Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Digitas Inc., and Modem Media, Inc., a Delaware corporation, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.

2.	To approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the issuance of shares of Digitas common stock pursuant to the Agreement and Plan of Merger referenced above.

Only stockholders of record of Digitas Inc. as of the close of business on September 9, 2004 are entitled to notice of, and will be entitled to vote at, the special meeting or any adjournment or postponement thereof. Approval of the proposal will require the affirmative vote of the holders of a majority of the votes cast on the proposal at the special meeting.

Whether or not you plan to attend the special meeting in person, please submit your proxy as soon as possible. You can vote your shares prior to the special meeting by telephone, on the Internet or by mail with a proxy card, in each case, in accordance with the instructions on the proxy card regarding each of these voting options. Voting by any of these three methods will ensure that you are represented at the special meeting even if you are not there in person.

You may revoke a proxy at any time before we vote it at the special meeting. You may do so by executing and returning a proxy card dated later than the previous one, by properly submitting a later proxy via telephone or the Internet, by attending the special meeting and casting your vote by ballot at the special meeting or by submitting a written revocation to our Corporate Secretary before we take the vote at the special meeting. If you hold shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies. If your bank or brokerage firm allows you to vote by telephone or the Internet, you may be able to change your vote by voting again by telephone or the Internet.

BY THE ORDER OF THE BOARD OF DIRECTORS,

David W. Kenny Chairman and Chief Executive Officer

Boston, Massachusetts

September 10, 2004

MODEM MEDIA, INC.

230 East Avenue

Norwalk, CT 06855

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

to be held on October 14, 2004

To the Stockholders of Modem Media, Inc.:

A special meeting of stockholders of Modem Media, Inc. will be held on October 14, 2004, at 9:00 a.m., local time, at the Stamford Marriott Hotel, 2 Stamford Forum, Stamford, Connecticut 06901 for the following purposes:

1.	To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of July 15, 2004, by and among Digitas Inc., a Delaware corporation, Digitas Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Digitas, and Modem Media, Inc., a Delaware corporation, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus and to approve the merger as contemplated by the Merger Agreement.

2.	To approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve and adopt the Agreement and Plan of Merger referenced above.

Only stockholders of record of Modem Media common stock at the close of business on September 9, 2004 are entitled to notice of, and will be entitled to vote at, the special meeting or any adjournment or postponement thereof. Approval of the merger agreement will require the affirmative vote of the holders of a majority of the shares of Modem Media common stock outstanding as of the record date.

Whether or not you plan to attend the special meeting in person, please submit your proxy as soon as possible. You can vote your shares prior to the special meeting by telephone, on the Internet or by mail with a proxy card, in each case, in accordance with the instructions on the proxy card regarding each of these voting options. Voting by any of these three methods will ensure that you are represented at the special meeting even if you are not there in person.

You may revoke a proxy at any time before we vote it at the special meeting. You may do so by executing and returning a proxy card dated later than the previous one, by properly submitting a later proxy via telephone or the Internet, by attending the special meeting and casting your vote by ballot at the special meeting or by submitting a written revocation to our Corporate Secretary before we take the vote at the special meeting. If you hold shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies. If your bank or brokerage firm allows you to vote by telephone or the Internet, you may be able to change your vote by voting again by telephone or the Internet.

BY ORDER OF THE BOARD OF DIRECTORS

Marc C. Particelli Chief Executive Officer and President

Norwalk, Connecticut

September 10, 2004

Please do not send your stock certificates at this time. If the merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Digitas and Modem Media from other documents that are not included in or delivered with this document. We have listed the documents containing this information on page 110. This information is available to you without charge upon your written or oral request. You can obtain those documents relating to Digitas or Modem Media which are incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Digitas Inc. The Prudential Tower 800 Boylston Street Boston, MA 02199 Attn: Investor Relations (617) 867-1988	Modem Media, Inc. 230 East Avenue Norwalk, CT 06855 Attn: Investor Relations (203) 299-7000

If you would like to request documents, you must do so by October 7, 2004 in order to receive them before the special meeting of your company’s stockholders. You will not be charged for any of these documents that you request.

For additional information regarding where you can find information about Digitas and Modem Media, please see the section entitled “Where You Can Find Additional Information” beginning on page 110 of this joint proxy statement/prospectus.

i

ANNEX A	—	Agreement and Plan of Merger
ANNEX B	—	Form of Digitas Voting Agreement
ANNEX C	—	Form of Modem Media Voting Agreement
ANNEX D	—	Opinion of Goldman, Sachs & Co.
ANNEX E	—	Opinion of Morgan Stanley & Co. Incorporated

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why are Digitas and Modem Media proposing the merger? (See pages 50 and 63)

A:	Our companies are proposing to merge because we believe that the combined entity will have stronger long term growth potential than either of the individual existing entities. We believe this is true because, among other reasons, combining the companies will:

•	increase the scope, strength and diversity of our services to create a market leader in interactive and database marketing;

•	strengthen our relationships with the clients we have in common;

•	create a company through which we will develop our common strategic focus on delivering the highest value to our clients; and

•	recognize cost savings and operating synergies through consolidating businesses and eliminating duplicative costs.

Overall, both Digitas and Modem Media believe that the merger will provide added value to their respective stockholders. Achieving these anticipated benefits, however, is subject to certain risks discussed in “Risk Factors” beginning on page 21.

Q:	What will I receive in the merger? (See page 74)

A:	Modem Media Stockholders:

If the merger is completed, each Modem Media stockholder will have the right to receive 0.70 of a share of Digitas common stock for each share of Modem Media common stock. Based upon this exchange ratio, Modem Media stockholders will own, upon completion of the merger, approximately 22% of Digitas’ outstanding common stock. Each Modem Media stockholder will receive cash, without interest, in lieu of any fractional share of Digitas common stock that he, she or it would otherwise be entitled to receive in the merger.

Digitas Stockholders:

If you own shares of Digitas common stock immediately prior to the merger, you will continue to own those shares immediately after the merger. Based on an exchange ratio of 0.70 of a share of Digitas common stock for each share of Modem Media common stock, Digitas stockholders immediately prior to the merger will hold approximately 78% of the outstanding shares of Digitas common stock when the merger is completed.

Q:	Will Modem Media stockholders be able to trade the Digitas common stock that they receive in the merger? (See page 91)

A:	Yes. The issuance of Digitas common stock in the merger will be registered with the Securities and Exchange Commission and listed on the Nasdaq National Market under the symbol “DTAS.” Shares of Digitas common stock received by persons deemed to be affiliates of Modem Media before the merger may only be sold in compliance with Rule 145 under the Securities Act of 1933, as amended, or as otherwise permitted under the Securities Act.

Q:	When do Digitas and Modem Media expect to complete the merger? (See page 74)

A:	Digitas and Modem Media expect to complete the merger after all of the conditions to completion of the merger contained in the merger agreement have been satisfied or waived. Among other conditions, the stockholders of Modem Media must approve the merger agreement and the merger at their special stockholders meeting and the stockholders of Digitas must approve the issuance of shares of Digitas common stock pursuant to the merger agreement at their special stockholders meeting.

Digitas and Modem Media are working toward satisfying these conditions and completing the merger as soon as practicable. Digitas and Modem Media expect to complete the merger in the fourth quarter of 2004 following the respective special meetings of Digitas’ and Modem Media’s stockholders, assuming the Modem Media stockholders approve the merger and the merger agreement, the Digitas stockholders approve the issuance of shares of Digitas common stock pursuant to the merger agreement and the other merger conditions are satisfied. However, because the merger is subject to some conditions which are beyond Digitas’ and Modem Media’s control, the exact timing cannot be predicted.

Q:	What vote is required to approve the merger? (See pages 38 and 41)

A:	Approval of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Modem Media common stock as of the record date. The issuance of shares of Digitas common stock under the merger agreement requires the affirmative vote of the holders of a majority of the votes cast on the matter at the special meeting of Digitas stockholders.

The board of directors of Modem Media has unanimously approved the merger agreement and the merger. The board of directors of Digitas has unanimously approved the merger agreement and merger including the issuance of shares of Digitas common stock pursuant to the merger agreement.

Q:	How do I vote on the merger? (See pages 40 and 43)

A:	First, please review the information contained or incorporated by reference in this joint proxy statement/prospectus, including the annexes, as it contains important information about Digitas, Modem Media and the merger. It also contains important information about what each of the boards of directors of Digitas and Modem Media, respectively, considered in evaluating the merger. Next, complete and sign the enclosed proxy card, and then mail it in the enclosed return envelope as soon as possible so that your shares can be voted at your company’s special meeting of stockholders at which, in the case of Modem Media, the merger agreement and the merger will be presented and voted upon, or, in the case of Digitas, the issuance of shares of Digitas common stock under the merger agreement will be presented and voted upon. You may also attend the special meeting of your company in person and vote at the special meeting.

Q:	How can I vote by the Internet or by telephone?

A:	If you are a registered holder of shares, you may also vote by telephone or the Internet by following the instructions on the proxy card. If you hold your shares in “street name,” in other words, if you hold your shares through a bank or brokerage firm, you should refer to the instructions on the voting instruction card that your bank or brokerage firm provides to you.

Q:	What happens if I don’t indicate how to vote my proxy? (See pages 40 and 43)

A:	If you sign and send in your proxy, but do not include instructions on how to vote your properly signed proxy card, your shares will be voted FOR adoption and approval of the merger agreement and approval of the merger if you are a Modem Media stockholder or FOR the issuance of shares of Digitas common stock under the merger agreement if you are a Digitas stockholder.

Q:	What happens if I don’t return a proxy card? (See pages 39 and 42)

A:	If you are a stockholder of Modem Media, not returning your proxy card will have the same effect as voting against adoption and approval of the merger agreement and against approval of the merger. If you are a stockholder of Digitas, not returning your proxy card will have no effect as to the approval of the proposal to issue shares of Digitas common stock under the merger agreement; provided a quorum of Digitas stockholders exists to take action at the meeting.

Q:	Can I change my vote after I have mailed my signed proxy card? (See pages 40 and 43)

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting of your company’s stockholders at which, in the case of Modem Media, the merger agreement and the merger will be presented and voted upon, and in the case of Digitas, the issuance of shares of Digitas common stock under the merger agreement will be presented and voted upon. You can do this in one of three ways:

•	first, you can send a written notice stating that you would like to revoke your proxy to the appropriate address below;

•	second, you can complete and submit a later-dated proxy card to the appropriate address below; or

•	third, you can attend the special meeting of Digitas or Modem Media, as appropriate, and vote in person. Your attendance at the special meeting alone will not revoke your proxy. You must vote at the special meeting in order to revoke your previously submitted proxy.

You should send any notice of revocation or your completed new proxy card, as the case may be, to:

For Digitas Stockholders:

Digitas Inc.

The Prudential Tower

800 Boylston Street

Boston, MA 02199

Attn: Ernest W. Cloutier, Corporate Secretary

For Modem Media Stockholders:

Modem Media, Inc.

230 East Avenue

Norwalk, CT 06855

Attn: Sloane Levy, Corporate Secretary

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me? (See pages 39 and 42)

A:	No. Your broker will not be able to vote your shares without instructions from you. If you do not provide your broker with voting instructions, your shares will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of adoption and approval of the merger agreement or approval of the merger, in the case of Modem Media stockholders, or in favor of approval of the issuance of shares of Digitas common stock under the merger agreement, in the case of Digitas stockholders. As a result, failure to provide your broker with voting instructions will have the effect of a vote against the merger agreement and against the approval of the merger if you are a stockholder of Modem Media. If you are a stockholder of Digitas, failure to provide your bank, brokerage firm or nominee with voting instructions will have no effect on the outcome of the vote on the issuance of shares of Digitas common stock under the merger agreement. If you have instructed a broker to vote your shares and wish to change your vote, you must follow the directions received from your broker to change those instructions.

Q:	Should I send my Modem Media stock certificates now? (See page 44)

A:	No. If the merger is completed, Digitas will send Modem Media stockholders written instructions for exchanging their share certificates. These instructions will tell you how and where to send your certificates in order to receive Digitas shares.

Q:	Am I entitled to appraisal rights in connection with the merger? (See pages 40 and 43)

A:	No. Appraisal rights are not available under Delaware law in connection with the merger.

Q:	Are there any risks I should consider in deciding whether to vote for the merger or the issuance of shares of Digitas common stock in connection with the merger?

A:	Yes. In the section entitled “Risk Factors” beginning on page 21 of this joint proxy statement/prospectus, Digitas and Modem Media have described a number of risk factors that you should consider.

Q:	What are the tax consequences to me of the merger? (See page 88)

A:	For U.S. federal income tax purposes, the receipt of Digitas common stock by U.S. holders of Modem Media common stock in exchange for Modem Media common stock will generally be tax-free, with no gain or loss recognized. However, gain or loss will be recognized in connection with cash received in lieu of fractional shares of Digitas common stock.

Q:	Who can help answer my questions about the proposals?

A:	If you have any questions about the proposals presented in this joint proxy statement/prospectus, you should contact:

For Digitas Stockholders:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Toll Free Number: (888) 750-5834

For Modem Media Stockholders:

Georgeson Shareholder Communications, Inc.

17 State Street—10th Floor

New York, NY 10004

Toll Free Number: (866) 432-2784

SUMMARY

The following is a summary of the information contained in this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents referred to for a more complete understanding of the merger. In particular, you should read the annexes attached to this joint proxy statement/prospectus, including the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. In addition, Digitas and Modem Media incorporate by reference into this joint proxy statement/prospectus important business and financial information. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find Additional Information” beginning on page 110 of this joint proxy statement/prospectus.

The Companies

DIGITAS INC.

The Prudential Tower

800 Boylston Street

Boston, MA 02199

Attn: Investor Relations

(617) 867-1988

www.digitas.com

Digitas Inc., a Delaware corporation organized in 1999, is a relationship marketing services provider offering strategy and technology enablement and marketing agency services. For more information on the business of Digitas, please refer to Digitas’ Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and Form 10-Q for the quarterly period ended June 30, 2004. Please refer to the section of this joint proxy statement/prospectus entitled “Where You Can Find Additional Information” on page 110 in order to find out where you can obtain copies of Digitas’ Annual Report as well as the other documents Digitas files with the SEC.

MODEM MEDIA, INC.

230 East Avenue

Norwalk, CT 06855

Attn: Investor Relations

(203) 299-7000

www.modemmedia.com

Modem Media, Inc., a Delaware corporation founded in 1987, is an interactive marketing strategy and services company. For more information on the business of Modem Media, please refer to Modem Media’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, Forms 10-Q for the quarterly periods ended March 31, 2004 and June 30, 2004, respectively, and Current Report on Form 8-K filed with the SEC on August 4, 2004. Please refer to the section of this joint proxy statement/prospectus entitled “Where You Can Find Additional Information” beginning on page 110 in order to find out where you can obtain copies of Modem Media’s Annual Report as well as the other documents Modem Media files with the SEC and for information about the restatement of Modem Media’s consolidated financial statements previously included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and Form 10-Q for the quarterly period ended March 31, 2004, in connection with the closure of its office in Brazil.

DIGITAS ACQUISITION CORP.

The Prudential Tower

800 Boylston Street

Boston, MA 02199

Attn: Investor Relations

(617) 867-1988

Digitas Acquisition Corp. was formed on July 13, 2004 as a Delaware corporation and a wholly-owned subsidiary of Digitas. Digitas Acquisition Corp. was formed solely to effect the merger and has not conducted any business during the period of its existence.

The Merger

Structure and Effects of the Merger (See page 74)

At the completion of the merger, Digitas Acquisition Corp. will merge with and into Modem Media and Modem Media will survive the merger as a wholly-owned subsidiary of Digitas.

Conversion of Modem Media Common Stock in the Merger (See page 74)

At the effective time of the merger, each outstanding share of Modem Media common stock, issued and outstanding immediately prior to the effective time will automatically be converted into the right to receive 0.70 of a share of Digitas common stock, the exchange ratio. However, each share of Modem Media common stock held by a wholly-owned subsidiary of Modem Media or owned by Digitas or Digitas Acquisition Corp. will be cancelled, and no exchange will be made with respect to them. No fractional shares of Digitas common stock will be issued in connection with the merger. In lieu of a fraction of a share of Digitas common stock, each holder of Modem Media common stock who would otherwise be entitled to receive a fraction of a share of Digitas common stock will receive an amount of cash, without interest, determined by multiplying that fraction by the volume weighted average trading price of a share of Digitas common stock on the trading day immediately preceding the effective time of the merger. The shares of Digitas common stock to be issued to Modem Media stockholders will represent approximately 22% of the outstanding Digitas common stock immediately after the merger.

For example: If you hold 75 shares of Modem Media common stock you will receive 52 shares of Digitas common stock and an amount in cash equal to the value of 0.50 of a share of Digitas common stock.

Comparative Market Prices and Share Information (See page 17)

The following table sets forth the closing sale prices of Digitas common stock and Modem Media common stock as reported on the Nasdaq National Market on July 14, 2004, the last trading day before we announced the transaction, and on September 9, 2004, the last practicable trading day before the distribution of this document. This table also shows the implied value of one share of Modem Media common stock, which we calculated by taking the product of the closing price of Digitas common stock on those dates and the exchange ratio.

Date	Digitas Closing Price	Modem Media Closing Price	Modem Media Common Stock Implied Value
July 14, 2004	$9.83	$4.30	$6.88
September 9, 2004	$7.21	$4.96	$5.05

The market prices of each share of Digitas common stock and Modem Media common stock will fluctuate prior to the transaction. Therefore, you should obtain current market quotations for Digitas common stock and Modem Media common stock. Digitas common stock is listed on the Nasdaq National Market under the symbol “DTAS.” Modem Media common stock is listed on the Nasdaq National Market under the symbol “MMPT.”

Voting Requirements for the Merger (See pages 38 and 41)

In order to complete the merger, the holders of a majority of the shares of Modem Media common stock outstanding as of the record date must vote to adopt and approve the merger agreement and approve the merger.

Holders of Modem Media common stock will be entitled to cast one vote per share of Modem Media common stock owned as of September 9, 2004, the record date for the Modem Media special meeting of stockholders at which the merger agreement and the merger will be presented and voted upon.

The issuance of shares of Digitas common stock pursuant to the merger agreement is subject to the affirmative vote of the holders of a majority of the votes cast on the matter at the special meeting of Digitas stockholders. Holders of Digitas common stock will be entitled to cast one vote per share of Digitas common stock owned as of September 9, 2004, the record date for the Digitas special meeting of stockholders at which the issuance of shares of Digitas common stock pursuant to the merger agreement will be presented and voted upon.

Share Ownership of Modem Media Directors and Executive Officers (See page 41)

As of the close of business on September 7, 2004, directors and executive officers of Modem Media (and their respective affiliates) collectively owned approximately 6% of the shares of Modem Media common stock outstanding. This does not include 2,486,825 shares of Modem Media common stock issuable upon the exercise of presently exercisable options which these directors and executive officers beneficially own. If all of these stock options had been exercised, the directors and executive officers of Modem Media (and their respective affiliates) would collectively own approximately 13% of the outstanding shares of Modem Media common stock. Eight directors and/or executive officers of Modem Media, who collectively own an aggregate of approximately 6% of the outstanding shares of Modem Media common stock, have entered into voting agreements with Digitas under which they have agreed, among other things, to vote their shares of Modem Media common stock in favor of adoption and approval of the merger agreement and approval of the merger.

Share Ownership of Digitas Directors and Executive Officers (See page 38)

As of the close of business on September 7, 2004, directors and executive officers of Digitas (and their respective affiliates) collectively owned approximately 3% of the shares of Digitas common stock outstanding. This does not include 10,335,059 shares of Digitas common stock issuable upon the exercise of presently exercisable options which these directors and executive officers beneficially own. If all of these stock options had been exercised, the directors and executive officers of Digitas (and their respective affiliates) would collectively beneficially own approximately 16% of the shares of Digitas common stock outstanding. Nine directors and executive officers of Digitas, who collectively own an aggregate of approximately 3% of the shares of Digitas common stock outstanding, have entered into voting agreements with Modem Media under which they have agreed, among other things, to vote their shares of Digitas common stock in favor of the issuance of shares of Digitas common stock pursuant to the merger agreement.

Board Recommendations to Stockholders and Reasons for the Merger

Recommendations to Stockholders (See page 50 and page 63)

After careful consideration, Modem Media’s board of directors unanimously determined that the merger was advisable and in the best interests of Modem Media’s stockholders. Accordingly, Modem Media’s board of directors unanimously approved the merger agreement and the merger and recommends that its stockholders vote FOR adoption and approval of the merger agreement and approval of the merger.

After careful consideration, Digitas’ board of directors unanimously determined that the merger, including, without limitation, the issuance of shares of Digitas common stock pursuant to the merger agreement, is advisable and in the best interests of Digitas’ stockholders. Accordingly, Digitas’ board of directors unanimously approved the merger agreement and the merger, including, without limitation, the issuance of shares of Digitas common stock pursuant to the merger agreement, and recommends that its stockholders vote FOR the issuance of shares of Digitas common stock in the merger pursuant to the merger agreement.

Reasons for the Merger (See page 50 and page 63)

•	increase the scope, strength and diversity of our services to create a market leader in interactive and database marketing;

•	strengthen our relationships with the clients we have in common;

•	create a company through which we will develop our common strategic focus on delivering the highest value to our clients; and

•	recognize cost savings and operating synergies through consolidating businesses and eliminating duplicative costs.

Opinions of Financial Advisors

Opinion of Financial Advisor to Modem Media (See page 52)

Goldman, Sachs & Co. (“Goldman Sachs”) delivered its opinion to Modem Media’s board of directors that, as of July 15, 2004 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of Modem Media’s common stock.

The full text of the written opinion of Goldman Sachs, dated July 15, 2004, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this joint proxy statement/prospectus. Goldman Sachs provided its opinion for the information and assistance of Modem Media’s board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Modem Media’s common stock should vote with respect to the merger. Pursuant to the terms of an engagement letter with Goldman Sachs, Modem Media has agreed to pay Goldman Sachs a transaction fee equal to 1.45% of the aggregate consideration paid to Modem Media stockholders in connection with the merger, all of which is payable upon consummation of the merger.

Opinion of Financial Advisor to Digitas (See page 64)

In deciding to approve the merger, the Digitas board of directors considered an opinion from its financial advisor, Morgan Stanley & Co. Incorporated (“Morgan Stanley”). On July 14, 2004, Morgan Stanley delivered its written opinion to the board of directors of Digitas that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to Digitas.

The full text of Morgan Stanley’s written opinion, dated July 14, 2004 which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex E. We encourage you to read the opinion carefully as well as the section of this joint proxy statement/prospectus entitled “The Merger—Consideration of the Merger by Digitas’ Board of Directors—Opinion of Digitas’ Financial Advisor.” Morgan Stanley provided its opinion for the information and assistance of Digitas’ board of directors in connection with its consideration of the merger. The opinion of Morgan Stanley does not constitute a recommendation as to how any holder of Digitas common stock should vote on the merger.

Interests of Certain Persons in the Merger (See page 60)

When you consider the Modem Media board of directors’ recommendation that Modem Media stockholders vote in favor the merger, you should be aware that some Modem Media directors and executive officers may have interests in the merger that may be different from, or in addition to, yours.

Voting Agreements (See pages 87 and 88)

Eight directors and/or executive officers of Modem Media, who collectively beneficially own an aggregate of approximately 6% of Modem Media’s total outstanding shares of common stock, as of September 7, 2004, have agreed to vote their shares of Modem Media common stock in favor of the merger.

Nine directors and/or executive officers of Digitas, who collectively beneficially own an aggregate of approximately 3% of Digitas’ total outstanding shares of common stock, as of September 7, 2004, have agreed to vote their shares of Digitas common stock in favor of the issuance of Digitas shares pursuant to the merger agreement.

Completion and Effectiveness of the Merger (See page 74)

Digitas and Modem Media expect to complete the merger after all of the conditions to completion of the merger contained in the merger agreement have been satisfied or waived. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at a subsequent date or time as specified in the certificate of merger.

Digitas and Modem Media are working toward satisfying these conditions and completing the merger as soon as practicable. Digitas and Modem Media expect to complete the merger in the fourth quarter of 2004, following the special meetings of Modem Media stockholders and Digitas stockholders, assuming the Modem Media stockholders approve the merger and the merger agreement, the Digitas stockholders approve the issuance of Digitas common stock pursuant to the merger agreement and the other merger conditions are satisfied. Because the merger is subject to specified conditions, some of which are beyond Digitas’ and Modem Media’s control, the exact timing cannot be predicted.

Modem Media Prohibited from Soliciting Other Offers (See page 81)

Modem Media has agreed that, while the merger is pending, it will not invite, solicit, initiate or knowingly encourage or facilitate, or, except with respect to an unsolicited superior proposal (as defined in the merger agreement), engage in discussions with any third parties regarding, certain types of extraordinary transactions, such as a tender offer, merger, consolidation or similar transaction involving Modem Media other than in specified situations.

Conditions to Completion of the Merger (See page 83)

The completion of the merger depends upon a number of conditions, including the following:

•	adoption and approval of the merger agreement by the stockholders of Modem Media, and approval of the issuance of shares of Digitas common stock by the stockholders of Digitas; and

•	no legal prohibitions on completion of the merger.

In addition, Modem Media’s obligation to complete the merger is subject to:

•	material accuracy as of closing of the representations and warranties made by Digitas;

•	material performance by Digitas of the obligations required by the merger agreement to be performed or complied with by it;

•	absence of a material adverse effect (not including the impact of general changes in the economy or financial markets of the United States or any other region outside of the United States or employee or customer attrition) on Digitas; and

•	receipt of opinion of Modem Media’s counsel that the merger will qualify as a tax-free reorganization.

In addition, Digitas’ obligation to complete the merger is subject to:

•	material accuracy as of closing of the representations and warranties made by Modem Media;

•	material performance by Modem Media of the obligations required by the merger agreement to be performed or complied with by it; and

•	absence of a material adverse effect (not including the impact of general changes in the economy or financial markets of the United States or any other region outside of the United States or employee or customer attrition) on Modem Media.

Termination of the Merger Agreement and Payment of Termination Fee (See page 84)

Digitas and Modem Media may terminate the merger agreement by mutual agreement and under other circumstances specified in the merger agreement. In addition, either of Digitas or Modem Media may terminate the merger agreement, even after stockholder approval, upon the happening of certain events, including if the other company materially breaches its representations, warranties or covenants contained in the merger agreement. In addition, Digitas may terminate the merger agreement if the Modem Media board of directors changes or modifies its recommendation in light of a superior proposal from a third party. Either Digitas or Modem Media may terminate the merger agreement if the merger has not been completed by December 31, 2004, unless the reason that the merger has not been completed by that date is a breach of the merger agreement by the company seeking to terminate the merger agreement.

Digitas and Modem Media have agreed that if the merger agreement is terminated under certain circumstances described under “The Merger—The Merger Agreement—Payment of Termination Fees and Expenses,” the terminating party will pay the other party a termination fee of $7.9 million.

Material United States Federal Income Tax Consequences of the Merger (See page 88)

For U.S. federal income tax purposes, the transaction will be tax-free to U.S. holders of Modem Media common stock who receive shares of common stock of Digitas in the merger (except with respect to cash received in lieu of fractional shares). No gain or loss will be recognized by Digitas or its stockholders as a result of the merger.

Accounting Treatment of the Merger (See page 90)

Digitas will account for the merger using the purchase method of accounting, and Digitas will be considered the acquiror of Modem Media for accounting purposes. This method assumes that for financial reporting purposes, Digitas will treat both companies as one company beginning as of the date of the merger.

Regulatory Approvals Required to Complete the Merger (See page 91)

Digitas and Modem Media are subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the merger, which prevents specified transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified waiting periods are terminated or expire. The closing of the merger is conditioned upon all waiting periods under the Hart-Scott-Rodino Act relating to the merger having expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the merger having been obtained. The Federal Trade Commission has granted early termination of the waiting period under the Hart-Scott-Rodino Act with respect to the merger, effective as of July 30, 2004. Neither Digitas nor Modem Media is aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with applicable corporate law of the State of Delaware and federal and state securities laws.

Appraisal Rights (See pages 40 and 43)

No appraisal rights are available to stockholders of Digitas or Modem Media under applicable law in connection with the merger.

Listing of Digitas Common Stock

The shares of Digitas common stock issued in connection with the merger will be listed on the Nasdaq National Market under the symbol “DTAS.”

DIGITAS SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

The following summary selected financial data for the five years ended December 31, 2003 are derived from the audited consolidated financial statements of Digitas Inc. The financial data for the six month periods ended June 30, 2004 and 2003 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Digitas Inc. considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 2004 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information incorporated by reference herein.

	Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(in thousands, except per share data)
Statement of Operations Data:
Revenue:
Fee revenue	$120,725	$103,824	$209,470	$203,931	$235,514	$288,154	$187,007
Pass-through revenue	65,385	47,892	102,343	117,093	99,781	126,590	101,480

Total revenue	186,110	151,716	311,813	321,024	335,295	414,744	288,487
Operating expenses:
Professional services costs	70,076	60,975	122,752	120,430	157,694	158,607	102,247
Pass-through expenses	65,385	47,892	102,343	117,093	99,781	126,590	101,480
Selling, general and administrative expenses	34,399	33,124	65,755	67,748	95,545	99,366	67,048
Stock-based compensation	882	3,755	7,451	8,447	10,147	14,796	10,743
Amortization of intangible assets	353	353	706	706	25,238	36,687	36,688
Restructuring expenses (income), net	—	—	(4,109)	47,114	41,888	—	—

Total operating expenses	171,095	146,099	294,898	361,538	430,293	436,046	318,206
Income (loss) from operations	15,015	5,617	16,915	(40,514)	(94,998)	(21,302)	(29,719)
Other income (expense), net	119	117	161	414	1,058	(308)	(7,281)
Provision for income taxes	(144)	(189)	(217)	(200)	(148)	(1,616)	(567)

Net income (loss)	$14,990	$5,545	$16,859	$(40,300)	$(94,088)	$(23,226)	$(37,567)

Net income (loss) per share—basic	$0.23	$0.09	$0.28	$(0.65)	$(1.58)	$(0.41)	$(0.74)

Net income (loss) per share—diluted	$0.20	$0.08	$0.24	$(0.65)	$(1.58)	$(0.41)	$(0.74)

Weighted-average common shares outstanding
Basic	64,455	60,599	60,754	62,354	59,514	56,230	50,703
Diluted	76,175	66,914	69,234	62,354	59,514	56,230	50,703

	June 30,		December 31,
	2004	2003	2003	2002	2001	2000	1999
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$93,794	$52,255	$73,643	$68,827	$46,473	$49,857	$441
Total assets	271,602	225,097	240,521	259,249	251,580	331,755	252,889
Total long-term debt, less current portion	131	426	282	563	1,096	1,947	62,878
Total liabilities	88,042	97,629	86,104	119,165	81,694	82,298	133,053
Shareholders’ equity	183,560	127,468	154,417	140,084	169,886	249,457	119,836

MODEM MEDIA SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

The following summary selected financial data should be read in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Modem Media’s Current Report on 8-K filed with the SEC on August 4, 2004. The statements of operations data for the fiscal years ended December 31, 2003, 2002 and 2001 and the balance sheet data as of December 31, 2003 and 2002 are derived from Modem Media’s consolidated financial statements. Modem Media’s consolidated financial statements as of December 31, 2003, 2002 and 2001 and for the years ended December 31, 2003, 2002, 2001 and 2000 have been audited by PricewaterhouseCoopers LLP, Modem Media’s independent registered public accounting firm.

Modem Media’s consolidated financial statements as of December 31, 2000 and 1999 and for the year ended December 31, 1999, originally audited by Arthur Andersen LLP, have changed and are therefore considered unaudited (see reference (2) below). Modem Media dismissed Arthur Andersen LLP as its independent auditors effective May 28, 2002, and since Arthur Andersen LLP has ceased operations, their audit opinion cannot be updated and therefore the statement of operations data for the fiscal year ended December 31, 1999 and the balance sheet data as of December 31, 2000 and 1999 are derived from unaudited financial statements.

The financial data for the six months ended June 30, 2004 and 2003 and as of June 30, 2004 are derived from unaudited financial statements. Operating results for the six months ended June 30, 2004 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2004.

	Six Months Ended June 30,		Year Ended December 31,
	2004(1)	2003(1)	2003(1)	2002(1)	2001(1,2)	2000(1,2,3)	1999(2,3)
	(in thousands, except per share data)
Statement of Operations Data:
Revenues:	$31,153	$29,594	$60,397	$68,380	$95,886	$128,142	$71,936
Cost of revenues	16,436	14,276	29,410	34,984	53,366	67,250	32,940

Gross profit	14,717	15,318	30,987	33,396	42,520	60,892	38,996
Selling, general and administrative	10,504	9,621	18,671	21,950	30,512	51,319	25,493
Restructuring and other charges (credits), net	(528)	—	(730)	15,444	12,586	7,008	—
Impairment of goodwill	—	—	—	—	323	54,287	—
Depreciation and amortization	1,031	1,782	2,949	4,705	5,933	5,619	3,320
Amortization of goodwill	—	—	—	—	2,948	14,927	2,825

Operating income (loss)	3,710	3,915	10,097	(8,703)	(9,782)	(72,268)	7,358
Gain on sale of CentrPort stock	—	—	—	2,317	1,735	—	—
Impairment of investment in CentrPort	—	—	(520)	—	(3,173)	—	—
Interest income	312	270	558	713	1,648	2,092	2,103
Other income (expense), net	(119)	(336)	(653)	(256)	(466)	15	(111)

Income (loss) from continuing operations before income taxes	3,903	3,849	9,482	(5,929)	(10,038)	(70,161)	9,350
Provision (benefit) for income taxes	1,206	1,457	4,281	(899)	(6,464)	2,180	5,813

Income (loss) from continuing operations	$2,697	$2,392	$5,201	$(5,030)	$(3,574)	$(72,341)	$3,537

Basic income (loss) per share from continuing operations	$0.10	$0.09	$0.20	$(0.19)	$(0.14)	$(2.97)	$0.16

Diluted income (loss) per share from continuing operations	$0.10	$0.09	$0.19	$(0.19)	$(0.14)	$(2.97)	$0.15

	June 30,		December 31,
	2004	2003	2003	2002	2001(2)	2000(2,3)	1999(2,3)
	(in thousands, except per share data)
Balance Sheet Data:
Cash and cash equivalents	$30,285	$50,304	$56,095	$49,312	$40,918	$35,564	$30,265
Marketable securities	31,687	—	—	—	77	201	16,859
Goodwill	43,156	43,156	43,156	43,156	46,547	50,496	55,742
Working capital	52,019	44,058	50,384	37,950	29,850	31,835	37,867
Total assets	143,895	135,374	142,935	139,797	142,955	161,505	145,732
Capital lease obligations, less current portion	44	85	95	250	268	618	471
Other long-term obligations	12,089	15,730	13,937	17,050	7,366	5,495	221
Short-term and long-term debt	269	317	297	338	829	2,148	—
Total stockholders’ equity	107,973	95,755	100,649	93,414	99,230	104,661	111,656

(1)	In the second quarter of 2004, the operations of Modem Media’s office in São Paolo ceased. In accordance with SFAS No. 144, the results of these operations have been reclassified and are separately presented for all reporting periods as discontinued operations.
(2)	In the third quarter of 2002, the operations of Modem Media’s offices in Toronto, Munich and Hong Kong ceased. In accordance with SFAS No. 144, the results of these operations have been reclassified and are separately presented for all reporting periods as discontinued operations.
(3)	In 1999 and 2000, Modem Media acquired various companies in business combinations that were accounted for under the purchase method of accounting. Accordingly, the statements of operations and balance sheet data presented above include the operating results of these companies from the dates of the acquisitions.

SELECTED COMBINED COMPANY UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements and related notes included in this joint proxy statement/prospectus on page 93. The information is based on the historical consolidated balance sheet and related historical consolidated statements of operations of Digitas Inc. and the historical consolidated balance sheet and related historical consolidated statements of operations of Modem Media, Inc. using the purchase method of accounting for business combinations. This information is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

	Pro forma Combined six month period ended June 30, 2004	Pro forma Combined twelve month period ended December 31, 2003
	(in thousands, except per share data)
Unaudited Pro Forma Condensed Combined Statement of Operations Data
Revenue:
Fee revenue	$151,301	$268,798
Pass-through revenue	65,962	103,412

Total revenue	217,263	372,210
Total operating expenses	200,725	349,571

Income from operations	16,538	22,639
Other income (expense), net	312	(454)
Provision for income taxes	1,432	2,792

Income from continuing operations	$15,418	$19,393

Income from continuing operations per share
Basic	$0.18	$0.24
Diluted	$0.16	$0.22
Weighted-average common shares outstanding
Basic	83,611	79,910
Diluted	95,331	88,390

Unaudited Pro Forma Condensed Combined Balance Sheet Data
		Pro forma Combined as of June 30, 2004
Cash and cash equivalents		$118,779
Marketable securities		31,687
Total current assets		218,432
Total assets		497,614
Total current liabilities		101,844
Total liabilities		131,719
Total shareholders’ equity		365,895

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following tables set forth certain historical per share data of Digitas and Modem Media and combined per share data on an unaudited pro forma and pro forma equivalent basis after giving effect to the merger using the purchase method of accounting, and assuming 0.70 of a share of Digitas common stock exchanged for each share of Modem Media common stock outstanding as of June 30, 2004 in connection with the merger. The following data should be read in conjunction with the separate historical consolidated financial statements of Modem Media and Digitas incorporated by reference in this joint proxy statement/prospectus. The unaudited pro forma combined per share data do not necessarily indicate the operating results that would have been achieved had the merger been completed as of the beginning of the earliest period presented and should not be taken as representative of future operations. The results may have been different if the companies had always been consolidated. No cash dividends have ever been declared or paid on Digitas or Modem Media common stock.

	For the year ended December 31, 2003	As of and for the six months ended June 30, 2004
Digitas—Historical:
Basic income per share	$0.28	$0.23
Diluted income per share	$0.24	$0.20
Book value per Common Share	$2.46	$2.79
Weighted-average common shares outstanding—Basic	60,754	64,455
Weighted-average common shares outstanding—Diluted	69,234	76,175
Common shares outstanding	62,810	65,877
Modem Media—Historical:
Basic income from continuing operations per share	$0.20	$0.10
Diluted income from continuing operations per share	$0.19	$0.10
Book value per Common Share	$3.81	$3.95
Weighted-average common shares outstanding—Basic	26,072	26,885
Weighted-average common shares outstanding—Diluted	26,699	28,266
Common shares outstanding	26,440	27,360
Pro Forma—Combined:
Basic income from continuing operations per share	$0.24	$0.18
Diluted income from continuing operations per share	$0.22	$0.16
Book value per Common Share	—	$4.30
Weighted-average common shares outstanding—Basic	79,910	83,611
Weighted-average common shares outstanding—Diluted	88,390	95,331
Common shares outstanding	—	85,029
Pro Forma—Equivalent Share Data (1):
Basic income from continuing operations per share	$0.28	$0.14
Diluted income from continuing operations per share	$0.28	$0.14
Book value per Common Share	—	$5.64
Weighted-average common shares outstanding—Basic	18,250	18,820
Weighted-average common shares outstanding—Diluted	18,689	19,786
Common shares outstanding	—	19,156

(1)	Amounts are based on Modem Media historical share amounts adjusted by the exchange ratio in the merger of 0.70 shares of Digitas common stock for each share of Modem Media common stock.

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION

Digitas common stock is traded on the Nasdaq National Market under the symbol “DTAS.” Modem Media common stock is traded on the Nasdaq National Market under the symbol “MMPT.” The following table shows the high and low sale prices per share of Digitas common stock and Modem Media common stock as reported on the Nasdaq National Market for each of the two most recent fiscal years and the fiscal quarters during the current fiscal year.

	Digitas		Modem Media
Fiscal Quarters	High	Low	High	Low
2002:
First Quarter	$6.10	$3.54	$5.00	$2.55
Second Quarter	5.60	2.86	4.68	3.28
Third Quarter	4.98	2.00	3.61	1.68
Fourth Quarter	4.19	2.19	2.78	1.70
2003:
First Quarter	$4.30	$2.99	$2.67	$1.86
Second Quarter	5.75	3.16	3.98	1.90
Third Quarter	7.99	5.01	5.55	3.28
Fourth Quarter	10.78	7.05	8.20	4.62
2004:
First Quarter	$13.24	$8.97	$8.92	$6.07
Second Quarter	11.54	8.07	7.45	4.64
Third Quarter (through September 9, 2004)	11.25	6.21	5.80	4.25

Recent Closing Prices

The following table shows the closing prices per share of Digitas common stock and Modem Media common stock as reported on the Nasdaq National Market on (1) July 14, 2004, the business day preceding the public announcement that Digitas and Modem Media had entered into the merger agreement and (2) September 9, 2004, the last full trading day for which closing prices were available at the time of the printing of this joint proxy statement/prospectus.

The following table also includes the equivalent price per share of Modem Media common stock on those dates. This equivalent per share price reflects the value of the Digitas common stock you would receive for each share of your Modem Media common stock if the merger was completed on any of these dates, applying the assumed exchange ratio of 0.70 shares of Digitas common stock for each share of Modem Media common stock.

	Digitas Common Stock	Modem Media Common Stock	Equivalent Price Per Share
July 14, 2004	$9.83	$4.30	$6.88
September 9, 2004	$7.21	$4.96	$5.05

Because the market price of Digitas common stock and Modem Media common stock may increase or decrease before the completion of the merger, you are urged to obtain current market quotations.

As of September 7, 2004, there were approximately 138 stockholders of record of Digitas who held an aggregate of 66,269,367 shares of Digitas common stock.

As of September 7, 2004, there were approximately 87 stockholders of record of Modem Media who held an aggregate of 27,452,266 shares of Modem Media common stock.

Dividend Policy

Digitas has not declared or paid dividends on its common stock in the past and does not currently intend to pay dividends on its common stock. Any determination to pay dividends will be at the discretion of Digitas’ board of directors and will depend on Digitas’ capital requirements and limitations imposed by credit agreements, if any, and any other factors Digitas’ board of directors deems relevant.

Modem Media has not declared, or paid, dividends on its common stock in the past and does not currently intend to pay dividends on its common stock. Any determination to pay dividends will be at the discretion of Modem Media’s board of directors and will depend on Modem Media’s capital requirements and limitations imposed by credit agreements, if any, and any other factors Modem Media’s board of directors deems relevant.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS IN THIS

JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements about the merger, Digitas and Modem Media within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Statements containing the words “believes,” “anticipates,” “estimates,” “expects,” “intends,” “plans,” “seeks,” “will,” “may,” “should,” “would,” “projects,” “predicts,” “continues” and similar expressions or the negative of these terms constitute forward-looking statements that involve risks and uncertainties. Those statements are based on current expectations and are subject to risks, uncertainties and changes in condition, significance, value and effect, including those discussed in the section entitled “Risk Factors” beginning on page 21 of this joint proxy statement/prospectus, and reports filed by Digitas and Modem Media with the Securities and Exchange Commission, specifically forms 8-K, 10-K and 10-Q, incorporated into this document. Those risks, uncertainties and changes in condition, significance, value and effect could cause actual results of the merger, Digitas or Modem Media to differ materially from those anticipated. In evaluating the merger agreement and the merger, you should carefully consider the discussion of risks and uncertainties discussed in the section entitled “Risk Factors.”

Although each company believes that its plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, it can give no assurance that these plans, intentions or expectations will be achieved. Modem Media stockholders and Digitas stockholders are cautioned that all forward-looking statements involve risks and uncertainties and actual results may differ materially from those discussed including as a result of various risk factors described in the section entitled “Risk Factors.” Listed below and discussed elsewhere in this joint proxy statement/prospectus are some important risks, uncertainties and contingencies that could cause each company’s actual results, performances or achievements to be materially different from the forward-looking statements made in this joint proxy statement/prospectus, particularly if the merger is not completed. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	the satisfaction of the conditions to closing, including receipt of stockholder and regulatory approvals;

•	the expected closing date of the merger;

•	the risk that the merger will not close;

•	the risk that the merger will not be treated as a tax-free reorganization for United States federal income tax purposes;

•	the risk that Digitas will not integrate and restructure the acquired business successfully;

•	the risk that Digitas will incur unanticipated costs to integrate and restructure the acquired business;

•	fluctuations in the trading price and volume of Digitas’ common stock;

•	the risk that Modem Media’s and Digitas’ operations will be disrupted in the event the transaction does not close;

•	the diversion of each company’s management team from day to day operations to the proposed merger and integration planning;

•	the effect of the uncertainty surrounding the proposed transaction on Modem Media’s and Digitas’ ability to sell their services and retain their key employees and existing clients; and

•	the effect of changes in the business of Digitas on Modem Media’s stock price.

In addition, events may occur in the future that Digitas or Modem Media are not able to accurately predict or control and that may cause actual results to differ materially from the expectations described in these forward-looking statements.

Readers should not place undue reliance on the forward-looking statements contained in this joint proxy statement/prospectus. These forward-looking statements speak only as of the date on which the statements were made and the companies assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in the companies’ respective reports and documents filed with the Securities and Exchange Commission.

RISK FACTORS

By voting in favor of the adoption and approval of the merger agreement and the approval of the merger, stockholders of Modem Media will be choosing to invest in Digitas common stock and by voting in favor of the issuance of shares of Digitas common stock in connection with the merger, stockholders of Digitas will be choosing to acquire Modem Media. An investment in Digitas common stock, which after the merger will be the common stock of the combined companies, involves a high degree of risk. In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote in favor of adoption and approval of the merger agreement and approval of the merger, in the case of Modem Media stockholders, or in favor of the issuance of shares of Digitas common stock pursuant to the merger agreement, in the case of Digitas stockholders. In addition, you should keep the following risk factors in mind when you read forward-looking statements in this joint proxy statement/prospectus. Please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements in this Joint Proxy Statement/Prospectus” beginning on page 19 of this joint proxy statement/prospectus.

Risks Related to the Merger

Modem Media stockholders cannot be sure of the market value of the shares of Digitas common stock that will be issued in the merger.

Upon the completion of the merger, each share of common stock of Modem Media outstanding immediately prior to the merger will be converted into the right to receive 0.70 of a share of Digitas common stock. Because the exchange ratio is fixed at 0.70 of a share of Digitas common stock for each share of Modem Media common stock, the market value of the Digitas common stock issued in the merger will depend upon the market price of a share of Digitas common stock upon the completion of the merger. This market value of Digitas common stock will fluctuate prior to the completion of the merger and therefore may be different at the time the merger is completed than it was at the time the merger agreement was signed and at the time of the stockholder meetings. Stock price changes may result from a variety of factors that are beyond the control of Modem Media or Digitas, including general market and economic conditions, changes in business prospects, and regulatory considerations. Accordingly, stockholders cannot be sure of the market value of the Digitas common stock that will be issued in the merger or at any time after the merger.

The market price of Digitas’ common stock has decreased from a closing price of $9.83 on July 14, 2004, the last trading day preceding the announcement of the proposed merger, to $7.21 on September 9, 2004, the last trading day prior to the filing of this joint proxy statement/prospectus. Under the terms of the merger agreement, the Modem Media board of directors is not permitted to withdraw or modify its recommendation that Modem Media’s stockholders vote in favor of the merger except in limited circumstances in response to a superior third party acquisition proposal. The Modem Media board of directors has not reconsidered its recommendation since July 14, 2004 and it remains contractually obligated to recommend the merger to Modem Media’s stockholders irrespective of whether the factors it considered as of July 14, 2004, including the respective stock prices of Digitas and Modem Media common stock, have since changed.

Failure to complete the merger could negatively impact Digitas’ and/or Modem Media’s stock prices, future business and operations.

If the merger is not completed for any reason, Digitas and Modem Media may be subject to a number of material risks, including the following:

•	either Digitas or Modem Media may be required, under some circumstances, to pay the other a termination fee of $7,900,000;

•	both companies may experience a negative reaction, from the financial markets and from clients, partners or vendors of each company, to the termination of the merger;

•	each company must pay its own costs related to the merger (subject to reimbursement by the other party in particular cases), such as amounts payable to legal and financial advisors and independent accountants, even if the merger is not completed;

•	the price of Digitas’ and/or Modem Media’s common stock may decline as a result of the costs associated with the merger and/or to the extent that the current market price of Digitas’ and/or Modem Media’s common stock reflects a market assumption that the merger will be completed;

•	either company may forego other opportunities that would otherwise be available had the merger agreement not been executed as a result of covenants made by Modem Media and Digitas in the merger agreement, including covenants that prohibit the conduct of their respective businesses outside the ordinary course; and

•	either company may be unable to conclude another sale or merger transaction on favorable terms, or at all.

Digitas may not realize the anticipated benefits of the merger in a timely fashion, or at all, and its operations may be adversely affected.

The success of the merger will depend, in part, on Digitas’ ability to realize the anticipated enhancements to capital resources, growth opportunities and synergies of combining with Modem Media and to effectively use the resources Digitas expects to have following the merger. The merger involves risks related to integration and management of acquired client relationships, operations and personnel. Integration of the businesses will be complex, time-consuming and potentially expensive and may disrupt the combined company’s business if not completed in a timely and efficient manner. Some of the difficulties that the combined company may encounter include:

•	diversion of management’s attention from other business concerns;

•	inability to use the acquired resources effectively; and

•	demonstrating to the combined company’s clients, vendors and partners that the merger will not result in adverse changes to its relationships with them.

If management focuses too much time, money and effort to integrate Modem Media’s operations and assets, they may not be able to execute the combined company’s overall business strategy. Additionally, neither Digitas nor Modem Media can assure that the combined company will perform at the same rates that Digitas and Modem Media, respectively, have experienced as separate companies in the past.

Client, vendor, partner and employee uncertainty about the merger could harm the combined company, or the respective businesses of Digitas and Modem Media if the merger is not completed.

Digitas’ and/or Modem Media’s existing or potential clients may, in response to the announcement or consummation of the merger, delay or defer their purchasing decisions. In addition, their clients and prospective clients could choose not to retain their respective services or to reduce or eliminate current services because of perceived or actual conflicts of interest or doubts about the combined company’s ability to provide services in a satisfactory manner. Digitas’ and Modem Media’s vendors or partners may experience uncertainty about their future relationship with the combined company and may limit their involvement with either company until or after the merger is completed. In addition, Digitas’ or Modem Media’s current or prospective employees may experience uncertainty about their future roles with the combined company until or after Digitas announces and executes its strategies with regard to those employees. This may adversely affect the combined company’s, or each company’s, if the merger is not completed, ability to attract and retain key management, sales, and technical personnel and effectively operate its business. Moreover, neither Digitas nor Modem Media has the right to terminate the merger agreement as a result of the impact of employee or customer attrition.

Digitas and Modem Media expect to incur significant costs associated with the merger, whether or not the merger is completed.

Digitas estimates that it will incur direct transaction costs of approximately $5.0 million associated with the merger, which will be included as a part of the total purchase cost for accounting purposes. In addition, Modem Media estimates that it will incur direct transaction costs, which will be expensed as incurred for accounting purposes, of approximately $5.3 million, if the merger is completed. Although payment of some of these fees depends on consummation of the merger, both companies will still incur significant expense if this transaction does not close.

The market price of Digitas common stock may decline as a result of the merger.

The market price of Digitas common stock may decline as a result of the merger if:

•	integration of Digitas and Modem Media is unsuccessful or is delayed;

•	the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts or investors; or

•	the effect of the merger on the combined company’s financial results or condition is not consistent with the expectations of financial or industry analysts or investors.

The market price of Digitas common stock could also decline as a result of unforseen factors related to the merger.

If Modem Media stockholders who receive Digitas common stock in the merger sell that stock immediately, they could cause a decline in the market price of Digitas common stock.

Digitas’ issuance of common stock in the merger will be registered with the Securities and Exchange Commission. As a result, those shares will be immediately available for resale in the public market, except that shares issued to Modem Media stockholders who are affiliates of Modem Media before the merger or who become affiliates of Digitas after the merger will be subject to restrictions on transfering their Digitas stock. The number of shares of Digitas common stock to be issued to Modem Media stockholders in connection with the merger and immediately available for resale will equal approximately 27% of the number of outstanding shares of Digitas common stock currently in the public market. Modem Media stockholders who are not affiliates may sell the stock they receive immediately after the merger. If this occurs, or if other holders of Digitas common stock sell significant amounts of Digitas common stock immediately after the merger is completed, these sales may cause a decline in the market price of Digitas common stock.

The merger agreement limits Modem Media’s ability to pursue alternatives to the merger.

The merger agreement contains “no shop” provisions and a termination fee that limit Modem Media’s ability to discuss, facilitate or commit to competing third party proposals to acquire all or a significant part of Modem Media while the merger agreement is in effect. In addition, even if a third party has made a superior proposal, and regardless of whether the Modem Media board of directors changes its recommendation in favor of the merger, Modem Media is still obligated under the terms of the merger agreement to hold the special meeting at which Modem Media stockholders will vote on the proposal to adopt and approve the merger agreement and the merger. This might discourage a potential competing acquiror with an interest in acquiring all or a significant part of Modem Media from considering or proposing that acquisition even if it were prepared to pay consideration with a higher value than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Modem Media than it might otherwise have proposed to pay.

Digitas and Modem Media may waive one or more of the conditions to the merger without resoliciting stockholder approval for the merger.

Digitas and Modem Media may agree to waive, in whole or in part, some of the conditions to their obligations to complete the merger, to the extent permitted by applicable laws. The boards of directors of Digitas and Modem Media will evaluate the materiality of any waiver to determine whether amendment of this joint proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if the board of directors of Digitas or Modem Media determines that a waiver is not sufficiently material to warrant resolicitation of stockholders, the applicable company has the discretion to complete the merger without seeking further stockholder approval.

If the conditions to the merger are not met or waived, the merger will not occur.

Specified conditions must be satisfied or waived to complete the merger. These conditions are described in detail in the merger agreement. Digitas and Modem Media cannot assure you that each of the conditions will be satisfied. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, and Digitas and Modem Media each may lose some or all of the intended benefits of the merger.

Certain directors and executive officers of Modem Media have special interests in the merger that may influence them to support and approve the merger.

Certain directors and executive officers of Modem Media have interests in the merger that are in addition to, or different than, their interests solely as Modem Media stockholders. These interests include:

•	accelerated vesting of stock options as a result of the merger;

•	receipt of severance payments if the individuals resign under limited circumstances or otherwise terminate their employment with Modem Media subsequent to the signing of the merger agreement;

•	receipt of bonuses by executive officers in the event that those individuals remain with Modem Media for a specified period of time after completion of the transaction; and

•	receipt of ongoing indemnification and insurance coverage with respect to their acts and omissions as directors and officers of Modem Media prior to the effective time of the merger; and

•	ownership of Digitas common stock by two directors and/or executive officers as disclosed in “The Merger—Interests of Certain Persons in the Merger.”

The Modem Media board of directors was aware of these interests when it approved the merger agreement and the merger. For a more detailed description of these interests, see “The Merger—Interests of Certain Persons in the Merger” beginning on page 60 of this joint proxy statement/prospectus.

After the merger, stockholders of Modem Media will have rights that may be less advantageous than their current rights.

Upon completion of the merger, the stockholders of Modem Media will become Digitas stockholders. Differences between Modem Media’s certificate of incorporation and bylaws and Digitas’ certificate of incorporation and bylaws will result in changes to the rights of Modem Media stockholders when they become Digitas stockholders. See “Comparison of Rights of Holders of Digitas Common Stock and Modem Media Common Stock” beginning on page 103. A stockholder of Modem Media may conclude that his, her or its rights under Digitas’ certificate of incorporation and bylaws are more limited than his, her or its current rights under Modem Media’s certificate of incorporation and bylaws.

Purchase accounting treatment and the impact of amortization of intangibles with definite lives relating to the merger could adversely affect Digitas’ operating results.

The merger will be accounted for under the purchase method of accounting and Digitas will be considered the acquiror of Modem Media for accounting purposes. Accordingly, the historical financial statements of Digitas will continue to be the historical financial statements of the combined company following the merger and Modem Media will be included in the ongoing results of operations prospectively from the date of the consummation of the merger. Under purchase accounting, Digitas will record the following as the cost of acquiring the business of Modem Media:

(1)	the sum of the market value of Digitas common stock issued in connection with the merger;

(2)	the fair value of Modem Media stock options assumed by Digitas; and

(3)	the amount of direct transaction costs incurred by Digitas.

Digitas will allocate the cost of the items described in (1), (2) and (3) above to the individual assets acquired and liabilities assumed, including intangible assets such as acquired technology, based on their respective fair values. Intangible assets, including intangibles with indefinite lives from acquisitions are evaluated annually to determine whether any portion of the remaining balance of such indefinite lived intangibles may not be recoverable. The amount of purchase cost allocated to goodwill and other intangibles for accounting purposes is estimated to be approximately $147.9 million, computed using the estimated purchase price of $168.0 million. If it is determined in the future that a portion of this goodwill is impaired, Digitas will be required to write off that portion which could decrease the net income (or alternatively increase the net loss) of Digitas in the future, and this could have a material adverse effect on the market value of Digitas common stock following the completion of the merger. These amounts are only estimates, however, and actual amounts may differ from these estimates.

Risks Related to Digitas and the Combined Company

The loss of even one significant client or any significant reduction in the use of the combined company’s services could have a material adverse effect on Digitas’ business, financial condition and results of operations.

Digitas derives a significant portion of Digitas’ revenues from large-scale engagements with a limited number of clients. Most of these relationships, including those with Digitas’ three largest clients for the three months ended June 30, 2004, are terminable by the client without penalty on 30 to 90 days prior written notice. For the six months ended June 30, 2004, Digitas’ three largest clients, General Motors, American Express and AT&T Corp., accounted for approximately 23%, 23% and 15%, respectively, of Digitas’ fee revenue. For the twelve months ended December 31, 2003, General Motors, American Express and AT&T accounted for approximately 23%, 19% and 13%, respectively, of Digitas’ fee revenue. The loss of any major client or any significant reduction in the use of Digitas’ services by a major client could materially reduce Digitas’ revenue and have a negative impact on Digitas’ operating results, financial condition and reputation in Digitas’ market. For example, we anticipate a reduction in fee revenue from AT&T that could be material as a result of its decision announced in July 2004 to stop marketing local and long distance services to consumers. Digitas’ fee revenue related to those services was approximately 50% of its total fee revenue from AT&T for the six month period ended June 30, 2004 and 60% for the twelve month period ended December 31, 2003. As a result of this change in AT&T’s business focus, Digitas was notified that AT&T will eliminate its marketing and advertising budget for services provided by Digitas with respect to the acquisition of new clients for AT&T’s local and long distance consumer services, which represents most of the marketing and advertising budget for AT&T’s local and long distance consumer services. Digitas cannot assess with certainty how this change will impact AT&T’s marketing and advertising budget for other lines of business or activities for which Digitas provides services or AT&T’s overall budget for Digitas services. Digitas’ top ten clients accounted for approximately 80% of Digitas’ fee revenue for the twelve months ended December 31, 2003 and six months ended June 30, 2004.

Due to Digitas’ dependence on a limited number of clients, it is subject to a concentration of credit risk with respect to accounts receivable. In the case of insolvency by one of Digitas’ significant clients, accounts receivable with respect to that client would be uncollectible, adversely affecting Digitas’ financial performance. For example, Delta Air Lines represented approximately $600,000, or 2% of Digitas’ total gross accounts receivable as of June 30, 2004, however, our overall exposure with Delta Air Lines may vary depending upon the timing of when payments are received and recently has been as much as approximately $2 million or 6.5% of gross accounts receivable. Delta has stated in its quarterly report on Form 10-Q most recently filed with the SEC, that if it cannot achieve a competitive cost structure, regain sustained profitability and access capital markets on acceptable terms, it will need to pursue alternative courses of action intended to make it viable for the long-term, including the possibility of seeking to restructure its costs under Chapter 11 of the U.S. Bankruptcy Code. Digitas continues to monitor this situation.

Digitas’ failure to meet clients’ expectations could result in losses or negative publicity and could subject Digitas to liability for the services it provides.

As clients have dedicated more money and resources to Digitas’ engagements with them, their expectations have also increased. As client engagements become larger and more complex and are required to be completed in a shorter time frame, Digitas faces increased management challenges and greater risk of mistakes. Any failure on Digitas’ part to deliver services in accordance with clients’ expectations could result in:

•	additional expenditures to correct the problem;

•	delayed or lost client revenues;

•	adverse client reactions and negative publicity; and

•	claims against Digitas.

Although client agreements often limit Digitas’ liability to damages arising from the rendering of services, Digitas cannot assure that these provisions will be enforceable in all instances or would otherwise protect it from liability. While Digitas carries general liability insurance coverage, insurance may not cover all potential claims to which Digitas is exposed or may not be adequate to indemnify Digitas for all liability that may be imposed.

Failure to manage Digitas’ growth may impact operating results.

If Digitas succeeds in expanding its business, that expansion may place increased demands on Digitas’ management, operating systems, internal controls and financial and physical resources. If not managed effectively, these increased demands may adversely affect the services Digitas provides to existing clients. In addition, Digitas’ personnel, systems, procedures and controls may be inadequate to support future operations. Consequently, in order to manage growth effectively, Digitas may be required to increase expenditures to expand, train and manage employee base, improve management, financial and information systems and controls, or make other capital expenditures. Digitas’ results of operations and financial condition could be harmed if Digitas encounters difficulties in effectively managing the budgeting, forecasting and other process control issues presented by future growth.

Acts of war or terrorism, or related effects could adversely affect Digitas’ business, operating results and financial condition.

An act of war or terrorism could adversely affect Digitas’ business, operating results and financial condition. The related effects of an act of war or terrorism, such as disruptions in air transportation, enhanced security measures and political instability in certain foreign countries may interrupt Digitas’ business and that of its clients. An act of war or terrorism may result in a significant reduction in client spending or contribute to an economic downturn and adversely affect Digitas’ business, operating results and financial condition.

An economic recession or downturn in the United States or abroad may result in a reduction in Digitas’ revenues and operating results.

Digitas’ ability to succeed depends on the continued investment of Digitas’ current and future clients in the services Digitas offers. Digitas’ business has been adversely impacted during the last three years by a decline in demand for Digitas’ services, primarily related to the economic downturn experienced during the first two years of that period. An economic recession or downturn in the United States and abroad may cause some of Digitas’ current and future clients to reduce or eliminate their budgets for Digitas’ services. Furthermore, the reduction in client budgets may intensify competition and further increase pressure for Digitas to reduce the fees charged to clients. A lasting economic recession or downturn in the United States or abroad may have a material adverse effect on Digitas’ business, financial condition and results of operations.

Actual and perceived conflicts of interest may restrict Digitas in obtaining new clients.

Actual and perceived conflicts of interest are inherent in Digitas’ industry. Digitas has entered into exclusivity arrangements with several of its clients that prohibit Digitas from providing services to competitors of particular clients. In addition, although not contractually prohibited from providing services to a competitor of a client, Digitas sometimes declines to accept potential clients because of actual or perceived conflicts of interest with Digitas’ existing clients or because a client insists, for whatever reason, that Digitas not work with its competitors. In addition, potential clients may choose not to retain Digitas for reasons of actual or perceived conflicts of interest. Many of Digitas’ clients compete in industries where only a limited number of companies gain meaningful market share. As a result, if Digitas decides not to perform services for a particular client’s competitors, or if potential clients choose not to retain Digitas because of actual or perceived conflicts and Digitas’ client fails to capture a significant portion of its market, Digitas may receive reduced or no future revenue in that particular industry. Clients of Modem Media and clients of Digitas that compete with one another may not be satisfied that any organizational steps to be taken by the combined entity address the actual or perceived conflicts of interest and may choose not to continue to engage the combined entity for services.

Digitas may need to increase reserves for surplus office space if subtenants fail to pay their rent.

As part of a series of cost reduction efforts, Digitas determined that it had surplus office space. As a result of these efforts, Digitas abandoned the surplus office space and recorded reserves for lease liabilities based on minimum lease payments for the space abandoned net of the rent Digitas estimated it could realize upon subletting the space. Digitas has sublet approximately 100,000 square feet of surplus Boston office space, approximately 22,000 square feet of surplus New York City office space, approximately 21,000 square feet of surplus San Francisco office space, approximately 17,000 square feet of surplus London office space and approximately 15,000 square feet of surplus Miami office space. The Boston subleases expire in November and December 2005, the New York sublease expires in March 2011, the San Francisco sublease expires in January 2010, the London sublease expires July 2015 and the Miami sublease expires January 2008. If one or more subtenants fail to pay Digitas their rent, Digitas may need to increase reserves, depending on the circumstances at the time.

Fluctuations in Digitas’ quarterly revenues and operating results may lead to reduced prices for Digitas’ stock.

Digitas’ quarterly revenues and operating results can be volatile. Digitas believes that period-to-period comparisons of operating results are not necessarily meaningful. These comparisons cannot be relied upon as indicators of future performance. However, if Digitas’ operating results in any future period fall below the expectations of securities analysts and investors, the market price of Digitas’ securities would likely decline.

Factors that may cause Digitas’ quarterly results to fluctuate in the future include the following:

•	variability in market demand for services;

•	length of the sales cycle associated with service offerings;

•	unanticipated variations in the size, budget, number or progress toward completion of engagements;

•	unanticipated termination of a major engagement, a client’s decision not to proceed with an anticipated engagement or the completion or delay during a quarter of several major client engagements;

•	Digitas’ ability to manage operating costs, a large portion of which are fixed in advance of any particular quarter;

•	changes in pricing policies by Digitas or its competitors;

•	Digitas’ ability to manage future growth;

•	timing and amount of client bonus payments; and

•	costs of attracting and training skilled personnel.

Some of these factors are within Digitas’ control while others are outside of Digitas’ control.

If Digitas is not successful in expanding its ability to service clients on a worldwide basis, Digitas may jeopardize relationships with existing clients and limit its ability to attract new clients.

Failure to meet client demands that their relationship marketing service providers be able to handle assignments on a worldwide basis may jeopardize Digitas’ existing client relationships and limit its ability to attract new clients. Currently, Digitas serves European markets from its office in London and can serve markets in other regions from offices in the United States. To succeed Digitas may also need to deepen and broaden expertise in dealing with worldwide assignments by expanding its presence outside of the United States or by hiring more senior executives with multi-national technology, marketing and customer relationship management expertise; and there is no assurance that Digitas can attract those people or establish on a profitable basis offices outside of the United States.

Digitas has limited experience in marketing, selling and supporting services outside of North America and the United Kingdom, and development of such skills may be more difficult or take longer than Digitas anticipates. Operations outside the United States may be unprofitable or less profitable than operations in the United States, especially due to language barriers, cultural differences, economic and political conditions in countries outside the United States, currency exchange risks, differences in terms of payment and collectibility of receivables, reduced protection for intellectual property rights in some countries, the burden and expense of complying with foreign laws and regulations and the fact that the Internet infrastructure in foreign countries may be less advanced than in the United States.

Digitas must maintain its reputation and expand name recognition to remain competitive.

Digitas believes that establishing and maintaining name recognition and a good reputation is critical to attracting and expanding targeted client base as well as attracting and retaining qualified employees. If Digitas’ reputation is damaged or if Digitas is unable to establish name recognition, Digitas may become less competitive or lose market share. In addition, Digitas’ name could be associated with any business difficulties of Digitas’ clients. As a result, the difficulties or failure of one of Digitas’ clients could damage Digitas’ reputation and name and make it difficult for Digitas to compete for new business.

Digitas’ business will be negatively affected if it does not keep up with rapid technological changes, evolving industry standards and changing client requirements.

Digitas’ industry is characterized by rapidly changing technology, evolving industry standards and changing client needs. Accordingly, Digitas’ future success will depend, in part, on the ability to meet these challenges in a timely and cost-effective manner. Among the most important challenges facing Digitas is the need to:

•	effectively use leading technologies;

•	continue to develop strategic and technical expertise;

•	influence and respond to emerging industry standards and other technological changes;

•	enhance current service offerings; and

•	develop new services that meet changing customer needs.

Digitas’ industry is highly competitive and has low barriers to entry; if Digitas cannot effectively compete, Digitas’ revenue may decline.

Digitas’ industry is relatively new and intensely competitive. Digitas expects competition to intensify even further as the industry evolves. Some of Digitas’ current competitors have more clients, greater brand or name recognition and greater financial, technical, marketing and public relations resources than Digitas does. Furthermore, there are relatively low barriers to entry into Digitas’ industry. As a result, new and unknown market entrants pose a threat to Digitas’ business.

Current or future competitors may also develop or offer services that are comparable or superior to Digitas’ at a lower price, which could affect Digitas’ ability to retain existing clients and attract new clients. In addition, current and potential competitors have established or may establish corporate relationships among themselves or other third parties to increase their ability to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Digitas cannot assure you that it will be able to continue to compete successfully with existing competitors or any new competitors.

Potential future acquisitions could be difficult to integrate, disrupt business, adversely affect operating results and dilute shareholder value.

Digitas may acquire other businesses in the future, which may complicate Digitas’ management tasks. Digitas may need to integrate widely dispersed operations with distinct corporate cultures. Digitas’ failure to do so could result in the inability to retain the management, key personnel, employees and clients of the acquired business. Such integration efforts also may distract Digitas’ management from servicing existing clients. Failure to manage future acquisitions successfully could seriously harm operating results. Also, acquisition costs could cause quarterly operating results to vary significantly. Furthermore, Digitas stockholders could be diluted if Digitas finances the acquisitions by issuing equity securities.

Increased government regulation of various direct marketing channels could adversely affect Digitas’ business.

State and federal government regulation of various direct marketing channels, such as the Internet and telephone, is increasing. New laws and regulations, or new interpretations of existing laws and regulations, could impact Digitas directly or indirectly by preventing clients from using certain direct marketing methods. New laws and regulations could create limitations on clients’ ability to market to targeted customers which in turn could decrease the demand for Digitas’ services and have a material adverse effect on Digitas’ future operating performance.

Digitas’ stock price has been and is likely to continue to be volatile and may result in substantial losses for investors.

The market price of Digitas’ common stock has been and is likely to continue to be highly volatile. Since completing its initial public offering in March 2000, the market price for Digitas common stock has been as high as $40.00 per share and as low as $0.88 per share. Additionally, the stock market in general, and the market for technology-related stocks in particular, has been highly volatile and was characterized by significant decreases in market prices during 2001, 2002 and 2003. This volatility often has been unrelated to the operating performance of particular companies.

In addition, the trading price of Digitas common stock could be subject to wide fluctuations in response to:

•	perceived prospects;

•	variations in operating results and achievement of key business targets;

•	changes in securities analysts’ recommendations or earnings estimates;

•	differences between reported results and those expected by investors and securities analysts;

•	announcements of new contracts or service offerings by Digitas or its competitors;

•	market reaction to any acquisitions, joint ventures or strategic investments announced by Digitas or Digitas’ competitors; and

•	general economic or stock market conditions unrelated to Digitas’ operating performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This type of litigation could result in substantial costs and a diversion of management attention and resources.

Digitas may not be able to protect Digitas’ intellectual property and proprietary rights.

Digitas cannot guarantee that the steps taken to protect proprietary rights will be adequate to deter misappropriation of Digitas’ intellectual property. In addition, Digitas may not be able to detect unauthorized use of its intellectual property and take appropriate steps to enforce its rights. If third parties infringe or misappropriate Digitas’ trade secrets, copyrights, trademarks or other proprietary information, Digitas’ business could be seriously harmed. In addition, although Digitas believes that its proprietary rights do not infringe on the intellectual property rights of others, other parties may assert infringement claims against Digitas or claim that Digitas has violated their intellectual property rights. Such claims, even if not true, could result in significant legal and other costs and may be a distraction to management. If any party asserts a claim against Digitas relating to proprietary technology or information, Digitas may need to obtain licenses to the disputed intellectual property. Digitas cannot guarantee, however, that it will be able to obtain any licenses at all. In addition, protection of intellectual property in many foreign countries is weaker and less reliable than in the United States so, as Digitas’ business expands into foreign countries, risks associated with protecting intellectual property will increase.

Changes in government regulation of the Internet and other emerging technologies could adversely affect Digitas’ business.

To date, government regulations have not materially restricted the use of the Internet and other emerging technologies by Digitas’ clients in their markets. However, the legal and regulatory environment that pertains to such technologies may change. New state, federal and foreign laws and regulations, or new interpretations of existing laws and regulations, especially those relating to privacy, could impact Digitas directly or indirectly by preventing clients from delivering products or services over technology-based distribution channels. Failure to comply with applicable government regulations could result in a liability. Any new legislation could inhibit the increased use of the Internet and emerging technologies as commercial mediums which in turn could decrease the demand for Digitas’ services and have a material adverse effect on future operating performance.

Digitas may become subject to claims regarding foreign laws and regulations that could result in increased expenses.

Because Digitas plans to expand international operations and because many of Digitas’ current clients have international operations, Digitas may be subject to the laws of foreign jurisdictions. These laws may change, or new, more restrictive laws may be enacted in the future. Failure to comply with applicable foreign laws and regulations could result in a liability. International litigation is often expensive and time-consuming and could distract management’s attention away from the operation of the business.

Digitas may need to raise additional capital, which may not be available, and which may dilute the ownership interests of current investors.

Digitas may need to raise additional funds to meet working capital and capital expenditure needs and to otherwise support Digitas’ business and implement strategy. Digitas cannot be certain that it will be able to obtain additional financing on favorable terms or at all. If Digitas needs additional capital and cannot raise it on acceptable terms, Digitas may not be able to:

•	create additional market-specific business units;

•	enhance infrastructure;

•	hire, train and retain employees;

•	keep up with technological advances; or

•	respond to competitive pressures or unanticipated requirements.

Failure to do any of these things could restrict the growth, hinder the ability to compete and seriously harm the financial condition of Digitas. Additionally, if Digitas is able to raise additional funds through equity financings, the ownership interest of Digitas’ stockholders will be diluted.

Provisions of Delaware law and of Digitas’ charter and by-laws may make a takeover more difficult.

Provisions in Digitas’ certificate of incorporation and by-laws and in the Delaware corporate law may make it difficult and expensive for a third party to pursue a tender offer, change-in-control or takeover attempt that is opposed by Digitas’ management and board of directors. Public shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Digitas’ certificate of incorporation provides for a staggered board of directors, which makes it difficult for stockholders to change the composition of the board of directors in any one year. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change-in-control or to change Digitas’ management and board of directors.

Risks Related to Modem Media

Modem Media’s operating results depend on relationships with a limited number of clients.

Modem Media’s results of operations and business depend on relationships with a limited number of large clients. Modem Media’s ten largest clients accounted for 88% of its consolidated revenues for the six months ended June 30, 2004 and 89%, 88% and 79% of Modem Media’s consolidated revenues for the years ended December 31, 2003, 2002 and 2001, respectively. Delta Air Lines, Hewlett Packard, IBM and General Motors accounted for 22%, 12%, 12% and 12%, respectively, of Modem Media’s revenues for the six months ended

June 30, 2004. Delta Air Lines, General Motors and IBM accounted for 24%, 18% and 12%, respectively, of Modem Media’s revenues for the year ended December 31, 2003. General Motors, Delta Air Lines and Michelin accounted for 19%, 17% and 12%, respectively, of Modem Media’s consolidated revenues for the year ended December 31, 2002. Royal Philips Electronics and Delta Air Lines accounted for 24% and 10%, respectively, of Modem Media’s consolidated revenues for the year ended December 31, 2001.

Due to Modem Media’s dependence on relationships with a limited number of clients, Modem Media is subject to a concentration of credit risk with respect to accounts receivable. Modem Media had three clients accounting for 30%, 10% and 10% of total gross accounts receivable as of June 30, 2004. Modem Media had four clients accounting for 32%, 26%, 16% and 16% of total gross accounts receivable as of December 31, 2003. In the case of insolvency by one of Modem Media’s significant clients, accounts receivable with respect to such client could be uncollectible and any media funds advanced to Modem Media by such client may have to be returned to the client, which could have a material adverse effect on Modem Media’s financial performance. For example, Delta Air Lines represented 30% of the total gross accounts receivable as of June 30, 2004. Thirty-one percent of this Delta accounts receivable balance is associated with media transactions whereby Modem Media acts as an agent on behalf of Delta, and Delta is primarily responsible for the obligation to the media property. Delta has stated in its periodic report on Form 10-Q most recently filed with the SEC, that if it cannot achieve a competitive cost structure, regain sustained profitability and access the capital markets on acceptable terms, it will need to pursue alternative courses of action intended to make Delta Air Lines viable for the long-term, including the possibility of seeking to restructure its costs under Chapter 11 of the U.S. Bankruptcy Code. Modem Media continues to monitor this situation and has taken steps to reduce the financial risk to Modem Media in case of the further deterioration of the financial condition of Delta and the filing of bankruptcy under Chapter 11.

Modem Media expects this client concentration trend to continue, but it may not necessarily involve the same clients from period to period. Modem Media cannot assure you that it will be able to maintain current levels of revenues derived from these clients or any other client in the future. Modem Media generally does not have long-term contracts with clients. Clients generally have the right to terminate their relationships with Modem Media without penalty and upon relatively short notice or without notice. Once an engagement is completed, Modem Media cannot be assured that a client will engage Modem Media for further services. As a result, a client that generates substantial revenues for Modem Media in one period may not be a source of revenues in a subsequent period. The termination of business relationships, a material reduction in the use of Modem Media’s services or the insolvency of any significant clients could materially adversely affect future financial performance.

Exclusivity arrangements with clients limit Modem Media’s ability to provide services to others.

Modem Media has entered into exclusivity arrangements with a number of its largest clients that restrict Modem Media’s ability to provide services to their competitors. Modem Media has in the past been, and may in the future be, unable to take on new clients because such opportunities would require Modem Media to provide services to direct competitors of existing clients. Absent contractual exclusivity, Modem Media risks harming relationships with existing clients if it agrees to provide services to direct or indirect competitors of existing clients. In addition, prospective clients may choose not to retain Modem Media for reasons of actual or perceived conflicts of interest.

Modem Media’s growth depends on an increase in spending on interactive marketing services.

Beginning in 2000, spending by Modem Media’s clients on interactive marketing services has declined due to the general economic recession, increased use of internal marketing resources and a reduced urgency to spend on interactive marketing after the dramatic Internet and technology downturn. Modem Media’s growth depends on increases in spending on outsourced interactive marketing services, reversing the contraction experienced in the last several years. Modem Media’s revenues may not grow unless the economy improves, clients increase spending on interactive marketing services and existing client relationship managers and new senior professionals are successful in increasing business with current and new clients. To the extent that Modem Media hires additional personnel in anticipation of growth, Modem Media’s margins may decline until new employees reach full productivity.

Modem Media’s ability to generate new business from new and existing clients may be limited.

To increase revenues, Modem Media needs to obtain additional clients or generate additional demand from existing clients. Modem Media’s ability to generate initial demand for services from new clients and additional demand from existing clients is subject to clients’ and potential clients’ marketing requirements, pre-existing vendor relationships, financial condition, strategic plans and internal resources, as well as the quality of Modem Media’s employees, services and reputation and the breadth of Modem Media’s services. To the extent Modem Media cannot generate new business from new and existing clients due to these limitations, it will limit Modem Media’s ability to grow its business and to increase revenue.

Variability of quarter-to-quarter operating results may impact stock price.

Modem Media’s quarterly results of operations have fluctuated significantly due to fluctuations in demand for services, cost reduction programs, and restructuring and other charges. Modem Media’s quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of Modem Media’s control, including:

•	fluctuations in the demand for services and the mix of services that Modem Media provides;

•	Modem Media’s ability to obtain new and follow-on client engagements and the timing and scope of these engagements;

•	reductions, cancellations or completions of major engagements;

•	the loss of, resignation from or bankruptcy of a significant client;

•	pricing pressure from existing and new clients;

•	employee utilization rates, including Modem Media’s ability to transfer employees quickly from completed projects to new engagements;

•	the timing of clients’ seasonal spending cycle;

•	the effect of Modem Media’s accrual of incentive compensation expense based upon forecasted annual results; and

•	the timing and size of restructuring efforts, if any.

As a result of these factors, Modem Media believes that period-to-period comparisons of operating results cannot be relied upon as indicators of future performance. In some periods, operating results may fall below the expectations of securities analysts and investors due to any of the factors described above. If this occurs, the trading price of Modem Media’s common stock would likely decline.

If Modem Media fails to accurately estimate costs in fixed-fee engagements, operating results may be adversely affected.

In 2003 and 2002, approximately 57% and 47% of Modem Media’s revenues, respectively, were derived from fixed-fee engagements. For the six months ended June 30, 2004, approximately 62% of Modem Media’s revenues was derived from fixed-fee engagements. Because of the complexity of many of Modem Media’s client engagements, accurately estimating the cost, scope and duration of a particular engagement can be a difficult task. With respect to any single fixed-fee engagement, if Modem Media fails to accurately estimate costs or anticipate technical problems, Modem Media could be forced to devote additional resources to these engagements for which it will not receive additional compensation. As a result, Modem Media’s financial performance could be adversely affected.

Modem Media recognizes revenues from fixed-fee engagements based on an estimate of the percentage of each engagement completed in a reporting period. To the extent Modem Media’s estimates are inaccurate, the revenues and operating profits, if any, reported for periods during which Modem Media is working on an assignment may not accurately reflect the final results of the engagement, and Modem Media would be required to record an expense for such period equal to the amount by which revenues were previously overstated.

Modem Media may need to implement additional cost reduction programs if demand for services were to decline.

As the demand for interactive marketing services declined beginning in 2000, Modem Media initiated restructuring efforts to reduce its cost structure. If Modem Media were to experience overcapacity in an office where demand for services did not support staffing levels, Modem Media may need to undertake additional restructuring efforts to reduce costs to match revenues. Restructuring charges, if necessary, could in the short-term have a material adverse effect on operating results and in the longer term result in a cash drain to fund severance expenses and payments under leases for space no longer needed. Cash that Modem Media uses for restructuring activities will not be available to fund other needs such as working capital, capital expenditures and other investments.

Modem Media may need to increase reserves for surplus office space if subtenants fail to pay their rent.

As part of a series of extensive cost reduction efforts, Modem Media determined that it had surplus office space. As a result of these efforts, Modem Media abandoned the surplus office space and recorded reserves for lease liabilities based on minimum lease payments for the space abandoned net of the rent Modem Media estimated it could realize upon subletting the space. Modem Media has sublet approximately 34,600 square feet of surplus New York City office space and approximately 26,000 square feet of surplus San Francisco office space. The New York sublease expires in September 2004 and the San Francisco subleases expire in March 2010. Each sublease has the same term as the underlying lease. If one or more subtenants in San Francisco fail to pay Modem Media their rent, Modem Media may need to increase reserves, depending on the circumstances at the time.

Given the high level of vacant office space and lack of demand in the San Francisco, Norwalk and London real estate markets, Modem Media has concluded that it is unlikely that Modem Media will be able to sublet on an economically viable basis the balance of abandoned office space. Accordingly, Modem Media has reserved the net present value of the aggregate amount of future minimum lease payments with respect to these properties which amounted to approximately $14.1 million as of June 30, 2004. If Modem Media’s assumptions about future events are more or less favorable than projected, Modem Media may be required to adjust existing accrued restructuring liabilities associated with this excess office space.

Modem Media has guaranteed the obligations of a former subsidiary under a lease and will be liable for the lease if a default occurs.

Modem Media has guaranteed the obligations of its former subsidiary, CentrPort Inc., under a lease for office space in Westport, Connecticut, which lease expires on June 30, 2010. If CentrPort were to default on its lease obligation, Modem Media would be liable for the aggregate remaining base rent and operating expenses at the time of default by CentrPort. As of June 30, 2004, the aggregate remaining base rent and estimated operating expenses due under this lease was $5.1 million, subject to adjustment in accordance with the terms of the lease.

This balance will be reduced by approximately $0.8 million per year through June 30, 2010. The lease provides that once 50% of the original lease term has expired, which will occur in July 2005, this guaranty may be replaced with an irrevocable letter of credit, which CentrPort is required to obtain, in favor of the landlord in an amount not to exceed the remaining base rent. CentrPort has agreed to cooperate with Modem Media to secure Modem Media’s release from its guaranty prior to that time, if possible. Based on Modem Media’s understanding of CentrPort’s overall business conditions and financial viability, no provision has been recorded for this potential liability. Adverse changes to CentrPort’s business may require Modem Media to accrue for this potential liability.

If Modem Media’s long-lived assets become impaired, it may be required to recognize an impairment charge that could have a material impact on its financial condition and results of operations.

Modem Media has a significant amount of long-lived assets, including fixed assets and goodwill. Modem Media periodically evaluates the realizability of all long-lived assets. Future events could cause us to conclude that impairment exists and that the asset values associated with a given operation have become impaired. Any resulting impairment loss could have a material impact on Modem Media’s financial condition and results of operations.

Modem Media performed its annual goodwill impairment test during the fourth quarter of 2003 and determined that the goodwill was not impaired. Modem Media will continue to perform a goodwill impairment test annually, as well as when a triggering event indicates impairment may have occurred. Modem Media will perform its next annual goodwill impairment test during the fourth quarter of 2004. If it is determined that the fair value of Modem Media’s U.S. reporting unit that the goodwill relates to is less than its carrying value, Modem Media may be required to recognize an impairment charge up to the carrying value of the goodwill of $43.2 million.

Modem Media’s failure to manage its workforce may adversely affect financial results.

Modem Media’s business requires substantial managerial attention to ensure that employees and offices operate at an appropriate level of productivity and with an appropriate mix of skills. Failure to manage effectively the productivity, work quality and skill sets of employees and offices in relation to the market demand for services could seriously harm operations and financial condition.

Modem Media may not be able to attract and retain additional qualified personnel, temporary employees or contract service providers as quickly as necessary to meet increased demand for existing services or to provide new service offerings. Modem Media’s failure to do so could materially and adversely affect revenues. In addition, Modem Media’s ability to satisfy client demand and generate revenues relates directly to the ability to maintain the appropriate mix of skills among full time employees, temporary employees and contract service providers.

Current market conditions enable Modem Media to recruit and retain qualified professionals to satisfy client demands. In the future, Modem Media may face a shortage of qualified personnel, forcing it to compete intensely with other companies to recruit and hire from this limited pool. Any delay in the hiring process, any increase in cost for obtaining qualified personnel or any problems with the ability to retain employees could cause business results to suffer.

In addition, personnel, systems and operational controls may be inadequate to support different or enlarged operations. To accommodate changing client needs and other project management requirements, Modem Media may need to update and change various internal systems to support operations and to hire, train and retain the appropriate personnel to manage operations.

Modem Media depends on its professional personnel for future success.

Modem Media’s professional personnel are critical to obtaining and retaining client engagements. Modem Media believes that future success will depend upon its ability to attract and retain additional skilled professionals. The loss of any of Modem Media’s key professionals could harm, or result in the loss of, relationships with clients.

Dependence on third party vendors could harm Modem Media’s business.

Modem Media provides some of its services by utilizing third party vendors, such as email vendors, site optimization providers, marketing data providers, data analysis services, direct marketing services or third party ad-servers. If these vendors are not available, do not perform according to Modem Media’s or Modem Media’s clients’ expectations or if system or service failures interrupt these vendors’ abilities to provide services directly to clients or to provide services to Modem Media that Modem Media uses to deliver services to clients, clients may become dissatisfied with Modem Media’s services and may not hire Modem Media for new engagements. If appropriate and reliable third party vendors are not available when Modem Media requires their services, Modem Media may not be able to meet new or existing demands from clients.

Additionally, Modem Media may not be able to manage these third party vendors effectively or efficiently, to negotiate the best pricing or to minimize risk from utilization of these vendors appropriately for itself or its clients. Modem Media may have difficulty coordinating among multiple vendors required for a particular project. Modem Media’s business could be materially and adversely affected if it fails to manage these vendors appropriately.

Disruption of services due to unanticipated problems or failures could harm Modem Media’s business.

Modem Media’s operations are dependent upon its ability to protect computer systems against damage from fire, extended periods of power loss, water damage, telecommunications failures, viruses, worms, security breaches, vandalism and other malicious acts and similar unexpected adverse events. In addition, interruptions in the delivery of services could result from the failure of Modem Media’s telecommunications providers to provide the necessary data communications capacity in the time frame required. Despite precautions that Modem Media has taken, unanticipated problems affecting Modem Media’s systems have in the past caused, and in the future may cause, interruptions in the delivery of services. Modem Media’s business, results of operations and financial condition could be materially and adversely affected by any damage or failure that interrupts or delays Modem Media’s operations.

Modem Media must maintain its reputation and expand name recognition to remain competitive.

Modem Media believes that establishing and maintaining name recognition and a good reputation is critical to attracting and expanding targeted client base as well as attracting and retaining qualified employees. Accordingly, Modem Media places a significant amount of value in its reputation. If Modem Media’s reputation is damaged, it may become less competitive or lose market share. In addition, Modem Media’s name could be associated with any business difficulties of clients or vendors. As a result, the difficulties or failure of one of Modem Media’s clients or vendors could damage Modem Media’s reputation and name and make it difficult to compete for new business.

Modem Media may be liable to clients for damages.

Many of Modem Media’s engagements involve the development, implementation and maintenance of interactive marketing services that are critical to clients’ businesses. Modem Media’s failure or inability to meet a client’s expectations in the performance or completion of services could harm Modem Media’s business reputation or result in a claim for substantial damages against Modem Media regardless of its responsibility for such failure. This could result in the payment of a lesser amount of fees than that accrued in the course of a particular engagement, delayed or lost revenue due to adverse client reactions, negative publicity and additional expenditures to correct the problem. In addition, the interactive marketing services Modem Media provides to clients may include confidential or proprietary client information. Although Modem Media has implemented its policies to prevent such client information from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or inappropriate use could result in a claim against Modem Media for substantial damages. Modem Media’s contractual provisions attempting to limit such damages may not be enforceable in all instances or may otherwise fail to protect it from liability for damages, which could adversely affect future operating performance. In addition, large claims may not be adequately covered by insurance and may raise insurance costs.

Modem Media is involved in litigation, including class action lawsuits, that could have an impact on Modem Media’s business.

Modem Media is involved in lawsuits, including a class action lawsuit against Modem Media that alleges, among other things, violations of the federal securities laws in connection with the activities of Modem Media’s underwriters in Modem Media’s initial public offering. In addition, various other lawsuits, claims and proceedings may be asserted against Modem Media or by Modem Media including, without limitation, those related to lease contracts, performance of services for customers and employment matters. Regardless of the merits of a particular claim and regardless of the outcome, litigation is expensive and time consuming. These cases have diverted and could continue to divert management’s attention from Modem Media’s business, and Modem Media cannot predict the outcome of any litigation. Some lawsuits, claims or proceedings may be resolved in a manner that is unfavorable to Modem Media, and Modem Media may incur significant costs defending itself.

Modem Media may face intellectual property claims that may be costly to resolve or limit Modem Media’s ability to use intellectual property in the future.

Modem Media is obligated under some agreements to indemnify other parties as a result of claims that Modem Media is infringing on the proprietary rights of third parties. Although Modem Media does not believe that it infringes, or causes others to infringe in any material fashion, on any third-party proprietary rights, Modem Media cannot guarantee that third parties will not assert infringement claims against it in the future or that these claims will not be successful. Modem Media could incur substantial costs and management resources may be diverted to defend any claims relating to proprietary rights. These costs and diversions could cause Modem Media’s business results to suffer. If any party asserts a claim against Modem Media or Modem Media’s clients relating to proprietary technology or information, Modem Media may need to obtain licenses to the disputed intellectual property. Modem Media cannot guarantee that it will be able to obtain these licenses on commercially reasonable terms or that it will be able to obtain any licenses at all. Modem Media’s failure to obtain necessary licenses or other rights may have an adverse effect on Modem Media’s business results.

Terrorist attacks and threats or actual war may adversely affect Modem Media’s financial condition, operating results and business.

Terrorist attacks in the United States, as well as future events occurring in response to or in connection with such attacks, including, without limitation, future terrorist attacks against the United States, Europe or other targets, rumors or threats of war, actual conflicts involving the United States or its allies or military or trade disruptions affecting Modem Media’s customers may adversely affect Modem Media’s financial condition, operating results and business, including, among other things, the delay or cancellation of the delivery of Internet focused business solutions by Modem Media’s customers or potential customers. More generally, any of these events could cause business and consumer confidence to erode, resulting in increased volatility in the United States and worldwide financial markets and economies or economic recession in the United States and internationally. Any of these occurrences would likely have a significant adverse effect on Modem Media’s operations and financial condition and could increase the volatility of the market price for Modem Media’s common stock as well as adversely affect the future price of Modem Media’s common stock.

THE SPECIAL MEETING OF DIGITAS’ STOCKHOLDERS

Digitas is furnishing this joint proxy statement/prospectus to all stockholders of record of Digitas common stock on September 9, 2004 in connection with the solicitation of proxies by the Digitas board of directors for use at the special meeting of Digitas stockholders to be held on October 14, 2004, and at any adjournment or postponement of the special meeting. This joint proxy statement/prospectus also is being furnished by Digitas to Modem Media’s stockholders as a prospectus for Digitas common stock to be issued in connection with the merger.

Date, Time and Place of Meeting

The special meeting will be held at the Sheraton Boston Hotel, Prudential Center, 39 Dalton Street, Boston, Massachusetts 02199 on October 14, 2004, at 10:00 a.m., local time.

Purpose of the Special Meeting

At the special meeting, and any adjournment or postponement thereof, Digitas stockholders will be asked:

1.	to consider and vote upon a proposal to approve the issuance of shares of common stock of Digitas pursuant to the merger agreement; and

2.	to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the issuance of shares of Digitas common stock pursuant to the merger agreement.

A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. Digitas stockholders are encouraged to read the merger agreement in its entirety and the other information contained in this joint proxy statement/prospectus carefully before deciding how to vote.

Record Date

The Digitas board of directors has fixed the close of business on September 9, 2004, as the record date for determination of Digitas stockholders entitled to notice of and to vote at the special meeting.

Votes Required for Approval of the Issuance of Shares of Common Stock of Digitas

The approval of the issuance of shares of Digitas common stock pursuant to the merger agreement requires the affirmative vote of the holders of a majority of the votes cast on the proposal, in person or by proxy, at the special meeting. Holders of Digitas common stock will be entitled to cast one vote per share of Digitas common stock owned as of September 9, 2004, the record date for the Digitas special meeting of stockholders at which the issuance of shares of Digitas common stock pursuant to the merger agreement will be presented and voted upon.

As of the close of business on September 7, 2004, 66,269,367 shares of Digitas common stock were outstanding, and held by approximately 138 stockholders of record.

As of the close of business on September 7, 2004, directors and executive officers of Digitas (and their respective affiliates) collectively owned approximately 3% of the shares of Digitas common stock outstanding. This does not include 10,335,059 shares of Digitas common stock issuable upon the exercise of presently exercisable options which these directors and executive officers beneficially own. If all of these stock options had been exercised, the directors and executive officers of Digitas (and their respective affiliates) would collectively own approximately 16% of the shares of Digitas common stock outstanding. Nine current directors and/or executive officers of Digitas who collectively owned an aggregate of approximately 3% of Digitas’ total outstanding shares of common stock as of September 7, 2004 have agreed to vote their shares of Digitas common stock in favor of the issuance of Digitas shares pursuant to the merger agreement pursuant to voting agreements.

Quorum, Abstentions and Broker Non-Votes

A majority of shares of Digitas common stock outstanding as of the record date, represented in person or by proxy, and entitled to vote constitutes a quorum for the transaction of business at the special meeting. Digitas has appointed American Stock Transfer & Trust Company to function as the inspector of elections of the special meeting. The inspector of elections will ascertain whether a quorum is present, tabulate votes and determine the voting results on all matters presented to Digitas stockholders at the special meeting. If less than a quorum is present at the special meeting, the holders of Digitas voting stock representing a majority of the voting power present at the special meeting or the inspector of elections may adjourn the meeting. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent reconvening of the special meeting.

If you submit a proxy that indicates an abstention from voting on all matters presented at the special meeting, your shares will be counted as present for the purpose of determining the existence of a quorum at the special meeting. Your abstention will have no effect on the outcome of the proposal to issue shares of common stock of Digitas in connection with the merger. In addition, the failure of a Digitas stockholder to return a proxy will have no effect as to the approval of the proposal to issue shares of common stock of Digitas in connection with the merger; provided a quorum of Digitas stockholders exists to take action at the meeting.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. The approval of the issuance of shares of common stock of Digitas in connection with the merger at the special meeting is not considered a routine matter. Accordingly, brokers will not have discretionary voting authority to vote your shares at the special meeting. A “broker non-vote” occurs when brokers do not have discretionary voting authority and have not received instructions from the beneficial owners of the shares. At the special meeting, broker non-votes will be counted for the purpose of determining the presence of a quorum and will also be counted for the purpose of determining the number of shares present in person or by proxy. At the special meeting, broker non-votes will have no effect on the outcome of the proposal to issue shares of common stock of Digitas in connection with the merger. Consequently, Digitas stockholders are urged to return the enclosed proxy card marked to indicate their vote or to instruct their brokers on how to vote their shares held in street name.

Solicitation of Proxies and Expenses

Digitas will bear its own expenses in connection with the solicitation of proxies for the special meeting, except that Digitas and Modem Media will equally share all costs and expenses (other than attorneys’ fees and proxy solicitation expenses) incurred in connection with the printing, filing and mailing of the registration statement and this joint proxy statement/prospectus, except that Digitas will pay the Securities and Exchange Commission filing fee in connection with the registration statement.

In addition to solicitation by mail, directors, officers and employees of Digitas may solicit proxies from stockholders by telephone, facsimile, e-mail or in person. No additional compensation will be paid to these individuals for those services. Digitas has retained Innisfree M&A Incorporated to assist it in soliciting proxies and will pay fees of approximately $7,500 plus reimbursement of expenses. Record holders such as brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and to request authority for the exercise of proxies, and, upon the request of such record holders, they will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

Voting of Proxies at the Special Meeting and Revocation of Proxies

Digitas requests that all holders of Digitas common stock on the record date complete, date and sign the accompanying proxy card and promptly return it in the accompanying envelope or otherwise mail it to Digitas. You can vote your shares prior to the special meeting by telephone, on the Internet or by mail with a proxy card, in each case, in accordance with the instructions on the proxy card regarding each of these voting options. Voting by any of these three methods will ensure that you are represented at the special meeting even if you are not there in person. Brokers holding voting shares in “street name” may vote the shares only if the beneficial owner provides instructions on how to vote. Brokers will provide directions to beneficial owners on how to instruct your broker to vote the shares. Please note, however, that if the holder of record of your shares is your broker, bank or other nominee and you wish to vote at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares. All properly executed proxies that Digitas receives prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxy card. If no direction is indicated on such proxies, such proxies will be voted in favor of the issuance of shares of Digitas common stock pursuant to the merger agreement (except for broker non-votes, which are discussed above).

A Digitas stockholder may revoke a previously submitted proxy at any time prior to its use by:

•	delivering to the Secretary of Digitas a later-dated signed notice of revocation;

•	delivering to the Secretary of Digitas a later-dated, signed proxy (which will automatically replace any earlier dated proxy card that you returned);

•	properly submitting a later-dated proxy via telephone or the Internet; or

•	attending the special meeting and voting in person.

Attendance at the special meeting does not in itself constitute the revocation of a previously submitted proxy.

If your shares are held in “street name,” your broker or nominee may permit you to vote by telephone or electronically. You should follow the instructions of your bank or brokerage firm regarding revocation of proxies. If your bank or brokerage firm allows you to vote by telephone or the Internet, you may be able to change your vote by voting again by telephone or the Internet.

No Appraisal Rights

Holders of Digitas common stock do not have dissenters’ appraisal rights under Delaware law in connection with the merger.

Recommendation of Digitas’ Board of Directors

The Digitas board of directors has unanimously determined that the merger including, without limitation, the issuance of shares of Digitas common stock pursuant to the merger agreement, is advisable and in the best interests of Digitas’ stockholders. Accordingly, the Digitas board of directors has unanimously approved the merger agreement and the merger including, without limitation, the issuance of shares of Digitas common stock in the merger pursuant to the merger agreement, and recommends that its stockholders vote FOR approval of the issuance of shares of Digitas common stock in the merger pursuant to the merger agreement.

The matters to be considered at the special meeting are of great importance to the stockholders of Digitas. Accordingly, Digitas stockholders are urged to read and carefully consider the information presented in this joint proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

THE SPECIAL MEETING OF MODEM MEDIA’S STOCKHOLDERS

Modem Media is furnishing this joint proxy statement/prospectus to all stockholders of record of Modem Media common stock as of September 9, 2004 in connection with the solicitation of proxies by Modem Media’s board of directors for use at the special meeting of Modem Media stockholders to be held on October 14, 2004, and at any adjournment or postponement of the special meeting. This joint proxy statement/prospectus also is being furnished by Digitas to Modem Media’s stockholders as a prospectus for Digitas common stock to be issued in connection with the merger.

Date, Time and Place of Meeting

The special meeting will be held at the Stamford Marriott Hotel, 2 Stamford Forum, Stamford Connecticut 06901 on October 14, 2004, at 9:00 a.m., local time.

Purpose of the Special Meeting

At the special meeting, and any adjournment or postponement thereof, Modem Media stockholders will be asked:

1.	to consider and vote upon a proposal to adopt and approve the merger agreement and approve the merger; and

2.	to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement.

A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. Modem Media stockholders are encouraged to read the merger agreement in its entirety and the other information contained in this joint proxy statement/prospectus carefully before deciding how to vote.

Record Date

The Modem Media board of directors has fixed the close of business on September 9, 2004 as the record date for determination of Modem Media stockholders entitled to notice of and to vote at the special meeting.

Votes Required for Adoption and Approval of the Merger Agreement and Approval of the Merger

As a condition to completion of the merger, the Delaware General Corporation Law requires that the holders of a majority of the voting shares of Modem Media outstanding as of the record date must vote to adopt and approve the merger agreement and approve the merger. Each share of Modem Media common stock entitles the holder to one vote per share with respect to the merger agreement and the merger.

As of the close of business on September 7, 2004, 27,452,266 shares of Modem Media common stock were outstanding, and held by approximately 87 stockholders of record.

As of the close of business on September 7, 2004, directors and executive officers of Modem Media (and their respective affiliates) collectively owned approximately 6% of the shares of Modem Media common stock outstanding. This does not include 2,486,825 shares of Modem Media common stock issuable upon the exercise of presently exercisable options which these directors and executive officers beneficially own. If all of these stock options had been exercised, the directors and executive officers of Modem Media (and their respective affiliates) would collectively own approximately 13% of the shares of Modem Media common stock outstanding.

Eight directors and/or executive officers of Modem Media have entered into voting agreements and delivered irrevocable proxies, pursuant to which they have agreed to vote their shares of Modem Media common stock in favor of adoption and approval of the merger agreement and approval of the merger, against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement contained in the merger agreement and against any alternative proposals to the merger. At the close of business on September 7, 2004, these directors and executive officers collectively owned approximately 6% of the shares of Modem Media common stock outstanding.

Quorum, Abstentions and Broker Non-Votes

A majority of all shares of Modem Media issued and outstanding as of the record date, represented in person or by proxy, constitutes a quorum for the transaction of business at the special meeting. Modem Media will appoint an officer of EquiServe Trust Company, N.A., Modem Media’s transfer agent, to function as the inspector of elections of the special meeting. The inspector of elections will ascertain whether a quorum is present, tabulate votes and determine the voting results on all matters presented to Modem Media stockholders at the special meeting. If a quorum is not obtained, or fewer voting shares of Modem Media are voted for the adoption and approval of the merger agreement and approval of the merger than a majority of the voting shares eligible to vote at the special meeting in person or by proxy, the special meeting may be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent reconvening of the special meeting.

If you submit a proxy that indicates an abstention from voting on all matters presented at the special meeting, your shares will be counted as present for the purpose of determining the existence of a quorum at the special meeting, but will not be voted on any matter presented at the special meeting. Consequently, your abstention will have the same effect as a vote against the proposal to adopt and approve the merger agreement and to approve the merger. In addition, the failure of a Modem Media stockholder to return a proxy will have the effect of a vote against the proposal to adopt and approve the merger agreement and to approve the merger.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. The adoption and approval of the merger agreement and the approval of the merger at the special meeting are not considered routine matters. Accordingly, brokers will not have discretionary voting authority to vote your shares at the special meeting. A “broker non-vote” occurs when brokers do not have discretionary voting authority and have not received instructions from the beneficial owners of the shares. At the special meeting, broker non-votes will be counted for the purpose of determining the presence of a quorum but will not be counted for the purpose of determining the number of votes cast on the merger agreement and the merger. Accordingly, at the special meeting, broker non-votes will have the same effect as a vote against the proposal to adopt and approve the merger agreement and to approve the merger. Consequently, Modem Media stockholders are urged to return the enclosed proxy card marked to indicate their vote.

Solicitation of Proxies and Expenses

Modem Media will bear its own expenses in connection with the solicitation of proxies for the special meeting, except that each of Modem Media and Digitas will pay one-half of all costs and expenses (other than attorneys’ fees and proxy solicitation expenses) incurred in connection with the printing and mailing of this joint proxy statement/prospectus.

In addition to solicitation by mail, directors, officers and employees of Modem Media may solicit proxies from stockholders by telephone, facsimile, e-mail or in person. No additional compensation will be paid to these individuals for those services. Modem Media has retained Georgeson Shareholder Communications, Inc. to assist it in soliciting proxies and will pay fees of approximately $10,000 plus reimbursement of expenses. Record holders such as brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and to request authority for the exercise of proxies, and, upon the request of such record holders, they will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

Voting of Proxies at the Special Meeting and Revocation of Proxies

Modem Media requests that all holders of Modem Media common stock on the record date complete, date and sign the accompanying proxy card and promptly return it in the accompanying envelope or otherwise mail it to Modem Media. Brokers holding voting shares in “street name” may vote the shares only if the beneficial owner provides instructions on how to vote. You can vote your shares prior to the special meeting by telephone, on the Internet or by mail with a proxy card, in each case, in accordance with the instructions on the proxy card regarding each of these voting options. Voting by any of these three methods will ensure that you are represented at the special meeting even if you are not there in person. Brokers will provide directions to beneficial owners on how to instruct your broker to vote the shares. Please note, however, that if the holder of record of your shares is your broker, bank or other nominee and you wish to vote at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares. All properly executed proxies that Modem Media receives prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxy card. If no direction is indicated on such proxies, such proxies will be voted in favor of adoption and approval of the merger agreement and approval of the merger (except for broker non-votes, which are discussed above).

A Modem Media stockholder may revoke a previously submitted proxy at any time prior to its use by:

•	delivering to the Secretary of Modem Media a later-dated signed notice of revocation;

•	delivering to the Secretary of Modem Media a later-dated, signed proxy (which will automatically replace any earlier dated proxy card that you returned);

•	properly submitting a later-dated proxy via telephone or the Internet; or

•	attending the special meeting and voting in person.

Attendance at the special meeting does not in itself constitute the revocation of a previously submitted proxy.

If your shares are held in “street name,” your broker or nominee may permit you to vote by telephone or electronically. You should follow the instructions of your bank or brokerage firm regarding revocation of proxies. If your bank or brokerage firm allows you to vote by telephone or the Internet, you may be able to change your vote by voting again by telephone or the Internet.

No Appraisal Rights

Holders of Modem Media common stock do not have dissenters’ appraisal rights under Delaware law that would give them the right to obtain the payment of cash in exchange for their shares of Modem Media common stock as a result of the merger.

Recommendation of Modem Media’s Board of Directors

The Modem Media board of directors has unanimously determined that the merger was advisable and in the best interests of Modem Media stockholders. Accordingly, the Modem Media board of directors has unanimously approved the merger agreement and the merger and recommends that stockholders vote FOR adoption and approval of the merger agreement and approval of the merger. In considering such recommendation, Modem Media stockholders should be aware that some Modem Media directors and executive officers have interests in the merger that are different from, or in addition to, those of Modem Media stockholders. For more information about these interests, see the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 60 of this joint proxy statement/prospectus.

The matters to be considered at the special meeting are of great importance to the stockholders of Modem Media. Accordingly, Modem Media stockholders are urged to read and carefully consider the information presented in this joint proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-prepaid envelope.

Modem Media stockholders should not send any stock certificates with their proxy cards. A transmittal form with instructions for the surrender of Modem Media common stock certificates will be mailed to you promptly following completion of the merger. For more information regarding the procedures for exchanging Modem Media stock certificates for Digitas stock certificates, see the section entitled “The Merger—The Merger Agreement—Exchange of Modem Media Stock Certificates For Digitas Stock Certificates” beginning on page 75 of this joint proxy statement/prospectus.

THE MERGER

The following is a description of the material aspects of the merger and related transactions, including the merger agreement and certain other agreements entered into in connection with the merger agreement. While we believe that the following description covers the material terms of the merger, the merger agreement and the related transactions and agreements, the description may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the merger and the related transactions. In particular, the following summary of the merger agreement, is not complete and is qualified in its entirety by reference to the copy of the merger agreement attached to this joint proxy statement/prospectus as Annex A and incorporated by reference herein. You should read the merger agreement carefully and in its entirety for a complete understanding of the terms of the merger and related transactions.

Background of the Merger

In the fall of 2003, David Kenny, chairman and chief executive officer of Digitas, and Marc Particelli, chief executive officer and president of Modem Media, communicated on a preliminary basis regarding the possibility of exploring a business combination transaction between their two companies. In October 2003, Mr. Kenny, Mr. Particelli, Jeffrey Cote, chief financial officer of Digitas, Frank Connolly, chief financial officer of Modem Media, and Robert Cosinuke, president of Digitas Boston, met at Digitas’ offices in Boston to explore further the possibility of a business combination. At this meeting, the participants presented public information on their respective businesses. These discussions were subsequently terminated before reaching a substantive stage and before the exchange of any due diligence materials. On February 17, 2004, Mr. Particelli and Mr. Kenny encountered each other while independently attending an industry conference in California. At this time, Mr. Kenny and Mr. Particelli had a discussion during which they revisited the possibility of exploring a business combination between their two companies.

On March 5, 2004, a representative of Gridley & Company LLC, an investment banking firm familiar with both Digitas and Modem Media, met with representatives of Digitas, including Mr. Kenny and Mr. Cote. The Digitas executives discussed with the representative of Gridley & Company in general terms Modem Media’s business and its business organization as well as the possible strategic and financial benefits that could be achieved by such a transaction. The Digitas executives expressed a willingness to consider further the possibility of pursuing such a transaction.

On March 8, 2004, Mr. Cote and Mr. Connolly met in New York City for preliminary discussions regarding Modem Media’s and Digitas’ respective businesses and the synergies that could be realized from a possible business combination.

On March 25, 2004, Mr. Kenny, Mr. Cote, Ernest Cloutier, general counsel of Digitas, and representatives of Morgan Stanley, financial advisor to Digitas, met with representatives of Gridley & Company in New York City to discuss in more detail Modem Media’s business and its capabilities and the possible strategic and financial benefits from a business combination between Digitas and Modem Media. After these discussions, the representatives of Digitas decided to pursue discussions directly with Modem Media to explore further the feasibility of a transaction.

In late March 2004, in connection with the possible business combination with Digitas, the Modem Media board authorized senior management to engage Goldman Sachs as Modem Media’s financial advisor in connection with a possible sale of all or a portion of Modem Media and directed management to prepare an overview of Modem Media’s industry in light of the proposed transaction.

On March 29, 2004, Mr. Kenny contacted Mr. Particelli to express Digitas’ interest in pursuing discussions concerning a possible business combination and to schedule a meeting for the parties to discuss in more detail their respective businesses and the feasibility of such a transaction.

Following the March 29th conversation, Digitas and Modem Media commenced negotiating the terms of a reciprocal confidentiality agreement, which provided, among other things, that each party would not disclose and would keep confidential all non-public due diligence materials provided to it by the other party. The parties executed this confidentiality agreement on April 2, 2004.

On April 6, 2004, representatives of Digitas, including Mr. Kenny and Mr. Cote, and representatives of Morgan Stanley met with representatives of Modem Media, including Mr. Particelli and Mr. Connolly and representatives of Goldman Sachs at Goldman Sachs’ offices in New York. At this meeting, the participants discussed in general terms their respective businesses and business organizations, their existing clients and their strategic goals. The parties also considered in general terms the manner in which the combined company might operate and what benefits to the Digitas and Modem Media stockholders would result from a business combination.

Following the April 6th meeting, Mr. Kenny had several informal conversations with certain members of Digitas’ board of directors to discuss the information provided at the April 6th meeting and the possible benefits and risks of the proposed Modem Media acquisition.

At a special meeting of the Modem Media board of directors on April 7, 2004, Mr. Particelli briefed the other members of the Modem Media board on the April 6th meeting with Digitas. Mr. Particelli reviewed with the Modem Media board trends in the interactive marketing services industry, the implications for Modem Media’s business and an overview of the competitive landscape. Goldman Sachs discussed with the Modem Media board financial analyses regarding illustrative transactions involving Modem Media. Davis Polk & Wardwell, counsel to Modem Media, made a presentation and, among other things, reviewed with the Modem Media board its fiduciary duties under Delaware law. The Modem Media board expressed its support for proceeding further with discussions with Digitas.

On April 16, 2004, Digitas provided Modem Media and its representatives with preliminary drafts of a non-binding term sheet outlining a structure and material terms proposed for the potential transaction and an agreement whereby Modem Media would grant Digitas an exclusive negotiation period in which to conduct due diligence and to negotiate definitive transaction documentation. The non-binding term sheet proposed an exchange ratio of 0.85 of a share of Digitas common stock for each share of Modem Media common stock. Between April 16, 2004 and June 7, 2004, the parties and their representatives, including Goodwin Procter LLP, counsel to Digitas, and Davis Polk & Wardwell, frequently discussed the non-binding term sheet and an exclusivity agreement. The parties discussed significant elements of the definitive documentation as part of the term sheet, including, without limitation, the structure of the transaction, deal protection arrangements, the addition of one member to Digitas’ board of directors, the conditions to closing the merger, the treatment of employee compensation and benefits, the circumstances under which a termination fee would be paid and a preliminary anticipated range for the exchange ratio of 0.80 to 0.85 of a share of Digitas common stock for each share of Modem Media common stock. In addition, on April 22, 2004, Mr. Connolly, Mr. Cote, Brian Roberts, chief accounting officer and controller of Digitas, and representatives of Goldman Sachs and Morgan Stanley met in Boston at Digitas’ offices to continue preliminary due diligence of Digitas’ and Modem Media’s businesses. The parties agreed upon the term sheet on June 7, 2004, on a non-binding basis, and concurrently executed the exclusivity agreement.

At a regularly scheduled meeting of the Digitas board of directors held on April 27, 2004, the Digitas board discussed with management and representatives of Morgan Stanley the status of term sheet discussions with Modem Media, the company’s reasons for pursuing the transaction, material issues to be explored in due diligence, the risks associated with completing the transaction, potential employee attrition and client issues, and the proposed operating structure of the combined entity.

At a special meeting of the Modem Media board on April 19, 2004, a regular meeting of the board on April 28, 2004 and special meetings of the Modem Media board on May 11, 2004 and May 25, 2004, the Modem

Media board reviewed and discussed the status of term sheet discussions with Digitas, alternatives to the fixed exchange ratio proposed by Digitas such as collars, stock price-based termination rights and including cash as a portion of the consideration to be received, potential client issues, integration, other general strategic considerations relating to the transaction and the results from the preliminary due diligence review of Digitas. At each meeting, Goldman Sachs discussed with the Modem Media board preliminary financial analyses regarding the potential transaction with Digitas.

On May 13, 2004, at a regularly scheduled meeting of the Digitas board of directors, management updated the board of directors on the term sheet negotiations and further discussed the company’s strategic and financial rationale for pursuing the transaction as well as the risks associated with completing the transaction and integrating the two businesses.

On June 7, 2004, representatives of Digitas’ management and Morgan Stanley met with representatives of Modem Media’s management and Goldman Sachs in Boston. Modem Media’s management gave a presentation to Digitas on Modem Media’s business, its organization and its client work. Digitas was provided with an opportunity to ask questions and gain a more detailed understanding of Modem Media’s operations. At this time, the parties and their respective legal, financial, accounting and tax advisors also commenced mutual documentary due diligence review of the other party’s business, financial conditions and legal matters.

On June 10, 2004, representatives of Digitas, Modem Media, Morgan Stanley, Goldman Sachs and Davis Polk met in Stamford, Connecticut. Digitas’ management gave a presentation to Modem Media on Digitas’ business, its organization and its client work. Modem Media was provided with an opportunity to ask questions and gain a more detailed understanding of Digitas’ operations.

On June 14, 2004, Mr. Kenny communicated to Mr. Particelli Digitas’ determination that, based on its preliminary business diligence conducted to date, it was unwilling to proceed with a transaction in the proposed anticipated range for the exchange ratio. Mr. Kenny stated that Digitas would be willing to proceed with the transaction with an exchange ratio in the range of 0.65 to 0.70. At a special meeting of the Modem Media board on June 17, 2004, the Modem Media board was briefed on the details of Digitas’ proposal to proceed with an exchange ratio lower than 0.80 to 0.85, the reasons that Digitas had given for an exchange ratio in the range of 0.65 to 0.70, Modem Media’s and Digitas’ financial performance in 2004, Modem Media’s management’s financial projections, the strategic benefits that could be realized from a business combination and the general risks to and prospects for Modem Media’s business. Goldman Sachs discussed with the Modem Media board preliminary financial analyses based on the revised terms proposed by Digitas. The Modem Media board expressed its willingness to proceed with a lower exchange ratio after a discussion of various strategic considerations. On June 18, 2004, Modem Media contacted Digitas and agreed to continue discussions of a potential business combination transaction with an anticipated exchange ratio of 0.75 and Digitas agreed to continue discussions on that basis.

On June 23, 2004, Digitas distributed the first draft of the proposed merger agreement to Modem Media and its advisors. Over the next three weeks, the parties’ respective management teams and the parties’ respective legal and financial advisors negotiated the terms of the merger agreement. During this period, a number of drafts of the merger agreement and related documentation were negotiated and exchanged between the parties. Also during this period, the parties discussed and negotiated various issues, including, without limitation, the scope for the representations and warranties to be made by Modem Media, the compensation and benefits of Modem Media employees following the transaction (including with respect to retention, severance and other employee benefit issues), the conduct of the respective parties’ businesses between signing and closing of the transaction, regulatory matters, the parties’ respective conditions to closing, Modem Media’s ability to respond to unsolicited inquiries following announcement of the transaction, the rights of the parties to abandon the transaction and, in such event, any applicable termination fee, and the agreement to be entered into by each member of the Modem Media and Digitas boards pursuant to which such members would agree to vote their shares of common stock of Modem Media and Digitas, respectively, in favor of the transaction.

During this period, various members of the parties’ management teams and legal and financial advisors met several times to continue their reciprocal diligence review of each other’s respective business and personnel. In these meetings, the parties explored in detail their businesses and discussed how the combined company might be organized.

On July 8, 2004, the Digitas board convened a special meeting to discuss the proposed transaction. Members of senior management and representatives of Morgan Stanley participated in the meeting. Management presented the preliminary findings from its financial, accounting, legal, client business and people diligence review. The board discussed at length the rationale for pursuing the transaction, the anticipated benefits and the possible risks of the transaction as well as management’s plans for operating the combined entity. Management and Morgan Stanley then updated the Digitas board on the status of negotiations.

Digitas’ management continued to analyze the results of its diligence review and the financial aspects of the proposed transaction. On July 9, 2004, Mr. Kenny contacted Mr. Particelli to propose a lower exchange ratio of 0.70, reflecting Digitas’ review of the financial aspects of the proposed transaction following its due diligence review, and its position on significant outstanding issues in the merger agreement.

At a special meeting of the Modem Media board on July 10, 2004, Modem Media senior management again reviewed with the board the strategic considerations for the transaction and the progress of negotiations regarding the terms of the transaction and, with PricewaterhouseCoopers LLP, apprised the board of the results of its due diligence review of Digitas. Goldman Sachs discussed with the board preliminary financial analyses of the transaction based on the revised exchange ratio. Davis Polk reviewed the terms and conditions of the proposed merger agreement, as well as outstanding issues, and reviewed with the board its fiduciary duties under Delaware law. During these discussions, the Modem Media board discussed the proposed transaction and asked questions of Modem Media senior management, Goldman Sachs and Davis Polk. As part of its review and discussion, the board considered various factors, including those factors described under “—Reasons for the Merger; Recommendation by the Modem Media Board of Directors.” The board authorized Modem Media’s senior management and its advisors to continue discussions with Digitas based on a 0.70 exchange ratio and to put forth to Digitas and its advisors a proposal for resolving the outstanding issues in the merger agreement.

On July 12, 2004, a special meeting of the Digitas board of directors was convened to consider the proposed transaction with Modem Media. At this meeting, Digitas’ senior management, together with Digitas’ legal and financial advisors, reviewed with the board the current operations of Modem Media, the findings of its due diligence review, the background of the proposed business combination, financial and valuation analyses of the transaction and the proposed operating model if the transaction was consummated. Digitas senior management also discussed with the Digitas board the strategic rationale for the transaction and the potential benefits and potential disadvantages of the proposed transaction for Digitas and its stockholders. The factors considered are described in more detail below under the heading “Digitas’ Reasons for the Merger; Recommendation by the Digitas Board of Directors”. Goodwin Procter also discussed with the Digitas board the terms of the legal documentation relating to the proposed transaction and the proposed timetable for signing that documentation. Morgan Stanley then provided the Digitas board with a presentation concerning the financial terms of the merger and some of the valuation and financial analyses that Morgan Stanley had performed in connection with their evaluation of the merger. The board asked questions of management, Morgan Stanley and Goodwin Procter concerning these matters.

At a special meeting of the Modem Media board of directors on July 12, 2004, Modem Media’s senior management presented the board with its financial projections for Modem Media for the second half of fiscal year 2004 and for fiscal year 2005. As part of the board’s review, the board and senior management discussed previous projections, actual results and future prospects. The board then directed Goldman Sachs in connection with its financial analyses to consider alternative financial scenarios for 2004 and 2005 in addition to Modem Media management’s projections to reflect the board’s view of the risks and uncertainties relating to Modem Media’s prospects.

At a special meeting of the Modem Media board on July 13, 2004, Goldman Sachs discussed with the board its preliminary financial analyses of the merger. These analyses included the alternative financial scenarios that the Modem Media board had directed Goldman Sachs to consider. Davis Polk also reviewed the terms and conditions of the current draft of the proposed merger agreement.

Late in the afternoon on July 14, 2004, the board of Digitas again held a special meeting to discuss the proposed transaction with Modem Media. The senior management of Digitas, together with Digitas’ legal and financial advisors, updated the board on developments in the negotiation of the legal documentation and due diligence. Representatives of Morgan Stanley reviewed their financial analysis of the transaction with the Digitas board. Morgan Stanley then rendered to the Digitas board an oral opinion, subsequently confirmed in writing, that as of July 14, 2004, and subject to any assumptions made, procedures followed, matters considered and limitations of the review undertaken referred to in that opinion, that the exchange ratio was fair from a financial point of view to Digitas. The board asked several questions of management, Morgan Stanley and Goodwin Procter concerning these matters. The Digitas board then unanimously approved the merger, the merger agreement and the other transactions contemplated by the merger agreement.

At a special meeting of the Modem Media board late in the afternoon on July 14, 2004, the Modem Media board met and considered the proposed merger and the merger agreement. Goldman Sachs made a presentation of its financial analyses of the transaction and rendered to the board an oral opinion, subsequently confirmed in writing dated as of July 15, 2004, to the effect that as of July 15, 2004, and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio was fair from a financial point of view to the holders of Modem Media’s common stock. Davis Polk reviewed the final terms and conditions of the proposed merger agreement. Modem Media’s board discussed the information that was presented and asked questions of senior management, Goldman Sachs and Davis Polk. The Modem Media board then unanimously approved and declared advisable the merger agreement and the merger.

Prior to the opening of the financial markets on the morning of July 15, 2004, Digitas and Modem Media executed the merger agreement and issued a joint press release publicly announcing the transaction.

Financial Forecasts

In connection with its consideration of the transaction, Modem Media’s board of directors reviewed financial estimates (set forth in the table below) with respect to Modem Media. The estimates do not take into account any of the potential effects of the merger. In addition, in order to reflect Modem Media’s board’s view of the risks and uncertainties relating to Modem Media’s prospects, Modem Media’s board directed Goldman Sachs to consider alternative financial scenarios for 2004 (Alternative Scenarios 1 and 2 below) and 2005 (Alternative Scenarios 3 and 4 below) in addition to Modem Media management’s projections for 2004 (Cases 1 and 2 below) and 2005 (Scenarios 1 and 2 below) in connection with the preparation of financial analyses of the proposed transaction by Goldman Sachs. Additional information about the alternative scenarios is contained in “—Opinion of Modem Media’s Financial Advisor.”

Specifically, the table below provides the financial estimates and the alternative scenarios for 2004 and 2005 referred to above:

	2004
	Case 1	Case 2	Alternative Scenario 1	Alternative Scenario 2
	(in millions, except per share data)
Revenue	$66.5	$63.0	$61.0	$54.9
Earnings before interest, taxes, depreciation and amortization	12.9	10.1	9.0	8.1
Earnings per share from continuing operations	0.25	0.18	0.16	0.15

	2005
	Scenario 1	Scenario 2	Alternative Scenario 3	Alternative Scenario 4
	(in millions, except per share data)
Revenue	$78.1	$74.7	$63.0	$56.7
Earnings before interest, taxes, depreciation and amortization	14.9	13.6	10.1	9.1
Earnings per share from continuing operations	0.26	0.23	0.17	0.16

These estimates were not prepared with a view to public disclosure or compliance with the published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. Modem Media prepares projections for internal use and for assisting management in capital allocation, budgeting and other management decisions. The projections are subject to periodic revision based on actual experience, business developments and other factors. Also, these estimates were based on a number of assumptions which may not be realized and are subject to significant contingencies and uncertainties, many of which are beyond the control of Modem Media. The prospective financial information included in this joint proxy statement/prospectus is the responsibility of Modem Media. PricewaterhouseCoopers LLP has neither prepared, examined nor compiled the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this joint proxy statement/prospectus relates to Modem Media’s historical financial information. It does not extend to the prospective financial information and should not be read to do so. The inclusion of this information should not be regarded as an indication that Modem Media considers this information a reliable prediction of future events, and this information should not be relied upon for that purpose. Actual results may differ materially from those set forth above. For a discussion of some of the factors that could cause actual results to differ, see “Cautionary Statement Regarding Forward-Looking Statements in this Joint Proxy Statement/Prospectus” beginning on page 19 of this joint proxy statement/prospectus. Except to the extent required by applicable securities laws, Modem Media does not intend to make publicly available any update or other revision to these estimates. In light of the foregoing and the uncertainties inherent in any projected data, stockholders are cautioned not to place undue reliance on the projections.

Consideration of the Merger by Modem Media’s Board of Directors

Modem Media’s Reasons for the Merger; Recommendation of the Merger by the Modem Media Board of Directors

The Modem Media board of directors believes that the merger of Modem Media and Digitas advances Modem Media’s long-term objective to provide integrated customer marketing solutions. The merger would establish a combined company that is an industry leader in interactive and database marketing.

The Modem Media board of directors consulted with Modem Media management as well as financial and legal advisors and unanimously determined that the merger was advisable and in the best interests of Modem Media and Modem Media stockholders. In reaching its conclusion to approve the merger agreement and to recommend that the stockholders of Modem Media adopt the merger agreement and approve the merger, the Modem Media board of directors considered the following factors as generally supporting its decision to enter into the merger agreement:

•	its understanding of Modem Media’s business, operations, financial condition, earnings and prospects and of Digitas’ business, operations, financial condition, earnings and prospects;

•	its understanding of the current and prospective economy and market and the industry environment in which Modem Media and Digitas operate, including global, national and local economic conditions, the competitive landscape for marketing services providers generally and the likely effect of these factors on Modem Media in light of, and in the absence of, the proposed transaction;

•	the reports of Modem Media management to Modem Media’s board of directors concerning the business, operations, financial condition, earnings and prospects of Digitas and the expected financial impact of the merger on the combined company, including pro forma revenue and earnings;

•	the value of the exchange ratio provided for in the merger agreement relative to the current and historical trading prices of the common stock of each of Modem Media and Digitas and relative to comparative valuations of Modem Media and Digitas and the projected contributions that each company would make to the combined company in terms of revenues, earnings and other key measures;

•	the financial analyses of Goldman Sachs presented to the Modem Media board of directors;

•	the opinion rendered to the Modem Media board of directors by Goldman Sachs to the effect that, as of July 15, 2004 and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio was fair from a financial point of view to the holders of Modem Media common stock;

•	the scale, scope, strength and diversity of services that could be achieved by combining Modem Media and Digitas, and the expectation that a combination would create an industry leader in interactive and database marketing;

•	the proposed board and management arrangements of the combined company which would position the combined company with strong leadership and experienced operating management;

•	the complementary nature of the respective client bases, services and skills of Modem Media and Digitas, which could be expected to result in opportunities to realize certain operating synergies, create scale with clients and increase share of marketing budgets at key accounts;

•	the potential cost saving opportunities and the related potential impact on the combined company’s earnings;

•	the review by the Modem Media board of directors with Modem Media’s legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the exchange ratio and the expectation of Modem Media’s legal advisors that the merger will qualify as a transaction of a type that is generally tax-free to stockholders for U.S. federal income tax purposes; and

•	the likelihood that the regulatory approvals needed to complete the transaction will be obtained.

The Modem Media board of directors also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction, including:

•	the challenges of integrating the businesses, operations and workforce of the two companies, including the combination of the respective London and San Francisco offices of Digitas and Modem Media and the risk that the expected synergies may not be achieved as and when planned;

•	that the fixed exchange ratio, by its nature, would not adjust upwards to compensate for declines or downwards to compensate for increases, in Digitas’ stock price prior to completion of the merger, and that the terms of the merger agreement did not include “collar” provisions or stock-price-based termination rights that would be triggered by a decrease in the value of the merger consideration implied by the Digitas stock price;

•	the interests of Modem Media executive officers and directors with respect to the merger apart from their interests as holders of Modem Media common stock, and the risk that these interests might influence their decision with respect to the merger. See “—Interests of Certain Persons in the Merger” below;

•	the risk that the terms of the merger agreement, including provisions relating to the payment of a termination fee under specified circumstances, while required by Digitas as a condition to its willingness to enter into the merger agreement, could have the effect of discouraging other parties that might be interested in a transaction with Modem Media from proposing such a transaction;

•	the need to obtain Modem Media stockholder, Digitas stockholder and regulatory approvals in order to complete the transaction;

•	the different earnings, business and litigation risk profile of Digitas as compared to Modem Media; and

•	other applicable risks described in this joint proxy statement/prospectus under “Risk Factors.”

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Modem Media board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Modem Media board of directors may have given different weight to different factors. The Modem Media board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Modem Media management and Modem Media’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

On July 14, 2004 the Modem Media board of directors unanimously determined that the merger agreement and the merger was advisable and in the best interests of Modem Media and its stockholders. Accordingly, the Modem Media board of directors unanimously approved the merger agreement and the merger and unanimously recommends that Modem Media stockholders vote “FOR” adoption of the merger agreement and approval of the merger.

Opinion of Modem Media’s Financial Advisor

Goldman Sachs rendered its opinion to Modem Media’s board of directors that, as of July 15, 2004 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of Modem Media’s common stock.

The full text of the written opinion of Goldman Sachs, dated July 15, 2004, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this joint proxy statement/prospectus. Modem Media’s stockholders should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of Modem Media’s board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Modem Media’s common stock should vote with respect to the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Modem Media and Digitas for the five fiscal years ended December 31, 2003;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Modem Media and Digitas;

•	certain other communications from Modem Media and Digitas to their respective stockholders;

•	certain research analyst estimates and reports for Modem Media and Digitas;

•	certain internal financial analyses and forecasts for Modem Media prepared by its management and certain other alternative scenarios for the future financial performance of Modem Media that the Modem Media board directed Goldman Sachs to review (referred to in this joint proxy statement/prospectus as the Estimates of the Future Financial Performance of Modem Media); and

•	certain internal financial analyses and forecasts for Digitas prepared by its management, including certain cost savings and operating synergies projected by its management to result from the merger.

Goldman Sachs also held discussions with members of the senior managements of Modem Media and Digitas and the Modem Media board regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition, and future prospects of Modem Media and Digitas. With respect to Modem Media’s future financial performance, Goldman Sachs took into account the view of the Modem Media board with respect to the risks and uncertainties relating to the ability of Modem Media to realize its internal financial forecasts in the amounts and time periods contemplated thereby. In addition, Goldman Sachs reviewed the reported price and trading activity for Modem Media common stock and Digitas common stock, compared certain financial and stock market information for Modem Media and Digitas with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the interactive marketing and advertising industries specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. Goldman Sachs did not receive Digitas’ internal financial analyses and forecasts for fiscal year 2005 in connection with its opinion. Accordingly, based on Goldman Sachs’ discussions with Digitas’ management and with Modem Media’s board’s consent, Goldman Sachs assumed that certain research analysts’ estimates for Digitas were a reasonable basis upon which to evaluate the 2005 financial performance of Digitas and Goldman Sachs used such estimates in its analysis. In that regard, with Modem Media’s board’s consent, Goldman Sachs’ review with respect to such estimates was limited to discussions with management of Digitas. Goldman Sachs also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Modem Media or Digitas or on the expected benefits of the merger in any way meaningful to its analysis. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of Modem Media or Digitas or any of their respective subsidiaries. No evaluation or appraisal of the assets or liabilities of Modem Media or Digitas or any of their respective subsidiaries was furnished to Goldman Sachs. Goldman Sachs’ opinion does not address the underlying business decision of Modem Media to engage in the merger, nor did Goldman Sachs express any opinion as to the prices at which the shares of Digitas common stock will trade at any time.

The following is a summary of the material financial analyses used by Goldman Sachs in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs. The order of analyses described does not represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 13, 2004 and is not necessarily indicative of current market conditions.

Illustrative Premia Analysis. Goldman Sachs reviewed the historical trading prices and volumes for Modem Media common stock and Digitas common stock for the three-year period ended July 13, 2004. In addition, Goldman Sachs analyzed the consideration to be received by holders of Modem Media common stock pursuant to the merger agreement in relation to the latest five day, one month, three month, six month and one year (i) average exchange ratio (Modem Media’s stock price divided by Digitas’ stock price) between Modem Media common stock and Digitas common stock and (ii) average closing price of the Modem Media common stock.

This analysis indicated that the price per share to be paid to Modem Media stockholders pursuant to the merger agreement represented the following:

Premium to Average Exchange Ratio

Time Period	Exchange Ratio	Premium
As of July 13, 2004	0.476x	46.9%
Five Trading Day Average	0.481x	45.5%
One Month Average	0.516x	35.6%
Three Month Average	0.564x	24.2%
Six Month Average	0.650x	7.7%
One Year Average	0.665x	5.3%

Premium to Average Closing Share Price1

Time Period	Modem Media Share Price	Premium
As of July 13, 2004	$4.74	46.9%
Five Trading Day Average	$4.94	40.9%
One Month Average	$5.28	31.9%
Three Month Average	$5.60	24.4%
Six Month Average	$6.62	5.2%
One Year Average	$5.98	16.5%

Illustrative Multiple Analysis. Goldman Sachs performed certain analyses based on historical information and the Estimates of the Future Financial Performance of Modem Media. Assuming the closing share prices of $4.74 for shares of Modem Media common stock and $9.95 for shares of Digitas common stock on July 13, 2004 and the exchange ratio, Goldman Sachs calculated for Modem Media the implied equity consideration (on a diluted basis), the implied enterprise value (equity consideration plus indebtedness minus cash, cash equivalents and marketable securities), the ratio of implied enterprise value to (i) latest twelve months (referred to in this joint proxy statement/prospectus as LTM) through June 30, 2004 earnings before interest, taxes, depreciation and amortization (referred to in this joint proxy statement/prospectus as EBITDA), (ii) fiscal year 2003 EBITDA and (iii) estimated EBITDA for fiscal years 2004 and 2005, and the ratio of implied price per share to (i) LTM through June 30, 2004 earnings per share, (ii) fiscal year 2003 earnings per share and (iii) estimated earnings per share for fiscal years 2004 and 2005. The Estimates of the Future Financial Performance of Modem Media upon which Goldman Sachs based its analysis were comprised of the following: (i) 2004 Case 1 and Case 2 provided to Goldman Sachs by Modem Media management as of July 9, 2004; (ii) 2004 Alternative Scenario 1 and Alternative Scenario 2, providing for no revenue growth in 2004 from 2003 actual revenue in Alternative Scenario 1 and providing for a decline of 10% in revenue for 2004 from 2003 actual revenue in Alternative Scenario 2, which Goldman Sachs was directed to review by Modem Media’s board of directors to reflect the potential for reduced customer revenue and macroeconomic risks; (iii) 2005 Scenario 1 and Scenario 2 provided to Goldman Sachs by Modem Media’s management as of July 9, 2004 in advance of Modem Media’s annual fall/winter budgeting process; and (iv) 2005 Alternative Scenario 3 and Alternative Scenario 4, providing for no revenue growth in 2005 from the revenue for 2004 included in Case 2 in Alternative Scenario 3 and providing for a decline of 10% in revenue for 2005 from the revenue for 2004 included in Case 2 in Alternative Scenario 4, which Goldman Sachs was directed to review by Modem Media’s board of directors to reflect the potential for reduced customer revenue and macroeconomic risks. The following table presents the results of Goldman Sachs’ analysis:

[1]	Based on Digitas closing market price of $9.95 on July 13, 2004.

Enterprise Value/EBITDA Multiples
2003A	11.4x
Latest Twelve Months (as of June 30, 2004)	12.4x
FY2004E (Case 1)	10.6x
FY2004E (Case 2)	13.6x
FY2004E (Alternative Scenario 1)	15.2x
FY2004E (Alternative Scenario 2)	16.9x
FY2005E (Scenario 1)	9.2x
FY2005E (Scenario 2)	10.1x
FY2005E (Alternative Scenario 3)	13.6x
FY2005E (Alternative Scenario 4)	15.1x

P/E Multiples
2003A	32.1x
Latest Twelve Months (as of June 30, 2004)	32.0x
FY2004E (Case 1)	28.4x
FY2004E (Case 2)	38.0x
FY2004E (Alternative Scenario 1)	42.7x
FY2004E (Alternative Scenario 2)	47.4x
FY2005E (Scenario 1)	26.8x
FY2005E (Scenario 2)	30.0x
FY2005E (Alternative Scenario 3)	39.9x
FY2005E (Alternative Scenario 4)	44.4x

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for Modem Media and Digitas to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the interactive marketing industry and the advertising industry:

Interactive Marketing Companies	Advertising Companies
• 24/7 Real Media, Inc.	• Havas
• aQuantive, Inc.	• The Interpublic Group of Companies, Inc.
• DoubleClick Inc.	• Publicis Groupe S.A.
• FindWhat.com	• Omnicom Group Inc.
• ValueClick, Inc.	• WPP Group plc

Although none of the selected companies is directly comparable to Modem Media or Digitas, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Modem Media and Digitas.

Goldman Sachs also calculated and compared various financial multiples and ratios for the selected companies, Modem Media and Digitas based on financial data as of July 13, 2004, information it obtained from public filings and estimates of the Institutional Brokers Estimate Systems (referred to in this joint proxy statement/prospectus as IBES). With respect to the selected companies, Modem Media and Digitas, Goldman Sachs calculated enterprise value as a multiple of estimated EBITDA for calendar years 2004 and 2005 and the means and medians of such multiples. The following table presents the results of this analysis:

Enterprise Value/EBITDA Ratios of Selected

Interactive Marketing Companies

	Range (Low - High)	Median	Mean	Modem Media	Digitas
2004E	8.6x-21.9x	16.5x	15.5x	5.5x	16.9x
2005E	6.7x-12.2x	8.4x	9.3x	4.2x	14.4x

Enterprise Value/EBITDA Ratios of

Selected Advertising Companies

	Range (Low - High)	Median	Mean	Modem Media	Digitas
2004E	7.8x-10.6x	9.9x	9.3x	5.5x	16.9x
2005E	6.8x-9.6x	9.2x	8.4x	4.2x	14.4x

With respect to the selected companies, Modem Media and Digitas, Goldman Sachs also calculated price to estimated calendar years 2004 and 2005 earnings per share ratios. The following table presents the results of this analysis:

Price/Earnings Ratios of Selected

Interactive Marketing Companies

	Range (Low - High)	Median	Mean	Modem Media	Digitas	Digitas (tax-effected)*
2004E	28.7x-44.1x	30.8x	34.4x	19.8x	23.7x	38.8x
2005E	15.8x-27.2x	20.4x	21.1x	15.8x	19.1x	31.4x

*	Assumes a 39% tax rate, which was provided to Goldman Sachs by Digitas on June 10, 2004.

Price/Earnings Ratios of Selected

Advertising Companies

	Range (Low - High)	Median	Mean	Modem Media	Digitas	Digitas (tax-effected)*
2004E	18.1x-44.1x	24.4x	27.1x	19.8x	23.7x	38.8x
2005E	15.4x-28.4x	16.5x	19.4x	15.8x	19.1x	31.4x

*	Assumes a 39% tax rate, which was provided to Goldman Sachs by Digitas on June 10, 2004.

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the advertising/marketing and e-commerce industries since 2002:

Advertising/Marketing

Date Announced	Acquiror	Target
June 28, 2004	aQuantive, Inc.	SBI Holdings Inc.
June 19, 2003	WPP Group plc	Cordiant Communications Group plc
May 14, 2003	Taylor Nelson Sofres plc	NFO WorldGroup
March 7, 2002	Publicis Groupe S.A.	Bcom3 Group, Inc.

E-commerce

Date Announced	Acquiror	Target
June 24, 2004	Time Warner Inc.	Advertising.com, Inc.
March 4, 2004	AskJeeves, Inc.	Interactive Search Holdings
July 14, 2003	Yahoo! Inc.	Overture Services, Inc.

For each of the selected transactions, Goldman Sachs calculated and compared the enterprise value as a multiple of LTM revenues and EBITDA. The following tables present the results of this analysis:

Selected Advertising/Marketing Transactions

Enterprise Value as a Multiple of:	Range (Low-High)	Median
LTM Revenues	0.7x-1.7x	1.2x
LTM EBITDA	6.5x-10.7x	8.3x

Selected E-commerce Transactions

Enterprise Value as a Multiple of:	Range (Low-High)	Median
LTM Revenues	2.9x-4.0x	3.5x
LTM EBITDA	20.1x-23.1x	21.6x

Contribution Analysis. Goldman Sachs reviewed specific historical and estimated future operating and financial information for 2003, 2004 and 2005 including, among other things, revenue, EBITDA, net income, equity market capitalization and enterprise value for Modem Media, Digitas and the combined entity resulting from the merger and the implied exchange ratio implied by such information based on the Estimates of the Future Financial Performance of Modem Media, financial forecasts of Digitas’ management for 2004 for Digitas and research analysts estimates for 2005 for Digitas. The following table presents the results of this analysis:

	% Contribution		Implied Exchange Ratio
	Digitas (tax-effected)*	Modem Media
Revenue
FY2003A	77.4%	22.6%	0.880
FY2004E (Case 1)	78.3%	21.7%	0.849
FY2004E (Case 2)	79.2%	20.8%	0.818
FY2004E (Alternative Scenario 1)	79.8%	20.2%	0.799
FY2004E (Alternative Scenario 2)	81.4%	18.6%	0.744
EBITDA
FY2003A	71.1%	28.9%	1.120
FY2004E (Case 1)	75.2%	24.8%	0.963
FY2004E (Case 2)	79.4%	20.6%	0.811
FY2004E (Alternative Scenario 1)	81.2%	18.8%	0.750
FY2004E (Alternative Scenario 2)	82.8%	17.2%	0.700
Net Income
FY2003A	57.8%	42.2%	1.781
FY2004E (Case 1)	72.9%	27.1%	0.943
FY2004E (Case 2)	78.3%	21.7%	0.720
FY2004E (Alternative Scenario 1)	80.2%	19.8%	0.646
FY2004E (Alternative Scenario 2)	81.8%	18.2%	0.586
2005E Revenue
FY2005E (Scenario 1)	77.8%	22.2%	0.867
FY2005E (Scenario 2)	78.6%	21.4%	0.841
FY2005E (Alternative Scenario 3)	81.3%	18.7%	0.749
FY2005E (Alternative Scenario 4)	82.8%	17.2%	0.699
2005E EBITDA
FY2005E (Scenario 1)	75.2%	24.8%	0.960
FY2005E (Scenario 2)	77.0%	23.0%	0.897
FY2005E (Alternative Scenario 3)	81.7%	18.3%	0.735
FY2005E (Alternative Scenario 4)	83.2%	16.8%	0.686

	% Contribution		Implied Exchange Ratio
	Digitas (tax-effected)*	Modem Media
2005E Net Income
FY2005E (Scenario 1)	73.4%	26.6%	0.921
FY2005E (Scenario 2)	75.6%	24.4%	0.829
FY2005E (Alternative Scenario 3)	80.5%	19.5%	0.636
FY2005E (Alternative Scenario 4)	82.1%	17.9%	0.577

Equity Market Capitalization	84.8%	15.2%	0.476

Enterprise Value	90.1%	9.9%

*	Assumes a 39% tax rate, which was provided to Goldman Sachs by Digitas on June 10, 2004.

Illustrative Give/Get Analysis. Based on the Estimates of the Future Financial Performance of Modem Media, financial forecasts of Digitas’ management for 2004 for Digitas and research analysts estimates for 2005 for Digitas, Goldman Sachs derived the implied ownership percentages for Modem Media stockholders of the combined company that would be necessary in order for the pro forma net income attributable to Modem Media stockholders in the combined company to equal the net income of Modem Media on a stand-alone basis as if the merger had not occurred. In conducting and performing its analysis, Goldman Sachs analyzed after-tax scenarios assuming a 39% effective tax rate as well as scenarios assuming no taxes for Digitas or the synergies. The results of this analysis are as follows:

Modem Media With Synergies[2] at Exchange Ratio
Implied Ownership to Breakeven
With Taxes
2004E Net Income (Case 1)	24.2%
2004E Net Income (Case 2)	19.3%
2004E Net Income (Alternative Scenario 1)	17.6%
2004E Net Income (Alternative Scenario 2)	16.1%

2005E Net Income (Scenario 1)	24.1%
2005E Net Income (Scenario 2)	22.1%
2005E Net Income (Alternative Scenario 3)	17.6%
2005E Net Income (Alternative Scenario 4)	16.1%

Without Taxes
2004E Net Income (Case 1)	16.7%
2004E Net Income (Case 2)	13.0%
2004E Net Income (Alternative Scenario 1)	11.8%
2004E Net Income (Alternative Scenario 2)	10.7%

2005E Net Income (Scenario 1)	16.2%
2005E Net Income (Scenario 2)	14.7%
2005E Net Income (Alternative Scenario 3)	11.5%
2005E Net Income (Alternative Scenario 4)	10.5%

Based on the exchange ratio, upon completion of the merger Modem Media stockholders would hold 21.2% of the outstanding common stock of the combined company.

[2]	Based on Digitas’ management forecast of $5,000,000 in pre-tax synergies.

Pro Forma Value to Shareholders Analysis. Goldman Sachs calculated implied pro forma values per Modem Media share assuming the exchange ratio, illustrative 2005E EBITDA multiples ranging from 8.0x to 20.0x, illustrative 2005E price to earnings multiples ranging from 20.0x to 40.0x, the Estimates of the Future Financial Performance of Modem Media and research analyst estimates for 2005 for Digitas. The following table presents the results of these calculations:

Implied Values per Modem Media Share Based On 0.700x Exchange Ratio and

Illustrative 2005E Pro Forma EBITDA

	Alternative Scenario 4	Alternative Scenario 3	Scenario 2	Scenario 1
Range of Implied Values per Modem Media Share (Low-High)	$4.66-$9.92	$4.72-$10.07	$4.92-$10.58	$5.00-$10.78

Implied Values per Modem Media Share Based On 0.700x Exchange Ratio and Illustrative 2005E Pro Forma Cash Earnings per Share

	Alternative Scenario 4	Alternative Scenario 3	Scenario 2	Scenario 1
Range of Implied Values per Modem Media Share (Low-High)	$4.63-$9.27	$4.71-$9.43	$4.97-$9.94	$5.10-$10.20

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Modem Media or Digitas or the contemplated merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to Modem Media’s board of directors as to the fairness from a financial point of view of the merger. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Modem Media, Digitas, Goldman Sachs or any other person assumes responsibility if future results are materially different from those estimated.

Goldman Sachs’ opinion to the Modem Media board of directors was one of many factors taken into consideration by the Modem Media board of directors in making its determination to adopt the merger agreement and approve the merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex D to this joint proxy statement/prospectus.

Goldman Sachs, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. Goldman Sachs is familiar with Modem Media having acted as its financial advisor from time to time. In addition, Joseph Zimmel, a former Managing Director of Goldman Sachs, is a director of Modem Media. Goldman Sachs also may provide investment banking services to Digitas and Modem Media in the future.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Modem Media, Digitas and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Modem Media and Digitas for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

The Modem Media board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated March 26, 2004, Modem Media engaged Goldman Sachs to act as its financial advisor in connection with the contemplated merger. Pursuant to the terms of this engagement letter, Modem Media has agreed to pay Goldman Sachs a transaction fee equal to 1.45% of the aggregate consideration paid to Modem Media stockholders in connection with the merger, all of which is payable upon consummation of the merger. In addition, Modem Media has agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Interests of Certain Persons in the Merger

Certain members of Modem Media’s management and Modem Media’s board of directors have certain interests, including financial interests, in the merger that are in addition to, or different from, their interests as Modem Media stockholders generally. Modem Media’s board of directors was aware of these interests and considered them, among other matters, in approving the merger.

Board of Directors

Digitas has agreed that, immediately following the closing, it will cause Joseph R. Zimmel, a director of Modem Media and a former managing director of Goldman Sachs, Modem Media’s financial advisor in connection with the merger, to be appointed to the Digitas board of directors, with a term expiring in 2007. See “—The Merger Agreement—Director to be Appointed in Connection with the Merger”.

Agreements with Executive Officers and Directors

Modem Media’s six executive officers—Marc C. Particelli, Frank J. Connolly, Jr., Michael de Kare-Silver, Sloane Levy, David Lynch and Peter W. Moritz—have previously entered into agreements with Modem Media that contain provisions that entitle each executive to termination benefits, some of which arise upon a termination of employment in connection with a change in control. The proposed merger will be a change in control for purposes of each of these agreements.

Marc C. Particelli. Under Mr. Particelli’s employment agreement, if Mr. Particelli’s employment is terminated at any time without “cause” or if he resigns for “good reason” (as such terms are defined in the employment agreement), in either case within 18 months following the consummation of the merger, then the post-termination exercise period for his vested options granted pursuant to the employment agreement will be one year. In addition, Modem Media will pay Mr. Particelli severance benefits of the greater of (i) the amount he would be entitled to receive under Modem Media’s existing severance policy or (ii) one year of his base salary and payment of any merit bonus that would have been otherwise due and a pro-rata portion of a merit bonus for the fiscal year in which such termination occurs (calculated based upon Modem Media’s performance levels as of the termination date projected through the end of the year), provided that Mr. Particelli executes a release. Mr. Particelli must be given 30 days’ prior written notice if he is terminated without cause.

Under a letter agreement, Mr. Particelli is also eligible for a lump-sum cash stay bonus following the consummation of the merger equal to 12 months’ base salary, provided that Mr. Particelli (i) remains employed by Modem Media (or its successor) for 90 days following the consummation of the merger, (ii) terminates his employment with “good reason” (as defined in the letter agreement) or (iii) is terminated by Modem Media without “cause” (as defined in the letter agreement) within 90 days following the consummation of the merger.

Frank J. Connolly, Jr. Under Mr. Connolly’s employment agreement, if Mr. Connolly’s employment is terminated at any time other than for “cause” (as defined in the employment agreement), then the post-termination exercise period for his vested options granted pursuant to the employment agreement will be 90 days. If Mr. Connolly is terminated at any time without “cause” or if he resigns for “good reason” (as defined in the employment agreement), then Modem Media will pay Mr. Connolly a lump-sum cash payment of one year of his base salary and, if he is terminated without “cause” by Modem Media within 60 days prior to the date on which merit bonuses are paid by Modem Media, Mr. Connolly will also be paid a merit bonus under the terms applied to employees at his same level. Modem Media will also pay for medical and dental benefits for Mr. Connolly and his dependents for the shorter of (i) one year or (ii) the period until Mr. Connolly’s and his dependents become otherwise eligible for medical and dental benefits under another benefit plan. The payment of the severance benefits described above to Mr. Connolly are conditioned upon his execution of a release.

Under a letter agreement, Mr. Connolly is also eligible for a lump-sum cash stay bonus following the consummation of the merger equal to 12 months’ base salary on the same terms as Mr. Particelli.

Sloane Levy. Under Ms. Levy’s agreements with Modem Media, if Ms. Levy is terminated without “cause” by Modem Media or if Ms. Levy terminates her employment for “good reason” (as such terms are defined in her agreements), Modem Media will pay Ms. Levy one year of her base salary. Ms. Levy is also eligible for a lump-sum cash stay bonus in the event of a change in control equal to 12 months’ base salary on the same terms as Mr. Particelli.

David Lynch. Under Mr. Lynch’s agreements with Modem Media, if Mr. Lynch is terminated without “cause” by Modem Media or if he terminates his employment for “good reason” (as such terms are defined in his agreements), Modem Media will continue to pay Mr. Lynch his base salary for one year. Modem Media will also continue all benefit plans and insurance for which Mr. Lynch is eligible for such one-year period. The payment of the severance benefits described above to Mr. Lynch are conditioned upon his execution of a release.

Under the respective employment agreements of Mr. Particelli, Mr. Connolly, Ms. Levy and Mr. Lynch, in the event that any such individual is subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, on any payments to him or her, he or she will receive an additional tax gross-up payment to restore him or her to the after tax position that he or she would have been in, had the excise tax not been imposed. Based on Digitas’ current assumptions regarding the amount of the payments and other benefits to be provided to Mr. Particelli, Mr. Connolly, Ms. Levy and Mr. Lynch, it is not expected that any of these individuals will require a tax gross-up payment.

Peter W. Moritz. Under Mr. Moritz’s employment agreement, if Mr. Moritz is terminated for any reason following the consummation of the merger, then Modem Media will pay Mr. Moritz one year of his base salary.

Michael de Kare-Silver. Under Mr. de Kare-Silver’s employment agreement, he is entitled to 12 months’ notice before any termination of employment.

G. M. O’Connell. Under Mr. O’Connell’s consulting agreement, his outstanding options will fully vest at the earlier of December 31, 2005 or the end of his tenure as a director of Modem Media if Mr. O’Connell is nominated for reelection to the board of directors but not elected by the stockholders to serve as a director and will remain exercisable until the later of (i) January 30, 2006 or (ii) the date provided for in any applicable stock option plans; provided that if Mr. O’Connell’s termination date occurs before December 31, 2005, his outstanding options will remain exercisable until the later of (i) 30 days following such termination date or (ii) the date provided for in any applicable stock option plans.

Equity-Based Awards

The consummation of the merger will also constitute a change in control for purposes of the options granted under Modem Media’s 1997 Stock Option Plan, 1999 Stock Incentive Plan, the 1999 Stock Incentive Plan – 2000 UK Approved Rules and 2000 Stock Incentive Plan. Pursuant to the terms of the options granted under such plans, an option will become fully vested and exercisable if the employment of the option holder is terminated by Modem Media without “cause” (as defined in the applicable plan referenced above) within one year following the consummation of the merger.

Pursuant to the terms of the options granted to Mr. Particelli, Mr. Connolly, Ms. Levy, Mr. Lynch and Mr. Moritz, their outstanding options granted will fully vest upon the occurrence of termination of his or her employment by Modem Media without “cause” or by him or her for “good reason” (as defined in the option award documents), in either case within 18 months of the consummation of the merger. Under a letter agreement, Mr. de Kare-Silver’s outstanding options, other than a grant made under the 1999 Stock Incentive Plan – 2000 UK Approved Rules, fully vest upon the occurrence of (i) the termination of his employment by Modem Media without “cause” (as defined in the letter agreement), (ii) being placed on “garden leave” (the period during which an employee is still employed after being provided notice of termination) by Modem Media or (iii) the termination of his employment by Mr. de Kare-Silver for “good reason” (as defined in the letter agreement), in any case within 18 months of the consummation of the merger.

The consummation of the merger will also constitute a change in control for purposes of the restricted stock granted to employees in 2004 under Modem Media’s 2001 Management Incentive Plan. Pursuant to the terms of the restricted stock, vesting of an employee’s restricted stock is accelerated if that employee is terminated by Modem Media without “cause” (as such term is defined in the plan) prior to December 31, 2005 following consummation of the merger. In addition, the vesting of the restricted stock granted to Mr. Particelli, Mr. Connolly, Ms. Levy, Mr. Lynch and Mr. Moritz in 2004 is also accelerated if any such employee terminates his or her employment for “good reason” (as such term is defined in the plan) following consummation of the merger.

Indemnification and Insurance

Pursuant to the merger agreement, for a period of six years after the effective time of the merger, Digitas has agreed to maintain Modem Media’s current indemnification of present or former officers or directors of Modem Media and its subsidiaries with respect to acts or omissions occurring at or prior to the effective time of the merger as provided under Modem Media’s certificate of incorporation and bylaws in effect on the date of the merger agreement.

The merger agreement also provides that Digitas will maintain for a period of six years after the effective time of the merger officers’ and directors’ liability insurance with respect to acts or omissions occurring before the effective time of the merger covering each such person currently covered by Modem Media’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the merger agreement, provided that Digitas shall not be obligated to pay in excess of $1,100,000 aggregate cost for such insurance coverage.

See “—The Merger Agreement—Other Material Covenants—Employment and Benefit Matters” for a description of the benefits provided by the merger agreement for employees of Modem Media generally.

Ownership of Digitas Common Stock

Marc C. Particelli, a director, president and chief executive officer of Modem Media, owns 12,000 shares of Digitas common stock. G. M. O’Connell, chairman of the board of directors of Modem Media, owns 2,000 shares of Digitas common stock.

Consideration of the Merger by Digitas’ Board of Directors

Digitas’ Reasons for the Merger; Recommendation of the Merger by the Digitas Board of Directors

Digitas’ board of directors has unanimously approved the merger agreement and the merger, including the issuance of Digitas common stock in the merger, and has determined that the terms of the merger agreement and the merger are in the best interests of Digitas’ stockholders.

The decision by Digitas’ board of directors was based on several potential benefits of the merger that the Digitas board of directors believes will contribute to the future success of the combined company and other material factors. These potential benefits and material factors include:

•	the creation of scale with clients, as well as the increased scope, strength and diversity of services that could be achieved by combining Digitas and Modem Media, and the potential that a combination would create a market leader in interactive and database marketing;

•	the augmentation of Digitas’ blue-chip roster of clients with a number of Modem Media’s Fortune 500 clients representing key industry segments;

•	the implementation of a dual brand strategy that will allow the combined company to address certain perceived conflicts between clients that compete in select industries and thereby increase the market for services of the combined company;

•	the increased presence in London and San Francisco that could be achieved through the combination of the companies’ offices in those regions, deepening service offerings to existing clients and creating scale to service additional clients in those regions;

•	the opinion of Morgan Stanley, Digitas’ financial advisor, to the effect that, as of July 14, 2004, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to Digitas;

•	the terms of the merger agreement, including the ability of Digitas to terminate the agreement if the Modem Media board of directors withdraws its recommendation in favor of the merger or approves or recommends any other acquisition proposal and the right to receive a $7,900,000 termination fee in the event that Digitas terminates the merger agreement under certain circumstances; and

•	the potential cost savings and operating synergies through the consolidation of businesses and the elimination of duplicative costs.

The Digitas board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including the following:

•	the risk that the merger may not be consummated, including the risks associated with obtaining the necessary approvals required to complete the merger, notwithstanding the voting agreements obtained from stockholders representing beneficial ownership of approximately 6% of Modem Media’s common stock as of September 7, 2004;

•	the risk of management and employee disruption associated with the merger, including the risk that despite the efforts of the combined company, key technical, marketing and management personnel might be distracted from providing services to clients or not remain employed by the combined company;

•	the potential costs the combined company may incur to (1) terminate, renegotiate or amend Modem Media’s existing obligations, including client contracts and real estate leases, (2) streamline the combined company’s business, (3) reduce excess capacity, including terminating employees and (4) eliminate redundant operations;

•	the challenges of integrating the businesses, operations and workforce of the two companies, including the combination of the respective London and San Francisco offices of Digitas and Modem Media and the risk that the expected synergies may not be achieved as and when planned;

•	the dilutive effect of the merger on Digitas’ existing stockholders;

•	the risk that the merger could adversely affect Digitas’ relationship with some of its existing or potential clients;

•	the potential negative effect on Digitas’ stock price as a result of the public announcement of the merger;

•	the significant costs involved in consummating the merger; and

•	other applicable risks described in this joint proxy statement/prospectus under “Risk Factors.”

The foregoing discussion of the information and factors considered by Digitas’ board of directors, while not exhaustive, includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, Digitas’ board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors. The Digitas board of directors conducted an overall analysis of the factors described above, including consulting with senior management and its financial and legal advisors and considered the factors overall to be favorable to, and to support, its determination.

The Digitas board of directors has unanimously determined that the merger including, without limitation, the issuance of shares of Digitas common stock is advisable and in the best interests of Digitas’ stockholders. Accordingly, the Digitas board of directors has unanimously approved the merger agreement and the merger and recommends that stockholders vote FOR approval of the issuance of shares of Digitas common stock in the merger pursuant to the merger agreement.

Opinion of Digitas’ Financial Advisor

Morgan Stanley & Co. Incorporated was engaged to provide financial advisory services, including providing a financial opinion letter (the “Morgan Stanley Opinion”), in connection with the merger. Morgan Stanley was selected by Digitas’ board of directors to act as the financial advisor based on Morgan Stanley’s qualifications, expertise, reputation and knowledge of the business and affairs of Digitas.

On the conference call with the Digitas board of directors on July 14, 2004, Morgan Stanley rendered its oral opinion that, as of such date and based upon and subject to the various considerations set forth in its opinion, Morgan Stanley is of the opinion on the date hereof that the exchange ratio pursuant to the merger agreement is fair from a financial point of view to Digitas. Morgan Stanley confirmed its opinion in writing by delivery to the board of directors of a written opinion dated July 14, 2004.

The full text of the written Morgan Stanley Opinion, dated July 14, 2004, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken, is attached as Annex E to this proxy statement. The Morgan Stanley Opinion is directed to the Digitas board of directors and addresses only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to Digitas as of the date of such opinion and does not address any other aspect of the merger. The Morgan Stanley Opinion is not a recommendation to any Digitas stockholder as to how any stockholder should vote with respect to the proposed transaction or any other matter and should not be relied upon by Digitas stockholders as such. The summary of the Morgan Stanley Opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Morgan Stanley Opinion attached as Annex E hereto, which should be read carefully and in its entirety.

In arriving at its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Digitas and Modem Media, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Modem Media prepared by the management of Modem Media;

•	discussed certain financial forecasts prepared by the management of Modem Media;

•	discussed the past and current operations and financial condition and the prospects of Modem Media, including information relating to strategic, financial and operational benefits anticipated from the merger, with senior executives of Modem Media;

•	reviewed certain internal financial statements and other financial operating data concerning Digitas prepared by the management of Digitas;

•	discussed certain financial forecasts prepared by the management of Digitas;

•	discussed the past and current operations and financial condition and the prospects of Digitas, including information relating to strategic, financial and operational benefits anticipated from the merger, with senior executives of Digitas, and reviewed the pro forma impact of the merger on Digitas’ earnings per share;

•	reviewed the reported prices and trading activity for Modem Media’s common stock;

•	compared the financial performance of Modem Media and the prices and trading activity of Modem Media’s common stock with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of Digitas and Modem Media and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	considered such other factors and performed such other analyses as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to Morgan Stanley by Digitas and Modem Media for the purposes of its opinion. With respect to the financial forecasts, including information relating to strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Digitas and Modem Media. Morgan Stanley relied upon, without independent verification, the assessment by the managements of Digitas and Modem Media of their ability to retain key employees of Digitas and Modem Media. Morgan Stanley also relied upon, without independent verification, the assessment by the management of Digitas and Modem Media of their respective services, the timing and risks associated with the integration of Modem Media with Digitas and the validity of, and risks associated with, Digitas’ and Modem Media’s existing and future services. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, including, among other things, that the merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Modem Media, nor was Morgan Stanley furnished with any such appraisals. The Morgan Stanley Opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of the Morgan Stanley Opinion. Certain of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Historical Common Stock Performance

Morgan Stanley’s analysis of Modem Media’s common stock performance consisted of a review of trading prices and volumes during the period from July 11, 2003 to July 13, 2004. During that period, based on trading prices on the Nasdaq National Market, Modem Media’s common stock achieved a high trading price per share of $8.92 on February 19, 2004, and a low trading price per share of $3.28 on August 1, 2003. Additionally, Morgan Stanley noted that Modem Media’s common stock closed at a price of $4.74 per share on July 13, 2004. Based on the closing stock price of Modem Media’s common stock as of July 13, 2004, the implied consideration of $6.97 per share for the Modem Media common stock represented a 47% premium.

Present Value of Analyst Price Targets

Morgan Stanley’s analysis of the present value of analyst price targets consisted of a review of all available twelve month price targets for Modem Media’s stock price published by equity research analysts in their most recent reports. The twelve month price targets ranged from $7.50 to $11.00. Morgan Stanley discounted these price targets back one year using a discount rate of 10%. The present value of the analyst price targets ranged from $6.80 to $10.00.

Discounted Cash Flow Analysis

In determining a discounted cash flow valuation for Modem Media, Morgan Stanley analyzed a case based on the Needham & Company, Inc., or Needham & Company, research report dated June 16, 2004 for the years 2004 and 2005, with an assumed revenue growth rate of 10% for fiscal years 2006–2010. The projections consisted of the following:

Summary of Projections ($MM)

	2004	2005	2006	2007	2008	2009	2010
Revenue	$66.2	$74.3	$81.7	$89.9	$98.9	$108.7	$119.6
Growth	8.5%	12.2%	10.0%	10.0%	10.0%	10.0%	10.0%
Gross Margin	50.4%	51.0%	51.0%	51.0%	51.0%	51.0%	51.0%
EBITDA Margin	18.1%	20.4%	20.4%	20.4%	20.4%	20.4%	20.4%
Net Income Margin	8.8%	10.3%	10.3%	10.3%	10.3%	10.3%	10.3%

Morgan Stanley performed a discounted cash flow analysis of Modem Media based on this forecast. Morgan Stanley discounted the unlevered free cash flows of Modem Media at a range of discount rates from 8.0% to 12.0%, representing an estimated weighted average cost of capital range for Modem Media, and terminal values based on a 20.0-25.0x next twelve months PE exit multiple to arrive at a range of present values for Modem Media. The present values were then adjusted for Modem Media’s debt (net of cash), net present value of

Modem Media’s NOLs and proceeds from the exercise of outstanding options to arrive at an implied equity value per share. Based on this analysis, Morgan Stanley calculated values representing an implied equity value per share of Modem Media’s common shares ranging from approximately $8.00 to $9.00 using these projections without synergies.

The projections with synergies assumes a revenue growth rate of 15% per year for 2005-2010 based on certain revenue synergy realizations. It is assumed that 45% of this incremental revenue will contribute to Modem Media’s EBITDA. An additional $2.0MM in cost synergies was assumed from 2005-2010 based on certain cost synergy realizations. Morgan Stanley calculated values, which used the same discounted cash flow assumptions as described in the previous case representing an implied equity value per share of Modem Media’s common shares ranging from approximately $11.00 to $12.50 using the projections with synergies.

The discounted cash flow analysis was also utilized in determining a valuation for Digitas and for the pro forma combined company both with and without the realization of synergies. The financial projections for Digitas were derived from the Needham & Company research report dated May 27, 2004 for years 2004 and 2005, with an assumed revenue growth rate of 15% for fiscal years 2006 and 2007 and 10% for fiscal years 2008-2010. The Digitas projections consisted of the following:

Summary of Projections ($MM)

	2004	2005	2006	2007	2008	2009	2010
Revenue	$240.3	$273.7	$314.7	$362.0	$398.2	$438.0	$481.8
Growth	14.7%	13.9%	15.0%	15.0%	10.0%	10.0%	10.0%
Gross Margin	42.0%	43.1%	42.8%	43.8%	43.8%	44.8%	44.8%
EBITDA Margin	15.8%	16.8%	16.0%	18.0%	18.0%	20.0%	20.0%
Net Income Margin	7.7%	8.6%	8.1%	9.3%	9.3%	10.5%	10.5%

Morgan Stanley performed a discounted cash flow analysis of Digitas based on this forecast. Morgan Stanley discounted the unlevered free cash flows of Digitas at a range of discount rates from 8.0% to 12.0%, representing an estimated weighted average cost of capital range for Digitas, and terminal values based on a 20.0-25.0x next twelve months PE exit multiple to arrive at a range of present values for Digitas. The present values were then adjusted for Digitas’ debt (net of cash), net present value of Digitas’ NOLs and proceeds from the exercise of outstanding options to arrive at an implied equity value per share. Based on this analysis, Morgan Stanley calculated values representing an implied equity value per share of Digitas’ common shares ranging from approximately $10.50 to $12.50.

The Digitas financial projections for the pro forma combined company without synergies were derived from the Needham & Company research report dated May 27, 2004 for years 2004 and 2005, with an assumed revenue growth rate of 15% for fiscal years 2006 and 2007 and 10% for fiscal years 2008-2010. The Modem Media financial projections for the pro forma combined company without synergies were derived from the Needham & Company research report dated June 16, 2004 for the years 2004 and 2005, with an assumed revenue growth rate of 10% for fiscal years 2006–2010.

Morgan Stanley performed a discounted cash flow analysis of the pro forma combined company based on this forecast. Morgan Stanley discounted the unlevered free cash flows of the pro forma combined company at a range of discount rates from 8.0% to 12.0%, representing an estimated weighted average cost of capital range for the pro forma combined company, and terminal values based on a 20.0-25.0x next twelve months PE exit multiple to arrive at a range of present values for the pro forma combined company. The present values were then adjusted for the pro forma combined company’s debt (net of cash), net present value of the pro forma combined company’s NOLs, transaction costs and proceeds from the exercise of outstanding options to arrive at an implied equity value per share. Based on this analysis, Morgan Stanley calculated values representing an implied equity value per share of the pro forma combined company’s common shares without the realization of synergies ranging from approximately $10.50 to $12.50.

The pro forma combined company with synergies assumes a revenue growth rate of 15% per year for 2005-2010 based on certain revenue synergy realizations. It is assumed that 45% of this incremental revenue will contribute to the combined company’s gross margin. An additional $2.0MM in cost synergies was assumed from 2005-2010 based on certain cost synergy realizations. Morgan Stanley calculated values, which used the same discounted cash flow assumptions as described previously representing an implied equity value per share of the pro forma combined company’s common shares with the realization of synergies ranging from approximately $11.50 to $13.50.

Comparable Public Company Analysis

As part of its analysis, Morgan Stanley compared selected publicly available financial information of selected information services companies as listed below.

Comparable Information Services Companies

•	Acxiom Corp.

•	AnswerThink Inc.

•	aQuantive Inc.

•	Catalina Marketing Corp.

•	DiamondCluster International Inc.

•	DoubleClick Inc.

•	Harris Interactive Inc.

•	Harte-Hanks, Inc.

•	Havas SA

•	Inforte Corp.

•	Interpublic Group

•	Omnicom Group Inc.

•	Publicis Groupe SA

•	Sapient Corp.

•	ValueClick Inc.

•	WPP Group PLC

While noting that none of the comparable public companies listed above are identical to Digitas or Modem Media, Morgan Stanley compared the publicly available financial information of those companies to the financial performance of Digitas and Modem Media. Such information included the aggregate value divided by 2004 and 2005 estimated revenue (the “2004E revenue multiple” and the “2005E revenue multiple,” respectively) and the stock trading price divided by the 2004 and 2005 estimated earnings per share (the “2004E P/ E multiple” and the “2005E P/ E multiple,” respectively). The revenue and earnings per share estimates for the comparable public companies listed above were derived from I/B/E/S mean estimates. The revenue and earnings per share estimates for Digitas were derived from the Needham & Company research report dated May 27, 2004. The revenue and earnings per share estimates for Modem Media were derived from the Needham & Company research report dated June 16, 2004.

The following table presents, as of July 13, 2004, the 2004E revenue multiples and the 2004E P/ E multiples for the comparable companies:

Selected Comparable Companies	2004E Revenue Multiple	2004E P/E Multiple
• Acxiom Corp.	2.0x	30.6x
• AnswerThink Inc.	1.2x	36.2x
• aQuantive Inc.	5.3x	48.0x
• Catalina Marketing Corp.	2.0x	16.3x
• DiamondCluster International Inc.	1.2x	48.6x
• DoubleClick Inc.	1.6x	28.5x
• Harris Interactive Inc.	2.2x	37.2x
• Harte-Hanks, Inc.	2.2x	22.7x
• Havas SA	N.A.	N.M.
• Inforte Corp.	1.3x	61.4x
• Interpublic Group	1.0x	30.4x
• Omnicom Group Inc.	1.5x	17.9x
• Publicis Groupe SA	N.A.	15.6x
• Sapient Corp.	2.2x	41.9x
• ValueClick Inc.	4.5x	36.6x
• WPP Group PLC	N.A.	17.9x

The following table presents, as of July 13, 2004, the 2005E revenue multiples and the 2005E P/ E multiples for the comparable companies:

Selected Comparable Companies	2005E Revenue Multiple	2005E P/E Multiple
• Acxiom Corp.	1.8x	24.6x
• AnswerThink Inc.	1.0x	23.0x
• aQuantive Inc.	4.1x	32.6x
• Catalina Marketing Corp.	2.0x	16.0x
• DiamondCluster International Inc.	1.0x	22.3x
• DoubleClick Inc.	1.4x	19.4x
• Harris Interactive Inc.	1.8x	26.3x
• Harte-Hanks, Inc.	2.1x	20.5x
• Havas SA	N.A.	N.M.
• Inforte Corp.	1.0x	34.8x
• Interpublic Group	1.0x	15.9x
• Omnicom Group Inc.	1.3x	16.0x
• Publicis Groupe SA	N.A.	14.9x
• Sapient Corp.	1.9x	23.2x
• ValueClick Inc.	3.7x	26.1x
• WPP Group PLC	N.A.	15.9x

Based on this analysis, Morgan Stanley calculated values representing an implied equity value per share of Modem Media’s common shares based on the Needham & Company research report dated June 16, 2004. This implied an equity value per share of approximately $5.50 to $8.00. Morgan Stanley compared these ranges to the purchase price per share of Modem Media common stock based on the closing prices of Digitas common stock and Modem Media common stock on July 13, 2004 and the exchange ratio of 0.70 set forth in the merger agreement.

This comparable public company analysis was also utilized in determining a valuation for Digitas and for the pro forma combined company without the realization of synergies. The revenue and earnings per share estimates for Digitas in a stand alone valuation and in the pro forma combined company were derived from the Needham & Company research report dated May 27, 2004. The revenue and earnings per share estimates used for Modem Media in the pro forma combined company were derived from the Needham & Company research report dated June 16, 2004. Based on this analysis, Morgan Stanley calculated values representing implied equity values per share of Digitas’ common shares and for the pro forma combined company. This analysis implied an equity value per share of approximately $9.00 to $12.00 for Digitas and an equity value per share of approximately $9.00 to $12.00 for the pro forma combined company without the realization of synergies.

No company utilized in the comparable company comparison analysis is identical to Digitas and Modem Media. In evaluating the peer group, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Digitas and Modem Media. These other matters include the impact of competition on the business of Digitas and Modem Media and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Digitas and Modem Media or in the industry or financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

Relative Contribution Analysis

Morgan Stanley performed a relative contribution analysis to determine how the equity contribution of Modem Media to the combined company, based on the various operating and financial measurement factors described below, compared to the percentage of the total equity of the combined company that Modem Media stockholders would receive as a result of the Modem Media / Digitas merger. In performing this analysis, Morgan Stanley compared pro forma contribution of each of Digitas and Modem Media based on certain operating and financial information for Digitas from the Needham & Company research report dated May 27, 2004 and for Modem Media from the Needham & Company research report dated June 16, 2004. Morgan Stanley adjusted these statistics to reflect each company’s respective capital structures and then compared them to the pro forma ownership by Digitas stockholders of the common stock for the combined company of approximately 78.4% as implied by the exchange ratio. The measurement factors that Morgan Stanley considered included revenue, gross profit, EBITDA and net income for 2004 and 2005.

The following table presents the results of that analysis:

			Relative Contribution		Implied Equity Ownership
	Digitas	Modem Media	Digitas	Modem Media	Digitas	Modem Media
Revenue
CY2004E	$240.3	$66.2	78.4%	21.6%	76.7%	23.3%
CY2005E	$273.7	$74.3	78.7%	21.3%	76.9%	23.1%
Gross Profit
CY2004E	$100.9	$33.4	75.2%	24.8%	73.9%	26.1%
CY2005E	$118.0	$37.9	75.7%	24.3%	74.3%	25.7%
EBITDA
CY2004E	$38.0	$12.0	76.1%	23.9%	74.7%	25.3%
CY2005E	$46.0	$15.1	75.3%	24.7%	74.0%	26.0%
Net Income (untaxed)
CY2004E	$30.9	$9.7	76.0%	24.0%	76.0%	24.0%
CY2005E	$39.0	$12.7	75.4%	24.6%	75.4%	24.6%

Based on this analysis, Morgan Stanley calculated values representing an implied equity value per share of Modem Media’s common shares ranging from approximately $7.50 to $9.00 using the Needham & Company research report dated June 16, 2004.

Analysis of Selected Precedent Transactions

Morgan Stanley reviewed and compared the proposed financial terms of the Modem Media/Digitas merger to corresponding publicly available financial terms of selected transactions in the software and services industries. These transactions were chosen because they involve public and private companies that have operations that are similar to those of Digitas and Modem Media. The related transactions that Morgan Stanley reviewed consisted of the following:

Announcement Date	Target	Acquirer
6/04	• SBI Razorfish	• aQuantive
6/04	• Exult	• Hewitt
3/04	• AMS	• CGI
3/04	• Lavalife	• Memberworks
2/04	• Espotting Media	• FindWhat.com
12/03	• Go Toast	• aQuantive
10/03	• Commission Junction	• ValueClick
12/02	• Cognicase	• CGI
8/02	• Naviant	• Equifax
4/02	• Decision Consultants	• Ciber
2/02	• SignalTree Solutions	• Keane
8/01	• Metro Information Services	• Keane
6/01	• MyPoints	• United Airlines
5/01	• Proxicom	• Dimension Data Holdings
4/01	• Mainspring	• IBM
4/01	• Systematics AG	• EDS
3/01	• Cambridge Technology	• Novell
2/01	• IMR Global	• CGI Group
2/01	• Sema plc	• Schlumberger
3/00	• Metamor Worldwide	• PSINet
7/99	• Mitchell Madison Group	• USWeb/CKS

The information analyzed by Morgan Stanley for the precedent transactions included aggregate value to next-twelve-months revenues based on company filings as well as exchange ratio premiums. The implied revenue multiples were calculated by dividing the transaction value by the target’s revenue estimates. The exchange ratios are calculated by taking the ratio of the closing prices of the target’s common stock divided by the corresponding closing prices of the acquiror’s common stock over a specified period of time. The following table represents the mean of the aggregate value/next twelve months revenue and mean 30 day and 60 day average exchange ratio premium for the selected transactions:

	Aggregate Value / Next Twelve Months Sales	30 Day Average Exchange Ratio Premium	60 Day Average Exchange Ratio Premium
Precedent Transactions
Mean	1.3x	57.8%	58.9%

No transaction utilized as a comparison in the precedent transactions analysis is identical to the merger. Based on applying a 30% to 60% premium to Modem Media/Digitas’ 30 day average exchange ratio, Morgan Stanley calculated values representing an implied equity value per share of Modem Media common shares of

$7.00 to $8.50. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions regarding industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Modem Media, such as the impact of competition on Modem Media and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Modem Media or the industry or in the financial markets in general. Mathematical analysis such as determining the average or median is not in itself a meaningful method of using comparable transaction data.

Exchange Ratio Analysis

Morgan Stanley reviewed the ratios of the closing prices of Modem Media common stock divided by the corresponding closing prices of Digitas common stock over various periods ending July 13, 2004. These ratios are referred to as average exchange ratios. Morgan Stanley examined these average exchange ratios and found them to be as follows:

Period Ending July 13, 2004	Average Exchange Ratio (x)
Last 5 Trading Days	0.481
Last 10 Trading Days	0.482
Last 30 Trading Days	0.539
Last 60 Trading Days	0.562
Last 90 Trading Days	0.598
LTM	0.666
High	0.886
Low	0.466

Pro Forma Analysis of the Merger

Morgan Stanley analyzed the pro forma impact of the merger on earnings per share for Digitas for the estimated fiscal years 2004 and 2005. The pro forma results were calculated as if the merger had closed on October 31, 2004 and were based on estimated earnings derived from the Needham & Company research report dated May 27, 2004 for Digitas and from the Needham & Company research report dated June 16, 2004 for Modem Media. The following table presents the pro forma fiscal years 2004 and 2005 estimated Digitas earnings per share and accretion/(dilution) based on the exchange ratio of 0.70 as set forth in the merger agreement and assuming realization of $3.2 million in pretax synergies during fiscal year 2005 for the impact to earnings with synergies analyses.

Impact to Earnings Without Synergies

Calendar Year 2004

Digitas Standalone 2004E Untaxed Earnings Per Share $	Pro Forma Untaxed Earnings per Share $	Accretion / (Dilution) $	Accretion / (Dilution) %
0.42	0.42	0.00	0.8

Impact to Earnings With Synergies

Calendar Year 2004

Digitas Standalone 2004E Untaxed Earnings Per Share $	Pro Forma Untaxed Earnings per Share $	Accretion / (Dilution) $	Accretion / (Dilution) %
0.42	0.42	0.00	0.8

Impact to Earnings Without Synergies

Calendar Year 2005

Digitas Standalone 2005E Untaxed Earnings Per Share $	Pro Forma Untaxed Earnings per Share $	Accretion / (Dilution) $	Accretion / (Dilution) %
0.52	0.55	0.02	4.6

Impact to Earnings With Synergies

Calendar Year 2005

Digitas Standalone 2005E Untaxed Earnings Per Share $	Pro Forma Untaxed Earnings per Share $	Accretion / (Dilution) $	Accretion / (Dilution) %
0.52	0.58	0.06	11.0

Morgan Stanley noted that, with the assumed $3.2 million in pretax synergies, the merger would be accretive to earnings per share for fiscal year 2005.

The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of Morgan Stanley’s analyses, without considering all its analyses, would create an incomplete view of the process underlying Morgan Stanley’s analysis and opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Modem Media.

In performing its analysis, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Modem Media. Any estimates contained in the analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley’s analysis of the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to Digitas and were provided to the Digitas board of directors in connection with the delivery of the Morgan Stanley Opinion. The analyses do not purport to be appraisals of value or to reflect the prices at which Modem Media might actually be purchased. In addition, as described above, the Morgan Stanley Opinion was one of the many factors taken into consideration by the Digitas board of directors in making its determination to recommend the merger. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the Digitas board of directors with respect to the value of Modem Media or of whether the Digitas board of directors would have been willing to agree to different consideration.

Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley and its affiliates may, at any time, have a long or short position in, and buy and sell the debt or equity securities and senior loans of Digitas for its account or the account of its customers.

Pursuant to the terms of a prior engagement letter, Morgan Stanley and its affiliates have provided financial advisory and financing services for Digitas in the past and has received fees for the rendering of these services. Morgan Stanley may continue to provide investment banking services to the combined entity in the future. Pursuant to the terms of a recent engagement letter, Morgan Stanley provided financial advisory services and a financial opinion in connection with the merger, and on behalf of the Digitas board of directors. Digitas agreed that it will pay Morgan Stanley fees that are customary for this type of investment banking services if the merger is completed. Digitas also agreed that it will reimburse Morgan Stanley for expenses incurred by Morgan Stanley in performing its services. In addition, Digitas has also agreed that it will indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement and any related transactions.

The Merger Agreement

Structure of the Merger

Under the terms of the merger agreement, Digitas Acquisition Corp. will be merged with and into Modem Media, and Modem Media will survive the merger as a wholly-owned subsidiary of Digitas.

Completion and Effectiveness of the Merger

Digitas and Modem Media currently expect to complete the merger after all of the conditions to completion of the merger contained in the merger agreement have been satisfied or waived. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at a subsequent date or time as specified in the certificate of merger. Subject to receiving their respective stockholders’ approvals, Digitas and Modem Media expect to file the certificate of merger shortly after the special meeting of Modem Media stockholders at which the merger agreement and the merger will be considered and voted upon and the special meeting of Digitas stockholders at which the issuance of Digitas common stock pursuant to the merger agreement will be considered and voted upon.

Digitas and Modem Media are working toward satisfying these conditions and completing the merger as soon as practicable. Digitas and Modem Media currently expect to complete the merger in the fourth quarter of 2004, following the special meetings of Modem Media stockholders and Digitas stockholders, assuming the Modem Media stockholders approve the merger and the merger agreement, the Digitas stockholders approve the issuance of Digitas common stock pursuant to the merger agreement and the other merger conditions are satisfied. Because the merger is subject to various conditions described in more detail below, some of which are beyond Digitas’ and Modem Media’s control, the exact timing cannot be predicted.

Conversion of Modem Media Common Stock in the Merger

At the effective time of the merger, each share of Modem Media common stock issued and outstanding immediately prior to the effective time will automatically be converted into the right to receive 0.70 of a share of Digitas common stock, which we refer to as the exchange ratio. However, each share of Modem Media common stock held by a wholly-owned subsidiary of Modem Media or owned by Digitas or Digitas Acquisition Corp. will be canceled, and no exchange will be made with respect to them. No fractional shares of Digitas common stock will be issued in connection with the merger. Each holder of Modem Media common stock who would otherwise be entitled to receive a fraction of a share of Digitas common stock will instead receive an amount of cash, without interest, determined by multiplying that fraction by the volume weighted average trading price of Digitas common stock on the Nasdaq National Market on the trading day immediately preceding the effective time of the merger.

For example: If you hold 75 shares of Modem Media common stock you will receive 52 shares of Digitas common stock and an amount in cash equal to the value of 0.50 of a share of Digitas common stock.

Possible Adjustments to the Merger Consideration

As a general matter, the exchange ratio is fixed at 0.70; however, the exchange ratio may be adjusted upward or downward in the event Digitas or Modem Media effects a reclassification, recapitalization, stock split, or payment of a stock dividend on their common stock or effects a similar event affecting their common stock before the completion of the merger. The number of shares of Digitas common stock issued in the merger will be adjusted either upwards or downwards to appropriately reflect such event. The adjustments will not affect the economic value of the merger consideration, either in the aggregate or with respect to any individual stockholder.

Rights of Holders of Modem Media Common Stock at the Effective Time of the Merger

At the effective time of the merger, holders of Modem Media common stock will cease to be, and will have no rights as, Modem Media stockholders, other than:

•	the right to receive any dividend or other distribution, if any, with respect to Modem Media common stock with a record date occurring prior to the effective time of the merger, and

•	the right to receive the merger consideration (without interest).

After the merger occurs, there will be no transfers on Modem Media’s stock transfer books of any shares of its common stock.

Exchange of Modem Media Stock Certificates for Digitas Stock Certificates

Promptly after the effective time of the merger, if you are the holder of a Modem Media stock certificate, American Stock Transfer & Trust Company, who is acting as the exchange agent for the merger, will mail to you a letter of transmittal and instructions for surrendering your Modem Media stock certificates in exchange for Digitas stock certificates, cash for fractional shares and, if applicable, dividends or other distributions, to which you are entitled. When you deliver your Modem Media stock certificates to the exchange along with a properly completed and executed letter of transmittal, or deliver an “agent’s message” to the exchange agent (or such other evidence, if any, of transfer as the exchange agent may reasonably request) in the case of a book-entry transfer of uncertificated shares of Digitas common stock, you will receive in uncertificated book-entry form (unless a physical certificate is requested by a holder of shares of Modem Media common stock or is otherwise required under applicable law) Digitas stock certificates representing the number of full shares of Digitas common stock and cash in lieu of any fractional share, to which you are entitled under the merger agreement. You should not submit your Modem Media stock certificates for exchange until you receive instructions from the exchange agent following the effective time of the merger.

Holders of unexchanged certificates formerly representing shares of Modem Media common stock will not be entitled to receive any dividends or other distributions payable by Digitas with respect to those shares of Digitas common stock, or cash in lieu of fractional shares, until the applicable Modem Media certificate is properly surrendered or the Modem Media uncertificated share is properly transferred. Upon proper surrender or transfer, those holders of Modem Media common stock will receive accumulated dividends and distributions, without interest, together with cash in lieu of fractional shares.

Digitas will only issue a Digitas stock certificate in a name other than the exact name in which a surrendered Modem Media stock certificate is registered if you present the exchange agent with all documents required to demonstrate and effect the unrecorded transfer of ownership of the shares of Modem Media common stock formerly represented by the Modem Media stock certificate, and demonstrate that you paid any applicable stock transfer taxes.

If your stock certificate has been lost, stolen or destroyed, you may be required to deliver an affidavit and a lost certificate bond as a condition to receiving your Digitas shares and cash in lieu of fractional shares.

Treatment of Modem Media Stock Options

General

At the effective time of the merger, each option to purchase shares of Modem Media common stock granted under Modem Media’s stock option plans, other than the UK Option Plan, whether or not vested and exercisable, will cease to represent a right to acquire shares of Modem Media common stock and be converted automatically into an option to purchase shares of Digitas common stock, and Digitas will assume each Modem Media stock option, in accordance with the terms of the Modem Media stock option plan and the applicable stock option agreement, including, without limitation, all terms pertaining to the acceleration of vesting, except that from and after the effective time of the merger:

•	Digitas and its board of directors shall be substituted for Modem Media and the Modem Media board of directors or duly authorized board committee administering the Modem Media stock option plans;

•	each Modem Media stock option assumed by Digitas will be exercisable solely for shares of Digitas common stock;

•	the number of shares of Digitas common stock subject to such Modem Media stock option will be equal to the number of shares of Modem Media common stock subject to such Modem Media stock option immediately prior to the effective time of the merger multiplied by the exchange ratio, rounded down to the nearest whole share; and

•	the per share exercise price under each Modem Media stock option will be adjusted by dividing the per share exercise price under each such Modem Media stock option by the exchange ratio, rounded up to the nearest whole cent.

UK Option Plan

Pursuant to the merger agreement, Digitas has agreed to offer the holders of options to purchase Modem Media common stock granted under Modem Media’s 1999 Stock Incentive Plan-2000 UK Approved Rules to have such stock options converted into options to purchase Digitas common stock. This offer will be made either prior to the effective time of the merger and conditional upon the closing of the merger, or shortly after the effective time. Holders of Modem Media UK stock options granted under that plan who accept Digitas’ offer will have their options converted into options to purchase Digitas common stock in an amount equal to the number of shares of Modem Media common stock subject to such Modem Media UK stock option immediately prior to the effective time of the merger multiplied by the exchange ratio, rounded down to the nearest whole share. The per share exercise price under each such converted Modem Media UK stock option will be adjusted by dividing the per share exercise price under each such Modem Media UK stock option by the exchange ratio, rounded up to the nearest whole cent. In the event a holder of such a Modem Media UK stock option does not accept Digitas’ offer, Digitas will have the right to exchange 0.70 shares of Digitas common stock, the exchange ratio, for each share of Modem Media common stock acquired upon such a holder’s exercise of his or her stock option.

Registration on Form S-8

Pursuant to the merger agreement, Digitas has agreed to register under the Securities Act of 1933, or ensure that there is an applicable registration statement covering, the shares of Digitas common stock issuable upon exercise of the stock options assumed pursuant to the merger agreement, to the extent such shares are eligible for registration on Form S-8, as soon as practicable after the consummation of the merger.

Termination of Rights under the Modem Media Employee Stock Purchase Plan

Under the terms of the merger agreement, the Modem Media employee stock purchase plan will be terminated as of the last business day prior to the effective time of the merger. As of such date, except as provided below, outstanding purchase rights under the Modem Media employee stock purchase plan will be deemed to have been exercised and will be converted into the right to receive:

•	the number of whole shares of Modem Media common stock as the employee’s accumulated payroll deductions on such date will purchase; and

•	cash in the amount of any remaining balance in such participant’s account.

Any participant in the plan who has given notice to Modem Media before the effective date of the merger that he or she requests the distribution of his or her entire credit balance in cash will receive cash in the amount of the balance instead of purchasing Modem Media common stock as provided above.

Representations and Warranties

The merger agreement contains a number of substantially similar representations and warranties of Digitas and Modem Media as to, among other things:

•	capitalization;

•	certificates of incorporation and bylaws;

•	authorization of the merger agreement;

•	absence of conflicts with organizational documents, laws and material agreements;

•	consents and approvals required to complete the merger;

•	financial statements;

•	payments required to be made to brokers and agents in connection with the merger;

•	changes in business since December 31, 2003;

•	litigation;

•	reports filed with the Securities and Exchange Commission;

•	disclosure controls and internal controls over financial reporting;

•	absence of material changes or events;

•	absence of undisclosed liabilities;

•	compliance with applicable laws;

•	tax matters;

•	employee benefit plans;

•	labor and employment matters;

•	material contracts;

•	properties;

•	environmental matters;

•	intellectual property matters;

•	termination of relationships or material reductions by customers;

•	termination of employment by key employees;

•	the absence of contracts with affiliates;

•	insurance coverage; and

•	the accuracy of information supplied for use in this joint proxy statement/prospectus.

Modem Media made additional representations and warranties as to:

•	the inapplicability of anti-takeover laws and its stockholder rights plan with respect to the merger; and

•	the fairness opinion it would receive from its financial advisor.

None of the representations and warranties made by either party survive the effective time of the merger. The representations and warranties contained in the merger agreement are complicated and not easily summarized. You are urged to carefully read Articles 3 and 4 entitled “Representations and Warranties of the Buyer and Merger Sub” and “Representations and Warranties of the Seller,” respectively, of the merger agreement which is attached as Annex A to this joint proxy statement/prospectus.

Definition of Material Adverse Effect

Certain provisions of the merger agreement, including certain of the representations and warranties of the parties described above, are qualified as to “materiality” or “material adverse effect”. For purposes of the merger agreement, “material adverse effect” means with respect to Digitas or Modem Media, as the case may be, any change or effect that, individually or in the aggregate, has a material adverse effect on the business, operations, assets, liabilities, results of operations or condition (financial or otherwise) of such entity and its subsidiaries as a whole, provided that a “material adverse effect” will not be deemed to include the impact of general changes in the economy or financial markets of the United States or any other region outside of the United States or employee or customer attrition when used in the context of conditions to the obligations of either party to complete the merger.

Material Covenants

Modem Media

Under the terms of the merger agreement, Modem Media agreed that, unless Digitas otherwise consents in writing, until the earlier of the completion of the merger or termination of the merger agreement, Modem Media will, among other things:

•	carry on, and cause its subsidiaries to carry on, their businesses in the ordinary course consistent with past practice and in compliance in all material respects with applicable laws and regulations; and

•	use reasonable best efforts to preserve intact its business organizations and goodwill, keep available the services of its officers and employees and preserve relationships with third parties so as not to impair in any material respect Modem Media’s goodwill and ongoing business.

Modem Media has also agreed that, unless Digitas otherwise consents in writing, and except as provided below or as otherwise permitted or contemplated by the merger agreement, until the earlier of the completion of the merger or termination of the merger agreement, Modem Media will comply with specified restrictions relating to the operation of its business, including restrictions relating to the following:

•	amending its organizational documents or those of its subsidiaries;

•	share splitting, share combining, paying dividends on capital stock or other similar transactions;

•	other than compensatory grants made in the ordinary course of business consistent with past practice and not to exceed 225,000 shares of Modem Media common stock, granting, conferring or awarding any option, right, warrant, deferred stock unit, conversion right or other right not existing as of July 15, 2004 to acquire any shares of Modem Media capital stock;

•	increasing any compensation for, or entering into or amending any employment or severance agreement with any of its current or former executive officers or directors;

•	granting any bonuses to any of its executive officers, directors or employees other than bonuses paid to employees (other than executive officers and directors) in the ordinary course of business and consistent with past practice;

•	adopting any new employee benefit plan or amending any employee pension or benefit plan in any material respect except for changes which are less favorable to participants in such plans or terminating Modem Media’s employee stock purchase plan;

•	making, declaring or paying (or allowing any of its subsidiaries to make, declare or pay) any dividends or other distributions on any shares of its capital stock or redeeming, purchasing or otherwise acquiring for value any shares of its capital stock or any equity interest of its subsidiaries or committing to any such action;

•	selling, leasing, or otherwise disposing of, or allowing its subsidiaries to sell, lease or otherwise dispose of, any assets or properties having a value in excess of $100,000 individually, or $500,000 in the aggregate, or any of the capital stock of, or partnership or other interests in, any of its subsidiaries;

•	except in the ordinary course of business, forgiving any existing indebtedness owed to Modem Media or its subsidiaries other than indebtedness in an aggregate amount not to exceed $10,000, except for client receivables which, in the aggregate, may not exceed $500,000;

•	discharging, or permitting any of its subsidiaries to discharge, any material security interest in its favor or making any material loans, advances or capital contributions;

•	paying, discharging or satisfying any of its material claims, liabilities or obligations or those of its subsidiaries except as made in the ordinary course of business consistent with past practice or in accordance with their terms;

•	entering, or permitting its subsidiaries to enter, into a material agreement which is reasonably expected to result, individually, in total payments or liability by Modem Media or its subsidiaries in excess of $500,000, without the consent of Digitas (which consent may not be unreasonably withheld or delayed);

•	intentionally causing a material violation of or material default under any material contract;

•	making or committing to make capital expenditures in excess of $1,800,000 in the aggregate;

•	licensing or transferring to any third party any material rights to its intellectual property other than licenses and transfers necessary to conduct development or perform services or made in the ordinary course of business;

•	entering into any merger, consolidation or other significant transaction with a third person, in the ordinary course of business;

•	writing downward or upward (or failing to do so consistent with past practice) the value of any receivables, or re-valuing any of its assets other than in accordance with GAAP;

•	without prior notification and consultation with Digitas, terminating any employee of vice president status or above, which would reasonably be expected to result in severance payments to such employee;

•	permitting any of its or its subsidiaries’ insurance policies to be cancelled without obtaining comparable replacement insurance;

•	creating, incurring or assuming, or permitting its subsidiaries to create, incur or assume, any indebtedness for borrowed money, including capitalized leases, in excess of $1,000,000;

•	assuming, guarantying, endorsing or otherwise becoming liable or responsible for the indebtedness for borrowed money, including capitalized leases in excess of $1,000,000, of another person;

•	making any tax elections or settling any material tax liability in excess of $250,000;

•	materially changing any of its methods, principles or practices of accounting other than as required by GAAP;

•	settling or compromising any pending or threatened suit, action or claim arising out of or in connection with the merger agreement;

•	amending or otherwise modifying any agreement with its officers or directors;

•	authorizing, recommending, proposing or announcing an intention to adopt a plan of complete or partial liquidation or dissolution of Modem Media or its subsidiaries; and

•	permitting it or its subsidiaries to take any of the actions described above.

Additionally, under the merger agreement, Modem Media has agreed to:

•	file all tax returns and pay all taxes when due;

•	terminate its stockholder rights plan in effect immediately prior to the effective time of the merger; and

•	promptly notify Digitas upon entering into a material contract or materially amending an existing material contract.

Digitas

Under the terms of the merger agreement, Digitas agreed that, unless Modem Media otherwise consents in writing, until the earlier of the completion of the merger or termination of the merger agreement, Digitas will, among other things:

•	carry on, and cause its subsidiaries to carry on, their businesses in the ordinary course consistent with past practices;

•	use reasonable best efforts to preserve intact its business organizations, employees and advantageous business relationships and retain the services of its key officers and key employees; and

•	not take any action which would materially adversely affect or materially delay its ability to obtain any necessary governmental approvals in connection with the merger, or to perform its obligations under the merger agreement.

Digitas has also agreed that, unless Modem Media otherwise consents in writing, and except as provided below, until the earlier of the completion of the merger or termination of the merger agreement, Digitas will comply with specified restrictions relating to the operation of its business, including restrictions relating to the following:

•	consummating or publicly announcing any intention to engage in, any material business combination transaction or the sale or other disposition of a substantial portion of its assets;

•	issuing a material amount of its equity securities except for issuances in connection with the exercise of outstanding convertible securities or employee stock options consistent with past practice;

•	making, declaring or paying any dividends or other distributions on any shares of its capital stock or redeem, purchase or otherwise acquiring any shares of its capital stock;

•	settling or compromising any pending or threatened suit, action or claim arising out of or in connection with the merger agreement if such settlement or compromise contains an admission of misconduct or culpability with respect to Modem Media or its agents; and

•	taking, or permitting its subsidiaries to take, any of the actions described above.

Other Material Covenants

Employment and Benefit Matters

For 12 months following the merger, Digitas has agreed to cause Modem Media to maintain the compensation and employee benefit levels, as in effect when the merger is consummated, with respect to employees of Modem Media and its subsidiaries who remain employed after the effective time of the merger, subject to certain exceptions set forth in the merger agreement. Thereafter, Digitas has agreed to cause Modem Media to provide its employees with at least the types and levels of employee benefits maintained from time to time by Digitas, such as:

•	subject to certain limitations, providing all Modem Media and its subsidiaries’ employees with service credit for all periods of employment with Modem Media or its subsidiaries prior to the effective date of the merger for all purposes under any Digitas benefit plan in which Modem Media employees are eligible to participate;

•	subject to certain limitations, causing the waiver, to the same extent as under the applicable Modem Media plan, of any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any Digitas welfare benefit plan for Modem Media employees and their eligible dependents; and

•	giving the Modem Media employees and their eligible dependents credit toward certain plan year deductibles under Digitas’ or its subsidiaries’ health plans.

Digitas has agreed to maintain severance arrangements of certain employees of Modem Media for at least 12 months following the closing of the merger, provided that any amounts paid in accordance with such severance arrangement require the recipient’s execution of a release of claims. Digitas has further agreed to make payments to participants of Modem Media’s 2004 incentive program of the amounts accrued under such program as of the closing, subject to such employee not voluntarily resigning prior to the time of payment.

Officers and Directors Indemnification

After the merger is completed, Digitas will honor all rights to indemnification existing as of July 15, 2004, the date of the merger agreement, in favor of any directors or officers of Modem Media and its subsidiaries for a period of at least six years following the merger. Prior to the completion of the merger, Digitas will purchase an extended reporting period endorsement or “tail” policy under its existing director and officer insurance policy to provide the currently covered directors and officers of Modem Media with liability insurance coverage for six years following the completion of the merger for actions and omissions prior to the completion of the merger. If such a policy is not available under Digitas existing director and officer policy, Digitas will purchase such a policy under Modem Media’s existing director and officer insurance policy.

Nasdaq Listing

Under the merger agreement, Digitas has agreed to cause the shares of its common stock which are to be issued in the merger to be approved for listing on the Nasdaq National Market. It is a condition to the completion of the merger that these shares are in fact so approved for listing.

Other

The merger agreement also contains mutual covenants relating to the preparation of this joint proxy statement/prospectus, the holding of special meetings of Digitas stockholders and Modem Media stockholders, access to information of the other party, the procurement of third party consents and regulatory approvals as necessary in connection with the merger, obtaining appropriate restrictions on affiliates’ activities, notification of certain changes or events, matters relating to Section 16 under the Securities Exchange Act, and notification as to possible or actual legal proceedings, injunctions or similar actions by any governmental authority.

Solicitations by Modem Media; Withdrawal of Recommendation by Modem Media Board of Directors

Except as expressly permitted in connection with a superior proposal, until the merger is completed or the merger agreement is terminated, Modem Media has agreed not to, and not to authorize or permit any of its subsidiaries or any officer, director or employee, agent, affiliate, investment banker or professional representative of Modem Media or its subsidiaries to:

•	invite, solicit, initiate or knowingly encourage or facilitate, including by way of furnishing or disclosing non-public information, any inquiries or the making of any proposal that could reasonably be expected to lead to an acquisition proposal (as defined below);

•	participate in any discussion or negotiation with, or provide information to, any person with respect to or that would reasonably be expected to lead to any acquisition proposal; or

•	enter into any letter of intent, agreement in principle, definitive agreement, arrangement or understanding relating to an acquisition proposal or requiring it to abandon, terminate or fail to consummate the merger.

Under the agreement, any action by, or with the encouragement or prior knowledge of, an individual in the business unit (including by any member of Modem Media’s financial advisor’s investment banking business segment) of an agent acting on behalf of Modem Media in connection with the merger which, if taken by Modem Media, would be a breach of these provisions shall be deemed a breach by Modem Media for purposes of these provisions.

Modem Media has further agreed to cease and cause to be terminated any activities, negotiations or discussions with any persons related to such activities prior to July 15, 2004 and to request promptly that all confidential information furnished in connection with any such activities, negotiations or discussions be returned or destroyed.

However, prior to obtaining Modem Media stockholder approval and so long as Modem Media has not breached the non-solicitation provisions of the merger agreement, Modem Media may furnish information and negotiate or otherwise engage in discussions with any person that has made an acquisition proposal if:

•	its board of directors has determined in good faith that:

•	after consultation with its outside legal counsel, such action is required by its fiduciary duties under applicable law; and

•	after consultation with its financial advisor, such acquisition proposal would, if consummated, constitute a superior proposal (as defined below);

•	it provides notice to Digitas as to the furnishing of information or entering into or participating in discussions or negotiations with such person (including the identity of such person);

•	it keeps Digitas informed of the status of any discussions or negotiations, including notifying Digitas within 24 hours of any material developments; and

•	prior to furnishing any information, it has entered into a confidentiality agreement with the person proposing the acquisition proposal on terms no less restrictive than those contained in the confidentiality agreement with Digitas.

Under the terms of the merger agreement, and subject to other terms of the merger agreement (including the payment of a termination fee in specified circumstances), the Modem Media board of directors, prior to the Modem Media stockholders’ meeting, is permitted to withdraw, modify, qualify or amend its recommendation in favor of the merger in a manner materially adverse to Digitas in response to an unsolicited bona fide written acquisition proposal only if:

•	after consultation with Modem Media’s outside legal counsel, the board of directors determines in good faith that such action is required by its fiduciary duties under applicable law;

•	after consultation with Modem Media’s financial advisor, the board of directors determines in good faith that such acquisition proposal is a superior proposal;

•	Modem Media has not breached the non-solicitation provisions of the merger agreement described above; and

•	Modem Media has given Digitas 5 business days prior written notice of its intention to withdraw, modify, qualify or amend its recommendation to Modem Media stockholders and if during such 5 business day period, Digitas makes a counterproposal to such acquisition proposal and Modem Media’s board of directors, after consultation with its financial advisor, determines in good faith that:

•	Digitas’ counterproposal is not at least as favorable to Modem Media stockholders as the acquisition proposal from a financial point of view; and

•	Digitas’ counterproposal, taking into account financial and strategic considerations and other relevant factors, is not at least as favorable generally to the Modem Media stockholders as the acquisition proposal.

Modem Media has agreed to notify Digitas promptly (but in no event later than 24 hours) after it receives any inquiries, discussions, negotiations, proposals or expressions of interest with respect to, or that would reasonably be expected to lead to, an acquisition proposal (including a summary of the material terms and identity of the third party). Additionally, Modem Media must advise Digitas, in writing, if the Modem Media board of directors makes any determination as to any acquisition proposal as contemplated by the merger agreement.

Regardless of whether there has been a superior proposal, and regardless of whether the Modem Media board of directors withdraws, modifies, qualifies or amends its recommendation in favor of the merger, Modem Media is obligated, under the terms of the merger agreement, to hold and convene the special meeting of Modem Media stockholders at which the merger agreement and the merger will be considered and voted upon and the directors and officers of Modem Media who signed voting agreements are obligated (in their capacities as stockholders) to vote in favor of the adoption and approval of the merger agreement and approval of the merger at the special meeting.

•	Modem Media is not prohibited from taking and disclosing to its stockholders a position in conjunction with Rules 14d-9, 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, provided that in doing so, it is not in contravention of the provisions of the merger agreement regarding the board’s recommendation to the Modem Media stockholders regarding approval of the merger and non-solicitation of acquisition proposals.

Under the merger agreement, an “acquisition proposal” includes any proposal or offer by a third party for a direct or indirect:

•	merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination, consolidation or similar transaction involving Modem Media or its subsidiaries;

•	sale, lease exchange, mortgage, pledge, transfer or other acquisition or assumption of all or a substantial portion of Modem Media’s assets in one or a series of related transactions; or

•	purchase, tender offer or other acquisition of beneficial ownership of 15% or more of Modem Media’s voting power.

•	Under the merger agreement, a “superior proposal” means any bona fide written acquisition proposal relating to more than 50% of the outstanding Modem Media common stock or more than 50% of Modem Media’s assets that was not solicited by Modem Media or its agents and which the Modem Media board of directors determined in good faith, after consultation with its financial advisor:

•	to be more favorable to the Modem Media stockholders than the merger from a financial point of view; and

•	to have a likelihood of successful completion on the terms proposed that is at least likely as the merger, after taking into account all relevant financial, regulatory, legal and other aspects of such acquisition proposal, including the proposed financing for such acquisition proposal.

Conditions to Completion of the Merger

The obligations of Digitas and Modem Media to complete the merger are subject to the satisfaction or waiver of each of the following conditions:

•	the merger agreement must have been adopted and approved by the requisite vote of the stockholders of Modem Media, and the issuance of shares of Digitas common stock in the merger pursuant to the merger agreement must have been approved by the requisite vote of the stockholders of Digitas;

•	all regulatory approvals required to consummate the merger, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and all statutory waiting periods shall have expired or terminated;

•	no legal prohibitions on completion of the merger;

•	Digitas’ registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part must have been declared effective by the Securities and Exchange Commission, no stop order suspending its effectiveness may be in effect and no proceedings seeking a stop order may be pending; and

•	the shares of Digitas common stock to be issued in the merger must have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

Modem Media’s obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions:

•	each of Digitas’ and Digitas Acquisition Corp.’s representations and warranties must be true and correct as of the date the merger is to be completed as if made on such date, except:

•	to the extent Digitas’ and Digitas Acquisition Corp.’s representations and warranties address matters only as of a particular date, they must be true and correct only as of that date; or

•	to the extent that any inaccuracies of such representations and warranties do not individually, or in the aggregate, have and could not reasonably be expected to have a material adverse effect on Digitas and its subsidiaries;

•	Digitas must have performed all of the obligations required by the merger agreement to be performed by it;

•	no event or occurrence, which has had or would have, individually or in the aggregate, a material adverse effect on Digitas, has occurred provided that a “material adverse effect” will not be deemed to include the impact of general changes in the economy or financial markets of the United States or any other region outside of the United States or employee or customer attrition; and

•	Modem Media has received an opinion from its counsel that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Digitas’ obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions:

•	Modem Media’s representations and warranties must be true and correct as of the date the merger is to be completed as if made on such date, except:

•	to the extent Modem Media’s representations and warranties address matters only as of a particular date, they must be true and correct only as of that date; or

•	to the extent that any inaccuracies of such representations and warranties do not individually, or in the aggregate, have and could not reasonably be expected to have a material adverse effect on Modem Media;

•	Modem Media must have performed all of the obligations required by the merger agreement to be performed by it; and

•	no event or occurrence, which has had or would have, individually or in the aggregate, a material adverse effect on Modem Media, has occurred provided that a “material adverse effect” will not be deemed to include the impact of general changes in the economy or financial markets of the United States or any other region outside of the United States or employee or customer attrition.

Termination of Merger Agreement

The merger agreement may be terminated at any time before the effective time of the merger, whether before or after approval of the matters presented in connection with the merger by the Digitas stockholders or the Modem Media stockholders, in any of the following ways:

•	by mutual written consent duly authorized by the boards of directors of Digitas and Modem Media;

•	by Digitas or Modem Media, if:

•	Digitas’ or Modem Media’s stockholders fail to give the necessary approvals at their respective stockholder meetings or adjournments thereof;

•	the merger has not been consummated on or before December 31, 2004, provided that neither Digitas nor Modem Media may terminate the merger agreement under this clause if its breach of any covenant or agreement under the merger agreement has resulted in the failure of the merger to occur on or before that date; or

•	any governmental authority has issued a final and nonappealable injunction, order, decree, judgment or ruling or taken any other final nonappealable action enjoining, restraining or otherwise prohibiting the completion of the merger;

•	by Digitas, upon a breach of any representation, warranty, covenant or agreement on the part of Modem Media set forth in the merger agreement, or if a representation or warranty of Modem Media has become untrue, and such condition is incapable of being cured by December 31, 2004. If such condition is capable of being cured by December 31, 2004, or if such breach is not reasonably expected to have a material adverse effect on Modem Media, as described above, Digitas may not terminate the merger agreement under this provision;

•	by Modem Media, upon a breach of any representation, warranty, covenant or agreement on the part of Digitas set forth in the merger agreement, or if a representation or warranty of Digitas has become untrue, and such condition is incapable of being cured by December 31, 2004. If the condition is capable of being cured by December 31, 2004, or if the breach is not reasonably expected to have a material adverse effect on Digitas, as described above, Modem Media may not terminate the merger agreement under this provision;

•	by Digitas, if:

•	Modem Media’s board of directors fails to publicly recommend to its stockholders the approval and adoption of the merger agreement and the merger or fails to call and hold a special meeting of stockholders;

•	Modem Media’s board of directors withdraws or modifies, qualifies or amends its recommendation in a manner materially adverse to Digitas;

•	Modem Media’s board of directors recommends that Modem Media’s stockholders accept or approve an acquisition proposal; or

•	a tender or exchange offer relating to Modem Media’s common stock is commenced by a third party, and the board of directors of Modem Media has communicated with Modem Media’s stockholders (other than certain permitted communication) and did not recommend rejection of such tender or exchange offer.

•	by Modem Media, if:

•	Digitas’ board of directors fails to publicly recommend to its stockholders the approval of the issuance of shares of common stock in connection with the merger or fails to call and hold a special meeting of stockholders; or

•	Digitas’ board of directors withdraws or modifies, qualifies or amends its recommendation a manner materially adverse to Modem Media.

If the merger agreement is terminated because of any of the reasons listed above, it will become void and have no effect, without any liability by any party to the merger agreement or their subsidiaries, directors or officers unless the party is in willful breach of the merger agreement. All rights and obligations of any party under the merger agreement will cease. However, the provisions of the merger agreement relating to access to information, effect of termination, termination fees and expenses, interpretation of the merger agreement, counterpart signatures, integration, governing law, jurisdiction and venue, assignment and specific performance (solely with respect to information sharing requirements) will continue in effect notwithstanding termination of the merger agreement.

Payment of Termination Fee and Expenses

Modem Media has agreed to pay Digitas a fee of $7,900,000 in cash if:

•	either party terminates the merger agreement following Modem Media’s failure to obtain its required stockholder approval; and

•	it is publicly announced or becomes publicly known that a third party has made, or disclosed an intention to make an acquisition proposal to Modem Media and within 12 months following termination, Modem Media consummates:

•	a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation or similar transaction, involving more than 50% of the outstanding Modem Media common stock or an extraordinary dividend relating to more than 50% of the outstanding common stock or 50% of Modem Media’s assets;

•	the sale, lease exchange, mortgage, pledge, transfer or other acquisition or assumption of all or a substantial portion of Modem Media’s assets in one or a series of related transactions; or

•	the purchase, tender offer or other acquisition the consummation of which would result in the third party’s beneficial ownership of 50% or more of Modem Media’s voting power; or

•	the merger agreement is terminated by Digitas as a result of:

•	Modem Media’s board of directors failing to publicly recommend to its stockholders the approval and adoption of the merger agreement and the merger, or failing to call and hold a special meeting of stockholders;

•	Modem Media’s board of directors withdrawing or modifying, qualifying or amending in a manner materially adverse to Digitas its recommendation in favor of the adoption and approval of the merger agreement or the approval of the merger;

•	Modem Media’s board of directors recommending that Modem Media’s stockholders accept or approve an acquisition proposal; or

•	the commencement of a tender or exchange offer relating to Modem Media’s common stock by a third party, and the board of directors of Modem Media has communicated with Modem Media’s stockholders (other than certain permitted communication) and did not recommend rejection of such tender or exchange offer.

Digitas has agreed to pay Modem Media a fee of $7,900,000 in cash if:

•	either party terminates the merger agreement following Digitas’ failure to obtain its required stockholder approval; and

•	it is publicly announced or becomes publicly known that a third party has made, or disclosed an intention to make a bona fide offer to engage in a business combination transaction with Digitas that is conditioned on the merger not being consummated and within 12 months following termination, Digitas consummates:

•	a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation or similar transaction, involving more than 50% of outstanding Digitas common stock or an extraordinary dividend relating to more than 50% of the outstanding shares or 50% of Digitas’ assets;

•	the sale, lease exchange, mortgage, pledge, transfer or other acquisition or assumption of all or a substantial portion of Digitas’ assets in one or a series of related transactions; or

•	the purchase, tender offer or other acquisition the consummation of which would result in the third party’s beneficial ownership of 50% or more of Digitas’ voting power; or

•	the merger agreement is terminated by Modem Media as a result of:

•	Digitas’ board of directors failing to publicly recommend to its stockholders the approval of the issuance of shares of common stock in connection with the merger or failing to call and hold a special meeting of stockholders; or

•	Digitas’ board of directors withdrawing or modifying, qualifying or amending its recommendation in a manner materially adverse to Modem Media.

Extension, Waiver and Amendment of the Merger Agreement

Digitas and Modem Media may amend the merger agreement before completion of the merger by mutual written consent. Either Digitas or Modem Media may extend the other party’s time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other party’s representations and warranties and waive compliance by the other party with any of the agreements or conditions contained in the merger agreement. Notwithstanding, after the required approvals of the Digitas stockholders and of the Modem Media stockholders have been obtained, no amendment or waiver may be made or given that requires the approval of the stockholders of Digitas or Modem Media unless the required approval is obtained.

Expenses

Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such cost. However, each of Digitas and Modem Media will pay 50% of any fees and expenses (other than attorneys’ and proxy solicitation expenses) incurred in connection with the printing, filing and mailing of the registration statement and this joint proxy statement/prospectus, except that Digitas will pay the Securities and Exchange Commission filing fee in connection with the registration statement of which this joint proxy statement/prospectus forms a part.

Other Material Agreements Relating to the Merger

Voting Agreements

Digitas

As a condition to the willingness of Digitas to enter into the merger agreement, eight directors and/or executive officers of Modem Media, who together held approximately 6% of the outstanding shares of Modem Media common stock as of September 7, 2004, each executed a voting agreement with Digitas, dated as of July 15, 2004.

In the voting agreements, these stockholders agreed to vote and have granted to Digitas an irrevocable proxy and power of attorney to:

•	vote his or her shares and any newly acquired shares in favor of approval of the merger agreement and the merger and any matter necessary for consummation of the merger; and

•	against:

•	any action or agreement that would reasonably be expected to result in a breach of any covenant, representation, or warranty or any other obligation or agreement of Modem Media contained in the merger agreement such that the conditions to closing of the merger set forth in the merger agreement would not be satisfied; or

•	approval or adoption of any acquisition proposal, or any agreement or transaction that is intended, or would reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the merger.

The voting agreements terminate at the effective time of the merger, unless terminated by mutual consent of the parties or termination of the merger agreement prior to the effective time of the merger. The form of voting agreement is attached to this joint proxy statement/prospectus as Annex B, and you are urged to read Annex B in its entirety.

Modem Media

As a condition to the willingness of Modem Media to enter into the merger agreement, nine directors and/or executive officers of Digitas, who together held approximately 3% of the outstanding shares of Digitas common stock as of the record date, each executed a voting agreement with Modem Media, dated as of July 15, 2004.

In the voting agreements, these stockholders agreed to vote and have granted to Modem Media an irrevocable proxy and power of attorney to:

•	vote his or her shares and any newly acquired shares in favor of approval of the issuance of shares of Digitas common stock pursuant to the merger agreement and any matter necessary for consummation of the merger; and

•	against:

•	any action or agreement that would reasonably be expected to result in a breach of any covenant, representation, or warranty or any other obligation or agreement of Digitas contained in the merger agreement such that the conditions to closing of the merger set forth in the merger agreement would not be satisfied; or

•	approval or adoption of any acquisition proposal relating to Digitas that is conditioned on the merger not being consummated, or any agreement or transaction that is intended, or would reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the merger.

The voting agreements terminate at the effective time of the merger, unless terminated by mutual consent of the parties or termination of the merger agreement prior to the effective time of the merger. The form of voting agreement is attached to this joint proxy statement/prospectus as Annex C, and you are urged to read Annex C in its entirety.

Material United States Federal Income Tax Consequences Of The Merger

The following discussion sets forth the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Digitas common stock and U.S. holders of Modem Media common stock. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or resident of the United states;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more United States persons or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership holds Modem Media common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding Modem Media common stock, you should consult your tax advisors.

Digitas Stockholders

For United States federal income tax purposes, U.S. holders of Digitas common stock will not recognize any gain or loss as a result of the merger, and after the merger will have the same tax basis and holding period in their Digitas common stock as they had before the merger.

Modem Media Stockholders

This discussion assumes that you hold your Modem Media common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities and you elect the mark-to-market method of accounting for your securities;

•	a Modem Media stockholder subject to the alternative minimum tax provisions of the Code;

•	a Modem Media stockholder who received Modem Media common stock through the exercise of qualified employee stock options or through a tax-qualified retirement plan;

•	a foreign holder;

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of options granted under any Modem Media benefit plan; or

•	a Modem Media stockholder who holds Modem Media common stock as part of a hedge against currency risk, a straddle or a constructive sale or conversion transaction.

General. Based on representations contained in representation letters provided by Modem Media and Digitas and on certain customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, it is the opinion of Davis Polk & Wardwell, counsel to Modem Media that the material United States federal income tax consequences of the merger are as follows:

•	the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

•	you will not recognize gain or loss when you exchange your Modem Media common stock for Digitas stock, except to the extent of any cash received in lieu of a fractional share of Digitas common stock;

•	your tax basis in the Digitas common stock that you receive in the merger (including any fractional share interest you are deemed to receive and exchange for cash) will equal your tax basis in the Modem Media common stock you surrendered; and

•	your holding period for the Digitas common stock that you receive in the merger will include your holding period for the Modem Media common stock that you surrendered in the merger.

If you acquired different blocks of Modem Media common stock at different times and at different prices, your basis and holding period in your Digitas common stock may be determined with reference to each block of Modem Media common stock.

It is a condition to the closing of the merger that Modem Media will receive an opinion from Davis Polk & Wardwell to the effect that for United States federal income tax purposes the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. This opinion will be based on updated representation letters provided by Digitas and Modem Media to be delivered at the time of closing and on customary factual assumptions and will assume that the merger will be completed according to the terms of the merger agreement. Although the merger agreement allows us to waive this condition to closing, we currently do not anticipate doing so. If we do waive this condition, we will inform you of this decision and ask you to vote on the merger taking this into consideration.

Digitas and Modem Media will not receive any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

Cash in lieu of Fractional Shares. You will generally recognize capital gain or loss on any cash received in lieu of a fractional share of Digitas common stock equal to the difference between the amount of cash received and the basis allocated to such fractional share. That capital gain or loss will constitute long-term capital gain or loss if your holding period in Modem Media common stock surrendered in the merger is greater than 12 months as of the date of the merger.

Backup Withholding. You may be subject to information reporting and backup withholding on any cash payments received in lieu of a fractional share of Digitas common stock. You will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the completion of the merger; or

•	establish that you are otherwise exempt from backup withholding.

Any amount withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

Reporting Requirements. If you receive Digitas common stock as a result of the merger, you will be required to retain records pertaining to the merger and you will be required to file with your United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

Accounting Treatment of the Merger

Digitas will account for the merger using the purchase method of accounting, and Digitas will be considered the acquiror of Modem Media for accounting purposes. This method assumes that for financial reporting purposes, Digitas will treat both companies as one company beginning as of the date of the merger.

Regulatory Filings and Approvals Required to Complete the Merger

The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents specified transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified waiting periods are terminated or expire. The closing of the merger is conditioned upon all waiting periods under the Hart-Scott-Rodino Act relating to the merger having expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the merger having been obtained. The Federal Trade Commission has granted early termination of the waiting period under the Hart-Scott-Rodino Act with respect to the merger, effective as of July 30, 2004. Neither Digitas nor Modem Media is aware of any antitrust approvals which remain to be obtained in connection with the merger.

Although early termination of the waiting period under the Hart-Scott-Rodino Act has been granted, at any time before or after the completion of the merger, either the Antitrust Division or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

Neither Digitas nor Modem Media is aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with the corporate law of the State of Delaware and federal and state securities laws.

Restrictions on Sales of Digitas Common Stock by Affiliates of Modem Media

The shares of Digitas common stock to be issued in connection with the merger have been registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of Digitas common stock issued to any person who is deemed to be an “affiliate” of either Digitas or Modem Media and shares subject to other contractual restrictions. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either Digitas or Modem Media and may include some of Modem Media’s officers and directors, as well as its principal stockholders. Affiliates may resell their shares of Digitas common stock acquired in connection with the merger only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act.

As a condition to the obligations of Digitas and Modem Media to effect the merger, Modem Media will use its reasonable best efforts to deliver or cause each affiliate of Modem Media within the meaning of Rule 145, as identified by Modem Media, to deliver an affiliate agreement with Digitas. Under the terms of the affiliate agreements, such affiliates have agreed not to make any sale, transfer or other disposition of any shares of Digitas common stock received in the merger except in certain specified situations, including:

•	pursuant to an effective registration statement under the Securities Act covering the resale of those shares;

•	in compliance with Rule 145(d) under the Securities Act; or

•	in a transaction which, in the opinion of counsel reasonably acceptable to Digitas, is not required to be registered under the Securities Act.

The affiliate agreements also allow Digitas to place appropriate legends on the certificates evidencing any shares of Digitas common stock received by the affiliates in the merger, and to issue stop transfer instructions to the transfer agent for such shares of Digitas common stock received by the affiliates.

This joint proxy statement/prospectus does not cover the resale of shares of Digitas common stock to be received by any person in the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any such resale.

Listing on the Nasdaq National Market of Digitas Common Stock to be Issued in the Merger

Digitas has agreed to prepare and submit all reports, applications and other documents that may be necessary or desirable to enable all shares of Digitas common stock that will be outstanding or reserved for issuance at the effective time of the merger to be listed on the Nasdaq National Market, subject to official notice of issuance. Such approval is a condition to the consummation of the merger.

Delisting and Deregistration of Modem Media Common Stock after the Merger

When the merger is completed, Modem Media common stock will be delisted from the Nasdaq National Market and will be deregistered under the Exchange Act.

Dissenters’ Rights of Appraisal

No appraisal rights are available to stockholders of Digitas or Modem Media under applicable law in connection with the merger.

Operations After the Merger

Following the merger, Modem Media will operate as a wholly-owned subsidiary of Digitas. The membership of Digitas’ board of directors will remain unchanged as a result of the merger, other than as described below in the section entitled “The Merger—Director to be Appointed in Connection with the Merger.” The senior management of Digitas will also remain unchanged as a result of the merger.

The officers and board of directors of Digitas Acquisition Corp. will become the officers and directors of Modem Media immediately following the merger, and Modem Media will cause each officer and director of each of its subsidiaries to resign at the effective time of the merger. The stockholders of Modem Media will become stockholders of Digitas, and their rights as stockholders will be governed by the Digitas certificate of incorporation, the Digitas bylaws and the laws of the State of Delaware. See the section entitled “Comparison of Rights of Holders of Digitas Common Stock and Modem Media Common Stock” beginning on page 103 of this joint proxy statement/prospectus.

Director to be Appointed in Connection with the Merger

Except as noted below, the directors of Digitas immediately prior to consummation of the merger shall be the directors of Digitas upon the consummation of the merger. Pursuant to the merger agreement, Digitas has agreed to appoint Joseph R. Zimmel, a director of Modem Media and a former managing director of Goldman Sachs, Modem Media’s financial advisor in connection with the merger, to its board of directors, such appointment to be effective immediately after the effective time of the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the proposed acquisition by Digitas Inc. of Modem Media, Inc., and are derived from the historical financial statements of Digitas and Modem Media, which are incorporated by reference into this prospectus. These historical financial statements have been adjusted as described in the notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet has been prepared assuming the acquisition occurred on June 30, 2004. In accordance with FASB Statement No. 141 “Business Combinations”, Digitas has calculated the purchase price of Modem Media based upon a Digitas common stock price of $8.77 per share. This per share price represents the average closing price of Digitas common stock from two business days prior to and after the merger announcement on July 15, 2004. On September 9, 2004, the closing price of Digitas common stock was $7.21 per share. The unaudited pro forma condensed combined statements of income have been prepared assuming the acquisition occurred on January 1, 2003. In all cases, the purchase method of accounting has been applied, which requires an allocation of the purchase price to the assets acquired and liabilities assumed, at fair value.

The purchase price allocation reflected in the unaudited condensed combined financial statements is preliminary and is subject to revision. The final purchase price allocation will be completed after the transaction closes, and will be based on formal third party valuations of tangible assets, identification and valuation of identifiable intangible assets, and an analysis of the value of liabilities assumed. The final purchase price allocation may differ materially from the preliminary estimate due to the final purchase price and the different valuations and differences in useful lives and amortization methods applied to the tangible and intangible assets. Therefore, the unaudited pro forma condensed combined financial statements are for informational purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the acquisition of Modem Media been completed as of the dates presented. Additionally, the unaudited pro forma condensed combined financial statements should not be considered representative of future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial statements are prepared in accordance with Article 11 of Regulation S-X.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2004

(in thousands, except per share data)

	Digitas Historical	Modem Media Historical	Pro Forma Adjustments		Digitas Pro Forma
Revenue:
Fee revenue	$120,725	$30,576			$151,301
Pass-through revenue	65,385	577			65,962

Total revenue	186,110	31,153			217,263
Operating expenses:
Professional services costs	70,076	15,792			85,868
Pass-through expenses	65,385	577			65,962
Selling, general and administrative expenses	34,399	11,449			45,848
Stock-based compensation	882	153	$544	(a)	1,579
Amortization of intangible assets	353	0	1,643	(b)	1,996
Restructuring income, net	0	(528)			(528)

Total operating expenses	171,095	27,443	2,187		200,725

Income from operations	15,015	3,710	(2,187)		16,538
Other income (expense), net	119	193			312
Provision for income taxes	144	1,206	82	(c)	1,432

Income from continuing operations	$14,990	$2,697	$(2,269)		$15,418

Income from continuing operations per share
Basic	$0.23	$0.10			$0.18
Diluted	$0.20	$0.10			$0.16
Weighted-average common shares outstanding
Basic	64,455	26,885			83,611
Diluted	76,175	28,266			95,331

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands, except per share data)

	Digitas Historical	Modem Media Historical	Pro Forma Adjustments		Digitas Pro Forma
Revenue:
Fee revenue	$209,470	$59,328			$268,798
Pass-through revenue	102,343	1,069			103,412

Total revenue	311,813	60,397			372,210
Operating expenses:
Professional services costs	122,752	28,243			150,995
Pass-through expenses	102,343	1,069			103,412
Selling, general and administrative expenses	65,755	21,516			87,271
Stock-based compensation	7,451	202	$1,087	(a)	8,740
Amortization of intangible assets	706	0	3,286	(b)	3,992
Restructuring income, net	(4,109)	(730)			(4,839)

Total operating expenses	294,898	50,300	4,373		349,571

Income from operations	16,915	10,097	(4,373)		22,639
Other income (expense), net	161	(615)			(454)
Provision for income taxes	217	4,281	(1,706	)(c)	2,792

Income from continuing operations	$16,859	$5,201	$(2,667)		$19,393

Income from continuing operations per share
Basic	$0.28	$0.20			$0.24
Diluted	$0.24	$0.19			$0.22
Weighted-average common shares outstanding
Basic	60,754	26,072			79,910
Diluted	69,234	26,699			88,390

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

JUNE 30, 2004

(in thousands)

	Digitas Historical	Modem Media Historical	Pro Forma Adjustments		Digitas Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$93,794	$30,285	$(5,300	)(d)	$118,779
Marketable securities		26,763			26,763
Accounts receivable, net	30,355	10,521			40,876
Accounts receivable, unbilled	21,011	2,241			23,252
Prepaid expenses and other current assets	6,987	5,780	$(4,005	)(e)	8,762

Total current assets	152,147	75,590	(9,305)		218,432
Marketable securities		4,924			4,924
Fixed assets, net	17,075	6,534	(1,000	)(f)	22,609
Goodwill, net	98,130	43,156	(43,156	)(g)	215,195
			117,065	(h)
Other intangible assets, net	352		30,800	(i)	31,152
Other assets	3,898	13,691	(12,287	)(e)	5,302

Total assets	$271,602	$143,895	$82,117		$497,614

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,215	$908			$17,123
Billings in excess of cost and estimated earnings on uncompleted contracts	22,990	14,934			37,924
Accrued expenses	23,471	4,948	$5,000	(j)	34,819
			1,400	(k)
Accrued restructuring	8,472	2,781	430	(l)	11,683
Current portion of long-term debt	295				295

Total current liabilities	71,443	23,571	6,830		101,844
Long-term debt, less current portion	131				131
Accrued restructuring, long-term	15,967	11,348	925	(l)	28,240
Other long-term liabilities	501	1,003			1,504

Total liabilities	88,042	35,922	7,755		131,719
Shareholders’ equity:
Common stock	658	28	(28	)(m)	850
			192	(n)
Additional paid-in capital	349,009	197,735	(197,735	)(m)	539,872
			190,863	(o)
Accumulated deficit	(165,793)	(89,328)	89,328	(m)	(171,093)
			(5,300	)(d)
Cumulative foreign currency translation adjustment	1	(201)	201	(m)	1
Deferred compensation	(315)	(261)	261	(m)	(3,735)
			(3,420	)(p)

Total shareholders’ equity	183,560	107,973	74,362		365,895

Total liabilities and shareholders’ equity	$271,602	$143,895	$82,117		$497,614

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

The accompanying unaudited pro forma condensed combined financial statements present the pro forma results of operations and financial position of Digitas Inc. and Modem Media, Inc. on a combined basis based on the historical financial information of each company and after giving effect to the acquisition of Modem Media, Inc. by Digitas Inc. The acquisition will be recorded using the purchase method of accounting. Certain reclassifications have been made to the historical Modem Media, Inc. financial statements to conform to the presentation used in the Digitas Inc. historical financial statements. Such reclassifications had no effect on Modem Media’s previously reported income from continuing operations.

The unaudited pro forma condensed combined balance sheet has been prepared assuming the acquisition occurred on June 30, 2004. In accordance with FASB Statement No. 141 “Business Combinations”, Digitas has calculated the purchase price of Modem Media based upon a Digitas common stock price per share of $8.77. This per share price represents the average closing price of Digitas common stock from two business days prior to and after the merger announcement on July 15, 2004. The unaudited pro forma condensed combined statement of operations has been prepared assuming the acquisition occurred on January 1, 2003.

2.	Pro Forma Adjustments

The following are brief descriptions of each of the pro forma adjustments included in the unaudited pro forma condensed combined financial statements:

(a)	To reflect the amortization over the remaining service period of stock-based compensation expense related to the intrinsic value of unvested stock options of Modem Media, Inc. at the date of acquisition.

(b)	To reflect amortization expense related to the preliminary allocation of purchase price to certain intangible assets.

(c)	To adjust the income tax provisions of the combined entity based upon the utilization of acquired net operating losses and the related tax benefit of those net operating losses. As part of this adjustment, we have considered the potential of Section 382 limitations using Modem Media’s shares outstanding of 27,365 and a Modem Media common stock price per share of $5.08 based upon the average closing price from the two days prior to and after July 15, 2004, the date of the merger announcement.

(d)	To reflect the disbursement of cash and corresponding entry to accumulated deficit for the payment of transaction expenses incurred by Modem Media, Inc. in its transaction to be acquired by Digitas.

(e)	To record a valuation allowance against the current and long-term deferred tax assets on the combined entity to reflect the uncertainty related to the recoverability of the deferred tax assets for the consolidated entity.

(f)	To record acquired fixed assets at estimated fair value and recognize a portion of the assets acquired will not be utilized in the combined business prospectively.

(g)	To remove Modem Media’s historical goodwill.

(h)	To record the estimated goodwill resulting from the allocation of the purchase price to the fair value of assets acquired and liabilities assumed.

(i)	To record the preliminary allocation of purchase price to certain intangible assets. These intangible assets are as follows:

Intangible Asset	Assigned Value	Estimated Life
Customer base.	$23,000	7 year life
Trademarks	7,800	Indefinite life

	$30,800

(j)	To record liabilities associated with Digitas transaction costs related to the acquisition of Modem Media, Inc.

(k)	To record the estimated fair value in accordance with Financial Interpretation 45 “Guarantors Accounting and Disclosure Requirements for Guarantees including Indirect Guarantees of Indebtedness of Others” and FASB Statement No. 141 “Business Combinations” of Modem Media’s guarantee of Centrport’s lease for office space. Centrport is formerly a wholly-owned subsidiary of Modem Media. The estimated fair value of this guarantee was determined based upon a probability-weighted cash flow analysis.

(l)	To record the undiscounted value of operating lease obligations for office space no longer occupied, that had been previously recorded by Modem Media.

(m)	To eliminate the historical equity balances of Modem Media.

(n)	To record par value of shares issued by Digitas to purchase Modem Media at an exchange ratio of 0.70 shares of Digitas for each share outstanding of Modem Media. At date of acquisition, 27,365 outstanding shares of Modem Media were exchanged for 19,156 shares of Digitas at $0.01 par value.

(o)	To record additional-paid-in-capital related to issuance of 19,156 shares of Digitas as described in (n) above. Additional-paid-in-capital calculated as follows:

Digitas shares issued using an exchange ratio of 0.70 shares of Digitas for every 1.0 share of Modem Media (27,365 shares *0.70) at $8.77 price per share	$168,032
Less purchase price reflected as common stock	(192)
Estimated fair value for vested Modem Media stock options	19,603
Estimated fair value of unvested Modem Media stock options	3,420

$190,863

(p)	To record deferred compensation for the intrinsic value of unvested stock options of Modem Media, Inc. at the date of acquisition.

MODEM MEDIA PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of Modem Media common stock as of September 7, 2004 by:

•	each person known by Modem Media to own beneficially 5% or more of the Modem Media common stock,

•	each director of Modem Media,

•	each executive officer of Modem Media, and

•	all of the directors and executive officers of Modem Media as a group.

Name and Address of Beneficial Owner(1)	Number of Shares	Percentage Ownership
Royce & Associates, Inc. 1414 Avenue of the Americas New York, NY 10019 (2)	2,444,800	8.9%
Robert Beeby (3) (4)	63,000	*
Frank J. Connolly, Jr. (5)	180,417	*
Michael de Kare-Silver (6)	76,666	*
Sloane Levy (7)	106,907	*
David P. Lynch (8)	361,790	1.3%
Peter W. Moritz (9)	192,740	*
G. M. O’Connell (10)	1,893,341	6.8%
Marc C. Particelli (11)(12)	960,032	3.4%
Don Peppers (13)	74,000	*
Don Seeley (14)	43,000	*
Joseph R. Zimmel (15)	66,000	*
All directors and executive officers as a group (11 persons) (16)	4,017,893	13.4%

*	Represents less than one percent (1%).

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September 7, 2004 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. Unless otherwise indicated, the address of each of the individuals listed is c/o Modem Media, Inc., 230 East Avenue, Norwalk, Connecticut 06855.

(2)	Royce & Associates, LLC filed a statement with the SEC on Schedule 13G under the Securities Exchange Act of 1934, as amended, disclosing beneficial ownership of greater than 5% of Modem Media’s common stock (2,444,800 shares). According to the statement, Royce & Associates, LLC has sole power to vote or direct the vote and dispose or direct the disposition of 2,444,800 shares.

(3)	Includes 61,000 shares of Modem Media’s common stock subject to options, which are exercisable within 60 days of September 7, 2004.

(4)	Includes 2,000 shares of Modem Media’s common stock beneficially owned by Mr. Beeby’s wife.

(5)	Includes 176,086 shares of Modem Media’s common stock subject to options, which are exercisable within 60 days of September 7, 2004. In addition, includes 1,043 shares of stock subject to certain restrictions, which restrictions will be removed on December 31, 2005.

(6)	Includes 76,666 shares of Modem Media’s common stock subject to options, which are exercisable within 60 days of September 7, 2004.

(7)	Includes 106,000 shares of Modem Media’s common stock subject to options, which are exercisable within 60 days of September 7, 2004.

(8)	Includes 354,250 shares of Modem Media’s common stock subject to options, which are exercisable within 60 days of September 7, 2004. In addition, includes 2,925 shares of stock subject to certain restrictions, which restrictions will be removed on December 31, 2005.

(9)	Includes 189,730 shares of Modem Media’s common stock subject to options, which are exercisable within 60 days of September 7, 2004. In addition, includes 1,062 shares of stock subject to certain restrictions, which restrictions will be removed on December 31, 2005.

(10)	Includes 486,667 shares of Modem Media’s common stock subject to options, which are exercisable within 60 days of September 7, 2004.

(11)	Includes 885,926 shares of Modem Media’s common stock subject to options, which are exercisable within 60 days of September 7, 2004. In addition, includes 2,455 shares of stock subject to certain restrictions, which restrictions will be removed on December 31, 2005.

(12)	Includes 700 shares of Modem Media’s common stock beneficially owned by Mr. Particelli’s daughter. Mr. Particelli disclaims beneficial ownership of such shares.

(13)	Includes 62,000 shares of Modem Media’s common stock subject to options, which are exercisable within 60 days of September 7, 2004.

(14)	Includes 22,500 shares of Modem Media’s common stock subject to options, which are exercisable within 60 days of September 7, 2004.

(15)	Includes 66,000 shares of Modem Media’s common stock subject to options, which are exercisable within 60 days of September 7, 2004.

(16)	Includes an aggregate of 2,486,825 shares of Modem Media’s common stock subject to options held by directors and executive officers of Modem Media, which are exercisable within 60 days of September 7, 2004. In addition, includes an aggregate of 8,392 shares of stock subject to certain restrictions, which restrictions will be removed on December 31, 2005.

DIGITAS PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of Digitas common stock as of September 7, 2004 by:

•	each person known by Digitas to own beneficially 5% or more of the Digitas common stock,

•	each director of Digitas,

•	each executive officer of Digitas, and

•	all of the directors and executive officers of Digitas as a group.

Name and Address of Beneficial Owner(1)	Number of Shares	Percentage Ownership
Gregor S. Bailar (2)	4,630	*
Michael E. Bronner (3)	1,815,590	2.7
Ernest W. Cloutier (4)	44,762	*
Jeffrey J. Cote (5)	360,110	*
Anne S. Drapeau (6)	158,374	*
Robert R. Glatz (7)	3,056	*
Philip U. Hammarskjold (8)	91,513	*
David W. Kenny (9)	8,509,684	11.4
Arthur Kern (10)	468,446	*
Laura W. Lang (11)	842,452	1.3
Gail J. McGovern (12)	1,528	*
Brian K. Roberts (13)	59,659	*
James Rossman (14)	119,634	*
All directors and executive officers as a group (14 persons)(15)	12,479,438	16.3

*	Represents less than one percent (1%).

(1)	The number of shares of Common Stock beneficially owned by each stockholder is determined according to Rule 13d-3 issued by the Securities and Exchange Commission. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes (1) any shares as to which the individual has sole or shared voting or investment authority and (2) any shares underlying options that are currently exercisable or become exercisable within 60 days. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September 7, 2004 were deemed to be outstanding. Digitas did not deem such shares to be outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals listed is c/o Digitas Inc., 800 Boylston Street, Boston, Massachusetts 02199.

(2)	Includes options held by Mr. Bailar that are currently exercisable or will become exercisable within 60 days of September 7, 2004 for 4,630 shares.

(3)	Includes 718,048 shares held by Mr. Bronner and 926,912 shares held by the Bronner Irrevocable Trust, a trust for the benefit of Mr. Bronner’s minor children of which Mr. Bronner’s spouse is co-trustee as to which Mr. Bronner disclaims beneficial ownership. Includes options held by Mr. Bronner that are currently exercisable or will become exercisable within 60 days of September 7, 2004 for 170,630 shares.

(4)	Includes 11,062 shares held by Mr. Cloutier and options held by Mr. Cloutier that are currently exercisable or will become exercisable within 60 days of September 7, 2004 for 33,700 shares.

(5)	Includes options held by Mr. Cote that are currently exercisable or will become exercisable within 60 days of September 7, 2004 for 360,110 shares.

(6)	Includes 893 shares held by Ms. Drapeau and options held by Ms. Drapeau that are currently exercisable or will become exercisable within 60 days of September 7, 2004 for 157,481 shares.

(7)	Includes options held by Mr. Glatz that are currently exercisable or will become exercisable within 60 days of September 7, 2004 for 3,056 shares.

(8)	Includes 90,217 shares held by Mr. Hammarskjold and options held by Mr. Hammarskjold that are currently exercisable or will become exercisable within 60 days of September 7, 2004 for 1,296 shares.

(9)	Includes 1,000 shares held by Mr. Kenny, options held by Mr. Kenny that are currently exercisable or will become exercisable within 60 days of September 7, 2004 for 8,423,834 shares, and 84,850 shares held by a trust for the benefit of Mr. Kenny’s minor children of which Mr. Kenny’s spouse is sole trustee and as to which Mr. Kenny disclaims beneficial ownership.

(10)	Includes 297,816 shares held by the Arthur Kern Revocable Trust of which Arthur Kern has sole dispositive and voting power and options held by Mr. Kern that are currently exercisable or will become exercisable within 60 days of September 7, 2004 for 170,630 shares.

(11)	Includes 586 shares held by Ms. Lang and options held by Ms. Lang that are currently exercisable or will become exercisable within 60 days of September 7, 2004 for 841,866 shares.

(12)	Includes options held by Ms. McGovern that are currently exercisable or will become exercisable within 60 days of September 7, 2004 for 1,528 shares.

(13)	Includes 6,430 shares held by Mr. Roberts and options held by Mr. Roberts that are currently exercisable or will become exercisable within 60 days of September 7, 2004 for 53,229 shares.

(14)	Includes 6,565 shares held by Mr. Rossman and options held by Mr. Rossman that are currently exercisable or will become exercisable within 60 days of September 7, 2004 for 113,069 shares.

(15)	Includes outstanding options to purchase 10,335,059 shares of common stock that are currently exercisable or will become exercisable within 60 days of September 7, 2004.

COMPARISON OF RIGHTS OF HOLDERS OF DIGITAS COMMON STOCK

AND MODEM MEDIA COMMON STOCK

As a result of the merger, holders of Modem Media common stock will become holders of Digitas common stock. The following is a summary of some of the material differences between the rights of holders of Modem Media common stock and the rights of holders of Digitas common stock.

Because Modem Media and Digitas are both organized under the laws of the state of Delaware, any differences in your rights as a stockholder of Modem Media and Digitas will arise solely from differences in the current certificates of incorporation and bylaws of the companies rather than from differences of law.

The following summary highlights important similarities and differences between the rights of current holders of Digitas common stock and current holders of Modem Media common stock. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the laws of the state of Delaware, Modem Media’s amended and restated certificate of incorporation and amended and restated bylaws and Digitas’ amended and restated certificate of incorporation and bylaws. Investors should read carefully this entire document and the other documents referred to in this document for a more complete understanding of the differences between the rights of Modem Media stockholders and Digitas stockholders. Upon completion of the merger, the Digitas amended and restated certificate of incorporation and bylaws will be the same in all respects as the present documents.

Summary of Material Differences Between Current Rights of Modem Media Stockholders and Rights Those Stockholders Will Have as Digitas Stockholders Following the Merger

	Digitas	Modem Media
Authorized Capital

The authorized capital stock of Digitas consists of:

•      175 million shares of Digitas common stock, with a par value of $0.01 per share; and

•      25 million shares of preferred stock, with a par value of $0.01 per share.

The authorized capital stock of Modem Media consists of:

•      145 million shares of Modem Media common stock, with a par value of $0.001 per share; and

•      5 million shares of preferred stock, with a par value of $0.001 per share.

Amendment of Governing Documents	An amendment to the Digitas certificate of incorporation requires an authorization of the Digitas board of directors, followed by the vote of a majority of the outstanding shares of Digitas common stock. However, a vote of 75% of the outstanding shares entitled to vote is required to amend or repeal the Stockholder Action, Directors, Limitation of Liability, and Amendment of Certificate of Incorporation provisions of Digitas’ certificate of incorporation.

An amendment to the Modem Media certificate of incorporation requires an authorization of the Modem Media board of directors, followed by the vote of a majority of the outstanding shares of Modem Media common stock.

The Digitas bylaws may be adopted, amended or repealed by:

•      a majority vote of the board of directors;

•      a vote of at least 75% of shares entitled to vote; or

•      a vote of a majority of shares entitled to vote if approval of the amendment was recommended by the board of directors.

The Modem Media bylaws may be adopted, amended or repealed by: • a majority of the votes cast by stockholders entitled to vote; or • a majority vote of the board of directors.

	Digitas	Modem Media
Number of Directors	The number of directors is fixed by resolution of the board of directors. The current number of directors is 7.	The number of directors must be no fewer than 5 and no more than 10, with the actual number to be determined by the board of directors. The current number of directors is 6.

Board Classification	Digitas’ board of directors is divided into three classes, with members of each class holding office for three-year terms, with one class being elected at each annual meeting. There are currently two class I directors, whose term of office will continue until the 2007 annual meeting, two class II directors, whose term of office will continue until the 2005 annual meeting and three class III directors, whose term of office will continue until the 2006 annual meeting.	Modem Media does not have a classified board of directors.

Director Nominations

A stockholder must make any nomination for a director in writing to the Secretary of Digitas at least 90 and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting unless the date of the current annual meeting is advanced by more than 30 days before, or delayed by more than 60 days after, such anniversary, in which case notice of a nomination must be received by the secretary of Digitas not more than 120 days prior to the date of such annual meeting and not later than the later of (i) 90 days prior to the annual meeting or (ii) 10 days after public announcement of the date of the annual meeting.

A stockholder’s nomination for director must include:

•      the name and address of the stockholder, the number of shares owned of record and beneficially by the stockholder; and

•      any information regarding the nominee that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the person been nominated by the Digitas board of directors (and such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

A stockholder must make any nomination for a director in writing to the secretary of Modem Media at least 90 and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting, unless the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date of such preceding annual meeting, in which case notice must be given not earlier than 120 days prior to such annual meeting and not later than the later of (i) 19 days prior to the annual meeting or (ii) 10 days following the day on which public announcement of the date of the annual meeting is first made by Modem Media.

A stockholder’s nomination for director must include:

•      the name and address of the stockholder, the number of shares owned of record and beneficially by the stockholder;

•      any information regarding the nominee that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the person been nominated by the Modem Media board of directors (and such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•      a representation that the stockholder is a holder of record of Modem Media common stock entitled to vote at the annual meeting and intends to appear and bring the nomination before the meeting.

	Digitas	Modem Media
Director Removal	Any director may be removed with the approval of the holders of 75% of the outstanding shares of Digitas common stock entitled to vote at an election of directors.	Any director may be removed with the approval of the holders of a majority of the outstanding shares of Modem Media common stock entitled to vote at an election of directors.

Director Vacancies	A vacancy occurring on the Digitas board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by a vote of the majority of the board of directors then in office, although less than a quorum.	A vacancy occurring on the Modem Media board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by a vote of the majority of the board of directors then in office, although less than a quorum. However, a vacancy created by the removal of a director by stockholder vote or court order may be filled by a plurality of the votes of the shares present. A director chosen in this manner shall hold office until the next annual meeting and until his or her successor shall be elected and qualified.

Indemnification	The Digitas bylaws provide that the corporation shall indemnify its directors and officers for any liability incurred in their official capacity to the maximum extent permissible under Delaware law.	The Modem Media bylaws provide that the corporation shall indemnify its directors and officers for any liability incurred in their official capacity to the maximum extent permissible under Delaware law. The Modem Media bylaws also provide that the corporation is permitted to indemnify directors and officers of a predecessor corporation and its employees and agents in connection with any proceeding arising by reason of the fact that such person held such position with the corporation or a predecessor corporation.

Annual Meetings of Stockholders	The annual meeting of stockholders is determined by the board of directors or president of Digitas, such date to fall within 6 months after the end of the prior fiscal year.	The annual meeting of stockholders must be held on a date and at a place fixed by the Modem Media board of directors.

Special Meetings of Stockholders	Special meetings of the stockholders may be called by the board of directors.	The Modem Media board of directors, chairman of the board of directors or the chief executive officer may call special meetings of the stockholders.

Stockholder Proposals	A Digitas stockholder must provide written notice of any stockholder business proposal for the annual meeting to the Secretary of Digitas at the principal executive offices of Digitas. The notice must be received at least 90 and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting unless the date of the current annual meeting is advanced by more than 30 days before, or delayed by more than 60 days after, such anniversary, in which case notice of a nomination must be received by the secretary of Digitas not more than 120 days prior to the date of such annual meeting and not later than the later of (i) 90 days prior to the annual meeting or (ii) 10 days after public announcement of the date of the annual meeting.	A Modem Media stockholder must provide written notice of any stockholder business proposal to the Secretary of Modem Media at the principal executive offices of Modem Media. The notice must be received between 90 and 120 days prior to the first anniversary of the preceding year’s annual meeting, unless the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date of such preceding annual meeting, in which case notice must be given not earlier than 120 days prior to such annual meeting and not later than the later of (i) 90 days prior to the annual meeting or (ii) 10 days following the day on which public announcement of the date of the annual meeting is first made by Modem Media.

A stockholder’s written notice must include:

•      a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, any material interest that the stockholder has in the subject matter of the proposal;

•      the name and address of the stockholder and other stockholders supporting the proposal; and

•      the number of shares owned of record and beneficially by the stockholder and other stockholders supporting the proposal.

The stockholder’s written notice must include:

•      a brief description of the business to be brought before the meeting, resolutions or any proposed amendment to the reasons why it should be discussed at the annual meeting, any material interest that the stockholder has in the subject matter of the proposal, the text of the proposal or business (including the text of any resolutions or any proposed amendment to the bylaws of the corporation);

•      the name and record address of the stockholder;

•      the number of shares of common stock owned beneficially or of record by the stockholder; and

•      a representation that the stockholder intends to appear in person or by proxy at the stockholders’ meeting to present the proposal.

Stockholder Rights Plan

Modem Media has entered into a stockholder rights agreement. The terms of Modem Media’s rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of Modem Media common stock and to exercisability. This summary may not contain all of the information that is important to you. You should thus carefully read Modem Media’s rights agreement, as amended, which is incorporated by reference into this joint proxy statement/prospectus, in its entirety.

Modem Media has a stockholder rights plan under which each stockholder has one right for each share of common stock held. Each right entitles the registered holder to purchase from Modem Media one one-hundredth of a share of Modem Media’s Series A Participating Cumulative Preferred Stock, par value $0.001 per share, at a purchase price of $30. The rights are subject to adjustment to prevent dilution of the interests represented by each right. The terms of the rights are set forth in the Rights Agreement dated as of June 18, 2001 and Amendment No. 1 thereto dated as of July 14, 2004, by and between Modem Media and EquiServe Trust Company, N.A., as rights agent (as amended, the “Rights Agreement”).

The Modem Media rights are attached to all Modem Media common stock certificates currently outstanding, and no separate certificates representing them have been distributed. The rights will separate from the Modem Media common stock, and be represented by separate certificates, upon the earlier of:

•	10 days following the date of any public announcement that a person or group of affiliated or associated persons, but excluding particular persons and entities, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Modem Media common stock, or

•	10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding Modem Media common stock.

Until the Modem Media rights separate from the Modem Media common stock to which they are attached, or an earlier date on which these rights are redeemed, exchanged or expire:

•	the rights will be evidenced by the common stock certificates and will be transferred only with them,

•	all new common stock certificates issued after June 18, 2001 will contain a notation incorporating the terms of the Rights Agreement by reference, and

•	the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the rights associated with the common stock represented by the certificates.

As soon as practicable after the date when the rights separate from the common stock, right certificates will be mailed to holders of record of common stock as of the close of business on that date and, after that time, the separate right certificates alone will represent the rights. Only common stock issued prior to the date when the rights separate from the common stock will be issued with rights. The Modem Media rights are not exercisable until their separation from the Modem Media common stock and will expire at the close of business on June 18, 2011, unless the Modem Media board of directors redeems them earlier, as described below.

If a third party acquires 15% of more of the Modem Media common stock, as described above, thus triggering a separation of the Modem Media rights from the Modem Media common stock, each holder of a Modem Media right will thereafter have the right to receive, upon exercise and payment of the exercise price, Modem Media common stock or, in some circumstances, cash, property or other securities of Modem Media, having a value equal to two times the exercise price. Alternatively, if the Modem Media rights separate from the common stock and become exercisable, Modem Media may provide that each right shall be exchanged for one Modem Media common stock and without other payment of the exercise price, provided that the Modem Media board of directors may not effect the exchange at any time after any person, other than Modem Media or specified other related parties, together with all affiliates and associates of this person, beneficially owns 50% or more of the Modem Media common stock then outstanding.

If, at any time after a third party acquires, or obtains the right to acquire beneficial ownership of, 15% or more of the outstanding Modem Media common stock, as described above,

•	Modem Media is acquired in a merger or other business combination in which Modem Media is not the surviving corporation, or

•	50% or more of Modem Media’s assets or earning power is sold or transferred,

each holder of a Modem Media right, except as set forth below, shall thereafter have the right to receive, upon exercise and payment of the exercise price, common stock of the acquirer having a market value equal to twice the exercise price.

Any rights that are or were owned by an acquirer of beneficial ownership of more that 15% or more of the outstanding Modem Media common stock will be null and void.

At any time prior to the earlier of the date upon which a third party acquires, or obtains the right to acquire beneficial ownership of, 15% of the outstanding Modem Media common stock, or June 18, 2011, the Modem Media board of directors may redeem the rights in whole, but not in part, at a redemption price of $.001 per right. Immediately upon the Modem Media board of directors’ ordering the redemption of the rights, the rights will terminate and the holders of the rights will be entitled to receive only this redemption price.

The Modem Media board of directors may amend any provision of the Rights Agreement without approval of the holders of the rights prior to the date upon which a third party acquires, or obtains the right to acquire beneficial ownership of, 15% of the outstanding Modem Media common stock. After this date, the board of directors may not amend the Rights Agreement in any manner that would adversely affect the interests of the holders of the rights (with the exclusion of the third party).

Until a right is exercised, a holder of rights will have no rights as a Modem Media stockholder, including the right to vote and to receive dividends, beyond its rights as an existing stockholder.

The Modem Media rights may have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire more than 15% of the outstanding Modem Media common stock without conditioning the offer on a substantial number of rights being acquired. Accordingly, the existence of the rights may deter acquirers from making takeover proposals or tender offers. The rights are not intended to prevent a takeover, but are designed to enhance the ability of Modem Media’s board of directors to negotiate with an acquirer on behalf of all the stockholders. The rights should also not interfere with any merger or other business combination approved by the Modem Media board of directors and the Modem Media stockholders because the board of directors may redeem the rights.

In connection with the execution of the merger agreement, the Modem Media board of directors amended the Modem Media Rights Agreement to make the rights inapplicable to the merger. Pursuant to the merger agreement, Modem Media has agreed to terminate the Modem Media Rights Agreement immediately prior to the effective time of the merger.

Digitas does not have a stockholder rights agreement.

LEGAL MATTERS

The validity of the shares of Digitas common stock offered by this joint proxy statement/prospectus will be passed upon for Digitas by Goodwin Procter  LLP.

EXPERTS

Ernst & Young LLP, independent auditors, have audited Digitas’ consolidated financial statements and financial statement schedule included in Digitas’ Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Digitas’ financial statements and financial statement schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The audited financial statements of Modem Media, Inc. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 incorporated in this Prospectus by reference to Modem Media, Inc.’s Current Report on Form 8-K dated August 4, 2004 have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

DIGITAS STOCKHOLDER PROPOSALS

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at the 2005 annual meeting of Digitas stockholders must have been received by Digitas on or before December 5, 2004 to be eligible for inclusion in Digitas’ proxy statement and form of proxy to be distributed by the board of directors of Digitas in connection with that meeting. Any such proposal should be mailed to: Secretary, Digitas Inc., 800 Boylston Street, Boston, Massachusetts 02199.

Any stockholder proposals (including recommendations of nominees for election to the board of directors) intended to be presented at Digitas’ 2005 annual meeting, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at the principal executive office of Digitas not less than 90 days nor more than 120 days prior to May 13, 2005; provided, however, that if the date of the Digitas 2005 annual meeting is more than 30 days before or more than 60 days after May 13, 2005, such proposals must be received not more than 120 days prior to the date of the Digitas 2005 annual meeting and not later than the later of (a) 90 days prior to the date of the Digitas 2005 annual meeting or (b) the 10th day following the date on which public announcement of the Digitas 2005 annual meeting is made, as set forth in the bylaws of Digitas. Stockholder proposals must include all supporting documentation required by the bylaws of Digitas. Proxies solicited by the board of directors of Digitas will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

MODEM MEDIA STOCKHOLDER PROPOSALS

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at the 2005 annual meeting of Modem Media stockholders must have been received by Modem Media on or before December 6, 2004 to be eligible for inclusion in Modem Media’s proxy statement and form of proxy to be distributed by the board of directors of Modem Media in connection with that meeting. Any such proposal should be mailed to: Secretary, Modem Media Inc., 230 East Avenue, Norwalk, CT 06855.

Any stockholder proposals (including recommendations of nominees for election to the board of directors) intended to be presented at Modem Media’s 2005 annual meeting, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at the principal executive office of Modem Media not less than 90 days nor more than 120 days prior to May 25, 2005; provided, however, that if the date of the Modem Media 2005 annual meeting is more than 30 days before or more than 70 days after May 25, 2005, such proposals must be received not more than 120 days prior to the date of the Modem Media 2005 annual meeting and not later than the later of (a) 90 days prior to the date of the Modem Media 2005 annual meeting or (b) the 10th day following the date on which public announcement of the Modem Media 2005 annual meeting is made, as set forth in the bylaws of Modem Media. Stockholder proposals must include all supporting documentation required by the bylaws of Modem Media. Proxies solicited by the board of directors of Modem Media will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Digitas has filed with the SEC a registration statement under the Securities Act that registers the distribution of the shares of Digitas common stock to Modem Media stockholders to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Digitas and Digitas common stock. The rules and regulations of the SEC allow Digitas to omit certain information included in the registration statement from this joint proxy statement/prospectus.

You may read and copy this information at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet world-wide web site that contains reports, proxy statements and other information about issuers, like Digitas and Modem Media, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by Digitas with the SEC are also available at Digitas’ Internet world-wide web site at http://www.digitas.com. The reports and other information filed by Modem Media with the SEC are also available at Modem Media’s Internet world-wide web site at http://www.modemmedia.com. We have included the web addresses of the SEC, Digitas, and Modem Media as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those web sites is not part of this joint proxy statement/prospectus.

You also should be able to inspect reports, proxy statements and other information about Digitas and Modem Media at the offices of the Nasdaq National Market at 1735 K Street, N.W., Washington, D.C. 20006.

The SEC allows Digitas and Modem Media to incorporate by reference information in this joint proxy statement/prospectus. This means that Digitas and Modem Media can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by later filings with the SEC or information that is included directly in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Digitas (SEC File No. 000-29723) and Modem Media (SEC File No. 000-21935) previously filed with the SEC, which contain important information about the companies and their financial condition:

•	Digitas’ Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

•	Digitas’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004.

•	Digitas’ Proxy Statement filed on April 15, 2004 for the stockholders meeting held on May 13, 2004.

•	Digitas’ Current Report on Form 8-K filed with the SEC on July 15, 2004 except for any information furnished rather than filed in such Current Report.

•	The description of Digitas’ common stock contained in its registration statement on Form 8-A filed under the Exchange Act and any amendments or reports filed for purposes of updating that description.

•	Modem Media’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (only Items 1, 2, 3, 4, 5, 7A, 9, 9A, 10, 11, 12, 13, 14 and 15).

•	Modem Media’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 (only Items 3 and 4 of Part I and Items 1, 2, 4, 5, and 6 of Part II) and June 30, 2004.

•	Modem Media’s Current Report on Form 8-K filed with the SEC on July 15, 2004 except for any information furnished rather than filed in such Current Report.

•	Modem Media’s Current Report on Form 8-K filed with the SEC on August 4, 2004.

As a result of the closing of Modem Media’s office in São Paolo, Brazil in the second quarter of 2004, Modem Media is required for the purposes of this joint proxy statement/prospectus to retroactively restate its consolidated financial statements to classify and separately present the activities of the São Paolo office as discontinued operations. Modem Media filed a Current Report on Form 8-K with the SEC on August 4, 2004, incorporated by reference in this joint proxy statement/prospectus, to comply with this requirement. For purposes of this joint proxy statement/prospectus,

•	the consolidated financial statements of Modem Media and its subsidiaries as of December 31, 2002 and 2003 and for the three years ended December 31, 2003 and related management’s discussion and analysis of financial condition and results of operations,

•	the consolidated financial statements of Modem Media and its subsidiaries as of March 31, 2003 and 2004 and for the three months ended March 31, 2003 and 2004 and related management’s discussion and analysis of financial condition and results of operations, and

•	the selected consolidated financial data of Modem Media and its subsidiaries as of and for each of the five years ended December 31, 2003 included in Modem Media’s Current Report on Form 8-K filed on August 4, 2004 supersede and replace the corresponding information previously filed in Modem Media’s Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

In addition, Digitas and Modem Media also incorporate by reference additional documents that either company files with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, between the date of this joint proxy statement/prospectus and the date of the consummation of the merger, the Digitas special meeting, the Modem Media special meeting or the earlier termination of the merger agreement. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Digitas has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Digitas, as well as all pro forma financial information, and Modem Media has supplied all information relating to Modem Media.

Documents incorporated by reference are available from Digitas and Modem Media without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Digitas Inc. 800 Boylston Street Prudential Tower Boston, Massachusetts 02199 Attn: Investor Relations (617) 867-1988	Modem Media Inc. 230 East Avenue Norwalk, CT 06855 Attn: Investor Relations (203) 299-7000

Digitas and Modem Media stockholders requesting documents should do so by October 7, 2004 to receive them before the special meetings. You will not be charged for any of these documents that you request. If you request any incorporated documents from Digitas or Modem Media, Digitas or Modem Media will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

Neither Digitas nor Modem Media has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

By and Among

DIGITAS INC.

DIGITAS ACQUISITION CORP.

and

MODEM MEDIA, INC.

Dated as of July 15, 2004

i

ii

EXHIBITS

Exhibit A	—Amendment to the Seller Rights Agreement
Exhibit B	—Form of Affiliate Letters

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of July 15, 2004, by and among Digitas Inc., a Delaware corporation (the “Buyer”), Digitas Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (“Merger Sub”), and Modem Media, Inc., a Delaware corporation (the “Seller”).

WHEREAS, the boards of directors of each of the Buyer, Merger Sub and the Seller have declared that it is advisable and in the best interests of their respective stockholders to consummate, and have approved this Agreement and the transactions provided for herein, pursuant to which, subject to the terms and conditions set forth herein, Merger Sub will merge with and into the Seller (the “Merger”);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the Buyer’s willingness to enter into this Agreement, the Buyer and each member of the Seller’s board of directors and certain executive officers of the Seller are entering into stockholder voting agreements dated as of the date hereof (the “Buyer’s Stockholder Voting Agreements”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the Seller’s willingness to enter into this Agreement, the Seller and each member of the Buyer’s board of directors and certain executive officers of the Buyer are entering into stockholder voting agreements dated as of the date hereof (the “Seller’s Stockholder Voting Agreements”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I - THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into the Seller. The Seller shall be the surviving corporation (the “Surviving Corporation”) in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”) that shall be filed with the Secretary of State of the State of Delaware on or before the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.

1.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., local time, on a date (the “Closing Date”) and at a place to be specified by the parties, which shall be no later than five (5) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that relate to action to be taken at the Closing), unless extended by mutual agreement of the parties.

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

1.5 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation,

until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law.

1.6 Directors and Officers. The directors and officers of the Merger Sub immediately prior to the Effective Time shall become the directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. In addition, Joseph R. Zimmel (or, if he is not available to serve, another individual who is reasonably acceptable to the Buyer) shall be appointed and become a member of the board of directors of the Buyer effective immediately following the Effective Time, with a term expiring in 2007 and otherwise to hold office in accordance with the Certificate of Incorporation and Bylaws of the Buyer.

1.7 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code and that this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 of the Code.

ARTICLE II - EFFECT OF THE MERGER ON THE SELLER CAPITAL STOCK; EXCHANGE OF SHARES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Seller or capital stock of Merger Sub:

(a) Capital Stock of the Merger Sub. All shares of common stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become an aggregate number of fully paid and nonassessable shares of common stock, $0.01 par value per share, of the Surviving Corporation equal to the number of shares of Seller Common Stock and Seller Stock Options issued and outstanding immediately prior to the Effective Time.

(b) Cancellation of Certain Stock. All shares of common stock, $0.001 par value per share, of the Seller, (“Seller Common Stock”), that are owned by any wholly owned Subsidiary of the Seller and any shares of Seller Common Stock owned by the Buyer, the Merger Sub or any other wholly owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

(c) Conversion of Seller Common Stock. Subject to Section 2.2, each share of Seller Common Stock (other than shares to be cancelled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive 0.70 fully paid and nonassessable shares (the “Exchange Ratio”) of common stock, $0.01 par value per share, of the Buyer (the “Buyer Common Stock,” and such shares, the “Merger Consideration”) upon surrender of the certificate representing such share of Seller Common Stock in the manner provided in Section 2.2. As of the Effective Time, all such shares of Seller Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Seller Common Stock shall cease to have any rights with respect thereto, except the right to receive shares of Buyer Common Stock pursuant to this Section 2.1(c) and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor, without interest, upon surrender of such certificate in accordance with Section 2.2.

(d) Adjustments to Exchange Ratio. In the event of any reclassification, stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock or Seller Common Stock), reorganization, recapitalization or other like change with respect to Buyer Common Stock or Seller Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to reflect fully such event.

(e) Seller Stock Options.

(i) At the Effective Time, each Seller Stock Option (other than the Seller UK Stock Options) that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Seller Common Stock and shall be converted automatically into an option to purchase shares of Buyer Common Stock in an amount and at an exercise price determined as provided in this Section 2.1(e) (and otherwise subject to the terms of the Seller Stock Option Plans (other than the Seller UK Sub-plan) and the agreements evidencing grants thereunder) (a “Buyer Assumed Option”). The number of shares of Buyer Common Stock to be subject to each Buyer Assumed Option shall be equal to the product of (i) the number of shares of Seller Common Stock subject to such Seller Stock Option immediately prior to the Effective Time and (ii) the Exchange Ratio; provided that any fractional shares resulting from such multiplication shall be rounded down to the nearest whole number. The exercise price per share of Buyer Common Stock under each Buyer Assumed Option shall be equal to (y) the exercise price per share of Seller Common Stock at which such Seller Stock Option was exercisable immediately prior to the Effective Time divided by (z) the Exchange Ratio; provided that such exercise price shall be rounded up to the nearest whole cent. Notwithstanding the foregoing, each Seller Stock Option which is an “incentive stock option” shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code.

(ii) An offer by the Buyer will be made to holders of options granted under the Seller UK Sub-plan (“Seller UK Stock Options”) to have such Seller UK Stock Options converted in accordance with the terms of Section 2.1(e)(i) (the “Rollover Offer”). The terms of the Rollover Offer will be agreed (if possible) with the UK Inland Revenue in order to preserve the tax advantages of the Seller UK Sub-plan. The Rollover Offer will be made either prior to the Effective Time and conditional upon consummation of the Merger (provided that the making of such Rollover Offer prior to the Effective Time can be made without breaching the Financial Services and Markets Act 2000) or shortly after the Effective Time. UK Seller Stock Options held by holders who accept the Rollover Offer will be converted into options to acquire shares of Buyer Common Stock in an amount and at an exercise price determined in accordance with section 2.1(e)(i) and such options shall be subject always to the terms of the Seller UK Sub-plan and the agreements evidencing grants thereunder, either at the Effective Time or shortly after the Effective Time depending on when the Rollover Offer is made. The Certificate of Incorporation and/or Bylaws of the Merger Sub shall provide that to the extent that any holders of Seller UK Stock Options do not accept the Rollover Offer, the Buyer shall have a call option to acquire any shares of the capital stock of the Surviving Corporation which such holders may acquire on any exercise of such Seller UK Stock Options; it being understood that the terms of the call option shall permit the Buyer to acquire capital stock of the Surviving Corporation in exchange for Buyer Common Stock at the Exchange Ratio.

(iii) As soon as practicable after the Effective Time, the Buyer shall deliver to the participants in the Seller Stock Plans (other than the Seller ESPP and the Seller UK Sub-plan) appropriate notice setting forth such participants’ rights pursuant thereto. All grants made pursuant to the Seller Stock Plans (other than the Seller ESPP and the Seller UK Sub-plan) shall continue in effect on the same terms and conditions (other than as set forth in the provisions of this Section 2.1(e)).

(iv) At or prior to the Effective Time, the Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Buyer Assumed Options (for the avoidance of doubt, including any Buyer Assumed Options which were, prior to their conversion, Seller UK Stock Options). As soon as practicable after the Effective Time, the Buyer shall file a registration statement on Form S-8 (or any successor form) with respect to the shares of Buyer Common Stock subject to such Buyer Assumed Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements with respect to the shares underlying such Buyer Assumed Options that are eligible for registration on Form S-8 (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Buyer Assumed Options remain outstanding.

(f) Employee Stock Purchase Plan. The Company’s 1999 Employee Stock Purchase Plan (the “Seller ESPP”), shall be terminated as of the last business day prior to the Effective Time (the “ESPP Termination Date”), and each participant in the Seller ESPP on the ESPP Termination Date shall be deemed to have exercised his or her option under the Seller ESPP on the ESPP Termination Date and shall acquire from the Seller (i) such number of whole shares of Seller Common Stock as the accumulated payroll deductions credited to his or her account as of the ESPP Termination Date will purchase at the price specified in the Seller Stock Purchase Plan (treating the ESPP Termination Date as the New Exercise Date (as defined in the Seller ESPP) for all purposes of the ESPP) and (ii) cash in the amount of any remaining balance in such participant’s account; provided, however, that any participant who has given notice to the Seller before the third business day prior to the Effective Time in accordance with the Seller ESPP that such participant requests the distribution of the accumulated payroll deductions credited to his or her account in cash shall receive cash in the amount of the balance in such participant’s account in lieu of purchasing Seller Common Stock thereunder.

2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Seller Common Stock for the Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent. As of the Effective Time, the Buyer shall deposit with American Stock Transfer & Trust Company or another bank or trust company designated by the Buyer and acceptable to the Seller (the “Exchange Agent”), for the benefit of the holders of shares of Seller Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) certificates representing that number of whole shares of Buyer Common Stock equal to the aggregate number of shares of Buyer Common Stock issuable pursuant to Section 2.1(c), (ii) cash in an amount sufficient to make payments for fractional shares required pursuant to Section 2.2(e) and (iii) any dividends or distributions to which holders of shares of Seller Common Stock may be entitled pursuant to Section 2.2(c). The shares of Buyer Common Stock deposited with the Exchange Agent pursuant to clause (i) above, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and the cash deposited pursuant to clause (ii) above are hereinafter referred to as the “Exchange Fund.”

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Seller Common Stock (the “Certificates”) whose shares were converted pursuant to Section 2.1(c) into the right to receive shares of Buyer Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Buyer may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for shares of Buyer Common Stock (plus cash in lieu of fractional shares, if any, of Buyer Common Stock and any dividends or distributions as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Buyer, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing that number of whole shares of Buyer Common Stock which such holder has the right to receive pursuant to Section 2.1(c), (B) cash in an amount sufficient to make payments for fractional shares pursuant to the provisions of Section 2.2(e) and (C) any dividends or distributions pursuant to the provisions of Section 2.2(c), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Seller Common Stock which is not registered in the transfer records of the Seller, (x) a certificate representing the proper number of shares of Buyer Common Stock issuable pursuant to Section 2.1(c), (y) the proper amount of cash in lieu of fractional shares pursuant to Section 2.2(e) and (z) any dividends or distributions pursuant to Section 2.2(c) may be issued or paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (1) shares of Buyer Common Stock issuable pursuant to Section 2.1(c), (2) cash in lieu of fractional shares pursuant to Section 2.2(e) and (3) any dividends or distributions pursuant to Section 2.2(c) as contemplated by this Section 2.2.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate and no cash payment in lieu of fractional shares pursuant to Section 2.2(e) shall be paid to any such holder until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws (including abandoned property and escheat laws), following surrender of any such Certificate there shall be issued and paid to the record holder of the Certificate, (i) certificates representing whole shares of Buyer Common Stock issued in exchange therefor, (ii) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Buyer Common Stock, without interest, and (iii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Buyer Common Stock.

(d) No Further Ownership Rights in Seller Stock. All shares of Buyer Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (together with any cash or dividends or other distributions paid pursuant to Sections 2.2(c) or 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Seller Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Seller Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) No Fractional Shares. No certificate or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Buyer. Notwithstanding any other provision of this Agreement, each holder of shares of Seller Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates registered in the name of or delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the volume weighted average trading price of a share of Buyer Common Stock on the Nasdaq National Market (“Nasdaq”) on the trading day immediately preceding the Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Seller Common Stock 180 days after the Effective Time shall be delivered to the Buyer, upon demand, and, subject to Section 2.2(g), any holder of Seller Common Stock who has not previously complied with this Section 2.2 shall thereafter look only to the Buyer for payment of its claim for shares of Buyer Common Stock, any cash in lieu of fractional shares of Buyer Common Stock issued pursuant to Section 2.2(e) and any dividends or distributions paid pursuant to Section 2.2(c).

(g) No Liability. To the extent permitted by applicable law, none of the Buyer, the Merger Sub, the Seller, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Seller Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any shares of Buyer Common Stock, and any cash in lieu of fractional shares payable to the holder of such Certificate pursuant to Section 2.2(e) or any dividends or distributions payable to the holder of such Certificate pursuant to Section 2.2(c), would otherwise escheat to or become the property of any Governmental Entity), all such shares of Buyer Common Stock, cash in lieu of fractional shares or dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Buyer, free and clear of all claims or interest of any person previously entitled thereto.

(h) Withholding Rights. Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Common Stock such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer Common Stock, any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof pursuant to this Agreement.

(j) Rule 145 Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any Person who was identified by the Seller as a Rule 145 Affiliate pursuant to Section 6.14 shall not be exchanged until the Buyer has received an Affiliate Letter (as such term is defined in Section 6.14 below) from such Person.

2.3 Dissenters’ Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of shares of Seller Common Stock in connection with the Merger.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGER SUB

The Buyer and Merger Sub hereby jointly and severally represent and warrant to the Seller as follows:

3.1 Corporate Organization.

(a) The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b) The Buyer has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Buyer is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer. The Certificate of Incorporation and Bylaws of the Buyer, copies of which have previously been made available to the Seller, are true, complete and correct copies of such documents as currently in effect. The Buyer is not in violation of any provision of its Certificate of Incorporation or Bylaws. The Buyer has made available to the Seller true and complete copies of the minutes of all meetings held and corporate actions taken since January 1, 2001 by the Buyer’s stockholders and board of directors (including committees of the Buyer’s board of directors).

(c) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and by the other Transaction Documents. All of the issued and outstanding capital stock of Merger Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, directly or indirectly by the Buyer, free and clear of any claim, lien, encumbrance or agreement with respect thereto. Except for obligations and liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement and by the other Transaction Documents, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(d) Each of the Buyer’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Buyer’s Subsidiaries has all requisite power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Buyer’s Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer and its Subsidiaries taken as a whole.

(e) The Certificate of Incorporation and Bylaws or equivalent organizational documents of each of the Buyer’s Subsidiaries, copies of which have previously been made available to the Seller, are true, correct and complete copies of such documents as currently in effect. None of the Buyer’s Subsidiaries is in violation of any provision of its Certificate of Incorporation, Bylaws or equivalent organizational documents. The Buyer Subsidiaries have made available to the Seller true and complete copies of the minutes of all meetings held and corporate actions taken since January 1, 2001 by the stockholders and board of directors of Digitas LLC, Sansome Inc. and Digitas (Europe) Inc. (including committees of such board of directors).

3.2 Capitalization.

(a) The authorized capital stock of the Buyer consists of 175,000,000 shares of Buyer Common Stock and 25,000,000 shares of preferred stock, $0.01 par value per share (the “Buyer Preferred Stock”). As of the close of business on July 9, 2004, there were 65,960,802 shares of Buyer Common Stock and no shares of Buyer Preferred Stock issued and outstanding. As of the close of business on July 9, 2004, there were no shares of Buyer Common Stock and no shares of Buyer Preferred Stock held in the treasury of the Buyer. In addition, as of the close of business on July 9, 2004, there were 41,226,393 shares of Buyer Common Stock reserved for issuance upon exercise of outstanding stock options and 780,000 shares reserved for issuance pursuant to an outstanding warrant. The Buyer has no shares of Buyer Common Stock or Buyer Preferred Stock reserved for issuance other than as described above. All issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the Buyer Stock Option Plans (which include director and employee stock options), or as reflected in Section 3.2(a) of the Buyer Disclosure Schedule, the Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for the Buyer to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Buyer Common Stock or Buyer Preferred Stock or any other equity security of the Buyer or any Subsidiary of the Buyer or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Buyer Common Stock or Buyer Preferred Stock or any other equity security of the Buyer or any Subsidiary of the Buyer or obligating the Buyer or any such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or any other similar agreements. Except as set forth in this Section 3.2(a) and for changes since July 9, 2004 resulting from the exercise of Buyer Stock Options, there are no outstanding shares of capital stock of Buyer and no outstanding securities convertible into shares of capital stock of Buyer. Except as set forth in Section 3.2(a) of the Buyer Disclosure Schedule, there are no outstanding contractual obligations of the Buyer to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Buyer or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Buyer. There are no shares of Buyer Common Stock outstanding which are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of the Buyer.

(b) Section 3.2(b) of the Buyer Disclosure Schedule lists each of the Buyer’s Subsidiaries and indicates for each such Subsidiary (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by the Buyer; and (ii) the jurisdiction of organization. Except as set forth in Section 3.2(b) of the Buyer Disclosure Schedule, no Subsidiary of the Buyer has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of the Buyer to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each of the Subsidiaries of the Buyer held, directly or indirectly, by the Buyer are validly issued, fully paid and nonassessable and are owned by the Buyer free and clear of any claim, lien, encumbrance or agreement with respect thereto.

3.3 Authority; No Violation.

(a) Each of the Buyer and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The adoption, execution and delivery of this Agreement and the other Transaction Documents to which the Buyer or Merger Sub is a party and the approval of the consummation of the transactions contemplated hereby and thereby have, as of the date of approval by the board of directors of each of the Buyer and Merger Sub, been recommended by, and are duly and validly adopted and approved by the unanimous vote of the board of directors of each of the Buyer and Merger Sub. The board of directors of the Buyer has directed that the issuance of shares of Buyer Common Stock in the Merger be submitted to the stockholders of the Buyer for approval at a meeting of such stockholders and, except for the approval of the issuance of such shares by the Buyer’s stockholders, no other corporate action and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement and the other Transaction Documents or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which either the Buyer or Merger Sub is a party have been duly and validly executed and delivered by the Buyer or Merger Sub, as the case may be, and (assuming due authorization, execution and delivery by the Seller and any other parties thereto), constitute the valid and binding obligations of the Buyer and Merger Sub, enforceable against the Buyer and Merger Sub in accordance with their respective terms.

(b) Except as set forth in Section 3.3(b) of the Buyer Disclosure Schedule and assuming that all consents, authorizations, permits, waivers and approvals referred to in Section 3.3(a) and in Section 3.4 of the Buyer Disclosure Schedule have been obtained and all registrations, declarations, filings and notifications described in Section 3.3(b) of the Buyer Disclosure Schedule have been made and any waiting periods thereunder have terminated or expired, neither the execution and delivery of this Agreement or the other Transaction Documents by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will, (i) conflict with or violate any provision of the Certificate of Incorporation or other organizational document of like nature or bylaws of the Buyer or any of its Subsidiaries, (ii) conflict with or violate any statute, law, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Buyer or any of its Subsidiaries or by which any property or asset of the Buyer or any of its Subsidiaries is bound or affected or (iii) result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien, security interest, charge or other encumbrance upon any of the properties or assets of the Buyer or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, deed of trust, license, lease, agreement or other instrument or obligation to which the Buyer or any of its Subsidiaries is a party as issuer, guarantor or obligor, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, for any such conflicts, violations, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger or (2) have a Material Adverse Effect on the Buyer.

3.4 Consents and Approvals. No consents, authorizations, waivers or approvals of, or filings or registrations with, or notifications to any Governmental Authority are necessary in connection with (a) the execution and delivery by the Buyer and Merger Sub of this Agreement or any other Transaction Document, or (b) the consummation by the Buyer and Merger Sub of the Merger and the other transactions contemplated hereby or thereby, except (i) such consents, authorizations, waivers, approvals, filings, notices and registrations the failure of which to obtain or make would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer, prevent or materially delay consummation of the Merger, and (ii) the filing with the SEC of (1) the Joint Proxy Statement/Prospectus and (2) such reports under Sections 13(a), 13(d), 13(g), 14(a) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the other transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith and (iii) notices or filings under the HSR Act. The affirmative vote of holders of a majority of the outstanding shares of Buyer Common Stock is the only vote of the holders of any shares or series of capital stock or other securities of the Buyer necessary to approve the issuance of the shares of Buyer Common Stock in the Merger.

3.5 Financial Statements. The Buyer has made available to the Seller (a) copies of the audited consolidated balance sheets of the Buyer and its Subsidiaries as of December 31, 2003 and December 31, 2002, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the fiscal years 2001 through 2003, inclusive, accompanied by the audit report of Ernst & Young LLP, independent public accountants for the Buyer and (b) the unaudited consolidated balance sheet of the Buyer and its Subsidiaries as of March 31, 2004, the related unaudited consolidated statements of income for the three (3) months ended March 31, 2004 and March 31, 2003 and the related unaudited consolidated statements of cash flows for the three (3) months ended March 31, 2004 and March 31, 2003 and the related unaudited changes in stockholders’ equity for the three (3) months ended March 31, 2004 (the “Buyer Financial Statements”). The December 31, 2003 audited consolidated balance sheet of the Buyer and its Subsidiaries (the “Buyer Balance Sheet”) (including the related notes, where applicable) and the other Buyer Financial Statements (including the related notes, where applicable) present fairly, in all material respects, and the financial statements to be included in any reports or statements (including reports on Forms 10-Q and 10-K) to be filed by the Buyer with the SEC after the date hereof will present fairly, in all material respects, the consolidated financial position and results of the consolidated operations and cash flows and changes in stockholders’ equity of the Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been and will be prepared in accordance with GAAP, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year-end adjustments). Each of the Buyer Financial Statements, including, in each case, the notes thereto, complies, and the financial statements to be filed with the SEC by the Buyer after the date hereof will comply in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The books and records of the Buyer and its Subsidiaries have been, and are being, maintained in accordance with GAAP and applicable legal and regulatory requirements in all material respects.

3.6 Broker’s Fees. Neither the Buyer nor to Buyer’s Knowledge any of its officers, directors, employees, Affiliates or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement, except for fees and commissions incurred in connection with the engagement of Morgan Stanley and Gridley & Company LLC (the “Buyer’s Advisors”) and for legal, accounting and other professional fees payable in connection with the Merger and the other transactions contemplated hereby. The Buyer will be responsible for the payment of all such fees.

3.7 Absence of Certain Changes or Events. From the date of the Buyer Balance Sheet to the date of this Agreement, except as disclosed in the Buyer SEC Reports filed prior to the date of this Agreement or as set forth in Section 3.7 of the Buyer Disclosure Schedule, (a) the Buyer and each of its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practices and (b) there has not been any event or occurrence which has had, or would have, a Material Adverse Effect on the Buyer.

3.8 Legal Proceedings. Except as specifically disclosed in the Buyer SEC Reports filed prior to the date of this Agreement or as set forth in Section 3.8 of the Buyer Disclosure Schedule, there is no claim, suit, action, proceeding or investigation of any nature pending or, to the knowledge of the Buyer, threatened, against the Buyer or any of its Subsidiaries, which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer or otherwise prevent or materially delay consummation of the Merger, nor is there any judgment, decree, injunction, award or order of any legal or administrative body or arbitrator outstanding against the Buyer or any of its Subsidiaries (i) which would reasonably be expected to have any such effect or (ii) restricting the ability of the Buyer or any of its Subsidiaries to conduct business in any material respect in any area.

3.9 Reports.

(a) Since January 1, 2001, the Buyer and its Subsidiaries have timely filed, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and Forms 8-K (collectively, the “Buyer SEC Reports”) (and copies of all such Buyer SEC Reports have been or will be delivered or otherwise made available by the Buyer to the Seller) and (ii) any applicable state securities authorities (except, in the case of state securities authorities, no such representation is made as to filings which if the failure to make such filings would not be material) (all such reports, registrations and statements, together with any amendments thereto, are collectively referred to herein as the “Buyer Reports”) and have paid all fees and assessments due and payable in connection with any of the foregoing. As of their respective dates of filing with the SEC, the Buyer SEC Reports complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Buyer has made available to the Seller true and complete copies of all amendments and modifications to the material contracts filed pursuant to Item 601(b)(10) of Regulation S-K of the SEC as exhibits to the Buyer’s most recent report filed with the SEC on Form 10-K (other than such amendments and modifications that have been filed by the Buyer or any of its Subsidiaries with the SEC).

(b) The Buyer has designed disclosure controls and procedures, within the meaning of Rule 13a-15 of the Exchange Act, to ensure that material information relating to the Buyer is made known to the management of the Buyer by others within those entities. Based on its most recent evaluation prior to the date hereof, (i) there were no significant deficiencies in the design or operation of internal controls over financial reporting which could adversely affect in any material respect the Buyer’s ability to record, process, summarize and report financial data or material weaknesses in internal controls over financial reporting and (ii) there was no fraud, whether or not material, that involved management or other employees of the Buyer or any of its Subsidiaries who have a significant role in the Buyer’s internal controls over financial reporting. The certificates of the Chief Executive Officer and Chief Financial Officer of the Buyer required by Rule 13a-14 under the Exchange Act with respect to the Buyer SEC Reports, as applicable, were true and correct as of the date made. The Buyer has no knowledge (without any evaluation or investigation) (i) as of the date of this Agreement, of any significant deficiencies or material weaknesses in its internal controls over financial reporting and (ii) as of the Effective Time, of any significant deficiencies or material weaknesses in its internal controls over financial reporting except for such deficiencies or weaknesses that the Buyer is in the process of remediating and of which the Buyer has informed the Seller.

3.10 Absence of Undisclosed Liabilities. Except (i) as set forth in Section 3.10 of the Buyer Disclosure Schedule, (ii) as disclosed in the Buyer Financial Statements (including the notes thereto), (iii) for those liabilities that are fully reflected or reserved against on the Buyer Balance Sheet and (iv) for liabilities incurred in the ordinary course of business consistent with past practice, from December 31, 2003 to the date of this Agreement, neither the Buyer nor any of its Subsidiaries has incurred any obligation or liability (contingent or otherwise) that, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Buyer.

3.11 Compliance with Applicable Laws and Reporting Requirements. The Buyer and its Subsidiaries hold all material permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Authorities which are required for the operation of their respective businesses (the “Buyer Permits”). The Buyer and each of its Subsidiaries are in compliance with the terms of the Buyer Permits and all applicable laws and regulations, except where the failure so to hold or comply, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Buyer. Except as disclosed in the Buyer SEC Reports filed prior to the date of this Agreement or as set forth in the Buyer Disclosure Schedule, the businesses of the Buyer and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Authority (including but not limited to the Sarbanes-Oxley Act of 2002), except for possible violations which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Buyer. Except as set forth in Section 3.11 of the Buyer Disclosure Schedule, no investigation by any Governmental Authority with respect to the Buyer is pending or, to the Buyer’s knowledge, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Buyer.

3.12 Taxes and Tax Returns. For purposes of this Section 3.12 any reference to the Buyer or the Buyer’s Subsidiaries shall be deemed to include a reference to the Buyer’s predecessors or the Buyer’s Subsidiaries’ predecessors, respectively, except where inconsistent with the language of this Section 3.12.

(a) Except as set forth in Section 3.12(a) of the Buyer Disclosure Schedule, each of the Buyer and each of its Subsidiaries (referred to for purposes of this Section 3.12, collectively, as the “Buyer Companies”) has (i) timely filed (or there have been timely filed on its behalf) with the appropriate Governmental Authorities all income and other material Tax Returns required to be filed by it (giving effect to all extensions) and such Tax Returns are true, correct and complete in all material respects; (ii) since January 1, 1997, timely paid in full (or there has been timely paid in full on its behalf) all income and other material Taxes required to have been paid by it; and (iii) made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Buyer’s audited consolidated balance sheet as of December 31, 2003 (and the notes thereto) and the most recent quarterly financial statements (and the notes thereto) are adequate in accordance with GAAP to cover all Taxes accrued or accruable through the date thereof.

(b) There are no material liens for Taxes upon any property or assets of the Buyer Companies, except for liens for Taxes not yet due or for Taxes which are being contested in good faith by appropriate proceedings (and for which adequate reserves have been established in the Buyer’s audited consolidated financial statements in accordance with GAAP).

(c) Except as set forth in Section 3.12(c) of the Buyer Disclosure Schedule, as of the date of this Agreement, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending against the Buyer Companies with regard to any Taxes or Tax Returns of the Buyer Companies, and none of the Buyer Companies has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes.

(d) Except as set forth in Section 3.12(d) of the Buyer Disclosure Schedule, none of the Buyer Companies is party to any agreement providing for the allocation, sharing or indemnification of Taxes.

(e) The federal income Tax Returns of the Buyer Companies have been filed and there are no disputes relating thereto with the IRS outstanding as of the Effective Time.

(f) None of the Buyer Companies has consented or elected to be included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only the Buyer and any Buyer Company) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year.

(g) None of the Buyer Companies has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two (2) years of the date of this Agreement.

(h) Each of the Buyer Companies currently computes its taxable income exclusively using the accrual method of accounting and has exclusively used the accrual method of accounting to compute its taxable income for all taxable years ending after December 31, 1999. None of the Buyer Companies has agreed, or is required, to make any material adjustment under Section 481 of the Code affecting any taxable year ending after December 31, 1999. As of December 31, 2003, none of the Buyer Companies has made any payment, that was not deductible under Code Section 162(m) or Code Section 280G.

(i) The Buyer Companies have made available to the Seller correct and complete copies of (i) all of their material Tax Returns filed within the past three (3) years, (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority within the past five (5) years relating to the federal, state, local or foreign Taxes due from or with respect to the Buyer Companies, and (iii) any closing letters or agreements entered into by the Buyer or any Buyer Company with any Governmental Authority(ies) within the past five (5) years with respect to Taxes.

(j) To the knowledge of the Buyer, none of the Buyer Companies is or has been a party to a “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).

3.13 Employee Benefit Programs.

(a) Except as set forth in Section 3.13(a) of the Buyer Disclosure Schedule, neither the Buyer nor any of its Subsidiaries has maintained or currently maintains, or has contributed or currently contributes (or has been or is obligated to contribute) to, any “employee pension benefit plan” (the “Buyer Pension Plans”), as such term is defined in Section 3(2) of ERISA, “employee welfare benefit plan” (the “Buyer Benefit Plans”), as such term is defined in Section 3(1) of ERISA, stock option plan, restricted stock plan, stock purchase plan, deferred compensation plan, bonus or incentive plan, other employee benefit plan for employees of the Buyer or any of its Subsidiaries, or any other plan, program or arrangement of the same or similar nature that provides benefits to non-employee directors of the Buyer or any of its Subsidiaries, including the Buyer Stock Option Plans (collectively, the “Buyer Other Plans”).

(b) The Buyer has made available to the Seller complete and accurate copies of each of the following with respect to each of the Buyer Pension Plans, the Buyer Benefit Plans and the Buyer Other Plans: (i) plan document and any amendment thereto; (ii) trust agreement or insurance contract (including any fiduciary liability policy or fidelity bond), if any; (iii) most recent IRS determination or opinion letter, if any; (iv) most recent actuarial report, if any; (v) most recent annual report on Form 5500; and (vi) summary plan description.

(c) Except as set forth in Section 3.13(c) of the Buyer Disclosure Schedule, each of the Buyer Pension Plans, each of the Buyer Benefit Plans and each of the Buyer Other Plans, which are maintained or contributed to by the Buyer, has been and is administered in compliance with its terms in all material respects and has been and is in compliance in all material respects with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and all other applicable laws.

(d) Each of the Buyer Pension Plans which is intended to be a qualified plan within the meaning of Code Section 401(a) has received a favorable determination or opinion letter from the IRS that such plan meets the requirements of Code Section 401(a) and that the trust associated with such Buyer Pension Plan is tax exempt under Code Section 501(a), and, to the knowledge of the Buyer, each of such plans is so qualified and the Buyer is not aware of any fact or circumstance which would adversely affect the qualified status of any such plan.

(e) The Buyer has made or provided for all contributions to the Buyer Pension Plans required thereunder.

(f) Except as set forth in Section 3.13(f) of the Buyer Disclosure Schedule, neither the Buyer nor any of its Subsidiaries is a party to or maintains any existing contract or other arrangement with any employee or group of employees (i) that provides for any kind of severance payments, stock or stock-equivalent payments or post-employment benefits or (ii) providing that any otherwise disclosed plan, program or arrangement will irrevocably continue, with respect to any or all of its participants, for any period of time.

(g) Except as set forth in Section 3.13(g) of the Buyer Disclosure Schedule, neither the Buyer nor any of its Subsidiaries (i) has ever maintained any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (ii) has ever maintained any plan subject to Title IV of ERISA, or (iii) is providing healthcare or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or state health continuation laws) or has promised to provide such post-termination benefits in the future.

(h) Except as set forth in Section 3.13(h) of the Buyer Disclosure Schedule, no material lawsuits, governmental administrative proceedings, claims (other than routine claims for benefits) or complaints to, or by, any Person or Governmental Authority have been filed, are pending, or to the knowledge of the Buyer, threatened with respect to any Buyer Pension Plan, Buyer Benefit Plan or Buyer Other Plan. There is no material correspondence between the Buyer or any Subsidiary of the Buyer and any Governmental Authority related to any other Buyer Pension Plan, Buyer Benefit Plan or Buyer Other Plan concerning any matter that would result in any material liability to the Seller, the Buyer or any Buyer Pension Plan, Buyer Benefit Plan or Buyer Other Plan.

(i) With respect to any pension plan, scheme or arrangement maintained by the Buyer that covers employees of the Buyer or its Subsidiaries in the United Kingdom (the “Buyer UK Pension Plans”):

(i) The Buyer UK Pension Plans are the only arrangements to which the Buyer or any of its Subsidiaries has or could have any liability for the purpose of providing benefits on retirement or death.

(ii) The Buyer has made available to the Seller documents containing material details of the Buyer UK Pension Plans and of the Buyer’s or any of its Subsidiaries’ and its employees’ obligations and liabilities under it.

(iii) The Buyer UK Pension Plans are approved in accordance with Chapter I or Chapter IV of Part XIV of the Income and Corporation Taxes Act 1988, and there is no reason why this approval could be withdrawn.

(iv) So far as the Buyer or any of its Subsidiaries are aware having made enquiries, the Buyer or any of its Subsidiaries and Buyer UK Pension Plans comply and have at all times complied with all legal and regulatory requirements (including equal treatment and data protection requirements) relevant to the Buyer UK Pension Plans and the Buyer or any of its Subsidiaries’ participation in the Buyer UK Pension Plans.

(v) So far as the Buyer or any of its Subsidiaries are aware having made enquiries, no claim, dispute, complaint or investigation has arisen which relates to the Buyer UK Pension Plans or to the provision of retirement or death benefits in respect of the Buyer or any of its Subsidiaries’ current and former employees, and there is no reason why any such claim, dispute, complaint or investigation could arise.

(vi) All amounts payable by the Buyer or any of its Subsidiaries to the Buyer UK Pension Plans have been paid.

(vii) All death in service benefits under the Buyer UK Pension Plans are fully insured.

(viii) All benefits under the Buyer UK Pension Plans (other than those which are fully insured) are calculated on a money purchase basis only and there is no obligation on the Buyer or any of its Subsidiaries or under the Buyer UK Pension Plans (other than in the case of those benefits which are fully insured) to provide any specified level of benefits.

3.14 Labor and Employment Matters.

(a) Except as set forth in Section 3.14(a) of the Buyer Disclosure Schedule, the Buyer and its Subsidiaries are in material compliance with all federal, state, and foreign laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws, and there are no material arrearages in the payment of wages. To the knowledge of Buyer, each individual who renders services to the Buyer or any of its Subsidiaries who is classified by the Buyer or any of its Subsidiaries as having the status of an independent contractor or as having other non-employee status for any purpose (including for purposes of taxation, tax reporting, and/or Buyer Pension Plans, Buyer Benefit Plans or Buyer Other Plans) is properly so characterized. Except as set forth in Section 3.14(a) of the Buyer Disclosure Schedule, there are not currently any audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of the Buyer and no material complaints relating to employment practices of the Buyer have been made to any Governmental Authority or submitted in writing to the Buyer.

(b) Except as set forth in Section 3.14(b) of the Buyer Disclosure Schedule, neither the Buyer nor any of its Subsidiaries has recognized or is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Except as set forth on Section 3.14(b) of the Buyer Disclosure Schedule, neither the Buyer nor any of its Subsidiaries is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor is there pending or, to the Buyer’s Knowledge, threatened, any labor strike or lockout involving the Buyer nor any of its Subsidiaries.

3.15 Material Contracts. Except as filed as exhibits to the Buyer SEC Reports filed prior to the date of this Agreement or as set forth in Section 3.15 of the Buyer Disclosure Schedule, and except for this Agreement and the Buyer Stockholder Voting Agreements, neither the Buyer nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors or executive officers, (ii) with any consultants that are natural persons, individually involving the payment of $100,000 or more per annum, (iii) which is a “material contract” (as such terms is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which by its terms limits the ability of the Buyer or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business or requires the Buyer or any of its affiliates to sell or market any third party’s products or services of, or make available investment opportunities to, any person on a priority, equal or exclusive basis, and in each case which limitation or requirement would reasonably be expected to be material to the Buyer on a consolidated basis, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) in the case of a Buyer Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the other Transaction Documents, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) which would reasonably be expected to prohibit or materially delay the consummation of the Merger or (viii) with any of the Buyer’s customers among the ten customers generating the highest revenues during the four fiscal quarters prior to the date hereof under which services remain to be performed by the Buyer or its Subsidiaries (excluding statements of work). The Buyer has previously made available to the Seller complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.15 (collectively referred to herein as the “Buyer Contracts”), subject to reasonable procedures established by the Buyer to keep such information confidential. All of the Buyer Contracts are valid and in full force and effect, except to the extent they have expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Buyer. Neither the Buyer nor any of its Subsidiaries has, and to the knowledge of the Buyer, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Buyer Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Buyer.

3.16 Properties.

(a) Neither the Buyer nor any of its Subsidiaries owns any real property. Section 3.16(a) of the Buyer Disclosure Schedule lists all real property leased or subleased to or by the Buyer or any of its Subsidiaries and lists the dates of and parties to each such lease, the dates and parties to each amendment, modification and supplement to each such lease, the term of such lease, any extension and expansion options, and the current rent payable thereunder as of the date hereof. The Buyer has made available to the Seller true, complete and accurate copies of the leases and subleases (each as amended to date) listed in Section 3.16(a) of the Buyer Disclosure Schedule. With respect to each such lease and sublease except as set forth in Section 3.16(a) of the Buyer Disclosure Schedule:

(i) the lease or sublease is a valid, binding and enforceable obligation of the Buyer or its Subsidiary, as the case may be, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity;

(ii) neither the Buyer nor any of its Subsidiaries, or to the knowledge of the Buyer, any other party, is in material breach or violation of, or material default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Buyer, is threatened, which, after the giving of notice or the lapse of time or both, would constitute a material breach or default by the Buyer or any of its Subsidiaries, or to the knowledge of the Buyer, any other party under such lease or sublease;

(iii) except for the subleases set forth in Section 3.16(a) of the Buyer Disclosure Schedule, neither the Buyer nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered in any material respect any interest in the leasehold or subleasehold; and

(iv) there are no Encumbrances, easements, covenants or other restrictions applicable to the real property subject to such lease or sublease, except for recorded easements, covenants and other restrictions which do not, individually or in the aggregate materially impair the current uses or the occupancy by the Buyer or its Subsidiary, as the case may be, of the property subject thereto.

(b) Except as set forth in Section 3.16(b) of the Buyer Disclosure Schedule, the Buyer and its Subsidiaries own good title, free and clear of all liens, mortgages, pledges, charges, security interests or other encumbrances (collectively, “Encumbrances”), to all property and physical assets necessary to conduct the business of the Buyer as currently conducted, except for (i) Encumbrances reflected in the Buyer Financial Statements and notes thereto included in the Buyer SEC Reports, (ii) Encumbrances or imperfections of title which do not materially detract from the value or interfere with the present or presently contemplated use of the assets subject thereto or affected thereby, (iii) Encumbrances for current Taxes not yet due and payable and (iv) Encumbrances on the landlord’s interest in the premises. Except as would not be material to the business of the Buyer, the Buyer and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personalty leased by the Buyer or its Subsidiaries as now used, possessed and controlled by the Buyer or its Subsidiaries, as applicable. All of the machinery, equipment and other tangible personal property and assets owned or used by the Buyer and its Subsidiaries, in the aggregate, are in serviceable condition, maintenance and repair, except for ordinary wear and tear.

3.17 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on the Buyer of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against the Buyer, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Buyer. To the knowledge of the Buyer, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Buyer. The Buyer is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Buyer.

3.18 Intellectual Property.

(a) Section 3.18 of the Buyer Disclosure Schedule contains a complete and accurate list of all Patents owned or purported to be owned by the Buyer (“Buyer Patents”), registered and material unregistered Marks owned or purported to be owned by the Buyer (“Buyer Marks”) and registered Copyrights owned or purported to be owned by the Buyer (“Buyer Copyrights”). Except as set forth in Section 3.18 of the Buyer Disclosure Schedule:

(i) the Buyer exclusively owns or possesses adequate and enforceable rights to use, without payment to a third party, all of the material Intellectual Property Assets necessary for the operation of the Buyer’s Business, free and clear of all material Encumbrances;

(ii) all Buyer Patents, Buyer Marks and Buyer Copyrights which are issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world are currently in material compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications). All issued Buyer Patents and registered Buyer Marks and Buyer Copyrights are valid and enforceable;

(iii) there are no pending, or, to the knowledge of the Buyer, threatened claims against any of the Buyer or its employees alleging that any of the Buyer Intellectual Property Assets or the Buyer’s Business (or any work product delivered to Buyer’s customers), infringes on, or misappropriates the rights of others under any Intellectual Property Assets (any “Third Party Rights”);

(iv) To the knowledge of Buyer, the operation of the Buyer’s Business does not infringe on, or misappropriate any Third Party Right;

(v) in the three (3) years prior to the date hereof, the Buyer has not received any communications alleging that it has violated or, by conducting the Buyer’s Business, would violate any Third Party Rights or that any of the Buyer Intellectual Property Assets is invalid or unenforceable;

(vi) no current or former employee or consultant of Buyer owns any rights in or to any of the Buyer Intellectual Property Assets;

(vii) to the knowledge of the Buyer, there is no violation or infringement by a third party of any of the Buyer Intellectual Property Assets;

(viii) the Buyer has taken reasonable security measures to protect the secrecy, confidentiality and value of all Buyer Intellectual Property Assets that have Trade Secrets owned by the Buyer or used or held for use by the Buyer in the Buyer’s Business (the “Buyer Trade Secrets”) and to protect the secrecy, confidentiality and value of all confidential information of Buyer’s clients possessed, used or held for use by Buyer in the Buyer’s Business (“Buyer Client Confidential Information”), including, without limitation, requiring each Buyer employee and consultant and any other person with access to Buyer Trade Secrets or Buyer Client Confidential Information to execute a binding confidentiality agreement, copies or forms of which have been provided to the Seller and, to the Buyer’s knowledge, there has not been any breach by any party of such confidentiality agreements within the past twelve months; and

(ix) the Buyer has collected personally identifiable information from third parties as part of its client services, and in connection with any collection of personally identifiable information, complied with all applicable laws and regulations and its clients’ privacy policy (if any) relating to the collection, storage and onward transfer of all personally identifiable information collected by the Buyer or, to the Buyer’s Knowledge, by third parties engaged by Buyer who have authorized access to the Buyer’s databases or other records.

(x) (A) the Buyer has not directly or indirectly granted other than to its customers in the ordinary course of business, any rights, licenses or interests in the source code of its proprietary software, and (B) since the Buyer developed the source code of its proprietary software, the Buyer has not provided or disclosed the source code of its proprietary software to any person or entity other than to its customers in the ordinary course of business;

(xi) the Buyer Products perform in accordance with their documented specifications and as the Buyer has warranted to its customers, except to the extent any such failure to so perform would not reasonably be expected to have a Material Adverse Effect;

(b) For purposes of this Agreement;

(i) “Buyer’s Business” means the business of Buyer as currently conducted and proposed to be conducted.

(ii) “Buyer Intellectual Property Assets” means all material Intellectual Property Assets owned or purported to be owned by the Buyer or used or held for use by the Buyer in the Buyer’s Business. Buyer Intellectual Property Assets includes, without limitation, Buyer Patents, Buyer Marks, Buyer Copyrights and Buyer Trade Secrets.

(iii) “Intellectual Property Assets” means:

(A) patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented) (collectively, “Patents”);

(B) trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (collectively, “Marks”);

(C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”);

(D) know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”); and

(E) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement against third parties.

(iv) “Buyer Products” means those computer programs and/or services and related documentation designed, manufactured, marketed, sold and/or distributed by the Buyer.

3.19 Customers and Key Employees. Except as disclosed in Section 3.19 of the Buyer Disclosure Schedule, as of the date hereof, the Buyer has no knowledge of (i) any intention to terminate or materially reduce, or termination of, or basis for termination of, the customer relationship by any customer among the ten customers generating the highest revenues during the four fiscal quarters prior to the date hereof or (ii) any intention to terminate employment by any of the Buyer Key Employees.

3.20 Transactions with Affiliates. Except as set forth in Section 3.20 of the Buyer Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by the Buyer or any of its Subsidiaries to, and neither the Buyer nor any of its Subsidiaries has any loan arrangement with any 5% stockholder, director, employee of vice president level or above, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Buyer or any of its Subsidiaries or in an amount not in excess of $5,000 with any Person. Except as set forth in Section 3.20 of the Buyer Disclosure Schedule, neither the Buyer nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors or executive officers (or, to Buyer’s knowledge, any of their respective Affiliates) or, to Buyer’s knowledge, any transaction or agreement with any 5% stockholder or employee of vice president level or above (other than executive officers).

3.21 Insurance. The Buyer and each of its Subsidiaries maintains insurance with financially responsible insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of Buyer and its Subsidiaries. Section 3.21 of the Buyer Disclosure Schedule sets forth all material insurance policies maintained by Buyer or any of its Subsidiaries (including the providers of such insurance policies). The Buyer has made available to the Seller a complete and accurate list of all claims made under such policies (other than claims under health and welfare insurance policies) since January 1, 2001 resulting in any payment by such insurance company in any amount greater than $25,000 for such claims or for all claims arising out of the same or similar incidents (in all cases including all outstanding claims as of the date hereof seeking payment in excess of $25,000 and the status thereof). All such insurance policies are in full force and effect, all premiums due and payable thereunder have been paid; and none of Buyer or any of its Subsidiaries is in material default thereunder. Except as set forth in Section 3.21 of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any such insurance policy of Buyer or any of its Subsidiaries.

3.22 Joint Proxy Statement/Prospectus; the Buyer Information. The information relating to the Buyer and its Subsidiaries to be contained in the Joint Proxy Statement/Prospectus, and in any other documents filed with the SEC in connection herewith, will not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of the Buyer and the Seller or at the time of either of the Buyer Stockholders’ Meeting or the Seller Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Joint Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Buyer with respect to statements made or incorporated by reference therein based on information supplied by Seller for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer and Merger Sub as follows:

4.1 Corporate Organization.

(a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller. The Certificate of Incorporation and Bylaws of the Seller, copies of which have previously been made available to the Buyer, are true, complete and correct copies of such documents as currently in effect. The Seller is not in violation of any provision of its Certificate of Incorporation or Bylaws. The Seller has made available to the Buyer true and complete copies of the minutes of all meetings held and corporate actions taken since January 1, 2001 by the Seller’s stockholders and board of directors (including committees of the Seller’s board of directors).

(b) Each of the Seller’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Seller’s Subsidiaries has all requisite power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Seller’s Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller and its Subsidiaries taken as a whole.

(c) The Certificate of Incorporation and Bylaws or equivalent organizational documents of each of the Seller’s Subsidiaries, copies of which have previously been made available to the Buyer, are true, correct and complete copies of such documents as currently in effect. None of the Seller’s Subsidiaries is in violation of any provision of its Certificate of Incorporation, Bylaws or equivalent organizational documents. The Seller Subsidiaries have made available to the Buyer true and complete copies of the minutes of all meetings held and corporate actions taken since January 1, 2001 by the stockholders and board of directors of Modem Media Holding, Inc., Modem Media (UK) Limited and Modem Media Canada, Inc. (including committees of such board of directors).

4.2 Capitalization.

(a) The authorized capital stock of the Seller consists of 145,000,000 shares of Seller Common Stock and 5,000,000 shares of preferred stock, $0.001 par value per share (the “Seller Preferred Stock”). As of the close of business on July 9, 2004, there were 27,365,056 shares of Seller Common Stock and no shares of Seller Preferred Stock issued and outstanding. As of the close of business on July 9, 2004, there were 324,902 shares of Seller Common Stock and no shares of Seller Preferred Stock held in the treasury of the Seller. In addition, as of the close of business on July 9, 2004, there were 5,123,062 shares of Seller Common Stock reserved for issuance upon exercise of outstanding Seller Stock Options; no shares of Seller Preferred Stock designated as “Series A Participating Cumulative Preferred Stock Preferred Shares” reserved for issuance pursuant to the Seller Rights Agreement; and 190,000 shares reserved for issuance under an outstanding warrant. The Seller has no shares of Seller Common Stock or Seller Preferred Stock reserved for issuance other than as described above. All issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except (i) for the Seller Stock Option Plans (which include director and employee stock options) and the Seller ESPP, (ii) the Seller Rights Agreement and (iii) as reflected in Section 4.2(a) of the Seller

Disclosure Schedule, the Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for the Seller to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Seller Common Stock or Seller Preferred Stock or any other equity security of the Seller or any Subsidiary of the Seller or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Seller Common Stock or Seller Preferred Stock or any other equity security of the Seller or any Subsidiary of the Seller or obligating the Seller or any such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or any other similar agreements. Except as set forth in this Section 4.2(a) and for changes since July 9, 2004 resulting from the exercise of Seller Stock Options, there are no outstanding shares of capital stock of Seller and no outstanding securities convertible into shares of capital stock of Seller. Except as set forth in Section 4.2(a) of the Seller Disclosure Schedule, there are no outstanding contractual obligations of the Seller to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Seller or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Seller. Section 4.2(a) of the Seller Disclosure Schedule sets forth, as of June 30, 2004 (i) the name of each holder of each outstanding Seller Stock Option, (ii) the date each such Seller Stock Option was granted, (iii) the number of shares of Seller Common Stock subject to each such Seller Stock Option, (iv) the expiration date of each such Seller Stock Option and (v) the price at which each such Seller Stock Option may be exercised; and no Seller Stock Options have been granted since June 30, 2004 (other than Seller Stock Options granted in compliance with Section 5.1). Except as set forth in Section 4.2(a) of the Seller Disclosure Schedule there are no shares of Seller Common Stock outstanding which are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of the Seller (which Schedule sets forth the amount of each such grant by holder and the vesting schedule to which such shares are subject).

(b) Section 4.2(b) of the Seller Disclosure Schedule lists each of the Seller’s Subsidiaries and indicates for each such Subsidiary: (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by the Seller; and (ii) the jurisdiction of organization. Except as set forth in Section 4.2(b) of the Seller Disclosure Schedule, no Subsidiary of the Seller has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of the Seller to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each of the Subsidiaries of the Seller held, directly or indirectly, by the Seller are validly issued, fully paid and nonassessable and are owned by the Seller free and clear of any claim, lien, encumbrance or agreement with respect thereto.

(c) Seller UK Sub-plan.

(i) All notices, returns, registrations and payments which should have been made by the Seller or any of the Seller’s Subsidiaries in relation to the Seller UK Sub-plan have been made during the requisite time periods are up-to-date correct and on a proper basis and none of them is, or is likely to be, the subject of any dispute with any authority administering Tax.

(ii) The Seller UK Sub-plan is approved by the Inland Revenue under the provisions of Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) and there are no circumstances which are likely to result in such Inland Revenue approval being withdrawn.

(iii) The Seller and the Seller’s Subsidiaries have properly operated the United Kingdom Pay As You Earn System by making deductions as required by applicable Tax Statutes, on the grant, exercise or other event in relation to share options granted under the Seller UK Sub-plan and has accounted for any such taxation the appropriate Taxation Authority.

4.3 Authority; No Violation.

(a) The Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The adoption, execution and delivery of this Agreement and the other Transaction Documents to which the Seller is a party, and the approval of the consummation of the transactions contemplated hereby and thereby have, as of the date of approval by the board of directors of the Seller, been recommended by, and are duly and validly adopted and approved by the unanimous vote of the board of directors of the Seller. The board of directors of the Seller has directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to the stockholders of the Seller for adoption and approval at a meeting of such stockholders and, except for the adoption and approval of this Agreement and the Merger by the Seller’s stockholders, no other corporate action and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement and the other Transaction Documents or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by the Seller and (assuming due authorization, execution and delivery by the Buyer, Merger Sub and the other parties thereto) constitute the valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

(b) Except as set forth in Section 4.3(b) of the Seller Disclosure Schedule and assuming that all consents, authorizations, permits, waivers and approvals referred to in Section 4.3(a) and in Section 4.4 of the Seller Disclosure Schedule have been obtained and all registrations, declarations, filings and notifications described in Section 4.3(b) of the Seller Disclosure Schedule have been made and any waiting periods thereunder have terminated or expired, neither the execution and delivery of this Agreement or the other Transaction Documents by the Seller nor the consummation by the Seller of the transactions contemplated hereby or thereby, will, (i) conflict with or violate any provision of the Certificate of Incorporation or other organizational document of like nature or the Bylaws of the Seller or any of its Subsidiaries, (ii) conflict with or violate any statute, law, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Seller or any of its Subsidiaries or by which any property or asset of the Seller or any of its Subsidiaries is bound or affected or (iii) result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien, security interest, charge or other encumbrance upon any of the properties or assets of the Seller or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, deed of trust, license, lease, agreement or other instrument or obligation to which the Seller or any of its Subsidiaries is a party as issuer, guarantor or obligor, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, for any such conflicts, violations, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger or (2) have a Material Adverse Effect on the Seller.

4.4 Consents and Approvals. No consents, authorizations, waivers or approvals of, or filings or registrations with, or notifications to any Governmental Authority are necessary in connection with (a) the execution and delivery by the Seller of this Agreement or any other Transaction Document, or (b) the consummation by the Seller of the Merger and the other transactions contemplated hereby or thereby, except (i) such consents, authorizations, waivers, approvals, filings, notices and registrations the failure of which to obtain or make would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller or prevent or materially delay consummation of the Merger, (ii) the filing with the SEC of (1) the Joint Proxy Statement/Prospectus and (2) such reports under Sections 13(a), 13(d), 13(g), 14(a) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the other transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith and (iii) notices or filings under the HSR Act. The affirmative vote of holders of a majority of the outstanding shares of Seller Common Stock is the only vote of the holders of any shares or series of capital stock or other securities of the Seller necessary to adopt this Agreement and approve the Merger.

4.5 Financial Statements. The Seller has made available to the Buyer (a) copies of the audited consolidated balance sheets of the Seller and its Subsidiaries as of December 31, 2003 and December 31, 2002, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the fiscal years 2001 through 2003, inclusive, accompanied by the audit report of PricewaterhouseCoopers, LLP, independent public accountants for the Seller and (b) the unaudited consolidated balance sheet of the Seller and its Subsidiaries as of March 31, 2004, the related unaudited consolidated statements of income for the three (3) months ended March 31, 2004 and March 31, 2003, the related unaudited consolidated statements of cash flows for the three (3) months ended March 31, 2004 and March 31, 2003 and the related unaudited changes in stockholders’ equity for the three (3) months ended March 31, 2004 (the “Seller Financial Statements”). The December 31, 2003 audited consolidated balance sheet of the Seller and its Subsidiaries (the “Seller Balance Sheet”) (including the related notes, where applicable) and the other Seller Financial Statements (including the related notes, where applicable) present fairly, in all material respects, and the financial statements to be included in any reports or statements (including reports on Forms 10-Q and 10-K) to be filed by the Seller with the SEC after the date hereof will present fairly, in all material respects, the consolidated financial position and results of the consolidated operations and cash flows and changes in stockholders’ equity of the Seller and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been and will be prepared in accordance with GAAP, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year-end adjustments). Each of the Seller Financial Statements, including, in each case, the notes thereto, complies, and the financial statements to be filed with the SEC by the Seller after the date hereof will comply, in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The books and records of the Seller and its Subsidiaries have been, and are being, maintained in accordance with GAAP and applicable legal and regulatory requirements in all material respects.

4.6 Broker’s Fees. Neither the Seller nor, to Seller’s knowledge, any of its officers, directors, employees, Affiliates or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement, except for fees and commissions incurred in connection with the engagement of Goldman Sachs (the “Seller’s Advisor”) and for legal, accounting and other professional fees payable in connection with the Merger and the other transactions contemplated hereby. The Seller will be responsible for the payment of all such fees. The fee payable to the Seller’s Advisor in connection with the transactions contemplated by this Agreement is as described in an engagement letter between the Seller and the Seller’s Advisor, a true and complete copy of which has heretofore been furnished to the Buyer.

4.7 Absence of Certain Changes or Events. From the date of the Seller Balance Sheet to the date of this Agreement, except as disclosed in the Seller SEC Reports filed prior to the date of this Agreement or as set forth in Section 4.7 of the Seller Disclosure Schedule (a) the Seller and each of its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and (b) there has not been any event or occurrence which has had, or would have, a Material Adverse Effect on the Seller.

4.8 Legal Proceedings. Except as specifically disclosed in the Seller SEC Reports filed prior to the date of this Agreement or as set forth in Section 4.8 of the Seller Disclosure Schedule, there is no claim, suit, action, proceeding or investigation of any nature pending or, to the knowledge of the Seller, threatened, against the Seller or any of its Subsidiaries which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller or otherwise prevent or materially delay the consummation of the Merger nor is there any judgment, decree, injunction, award or order of any legal or administrative body or arbitrator outstanding against the Seller or any of its Subsidiaries (i) which would reasonably be expected to have any such effect or (ii) restricting the ability of the Seller or any of its Subsidiaries to conduct business in any material respect in any area.

4.9 Reports.

(a) Except as set forth in Section 4.9 of the Seller Disclosure Schedule, since January 1, 2001, the Seller and its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed (i) with the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and Forms 8-K (collectively, the “Seller SEC Reports”) (and copies of all such Seller SEC Reports have been or will be delivered or otherwise made available by the Seller to the Buyer) and (ii) any applicable state securities authorities, if any (except, in the case of state securities authorities, no such representation is made as to filings if the failure to make such filing, if any, would not be material) (all such reports, registrations and statements, together with any amendments thereto, are collectively referred to herein as the “Seller Reports”) and have paid all fees and assessments due and payable in connection with any of the foregoing. As of their respective dates of filing with the SEC, the Seller SEC Reports complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Seller has made available to the Buyer true and complete copies of all amendments and modifications to the material contracts filed pursuant to Item 601(b)(10) of Regulation S-K of the SEC as exhibits to the Seller’s most recent report filed with the SEC on Form 10-K (other than such amendments and modifications that have been filed by the Seller or its Subsidiaries with the SEC).

(b) The Seller has designed disclosure controls and procedures, within the meaning of Rule 13a-15 of the Exchange Act, to ensure that material information relating to the Seller is made known to the management of the Seller by others within those entities. Based on its most recent evaluation prior to the date hereof, (i) there were no significant deficiencies in the design or operation of internal controls over financial reporting which could adversely affect in any material respect the Seller’s ability to record, process, summarize and report financial data or material weaknesses in internal controls over financial reporting and (ii) there was no fraud, whether or not material, that involved management or other employees of the Seller or any of its Subsidiaries who have a significant role in the Seller’s internal controls over financial reporting. The certificates of the Chief Executive Officer and Chief Financial Officer of the Seller required by Rule 13a-14 under the Exchange Act with respect to the Seller SEC Reports, as applicable, were true and correct as of the date made. The Seller has no knowledge (without any evaluation or investigation) (i) as of the date of this Agreement, of any significant deficiencies or material weaknesses in its internal controls over financial reporting and (ii) as of Effective Time, of any significant deficiencies or material weaknesses in its internal controls over financial reporting except for such deficiencies or weaknesses that the Seller is in the process of remediating and of which the Seller informed the Buyer.

4.10 Absence of Undisclosed Liabilities. Except (i) as set forth in Section 4.10 of the Seller Disclosure Schedule, (ii) as disclosed in the Seller Financial Statements (including the notes thereto), (iii) for those liabilities that are fully reflected or reserved against on the Seller Balance Sheet and (iv) for liabilities incurred in the ordinary course of business consistent with past practice, from December 31, 2003 to the date of this Agreement, neither the Seller nor any of its Subsidiaries has incurred any obligation or liability (contingent or otherwise) that, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Seller.

4.11 Compliance with Applicable Laws and Reporting Requirements. The Seller and its Subsidiaries hold all material permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Authorities which are required for the operation of their respective businesses (the “Seller Permits”). The Seller and each of its Subsidiaries are in compliance with the terms of the Seller Permits and all applicable laws and regulations, except where the failure so to hold or comply, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Seller. Except as disclosed in the Seller SEC Reports filed prior to the date of this Agreement or as set forth in the Seller Disclosure Schedule, the businesses of the Seller and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Authority (including but not limited to the Sarbanes-Oxley Act of 2002), except for possible violations which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Seller. Except as set forth in Section 4.11 of the Seller Disclosure Schedule, no investigation by any Governmental Authority with respect to the Seller or any of the Subsidiaries is pending or, to the Seller’s knowledge, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Seller.

4.12 Taxes and Tax Returns. For purposes of this Section 4.12 any reference to the Seller or the Seller’s Subsidiaries shall be deemed to include a reference to the Seller’s predecessors or the Seller’s Subsidiaries’ predecessors, respectively, except where inconsistent with the language of this Section 4.12.

(a) Except as set forth in Section 4.12(a) of the Seller Disclosure Schedule, each of the Seller and each of its Subsidiaries (referred to for purposes of this Section 4.12, collectively, as the “Seller Companies”) has (i) timely filed (or there have been timely filed on its behalf) with the appropriate Governmental Authorities all income and other material Tax Returns required to be filed by it (giving effect to all extensions) and such Tax Returns are true, correct and complete in all material respects; (ii) since January 1, 1997, timely paid in full (or there has been timely paid in full on its behalf) all income and other material Taxes required to have been paid by it; and (iii) made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Seller’s audited consolidated balance sheet as of December 31, 2003 (and the notes thereto) and the most recent quarterly financial statements (and the notes thereto) are adequate in accordance with GAAP to cover all Taxes accrued or accruable through the date thereof.

(b) There are no material liens for Taxes upon any property or assets of the Seller Companies, except for liens for Taxes not yet due or for Taxes which are being contested in good faith by appropriate proceedings (and for which adequate reserves have been established in the Seller’s audited consolidated financial statements in accordance with GAAP).

(c) Except as set forth in Section 4.12(c) of the Seller Disclosure Schedule, as of the date of this Agreement, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending against the Seller Companies with regard to any Taxes or Tax Returns of the Seller Companies, and none of the Seller Companies has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes.

(d) Except as set forth in Section 4.12(d) of the Seller Disclosure Schedule, none of the Seller Companies is party to any agreement providing for the allocation, sharing or indemnification of Taxes.

(e) The federal income Tax Returns of the Seller Companies have been filed and there are no disputes relating thereto with the IRS outstanding as of the Effective Time.

(f) As of and following January 1, 1997, none of the Seller Companies has consented or elected to be included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only the Seller and any Seller Company) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year.

(g) None of the Seller Companies has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two (2) years of the date of this Agreement.

(h) Each of the Seller Companies currently computes its taxable income exclusively using the accrual method of accounting and has exclusively used the accrual method of accounting to compute its taxable income for all taxable years ending after December 31, 1999. None of the Seller Companies has agreed, or is required, to make any material adjustment under Section 481 of the Code affecting any taxable year ending after December 31, 1999. As of December 31, 2003, none of the Seller Companies has made any payment that was deductible under Code Section 162(m) or Code Section 280G.

(i) The Seller Companies have made available to the Buyer correct and complete copies of (i) all of their material Tax Returns filed within the past three (3) years, (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority within the past five (5) years relating to the federal, state, local or foreign Taxes due from or with respect to the Seller Companies, and (iii) any closing letters or agreements entered into by the Seller or any Seller Company with any Governmental Authority(ies) within the past five (5) years with respect to Taxes.

(j) To the knowledge of the Seller, none of the Seller Companies is or has been a party to a “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).

4.13 Employee Benefit Programs.

(a) Except as set forth in Section 4.13(a) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries has maintained or currently maintains, or has contributed or currently contributes (or has been or is obligated to contribute) to, any “employee pension benefit plan” (the “Seller Pension Plans”), as such term is defined in Section 3(2) of ERISA, “employee welfare benefit plan” (the “Seller Benefit Plans”), as such term is defined in Section 3(1) of ERISA, stock option plan, restricted stock plan, stock purchase plan, deferred compensation plan, bonus or incentive plan, other employee benefit plan for employees of the Seller or any of its Subsidiaries, or any other plan, program or arrangement of the same or similar nature that provides benefits to non-employee directors of the Seller or any of its Subsidiaries, including the Seller Stock Option Plans and the Seller UK Sub-plan (collectively, the “Seller Other Plans”).

(b) The Seller has made available to the Buyer complete and accurate copies of each of the following with respect to each of the Seller Pension Plans, the Seller Benefit Plans and the Seller Other Plans: (i) plan document and any amendment thereto; (ii) trust agreement or insurance contract (including any fiduciary liability policy or fidelity bond), if any; (iii) most recent IRS determination or opinion letter, if any; (iv) most recent actuarial report, if any; (v) most recent annual report on Form 5500; and (vi) summary plan description.

(c) Except as set forth in Section 4.13(c) of the Seller Disclosure Schedule, each of the Seller Pension Plans, each of the Seller Benefit Plans and each of the Seller Other Plans, which are maintained or contributed to by the Seller, has been and is administered in compliance with its terms in all material respects and has been and is in compliance in all material respects with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and all other applicable laws.

(d) Each of the Seller Pension Plans which is intended to be a qualified plan within the meaning of Code Section 401(a) has received a favorable determination or opinion letter from the IRS that such plan meets the requirements of Code Section 401(a) and that the trust associated with such Seller Pension Plan is tax exempt under Code Section 501(a), and, to the knowledge of the Seller, each of such plans is so qualified and the Seller is not aware of any fact or circumstance which would adversely affect the qualified status of any such plan.

(e) The Seller has made or provided for all contributions to the Seller Pension Plans required thereunder.

(f) Except as set forth in Section 4.13(f) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries is a party to or maintains any existing contract or other arrangement with any employee or group of employees (i) that provides for any kind of severance payments, stock or stock-equivalent payments or post-employment benefits or (ii) providing that any otherwise disclosed plan, program or arrangement will irrevocably continue, with respect to any or all of its participants, for any period of time.

(g) Except as set forth in Section 4.13(g) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries (i) has ever maintained any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (ii) has ever maintained any plan subject to Title IV of ERISA, or (iii) is providing healthcare or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or state health continuation laws) or has promised to provide such post-termination benefits in the future.

(h) Except as set forth in Section 4.13(h) of the Seller Disclosure Schedule, no material lawsuits, governmental administrative proceedings, claims (other than routine claims for benefits) or complaints to, or by, any Person or Governmental Authority have been filed, are pending, or to the knowledge of the Seller, threatened with respect to any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan. There is no material correspondence between the Seller or any Subsidiary of the Seller and any Governmental Authority related to any other Seller Pension Plan, Seller Benefit Plan or Seller Other Plan concerning any matter that would result in any material liability to the Buyer, the Seller or any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan.

(i) With respect to any pension plan, scheme or arrangement maintained by the Seller that covers employees of the Seller or its Subsidiaries in the United Kingdom (the “Seller UK Pension Plans”):

(i) The Seller UK Pension Plans are the only arrangements to which the Seller or any of its Subsidiaries has or could have any liability for the purpose of providing benefits on retirement or death.

(ii) The Seller has made available to the Buyer documents containing material details of the Seller UK Pension Plans and of the Seller’s or any of its Subsidiaries’ and its employees’ obligations and liabilities under it.

(iii) The Seller UK Pension Plans are approved in accordance with Chapter I or Chapter IV of Part XIV of the Income and Corporation Taxes Act 1988, and there is no reason why this approval could be withdrawn.

(iv) So far as the Seller or any of its Subsidiaries are aware having made enquiries, the Seller or any of its Subsidiaries and Seller UK Pension Plans comply and have at all times complied with all legal and regulatory requirements (including equal treatment and data protection requirements) relevant to the Seller UK Pension Plans and the Seller or any of its Subsidiaries’ participation in the Seller UK Pension Plans.

(v) So far as the Seller or any of its Subsidiaries are aware having made enquiries, no claim, dispute, complaint or investigation has arisen which relates to the Seller UK Pension Plans or to the provision of retirement or death benefits in respect of the Seller or any of its Subsidiaries’ current and former employees, and there is no reason why any such claim, dispute, complaint or investigation could arise.

(vi) All amounts payable by the Seller or any of its Subsidiaries to the Seller UK Pension Plans have been paid.

(vii) All death in service benefits under the Seller UK Pension Plans are fully insured.

(viii) All benefits under the Seller UK Pension Plans (other than those which are fully insured) are calculated on a money purchase basis only and there is no obligation on the Seller or any of its Subsidiaries or under the Seller UK Pension Plans (other than in the case of those benefits which are fully insured) to provide any specified level of benefits.

(j) With respect to the Seller UK Sub-plan:

(i) All notices, returns, registrations and payments which should have been made by the Seller or any of the Seller’s Subsidiaries in relation to the Seller UK Sub-plan have been made during the requisite time periods, are up-to-date correct and on a proper basis and none of them is, or is likely to be, the subject of any dispute with any authority administering Tax.

(ii) The Seller UK Sub-plan is approved by the UK Inland Revenue under the provisions of ITEPA and there are no circumstances which are likely to result in such Inland Revenue approval being withdrawn.

(iii) The Seller and the Seller’s Subsidiaries have properly operated the United Kingdom Pay As You Earn System by making deductions as required by applicable Tax Statutes, on the grant, exercise or other event in relation to share options granted under the Seller UK Sub-plan and has accounted for any such taxation the appropriate Taxation Authority.

4.14 Labor and Employment Matters.

(a) Except as set forth in Section 4.14(a) of the Seller Disclosure Schedule, the Seller and its Subsidiaries are in material compliance with all federal, state, and foreign laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws, and there are no material arrearages in the payment of wages. To the knowledge of the Seller, each individual who renders services to the Seller or any of its Subsidiaries who is classified by the Seller or any of its Subsidiaries as having the status of an independent contractor or as having other non-employee status for any purpose (including for purposes of taxation, tax reporting, and/or Seller Pension Plans, Seller Benefit Plans or Seller Other Plans) is properly so characterized. Except as set forth in Section 4.14(a) of the Seller Disclosure Schedule, there are not currently any audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of the Seller and no material complaints relating to employment practices of the Seller have been made to any Governmental Authority or submitted in writing to the Seller.

(b) Except as set forth in Section 4.14(b) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries has recognized or is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Except as set forth on Section 4.14(b) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor is there pending or, to the Seller’s Knowledge, threatened, any labor strike or lockout involving the Seller nor any of its Subsidiaries.

(c) Except as set forth in Section 4.14(c) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries is a party to any employment, severance or consulting agreements with any current director or executive officer or any severance agreement, plan or arrangement with any employee, in either case requiring payment of cash compensation in any calendar year in excess of $25,000. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any current employee, executive officer or director of the Seller nor any of its Subsidiaries, or result in any limitation on the right of the Seller nor any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan. The Seller has provided the Buyer with all documents and information reasonably requested by the Buyer to evaluate whether the Seller is subject to any obligations that would, either individually or in the aggregate, result in a payment of an “excess parachute payment” within the meaning of Code Section 280G or that would, either individually or in the aggregate result in payments that would be nondeductible pursuant to Code Section 162(m). Section 4.14(c) of the Seller Disclosure Schedule sets forth the names of certain individuals, together with certain compensation information relating to such individuals, as mutually agreed to by the Buyer and the Seller.

4.15 Material Contracts. Except as filed as exhibits to the Seller SEC Reports filed prior to the date of this Agreement or as set forth in Section 4.15 of the Seller Disclosure Schedule, and except for this Agreement and the Seller Stockholder Voting Agreements, or as entered into in compliance with Section 5.1, neither the Seller nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors or executive officers, (ii) with any consultants that are natural persons, individually involving the payment of $100,000 or more per annum, (iii) which is a “material contract” (as such terms is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which by its terms limits the ability of the Seller or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business or requires the Seller or any of its affiliates to sell or market any third party’s products or services or to make available investment opportunities to any person on a priority, equal or exclusive basis, and in each case which limitation or requirement would reasonably be expected to be material to the Seller on a consolidated basis, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) in the case of a Seller Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the other Transaction Documents, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) which would reasonably be expected to prohibit or materially delay the consummation of the merger or (viii) with any of the Seller’s customers among the ten customers generating the highest revenues during the four fiscal quarters prior to the date hereof under which services remain to be performed by the Seller or its Subsidiaries (excluding statements of work). The Seller has previously made available to the Buyer complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 4.15 (collectively referred to herein as the “Seller Contracts”), subject to reasonable procedures established by the Seller to keep such information confidential. All of the Seller Contracts are valid and in full force and effect, except to the extent they have expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Seller. Neither the Seller nor any of its Subsidiaries has, and to the knowledge of the Seller, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Seller Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Seller.

4.16 Properties.

(a) Neither the Seller nor any of its Subsidiaries owns any real property. Section 4.16(a) of the Seller Disclosure Schedule lists all real property leased or subleased to or by the Seller or any of its Subsidiaries and lists the dates of and parties to each such lease, the dates and parties to each amendment, modification and supplement to each lease, any extension and expansion options, and the current rent payable thereunder as of the date hereof. The Seller has made available to the Seller true, complete and accurate copies of the leases and subleases (each as amended to date) listed in Section 4.16(a) of the Seller Disclosure Schedule. With respect to each such lease and sublease, except as set forth in Section 4.16(a) of the Seller Disclosure Schedule:

(i) the lease or sublease is a valid, binding and enforceable obligation of the Seller or its Subsidiary, as the case may be, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity;

(ii) neither the Seller nor any of its Subsidiaries, or to the knowledge of the Seller, any other party, is in material breach or violation of, or material default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Seller, is threatened, which, after the giving of notice or the lapse of time or both, would constitute a material breach or default by the Seller or any of its Subsidiaries, or to the knowledge of the Seller, any other party under such lease or sublease;

(iii) except for the subleases set forth in Section 4.16(a) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered in any material respect any interest in the leasehold or subleasehold; and

(iv) there are no Encumbrances, easements, covenants or other restrictions applicable to the real property subject to such lease or sublease, except for recorded easements, covenants and other restrictions which do not, individually or in the aggregate, materially impair the current uses or the occupancy by the Seller or its Subsidiary, as the case may be, of the property subject thereto.

(b) Except as set forth in Section 4.16(b) of the Seller Disclosure Schedule, the Seller and its Subsidiaries own good title, free and clear of all Encumbrances, to all property and physical assets necessary to conduct the business of the Seller as currently conducted, except for (i) Encumbrances reflected in the Seller Financial Statements and notes thereto included in the Seller SEC Reports, (ii) Encumbrances or imperfections of title which do not materially detract from the value or interfere with the present or presently contemplated use of the assets subject thereto or affected thereby, (iii) Encumbrances for current Taxes not yet due and payable and (iv) Encumbrances on the landlord’s interest in the premises. Except as would not be material to the business of the Seller, the Seller and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personalty leased by the Seller or its Subsidiaries as now used, possessed and controlled by the Seller or its Subsidiaries, as applicable. All of the machinery, equipment and other tangible personal property and assets owned or used by the Seller and its Subsidiaries, in the aggregate, are in serviceable condition, maintenance and repair, except for ordinary wear and tear.

4.17 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on the Seller of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against the Seller, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Seller. To the knowledge of the Seller, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Seller. The Seller is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Seller.

4.18 State Takeover Laws; Stockholder Rights Agreement. The Seller has taken all action necessary to exempt this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby from Section 203 of DGCL, and, accordingly, such Section does not apply to any such transactions. The board of directors of Seller has amended the Seller Rights Agreement prior to the execution of this Agreement in the form attached as Exhibit A hereto so that the Buyer and Merger Sub are exempt from the definition of “Acquiring Person” contained in the Seller Rights Agreement (as such term relates to the Merger and the transactions contemplated hereby), and no “Distribution Date” (as such term is defined in the Seller Rights Agreement) will occur as a result of the execution and delivery of this Agreement or any other Transaction Document or the consummation of the Merger or by any of the other transactions contemplated hereby or by any of the other Transaction Documents. The Seller Rights Agreement, as so amended, has not been further amended or modified. True and complete copies of the Seller Rights Agreement and all amendments thereto have been previously provided or made available to the Buyer.

4.19 Intellectual Property.

(a) Section 4.19 of the Seller Disclosure Schedule contains a complete and accurate list of all Patents owned or purported to be owned by the Seller (“Seller Patents”), registered and material unregistered Marks owned or purported to be owned by the Seller (“Seller Marks”) and registered Copyrights owned or purported to be owned by the Seller (“Seller Copyrights”). Except as set forth in Section 4.19 of the Seller Disclosure Schedule:

(i) Seller exclusively owns or possesses adequate and enforceable rights to use, without payment to a third party, all of the material Intellectual Property Assets necessary for the operation of the Seller’s Business, free and clear of all material Encumbrances;

(ii) all Seller Patents, Seller Marks and Seller Copyrights which are issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world are currently in material compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications). All issued Seller Patents and registered Seller Marks and Seller Copyrights are valid and enforceable;

(iii) there are no pending, or, to the knowledge of the Seller, threatened claims against any of the Seller or its employees alleging that any of the Seller Intellectual Property Assets or the Seller’s Business (or any work product delivered to Buyer’s customers), infringes on, or misappropriates any Third Party Rights;

(iv) to the knowledge of Seller, the operation of the Seller’s Business does not infringe on, or misappropriate, any Third Party Right;

(v) in the three (3) years prior to the date hereof, the Seller has not received any communications alleging that the Seller has violated or, by conducting the Seller’s Business, would violate any Third Party Rights or that any of the Seller Intellectual Property Assets is invalid or unenforceable;

(vi) no current or former employee or consultant of the Seller owns any rights in or to any of the Seller Intellectual Property Assets;

(vii) to the knowledge of the Seller, there is no violation or infringement by a third party of any of the Seller Intellectual Property Assets;

(viii) Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of all Seller Intellectual Property Assets that have Trade Secrets owned by Seller or used or held for use by Seller in the Seller’s Business (the “Seller Trade Secrets”) and to protect the secrecy, confidentiality and value of all confidential information of Seller’s clients possessed, used or held for use by Seller in the Seller’s Business (“Seller Client Confidential Information”), including, without limitation, requiring each Seller employee and consultant and any other person with access to Seller Trade Secrets or Seller Client Confidential Information to execute a binding confidentiality agreement, copies or forms of which have been provided to the Buyer and, to the Seller’s knowledge, there has not been any breach by any party of such confidentiality agreements within the past twelve months; and

(ix) the Seller has collected personally identifiable information from third parties as part of its client services, and in connection with any collection of personally identifiable information, complied with all applicable laws and regulations and its clients’ privacy policy (if any) relating to the collection, storage and onward transfer of all personally identifiable information collected by the Seller, or, to the Seller’s Knowledge, by third parties engaged by Seller who have authorized access to the Seller’s databases or other records.

(x) (A) the Seller has not directly or indirectly granted any rights, licenses or interests in the source code of its proprietary software other than to its customers in the ordinary course of business, and (B) since the Seller developed the source code of its proprietary software, the Seller has not provided or disclosed the source code of its proprietary software to any person or entity other than to its customers in the ordinary course of business;

(xi) the Seller Products perform in accordance with their documented specifications and as the Seller has warranted to its customers, except to the extent any such failure to so perform would not reasonably be expected to have a Material Adverse Effect;

(b) For purposes of this Agreement,

(i) “Seller’s Business” means the business of Seller as currently conducted and proposed to be conducted.

(ii) “Seller Intellectual Property Assets” means all material Intellectual Property Assets owned or purported to be owned by the Seller or used or held for use by the Seller in the Seller’s Business. Seller Intellectual Property Assets includes, without limitation, the Seller Patents, Seller Marks, Seller Copyrights and Seller Trade Secrets.

(iii) “Seller Products” means those computer programs and/or services and related documentation designed, manufactured, marketed, sold and/or distributed by the Seller.

4.20 Customers and Key Employees. Except as disclosed in Section 4.20 of the Seller Disclosure Schedule, as of the date hereof, the Seller has no knowledge of (i) any intention to terminate or materially reduce, or termination of, or basis for termination of, the customer relationship by any customer among the ten customers generating the highest revenues during the four fiscal quarters prior to the date hereof or (ii) any intention to terminate employment by any of the Seller Key Employees.

4.21 Transactions with Affiliates. Except as set forth in Section 4.21 of the Seller Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by the Seller or any of its Subsidiaries to, and neither the Seller nor any of its Subsidiaries has any loan arrangement with any 5% stockholder, director, employee of vice president level or above, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Seller or any of its Subsidiaries or in an amount not in excess of $5,000 with any Person. Except as set forth in Section 4.21 of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors or executive officers (or, to Seller’s knowledge, any of their respective Affiliates) or, to Seller’s knowledge, any transaction or agreement with any 5% stockholder or employee of vice president level or above (other than executive officers).

4.22 Insurance. The Seller and each of its Subsidiaries maintains insurance with financially responsible insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of Seller and its Subsidiaries. Section 4.22 of the Seller Disclosure Schedule sets forth all material insurance policies maintained by Seller or any of its Subsidiaries (including the providers of such insurance policies). The Seller has made available to the Buyer a complete and accurate list of all claims made under such policies (other than claims under health and welfare insurance policies) since January 1, 2001 resulting in any payment by such insurance company in any amount greater than $25,000 for such claims or for all claims arising out of the same or similar incidents (in all cases including all outstanding claims as of the date hereof seeking payment in excess of $25,000 and the status thereof). All such insurance policies are in full force and effect, all premiums due and payable thereunder have been paid; and none of Seller or any of its Subsidiaries is in material default thereunder. Except as set forth in Section 4.22 of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any such insurance policy of Seller or any of its Subsidiaries.

4.23 Opinion of Financial Advisor. The Board of Directors of the Seller has received the opinion of Seller’s Advisor dated the date hereof, to the effect that, as of the date hereof, the Merger Consideration is fair from a financial point of view to holders of Seller Common Stock.

4.24 Joint Proxy Statement/Prospectus; the Seller Information. The information relating to the Seller and its Subsidiaries to be contained in the Joint Proxy Statement/Prospectus, and in any other documents filed with the SEC in connection herewith, will not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of the Buyer and the Seller or at the time of either of the Buyer Stockholders’ Meeting or the Seller Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Joint Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Seller with respect to statements made or incorporated by reference therein based on information supplied by Buyer for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Covenants of Seller. Except as set forth in Section 5.1 of the Seller Disclosure Schedule, at all times from the execution of this Agreement until the Effective Time, the Seller:

(a) Shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and use reasonable best efforts to (i) preserve intact its business organizations and goodwill, (ii) keep available the services of its officers and employees and (iii) preserve the relationships with those Persons having business dealings with the Seller to the end that the Seller’s goodwill and ongoing business shall not be impaired in any material respect at the Effective Time;

(b) Shall not amend its Certificate of Incorporation or Bylaws, and shall cause each of its Subsidiaries not to amend its charter, bylaws, joint venture documents, partnership agreements or equivalent organizational documents;

(c) Shall not (A) except pursuant to (i) the exercise of the Seller Stock Options, (ii) the exercise of any warrant existing on the date hereof and disclosed in Section 4.2(a) of the Seller Disclosure Schedule, or (iii) Section 2.1(f) of this Agreement, issue any of its shares of capital stock or effect any share split, share combination, reverse share split, share dividend, recapitalization or other similar transaction, (B) other than compensatory grants in the ordinary course of business consistent with past practice in an amount not to exceed 225,000 shares of Seller Common Stock, grant, confer or award any option, right, warrant, deferred stock unit, conversion right or other right not existing on the date hereof to acquire any of its shares of capital stock (whether or not pursuant to existing Seller Stock Plans), (C) except as otherwise permitted in (D) below, increase any compensation for or enter into or amend any employment or severance agreement with any of its current or former executive officers or directors, (D) grant any bonuses (x) other than in the ordinary course of business and consistent with past practice, to any of its employees (other than executive officers and directors), or (y) to any of its executive officers or directors, or (E) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan in any material respect, except for (i) changes which are less favorable to participants in such plans or (ii) any termination of the Seller ESPP;

(d) Shall not (A) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property) with respect to any shares of Seller Common Stock or allow any of its Subsidiaries to pay or make any such dividend, distribution or payment (other than dividends or distributions from a wholly owned Seller subsidiary to another Seller subsidiary or to the Seller) or (B) except as provided in Section 2.1(f), directly or indirectly redeem, purchase or otherwise acquire for value any of its shares of capital stock or any equity interest of any of the Seller Subsidiaries, or make any commitment for any such action;

(e) Shall not, and shall not permit any of its Subsidiaries to (A) sell, lease, or otherwise dispose of any assets or properties having a value in excess of $100,000 individually or $500,000 in the aggregate or any of the capital stock of or partnership or other interests in any of its Subsidiaries, (B) mortgage or pledge any of its property or assets having a value in excess of $100,000 individually or $500,000 in the aggregate or subject any such property or assets to any security interest or (C) license any assets or properties outside the ordinary course of business (it being understood that this Section 5.2(e) shall not apply to capitalized leases);

(f) Shall not, and shall not permit any of its Subsidiaries to, other than in the ordinary course of business, (i) forgive any existing indebtedness to the Seller or any of its Subsidiaries (other than intercompany indebtedness) other than indebtedness in an aggregate amount not in excess of $10,000, except for client receivables which, in the aggregate, shall not exceed $500,000, (ii) discharge any material security interest in favor of the Seller, or (iii) make any material loans, advances or capital contributions to, or investments in, any other Person;

(g) Shall not, and shall not permit any of its Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms;

(h) Shall not, and shall not permit any of its Subsidiaries to, enter into any agreement which would constitute a Seller Contract (other than media contracts or insertion orders entered into in the ordinary course of business) which is reasonably expected to individually result in total payments or liability by it in excess of $500,000 without the Buyer’s consent (which consent shall not be unreasonably withheld or delayed);

(i) (x) Shall not intentionally cause a material violation of or material default under any Seller Contract and (y) shall notify the Buyer promptly following entering into any new agreement which would constitute a Seller Contract or any service agreement with a new client or materially amending a Seller Contract;

(j) Shall not make or commit to make capital expenditures in excess of $1,800,000 in the aggregate;

(k) Shall not license or transfer to any person or entity any material rights to Seller Intellectual Property Assets other than licenses or transfers (i) necessary to conduct development or perform services or (ii) in the ordinary course of business;

(l) Shall not merge with, enter into a consolidation with or acquire an interest of 5% or more in any Person or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquire any material assets other than in the ordinary course of business;

(m) Shall not write down or write up (or fail to write down or write up in accordance with consistent past practice) the value of any receivables or revalue any assets of the Seller other than in accordance with GAAP;

(n) Shall not, without prior notification and consultation with the Buyer, terminate any employee of vice president level or above under circumstances which would reasonably be expected to result in severance payments to such employee;

(o) Shall not permit any insurance policy listed in Section 4.22 of the Seller Disclosure Schedule to be cancelled or terminated without obtaining a replacement insurance policy in a comparable amount and against comparable risks and losses;

(p) Shall not, and shall not permit any of its Subsidiaries to, create, incur or assume any indebtedness for borrowed money, including capitalized leases in excess of $1,000,000 (including, without limitation, refinancing or modifying any such existing indebtedness), assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness for borrowed money, including capitalized leases in excess of $1,000,000, of another Person;

(q) Shall not, and shall not permit any of its Subsidiaries to, make or change materially any Tax election, file any material amendment to any Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, change (or make a request to any taxing authority to change) any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ended December 31, 2003, file any claim for a material refund of Taxes or without the Buyer’s consent, which shall not be unreasonably withheld or delayed, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided, that for purposes of this subparagraph (q), “material” shall mean affecting or relating to $250,000 of taxable liability;

(r) Shall not make a material change in any of its methods, principles or practices of accounting currently in effect other than as required by GAAP;

(s) Shall not settle or compromise any pending or threatened suit, action or claim arising out of or in connection with any of the transactions contemplated by this Agreement;

(t) Shall not enter into or amend or otherwise modify any agreement or arrangement with Persons that, as of the date of this Agreement, are officers or directors of the Seller;

(u) Shall not, and shall not permit any of its Subsidiaries to, except as otherwise permitted or contemplated by this Agreement, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Seller or any of its Subsidiaries; and

(v) Shall not, and shall not permit any of its Subsidiaries to, agree in writing or otherwise to take any action inconsistent with any of the foregoing.

5.2 Covenants of Buyer. At all times from the execution of this Agreement and until the Effective Time, the Buyer shall, and shall cause each of its Subsidiaries to: (a) conduct its business in the ordinary course consistent with past practices; (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees; and (c) take no action which would materially adversely affect or materially delay its ability to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or any of the other Transaction Documents. At all times from the execution of this Agreement until the Effective Time, the Buyer:

(a) Shall not consummate, or publicly announce any intention to engage in, any material business combination transaction, whether by merger, consolidation or acquisition of all or substantially all of the equity or assets of another entity;

(b) Shall not consummate, or publicly announce any intention to engage in any sale or other disposition of a substantial portion of the Buyer’s assets;

(c) Shall not issue a material amount of its equity securities, except for (i) the issuance of Buyer Common Stock pursuant to the exercise of any convertible securities existing on the date hereof or (ii) the issuance of employee stock options consistent with past practice;

(d) Shall not (A) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property) with respect to any shares of Buyer Common Stock or allow any of its Subsidiaries to pay or make any such dividend, distribution or payment (other than dividends or distributions from a wholly owned Buyer subsidiary to another Buyer subsidiary or to the Buyer) other than those with a record date after the Effective Time or (B) directly or indirectly redeem, purchase or otherwise acquire any of its shares of capital stock or any equity interest of any of the Buyer Subsidiaries, or make any commitment for any such action (other than pursuant to the Buyer’s existing stock buyback program);

(e) Shall not settle or compromise any pending or threatened suit, action or claim arising out of or in connection with any of the transactions contemplated by this Agreement if such settlement or compromise agreement contains an admission of misconduct or culpability with respect to Seller or its Agents.

(f) Shall not, and shall not permit any of its Subsidiaries to, agree in writing or otherwise to take any action inconsistent with any of the foregoing.

5.3 Transition Matters. The Buyer and the Seller shall consult in good faith and confer on a regular basis with one or more representatives of the other party designated by such other party to report operational matters of materiality relating to Seller’s business in order to allow for an orderly transition, and, subject to Section 6.5, any proposals for Seller to engage in material transactions that the Seller has decided to pursue, whether or not in the ordinary course of business. The Seller shall promptly notify the Buyer of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, prospects, liabilities or the normal course of its business or in the operation of its properties, any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving the Seller or any of its Subsidiaries, and will keep the Buyer reasonably informed of such events.

ARTICLE VI - ADDITIONAL AGREEMENTS

6.1 Registration Statement; Joint Proxy Statement/Prospectus.

(a) As promptly as practicable after the date of this Agreement, the Buyer and the Seller shall cooperate in preparing and shall cause to be filed with the SEC a mutually acceptable joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) and the Buyer shall prepare and cause to be filed with the SEC a registration statement on Form S-4 covering the issuance of the Merger Consideration (“Form S-4 Registration Statement”), in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of the Buyer and the Seller shall use reasonable best efforts to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC and to keep the Form S-4 Registration Statement effective through the Effective Time or termination of this Agreement pursuant to Article VIII hereof. Buyer and Seller shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement Prospectus or Form S-4 Registration Statement (or any document incorporated therein by reference) received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement Prospectus and the Form S-4 Registration Statement prior to filing such with the SEC. Notwithstanding any other provision herein to the contrary (but subject to the rights of the Seller pursuant to Section 6.5), no amendment or supplement (including incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 Registration Statement shall be made without the approval of each party, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Joint Proxy Statement/Prospectus or the Form S-4 Registration Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 Registration Statement becomes effective, the issuance of any stop order, the suspension of the qualification of the Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction or any request by the SEC for amendment of the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus. The Buyer will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Buyer’s stockholders, and the Seller will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Seller’s stockholders, in either case, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing the Joint Proxy Statement/Prospectus in light of the date set for the Seller Stockholders’ Meeting and the Buyer Stockholders’ Meeting. If the Buyer or the Seller becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then such party shall promptly inform the other thereof and shall cooperate with the other in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Buyer and the Seller.

(b) Prior to the Effective Time, the Buyer shall use reasonable best efforts to obtain all regulatory approvals needed to ensure that Buyer Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States necessary to effect the Merger; provided, however, that the Buyer shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified, or (ii) to file a general consent to service of process in any jurisdiction.

6.2 Seller Stockholders’ Meeting.

(a) The Seller shall take all action necessary to call, give notice of and hold a meeting of the holders of Seller Common Stock to consider and vote on a proposal to adopt and approve this Agreement and the transactions contemplated hereby (the “Seller Stockholders’ Meeting”) and no other Acquisition Proposal or other matter (excluding adjournment of the Seller Stockholders’ Meeting) will be considered at such meeting. The Seller Stockholders’ Meeting shall be held (on a date selected by the Seller in consultation with the Buyer) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act.

(b) The board of directors of the Seller has recommended that its stockholders approve and adopt this Agreement and the transactions contemplated hereby and, unless withdrawn in accordance with the provisions of Section 6.5(c), the Seller shall include such recommendation in the Joint Proxy Statement/Prospectus. Prior to the Effective Time, neither the board of directors of the Seller nor any committee thereof shall, except in compliance with Section 6.5 hereof, withdraw, modify, qualify or amend (or propose to withdraw, modify, qualify or amend) in a manner adverse to the Buyer the recommendation by such board of directors. Subject to Section 6.5, the Seller shall not approve or recommend (or propose to approve or recommend any Acquisition Proposal) or make or authorize any public statement in support of any Acquisition Proposal. The Seller shall use its reasonable best efforts to take all such other actions necessary or desirable to obtain such approval of its stockholders. Except to the extent required by law, the Seller shall not (i) change or otherwise take any action after the mailing of the Joint Proxy Statement/Prospectus that would result in a change of the date specified in the Joint Proxy Statement/Prospectus for the Sellers Stockholders’ Meeting or (ii) otherwise take any action that would postpone or delay the Sellers Stockholders’ Meeting, except (x) to the extent necessary to ensure that any amendment or supplement to the Joint Proxy Statement/Prospectus required by applicable law is provided to the stockholders of the Seller in advance of the Sellers Stockholders’ Meeting or (y) that the Seller shall adjourn or postpone the Seller Stockholders’ Meeting for up to fourteen (14) days if there are an insufficient number of shares of Seller Common Stock represented in person or by proxy at the Sellers Stockholders’ Meeting to constitute a quorum or to approve and adopt this Agreement and the transactions contemplated hereby, so long as during such adjournment or postponement the Seller shall use its reasonable best efforts to obtain a quorum and the requisite vote to approve and adopt this Agreement and the transactions contemplated hereby.

(c) The Seller’s obligation to call, give notice of and hold the Seller Stockholders’ Meeting in accordance with Section 6.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Proposal or other Acquisition Proposal, or by the withdrawal, modification, qualification or amendment by the board of directors of the Seller, or any committee thereof, of such board of directors’ or such committee’s approval or recommendation of this Agreement and the transactions contemplated hereby.

6.3 Buyer Stockholders’ Meeting.

(a) The Buyer shall take all action necessary to call, give notice of and hold a meeting of the holders of Buyer Common Stock to consider and vote on a proposal to issue shares of Buyer Common Stock in the Merger (the “Buyer Stockholders’ Meeting”) and no other matter (excluding adjournment of the Buyer Stockholder’s Meeting) will be considered at such meeting. The Buyer Stockholders’ Meeting shall be held on the same day as the Seller Stockholders’ Meeting.

(b) The board of directors of the Buyer has recommended and declared advisable that its stockholders approve the issuance of shares of Buyer Common Stock in the Merger and the Buyer shall include such recommendation in the Joint Proxy Statement/Prospectus. Prior to the Effective Time, neither the board of directors of the Buyer nor any committee thereof shall withdraw, modify, qualify or amend (or propose to withdraw, modify, qualify or amend) the approval or recommendation by such board of directors in a manner adverse to Seller. The Buyer shall use its reasonable best efforts to take all such other actions necessary or desirable to obtain such approval of its stockholders or approve or recommend (or publicly propose to approve or recommend) any Acquisition Proposal. Except to the extent required by law, the Buyer shall not (i) change or otherwise take any action after the mailing of the Proxy Statement that would result in a change of the date specified in the Joint Proxy Statement/Prospectus for the Buyers Stockholders’ Meeting or (ii) otherwise take any action that would postpone or delay the Buyers Stockholders’ Meeting, except (x) to the extent necessary to ensure that any amendment or supplement to the Proxy Statement required by applicable law is provided to the stockholders of the Buyer in advance of the Buyers Stockholders’ Meeting or (y) that the Buyer shall adjourn or postpone the Buyer Stockholders’ Meeting for up to fourteen (14) days if there are an insufficient number of shares of Buyer Common Stock represented in person or by proxy at the Buyers Stockholders’ Meeting to constitute a quorum or to approve the transactions contemplated hereby, so long as during such adjournment or postponement the Buyer shall use its reasonable best efforts to obtain a quorum and the requisite vote to approve the transactions contemplated hereby.

(c) The Buyer’s obligation to call, give notice of and hold the Buyer Stockholders’ Meeting in accordance with Section 6.3(a) shall not be limited or otherwise affected by the withdrawal, modification, qualification or amendment by the board of directors of the Buyer, or any committee thereof, of such board of directors’ or such committee’s approval or recommendation of this Agreement and the transactions contemplated hereby.

6.4 Third Party Consents and Regulatory Approvals.

(a) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, authorizations and clearances (including under the Hart-Scott-Rodino Antitrust Improvements Act, the “HSR Act”) of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Authorities. The Buyer and the Seller shall have the right to have their counsel review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to such party, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Notwithstanding the foregoing, nothing in this Section shall require the Buyer to agree with any Governmental Authority to (i) the imposition of any material restrictions on its business, or (ii) the sale, divestiture, lease, license, disposition or other transfer of any assets or properties of the Buyer, the Seller or any of its Subsidiaries.

(b) The Buyer and the Seller shall promptly advise each other upon receiving (and the Buyer or the Seller shall so advise with respect to communications received by any subsidiary or Affiliate of the Buyer or the Seller, as the case may be) any communication from any Governmental Authority or third party whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval or third-party consent will not be obtained or that the receipt of any such approval will be materially delayed.

6.5 No Solicitation.

(a) The Seller agrees and covenants that, except as authorized or permitted in this Section 6.5, it shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries’ directors, officers, employees, Affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants or representatives (collectively, “Agents”) to, directly or indirectly, invite, solicit, initiate or knowingly encourage or facilitate (including by way of furnishing or disclosing nonpublic information) any inquiries, proposals, discussions or negotiations or the making or implementation of any offer or proposal (including, without limitation, any proposal or offer to its stockholders) with respect to or that would reasonably be expected to lead to any Acquisition Proposal, or participate in any discussions or negotiations with, or provide any information any Person (other than the Buyer and its Affiliates or Agents) with respect to or that would reasonably be expected to lead to any Acquisition Proposal, or enter into any letter of intent, agreement in principle, definitive agreement, arrangement or understanding relating to an Acquisition Proposal or requiring it to abandon, terminate or fail to consummate the Merger; provided, however, that, at any time prior to obtaining the approval and adoption of the Seller’s stockholders of this Agreement and the transactions contemplated by this Agreement and so long as the Seller shall not have breached any of the provisions of this Section 6.5, the Seller or its Agents may furnish or cause to be furnished information to, and negotiate or otherwise engage in discussions with, any person that has made after the date of this Agreement, an Acquisition Proposal if and only to the extent that (i) the board of directors of the Seller determines in good faith (x) after consultation with its outside legal counsel that such action is required by its fiduciary duties under applicable law and (y) after consultation with its financial advisor, such Acquisition Proposal would if consummated, constitute a Superior Proposal, (ii) the Seller provides written notice to the Buyer to the effect that it is furnishing information to, or entering into or participating in discussions or negotiations with, such Person (including, without limitation, the identity of such Person), (iii) the Seller keeps the Buyer informed of the status of any such discussions or negotiations, including, without limitation, promptly informing the Buyer (but in any event, within 24 hours) of all material developments relating thereto and (iv) prior to furnishing any information to such Person, the Seller shall enter into a customary confidentiality agreement with such individual or entity that is no less restrictive, in any respect, than the Confidentiality Agreement dated as of April 2, 2004 by and between the Buyer and the Seller (the “Confidentiality Agreement”), and the Seller shall enforce, and shall not waive any of the provisions of, any such confidentiality agreement. Without limiting the foregoing, if any Subsidiary of the Seller or any Agent takes or permits to be taken any action which, if taken or permitted to be taken by the Seller itself, would be a breach of a provision of this Section 6.5, it shall be deemed to be a breach thereof by the Seller for all purposes of this Section 6.5, including 6.5(c); provided that, in the case of any such Agent, to be deemed a breach of this Section 6.5 by the Seller, such action must be taken by, or with the encouragement or the prior knowledge of, an individual in the business unit (including for purposes of the Seller’s financial advisor, such advisor’s Investment Banking Business Segment (as described in such advisor’s Form 10-K for the year ended December 31, 2003)) of such Agent which is acting for the Seller in connection with this Agreement or the transactions contemplated hereby.

(b) Upon execution of this Agreement, the Seller shall cease immediately and cause to be terminated, and shall cause its Agents and Subsidiaries and its Subsidiaries’ Agents to cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Seller be returned or destroyed pursuant to the terms of any confidentiality agreement, and the Seller shall enforce, and shall not waive any of the provisions of, any such confidentiality agreement.

(c) Nothing contained in this Section 6.5 shall prohibit the board of directors of the Seller from, prior to the Seller Stockholders’ Meeting, withdrawing, modifying, qualifying or amending in a manner materially adverse to the Buyer its recommendation to the Seller’s stockholders required under Section 6.2(b) in response to an unsolicited bona fide written Acquisition Proposal (A) if, but only if: (i) after consultation with the Seller’s outside legal counsel, the board of directors of the Seller determines in good faith that such action is required by its fiduciary duties under applicable law; (ii) after consultation with its financial advisor, the board of directors of the Seller has determined in good faith that such Acquisition Proposal is a Superior Proposal; (iii) the Seller has given the Buyer five (5) business days prior written notice of its intention to withdraw, modify, qualify or amend in a manner materially adverse to the Buyer its recommendation to the Seller’s stockholders required under Section 6.2(b) and (iv) the Seller is not in breach in any material respect of any of the provisions of Section 6.5 and (B) if, in the event that, during such five (5) business days, the Buyer makes a counterproposal to such Acquisition Proposal (any such counterproposal, a “Counterproposal”), the board of directors of the Seller, after consultation with its financial advisor, determines in good faith that (x) the Counterproposal is not at least as favorable to the Seller’s stockholders as the Acquisition Proposal from a financial point of view, and (y) the Counterproposal is not at least as favorable generally to the Seller’s stockholders as the Acquisition Proposal (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such Acquisition Proposal). Any disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) made pursuant to this Section 6.5 shall be deemed a change in the Seller’s recommendation to its stockholders required under Section 6.2(b) in a manner materially adverse to the Buyer, unless, as a part of such disclosure, the board of directors of the Seller expressly reaffirms its recommendation to its stockholders in favor of the adoption of this Agreement and approval of the Merger. Any such withdrawal, modification, qualification or amendment of the recommendation of the board of directors of the Seller shall not change the approval of such board for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by this Agreement or by any of the other Transaction Documents. Nothing in this Section 6.5 shall affect the Seller’s obligation to hold the Seller Stockholders’ Meeting in accordance with Section 6.2.

(d) [Intentionally omitted]

(e) From and after the execution of this Agreement, the Seller shall notify the Buyer promptly (but in any event within twenty-four hours) of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to or that would reasonably be expected to lead to an Acquisition Proposal (including a summary of the material terms and conditions thereof, including price, and the identity of the other individual or entity or individuals or entities (including any parent entities thereof to the extent known) making such proposal), and promptly furnish to the Buyer a copy of any such request for information or written proposal in addition to a copy of any information provided by any third party relating thereto. In addition, the Seller shall immediately advise the Buyer, in writing, if the board of directors of the Seller shall make any determination as to any Acquisition Proposal as contemplated by the proviso to the first sentence of Section 6.5(a).

(f) Nothing in this Section 6.5 shall prohibit the Seller from complying with Rule 14d-9, Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal; provided that, in so doing, it does not take or disclose any position or actions that do not comply with the provisions of Section 6.2(b) or this Section 6.5.

(g) For the purposes of this Agreement, “Superior Proposal” shall mean any bona fide written Acquisition Proposal relating to more than 50% of the outstanding shares of Seller Common Stock or more than 50% of the Seller’s assets made by a third party that was not solicited by the Seller or any of its Agents which the board of directors of the Seller determines in good faith after consultation with its financial advisor, to be more favorable to the Seller’s stockholders than the Merger from a financial point of view and to have a likelihood of successful completion on the terms proposed (including any financing conditions with respect thereto) that is at least as likely as the transactions contemplated hereby, after taking into account all relevant financial, regulatory, legal and other aspects of such Acquisition Proposal, including the proposed financing for such Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer for a direct or indirect (i) merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving the Seller or any of its Subsidiaries, (ii) sale, lease exchange, mortgage, pledge, transfer or other acquisition or assumption of all or a substantial portion of the assets of the Seller on a consolidated basis in one or a series of related transactions, or (iii) purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifteen percent (15%) or more of the voting power of the Seller or any of its Subsidiaries; provided, however, that the term “Acquisition Proposal” shall not include the Merger or the other transactions contemplated hereby or by any of the other Transaction Documents.

6.6 Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Buyer and Seller, shall each, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, and, during such period, each of the Buyer and the Seller shall, and shall cause their respective Subsidiaries to, make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws (other than reports or documents which such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. The Buyer and the Seller also shall provide such other party with reasonable access to their respective officers, employees and agents and with copies of all periodic reports to their respective senior management. None of the Buyer, the Seller or any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would contravene any law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements, under circumstances in which the restrictions of the preceding sentence apply. No investigation by the Buyer, the Seller or their respective representatives shall affect the representations and warranties of the parties set forth herein.

(b) With respect to all information furnished by one party to the other party or its representatives under this Agreement, the parties shall comply with, and shall cause their respective representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

6.7 Employment and Benefit Matters.

(a) Provision of Benefits. For the 12 month period commencing on the Closing Date, the Buyer agrees to cause the Surviving Corporation to maintain the compensation and benefit levels, including cash-based incentives, retirement, health and welfare benefits, and any stock-based benefits, for the employees of the Seller who remain employed after the Effective Time (the “Seller Employees”) at the same levels which are, in the aggregate, comparable to those in effect for the Seller Employees on the date hereof; provided, however, that any amount that would be payable in the form of restricted stock shall be payable by the Buyer, at its option, in the form of either cash or stock options of equivalent value (with the understanding that any calculation of stock options of equivalent value shall be made in accordance with the procedures set forth in Section 6.7(a) of the Seller Disclosure Schedule). The Buyer and the Seller shall make any necessary amendments to their respective benefit plans to effectuate the preceding sentence, including, without limitation, any amendment to exclude each other’s employees from their respective 401(k) plans during such 12 month period. Thereafter, the Buyer agrees to cause the Surviving Corporation to provide the Seller Employees with at least the types and levels of employee benefits (including employee contribution levels) maintained from time to time by the Buyer or any subsidiary of the Buyer for similarly-situated employees of the Buyer. The Buyer will treat, and cause the applicable benefit plans to treat, the service of the Seller Employees with the Seller or any subsidiary of the Seller attributable to any period before the Effective Time as service rendered to the Buyer or any subsidiary of the Buyer for all purposes, but not for benefit accrual (including minimum pension amount), including eligibility for early retirement under any Buyer Pension Plan or eligibility for retiree welfare benefit plans. Without limiting the foregoing, the Buyer shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar plan of the Buyer to be waived with respect to the Seller Employees and their eligible dependents, to the extent waived under the corresponding plan in which the

Seller Employee participated immediately prior to the Closing Date, and any deductibles paid under any of the Seller’s or its Subsidiaries’ health plans shall be credited towards deductibles under the health plans of the Buyer or any subsidiary of the Buyer upon delivery to the Buyer of appropriate documentation. The Buyer will make appropriate arrangements with its insurance carrier(s) to ensure such result. Notwithstanding anything to the contrary herein and subject to Section 6.7(e) hereof, the Seller Employees who remain employed after the Effective Time shall be considered to be employed by the Buyer “at will” and nothing shall be construed to limit the ability of the Buyer or the Surviving Corporation to terminate the employment of any such Seller Employee at any time, subject to the payment of any severance in accordance with the terms and conditions of any Seller severance agreement, plan and arrangement in existence as of the date hereof, still in effect as of the date of such termination of employment, and disclosed in Section 6.7(a) of the Seller Disclosure Schedule (the “Seller Severance Arrangements”).

(b) Continuation of Plans. Subject to Sections 6.7(a) and (e) hereof, the Buyer shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Seller; provided, however, that the Buyer shall continue to maintain the Seller plans (other than stock-based plans) until the Seller Employees are permitted to participate in the plans of the Buyer or any subsidiary of the Buyer in accordance with Section 6.7(a).

(c) Employment Agreements. In its discretion, the Buyer shall enter into employment agreements, contingent on the consummation of the transactions contemplated hereby, with the Seller Key Employees, if any, identified in Section 6.7(c) of the Buyer Disclosure Schedule. The Seller shall use its reasonable best efforts to assist the Buyer in effecting the foregoing.

(d) Seller Severance Program. The Buyer shall maintain the Seller Severance Arrangements in existence as of the date hereof, in accordance with the terms in effect as of the date hereof, for a period of at least 12 months following the Closing Date; provided, however, that any amounts paid pursuant to such Seller Severance Arrangements are expressly subject to the recipient’s execution of a release of claims in a form mutually agreed to by the Buyer and the Seller (it being understood that such release shall explicitly exclude, if applicable, claims for retention bonus payments and payments under the Seller Incentive Program).

(e) Seller Incentive Program. Those Seller Employees who are participants in the Seller Incentive Program shall be eligible to receive the amount accrued under such program as of the Closing Date; provided that any such amount shall be payable at the time specified in the Seller Incentive Program and any amount that, under the terms of the Seller Incentive Program, would be payable in the form of restricted stock shall be payable by the Buyer in the form of either cash or stock options of equivalent value (with the understanding that any calculation of stock options of equivalent value shall be made in accordance with the procedures set forth in Section 6.7(a) of the Seller Disclosure Schedule); and provided further, that should any such participant voluntarily terminate his or her employment with the Seller or the Buyer, as applicable, prior to the date that such amounts are paid, the participant shall forfeit the right to any such payment under the Seller Incentive Program.

(f) Assumption of Certain Agreements. The Buyer agrees to assume and honor in accordance with their terms the agreements set forth in Section 6.7(f) of the Seller Disclosure Schedule between the Seller and designated employees of Seller.

(g) Continuation of Employment. No provision of this Section 6.7 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Seller or any subsidiary of the Seller in respect of continued employment (or resumed employment) with the Buyer, the Surviving Corporation or any of the Buyer’s Subsidiaries, and no provision of this Section 6.7 shall create such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee program or any plan or arrangement which may be established by the Buyer or any of its Subsidiaries.

6.8 Directors’ and Officers’ Indemnification and Insurance.

(a) Buyer agrees that any provisions with respect to indemnification now existing in favor of the directors or officers of the Seller and the directors or officers of the Seller Subsidiaries (the “Indemnified Parties” and, each, an “Indemnified Party”) as contained in their respective organizational documents, in effect as of the date hereof and the indemnification agreements set forth in Section 6.8 of the Seller Disclosure Schedule, with respect to matters occurring at or prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of six years after the Effective Time. During such period, the Buyer shall not amend, repeal or otherwise modify such provisions for indemnification in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Seller or directors or officers of any Seller Subsidiary in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law; provided, however, that in the event any claim or claims are asserted or made either prior to the Effective Time or within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b) Prior to the Effective Time, the Buyer shall purchase a non-cancelable extended reporting period endorsement under its existing directors’ and officers’ liability insurance coverage for the Seller’s directors and officers in the same form as maintained by the Seller immediately prior to the date hereof, which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have the same terms as the insurance coverage presently maintained by the Seller, so long as the aggregate cost is not greater than $1,100,000; provided, that if such insurance is not available under Buyer’s existing directors’ and officers’ liability coverage, Buyer shall purchase such insurance under Seller’s then existing directors’ and officers’ liability coverage and; provided further that the Seller agrees to cooperate in good faith with the Buyer in order to obtain the lowest premium for such coverage. In the event that $1,100,000 is insufficient for such coverage, the Buyer may spend up to that amount to purchase such lesser coverage as may be obtained with such amount. The Buyer shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(c) The provisions of this Section 6.8 are intended to be for the benefit of, and enforceable by, each Indemnified Party and his or her heirs and representatives, and nothing herein shall affect any indemnification rights that any Indemnified Party and his or her heirs and representatives may have under the Certificate of Incorporation or Bylaws of the Seller or the equivalent documents of any of the Seller’s Subsidiaries, any contract or applicable law.

6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and the other Transaction Documents or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and the other Transaction Documents and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, the Buyer.

6.10 Advice of Changes. The Buyer and the Seller shall each promptly notify the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause the conditions in Section 7.2 or Section 7.3, as applicable not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

6.11 Current Information.

(a) As soon as practicable, the Seller and the Buyer will furnish to the other copies of all such financial statements and reports as it or any of its Subsidiaries shall send to its stockholders, the SEC or any other

Governmental Authority, to the extent any such reports furnished to any such Governmental Authority are not confidential and except as legally prohibited thereby, and will furnish to the other such additional financial data as the other may reasonably request.

(b) Promptly upon receipt thereof, the Seller or Buyer, as applicable, will furnish to the other copies of all final internal control reports submitted to the Seller and its Subsidiaries by independent auditors in connection with each annual, interim or special audit of the books of the Seller and its Subsidiaries made by such auditors.

6.12 Section 16 Matters. The Buyer and the Seller agree that, in order to most effectively compensate and retain Seller Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Seller Insiders not be subject to risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of Seller Common Stock and Seller Options into shares of Buyer Common Stock and options to purchase Buyer Common Stock, respectively, in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.12. Assuming that the Seller delivers to the Buyer the Section 16 Information (as defined below) in a timely fashion, Buyer Board, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by Seller Insiders of Buyer Common Stock in exchange for shares of Seller Common Stock and of options to purchase Buyer Common Stock upon conversion of Buyer Options, in each case pursuant to the Merger and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. The Seller Board, or a committee of Non-Employee Directors thereof shall adopt a resolution providing that the disposition by Seller Insiders of Seller Common Stock in exchange for shares of Buyer Common Stock and of Seller Options upon conversion into Buyer Options, in each case pursuant to the Merger are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. “Section 16 Information” shall mean information accurate in all material respects regarding the Seller Insiders, the number of shares of Seller Common Stock held by each such Seller Insider and expected to be exchanged for Buyer Common Stock in the Merger and the number and description of Seller Options held by each such Seller Insider and expected to be converted into options to purchase Buyer Common Stock in connection with the Merger; provided that the requirement for a description of any Seller Options shall be deemed to be satisfied if copies of all Seller Stock Option Plans, and forms of agreements evidencing grants thereunder, under which Seller Options have been granted have been made available to Buyer. “Seller Insiders” shall mean those officers and directors of Seller who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

6.13 Listing Application. The Buyer shall promptly prepare and submit to the Nasdaq all reports, applications and other documents that may be necessary or desirable to enable all of the shares of Buyer Common Stock issuable in the Merger or that will be reserved for issuance at the Effective Time to be listed for trading on the Nasdaq. The Seller shall furnish all information about itself and its business and operation and all necessary financial information to the Buyer as the Buyer may reasonably request in connection with such Nasdaq listing process. Each of the Buyer and Seller agree promptly to correct any information provided by it for use in the Nasdaq listing process if and to the extent that such information shall have become false or misleading in any material respect.

6.14 Affiliates of the Seller. Within 30 days following the date of this Agreement, the Seller shall deliver to the Buyer a list of names and addresses of those Persons who were, in the Seller’s reasonable judgment, at the record date for the Seller Stockholders’ Meeting, “affiliates” (each such Person, a “Rule 145 Affiliate”) of the Seller within the meaning of Rule 145. The Seller shall use its reasonable best efforts to provide the Buyer such information and documents as the Buyer shall reasonably request for purposes of reviewing such list. The Seller shall use its reasonable best efforts to deliver or cause to be delivered to the Buyer, prior to the Closing Date, from each of the Rule 145 Affiliates of the Seller identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit B (“Affiliate Letters”). The Buyer shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any shares of Buyer Common Stock to be received by such

Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the shares of Buyer Common Stock, consistent with the terms of such Affiliate Letters.

6.15 Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Seller shall, and shall cause each of its Subsidiaries to: (a) timely file (taking into account any extensions of time within which to file) all Tax Returns (“Post-Signing Returns”) required to be filed by it and such Post-Signing Returns shall be prepared in a manner reasonably consistent with past practice; (b) timely pay all Taxes shown as due and payable on such Post-Signing Returns that are so filed; (c) accrue a reserve in its books and records and financial statements in accordance with past practice for all Taxes payable by it for which no Post-Signing Return is due prior to the Effective Time; and (d) promptly notify the Buyer of any material suit, claim, action, investigation, proceeding or audit pending against or with respect to the Seller or any of its Subsidiaries in respect of any Tax matter, including without limitation, Tax liabilities and refund claims.

6.16 Certain Actions and Proceedings. Each of the Seller and the Buyer shall promptly notify the other party in the event that any action, suit or proceeding is instituted against such party (or any of its directors or officers) by any Governmental Authority or threatened by any Governmental Authority, to restrain, modify or prevent the consummation of the Merger and the other transactions contemplated by this Agreement or by any of the other Transaction Documents, or to seek damages or a discovery order in connection with such transactions or otherwise challenging the validity of the transactions contemplated by this Agreement. Subject to the last sentence of Section 6.4, in the event that any Governmental Authority shall have issued an order, decree, judgment, injunction or ruling or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the Merger, the Buyer and the Seller shall use their respective reasonable best efforts to have any such order, decree, judgment, injunction or ruling lifted.

6.17 Seller Rights Plan. Seller shall terminate the Seller Rights Plan effective immediately prior to the Effective Time.

ARTICLE VII - CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligations To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Seller Stockholders’ Approval. This Agreement and the Merger shall have been adopted and approved by the requisite affirmative vote of the holders of shares of Seller Common Stock present and voting at the Seller Stockholders’ Meeting in accordance with applicable law.

(b) Buyer Stockholders’ Approval. The issuance of Buyer Common Stock in the Merger shall have been approved by the requisite affirmative vote of the holders of shares of Buyer Common Stock present and voting at the Buyer Stockholders’ Meeting in accordance with applicable law and Nasdaq rules.

(c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including under the HSR Act, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as “Requisite Regulatory Approvals”).

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, materially restricts or makes illegal the consummation of the Merger.

(e) Effectiveness of Form S-4 Registration Statement. The Form S-4 Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(f) Listing. The Buyer shall have obtained the approval for the listing of the shares issuable in the Merger on the Nasdaq, subject to official notice of issuance.

(g) Consents and Approvals. Each consent, approval or waiver set forth in Section 7.1(g) of the Seller Disclosure Schedule and the Buyer Disclosure Schedule shall have been obtained.

7.2 Conditions to the Obligations of the Buyer. The obligation of the Buyer to effect the Merger is also subject to the satisfaction or waiver by the Buyer, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Seller contained in this Agreement shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) at and as of the Effective Time, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the Effective Time, in which case such representation or warranty shall be true and correct at and as of such time), with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Seller. The Buyer shall have received a certificate to the foregoing effect signed by the Chief Executive Officer or President and the Chief Financial Officer of the Seller.

(b) Performance of Obligations of the Seller. The Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Buyer shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of the Seller to such effect; provided that Sections 5.1(i)(y), 5.3 and 6.10 shall not be deemed breached unless such breach was willful and material.

(c) Absence of Material Adverse Changes. There shall not have occurred any event or occurrence which has had or would have, either individually or in the aggregate, a Material Adverse Effect on the Seller and Buyer shall have received a certificate to the foregoing effect signed by the Chief Executive Officer or President and the Chief Financial Officer of the Seller.

7.3 Conditions to the Obligations of the Seller. The obligation of the Seller to effect the Merger is also subject to the satisfaction or waiver by the Seller, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Buyer and the Merger Sub contained in this Agreement shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) at and as of the Effective Time, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the Effective Time, in which case such representation or warranty shall be true and correct at and as of such time), with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Buyer. The Seller shall have received a certificate to the foregoing effect signed by the Chief Executive Officer or President and the Chief Financial Officer of the Buyer.

(b) Performance of Obligations of the Buyer. The Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Seller shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer to such effect; provided that Sections 5.3 and 6.10 shall not be deemed breached unless such breach was willful and material.

(c) Absence of Material Adverse Changes. There shall not have occurred any event or occurrence which has had or would have, either individually or in the aggregate, a Material Adverse Effect on the Buyer and Seller shall have received a certificate to the foregoing effect signed by the Chief Executive Officer or President and the Chief Financial Officer of the Buyer.

(d) Opinion of Counsel. The Seller shall have received the opinion of Davis Polk & Wardwell, or another nationally recognized law firm selected by the Seller, subject to customary conditions and qualifications (including reliance, in part, on a certificate from an authorized officer of each of the Buyer and the Seller (collectively, the “Tax Certificates”) to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect.

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Seller and the approval of the transactions contemplated in this Agreement by the stockholders of the Buyer:

(a) by mutual written consent of the Seller and the Buyer duly authorized by action of their respective boards of directors;

(b) by either the Buyer or the Seller if any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order, decree, judgment, injunction or ruling or taken any other final and nonappealable action enjoining, restraining or otherwise prohibiting the consummation of the Merger;

(c) by either the Buyer or the Seller if the Merger shall not have been consummated on or before December 31, 2004 (the “Drop-Dead Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by the Buyer, in the event of a breach by the Seller of any representation, warranty or covenant or other agreement contained herein, or if a representation or warranty of the Seller shall have become untrue (A) which would cause the conditions set forth in Section 7.2(a) or (b) not to be satisfied as of the time of such breach or as of the time any such representation or warranty shall have become untrue and (B) such conditions are incapable of being satisfied by the Drop-Dead Date;

(e) by the Seller, in the event of a breach by the Buyer of any representation, warranty or covenant or other agreement contained herein, or if a representation or warranty of the Buyer shall have become untrue (A) which would cause the conditions set forth in Section 7.3(a) or (b) not to be satisfied as of the time of such breach or as of the time any such representation or warranty shall have become untrue and (B) such conditions are incapable of being satisfied by the Drop-Dead Date;

(f) by either the Buyer or the Seller if the Seller’s stockholders shall have failed to obtain the requisite vote necessary approve and to adopt this Agreement and the transactions contemplated hereby at a duly held meeting of Seller’s stockholders or at any adjournment thereof;

(g) by either the Buyer or the Seller if the approval of the Buyer’s stockholders required for the issuance of the Buyer Common Stock in the Merger shall not have been obtained by reason of failure to obtain the required vote at a duly held meeting of Buyer’s stockholders or at any adjournment thereof;

(h) by the Buyer, if (i) the board of directors of the Seller shall have failed to publicly recommend to the stockholders of the Seller that such stockholders vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby or shall have failed to call and hold the Seller Stockholder Meeting in accordance with Section 6.2(a) or (ii) the board of directors of the Seller shall have withdrawn or modified, qualified or amended in a manner materially adverse to the Buyer such recommendation or (iii) the board of directors of the Seller shall have recommended that the Seller’s stockholders accept or approve an Acquisition Proposal, or (iv) a tender offer or exchange offer relating to the Seller Common Stock shall have been commenced by a third party and the board of directors of the Seller shall have made a communication to Seller’s Stockholders (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) and shall not have recommended that Seller’s stockholders reject such tender or exchange offer; or

(i) by the Seller, if (i) the board of directors of the Buyer shall have failed to publicly recommend to the stockholders of the Buyer that such stockholders vote in favor of the approval of the transactions contemplated hereby or shall have failed to call and hold the Buyer Stockholder Meeting in accordance with Section 6.3(a) or (ii) the board of directors of the Buyer shall have withdrawn or modified, qualified or amended in a manner materially adverse to the Seller such recommendation.

The right of any party hereto to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective Representatives, whether prior to or after the execution of this Agreement.

8.2 Effect of Termination.

(a) In the event of termination and abandonment of this Agreement by either the Buyer or the Seller as provided in Section 8.1, this Agreement shall immediately become void and have no effect, and none of the Buyer, Merger Sub, the Seller, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.6(b) (Access to Information), 8.2 (Effect of Termination), 9.2 (Expenses), 9.4 (Interpretation), 9.5 (Counterparts), 9.6 (Entire Agreement), 9.7 (Governing Law; Jurisdiction and Venue), 9.10 (Assignment; Reliance of Other Parties) and, solely with respect to Section 6.6(b), 9.11 (Specific Performance) shall survive any termination of this Agreement; and (ii) notwithstanding anything to the contrary contained in this Agreement, neither the Buyer nor the Seller shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement or any other agreement delivered in connection herewith.

(b) In the event this Agreement is terminated by:

(i) the Buyer pursuant to Section 8.1(h); or

(ii) either the Buyer or the Seller pursuant to Section 8.1(f) in circumstances where both (y) after the date of this Agreement and prior to the vote of the Seller’s stockholders regarding the transactions contemplated hereby, it shall have been publicly announced or become publicly known that any Person (other than the Buyer or any Affiliate of the Buyer) shall have made, or disclosed an intention to make, an Acquisition Proposal and (z) within twelve (12) months following such termination, the Seller shall have consummated any proposal or offer for a direct or indirect (i) merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving more than 50% of the outstanding shares of Seller Common Stock or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of the Seller on a consolidated basis, (ii) sale, lease exchange, mortgage, pledge, transfer or other acquisition or assumption of all or substantially all of the assets of the Seller on a consolidated basis in one or a series of related transactions, or (iii) purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifty percent (50%) or more of the voting power of the Seller or any of its Subsidiaries; provided, however, that any such transaction must be with any Person other than the Buyer or any Affiliate of the Buyer, then Seller shall make a cash payment to the Buyer in the amount of $7,900,000 (the “Termination Amount.”)

(c) In the event this Agreement is terminated by:

(i) the Seller pursuant to Section 8.1(i); or

(ii) either the Buyer or the Seller pursuant to Section 8.1(g) in circumstances where both (y) after the date of this Agreement and prior to the vote of the Buyer’s stockholders regarding the transactions contemplated hereby, it shall have been publicly announced that any Person shall have made, or disclosed an intention to make, a bona fide offer to engage in a business combination transaction with the Buyer that is conditioned on, or the terms of which depend on, the Merger not being consummated and (z) within twelve (12) months following such termination, the Buyer shall have consummated, any proposal or offer for a direct or indirect (i) merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving more than 50% of the outstanding shares of Buyer Common Stock or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of the Buyer on a consolidated basis, (ii) sale, lease exchange, mortgage, pledge, transfer or other acquisition or assumption of all or substantially all of the assets of the Seller on a consolidated basis in one or a series of related transactions, or (iii) purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifty percent (50%) or more of the voting power of the Buyer or any of its Subsidiaries; provided, however, that any such transaction must be with any Person other than the Seller or any Affiliate of the Seller, then Buyer shall make a cash payment to the Seller in the amount of the Termination Amount.

(d) If required under this Section 8.2, the Termination Amount shall be paid in immediately available funds within three (3) business days after the date of the event giving rise to the obligation to make such payment. The parties acknowledge and agree that the provisions for payment of the Termination Amount are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce the Buyer to enter into this Agreement and to reimburse the Buyer for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, if the Seller or Buyer, as applicable, fails to pay promptly to the other party the Termination Amount due under this Section 8.2, the Seller or Buyer, as applicable, shall reimburse the other party on demand for all costs and expenses (including legal fees and expenses) incurred in connection with any action, including any legal action, taken to collect payment of such amounts, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. plus four percent per annum, compounded quarterly, from the date such fee was required to be paid.

8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger to the stockholders of the Seller; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Seller, no amendment of this Agreement shall be made which by law requires further approval by the stockholders of the Seller without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of the Seller, no extension or waiver of this Agreement or any portion thereof shall be made which by law requires further approval by the stockholders of the Seller without obtaining such approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX - MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except Section 1.6 (Directors and Officers) and Section 6.8 (Directors and Officers’ Indemnification and Insurance).

9.2 Expenses. Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Notwithstanding the foregoing, Buyer and Seller will split equally all costs and expenses (other than legal and proxy solicitation expenses related solely to one of the companies) incurred in connection with the Joint Proxy Statement/Prospectus and related registration statement; provided that the Buyer shall be responsible for the SEC filing fee for such registration statement.

9.3 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy (providing confirmation of transmission) addressed as follows:

(a) If to the Buyer, to:	Digitas Inc.
800 Boylston Street
Boston, MA 02199
Attn: David Kenny
Fax: 617-867-7308

with required copies to:	Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attn: Stuart M. Cable, P.C.
John T. Haggerty
Fax: 617-523-1231

(b) If to the Seller, to:	Modem Media, Inc.
230 East Avenue
Norwalk, CT 06855
Attn: Marc Particelli
Fax: 203-299-7462

with required copies to:	Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Attn: Peter Douglas
John Butler
Fax: 212-450-3800

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed or otherwise sent as provided above.

9.4 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No provision of this Agreement shall be construed to require the Seller or the Buyer or any of their respective Subsidiaries or Affiliates to take any action which would violate applicable law, rule or regulation.

9.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.6 Entire Agreement. This Agreement and the Stockholder Voting Agreements, together with, the exhibits and schedules hereto and any documents delivered by the parties in connection herewith and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

9.7 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Buyer, the Merger Sub and the Seller hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally with the State of Delaware.

9.8 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.9 Publicity. Except as otherwise required by applicable law, neither the Buyer nor the Seller shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld, except as may be required by applicable law or the applicable rules of any stock exchange or the Nasdaq National Market, in which case Buyer and Seller shall use their reasonable best efforts to cooperate in making such disclosure.

9.10 Assignment; Reliance of Other Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of law or otherwise) without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as provided in Sections 1.6 (Directors and Officers) and 6.8 (Directors’ and Officers’ Indemnification and Insurance) hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies under or by reason of this Agreement.

9.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they are entitled at law or in equity.

9.12 Definitions. Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

“Acquiring Person” shall have the meaning ascribed thereto in the Seller Rights Agreement.

“Acquisition Proposal” shall have the meaning ascribed thereto in Section 6.5(g) hereof.

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agents” shall have the meaning ascribed thereto in Section 6.5(a) hereof.

“Affiliate Letter” shall have the meaning ascribed thereto in Section 6.14 hereof.

“Agreement” shall have the meaning ascribed thereto in the recitals.

“Buyer” shall have the meaning ascribed thereto in the recitals.

“Buyer Assumed Option” shall have the meaning ascribed thereto in Section 2.1(e) hereof.

“Buyer Balance Sheet” shall have the meaning ascribed thereto in Section 3.5 hereof.

“Buyer Benefit Plans” shall have the meaning ascribed thereto in Section 3.13(a) hereof.

“Buyer Client Confidential Information” shall have the meaning ascribed thereto in Section 3.18(a) hereof.

“Buyer Common Stock” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

“Buyer Companies” shall have the meaning ascribed thereto in Section 3.12(a) hereof.

“Buyer Contracts” shall have the meaning ascribed thereto in Section 3.15 hereof.

“Buyer Copyrights” shall have the meaning ascribed thereto in Section 3.18(a) hereof.

“Buyer Disclosure Schedule” shall mean the disclosure schedule relating to the Buyer and its Subsidiaries, as applicable, delivered to the Seller together herewith.

“Buyer Financial Statements” shall have the meaning ascribed thereto in Section 3.5 hereof.

“Buyer Intellectual Property Assets” shall have the meaning ascribed thereto in Section 3.18(b) hereof.

“Buyer Key Employees” shall mean the individuals identified in Section 9.12 of the Buyer Disclosure Schedule.

“Buyer Marks” shall have the meaning ascribed thereto in Section 3.18(a) hereof.

“Buyer Other Plans” shall have the meaning ascribed thereto in Section 3.13(a) hereof.

“Buyer Patents” shall have the meaning ascribed thereto in Section 3.18(a) hereof.

“Buyer Pension Plans” shall have the meaning ascribed thereto in Section in Section 3.13(a) hereof.

“Buyer Permits” shall have the meaning ascribed thereto in Section 3.11 hereof.

“Buyer Preferred Stock” shall have the meaning ascribed thereto in Section 3.2(a) hereof.

“Buyer Products” shall have the meaning ascribed thereto in Section 3.18(b) hereof.

“Buyer Reports” shall have the meaning ascribed thereto in Section 3.9(a) hereof.

“Buyer SEC Reports” shall have the meaning ascribed thereto in Section 3.9(a) hereof.

“Buyer Stock Option” shall mean a compensatory stock option granted under a Buyer Stock Option Plan.

“Buyer Stock Option Plans” shall mean those stock option plans of Buyer listed as the 1998 Stock Option Plan, the 1999 Stock Option Plan and the 2000 Stock Option and Incentive Plan.

“Buyer Stockholders’ Meeting” shall have the meaning ascribed thereto in Section 6.3(a) hereof.

“Buyer Trade Secrets” shall have the meaning ascribed thereto in Section 3.18(a) hereof.

“Buyer UK Pension Plans” shall have the meaning ascribed thereto in Section 3.13(i) above.

“Buyer’s Advisors” shall have the meaning ascribed thereto in Section 3.6 hereof.

“Buyer’s Business” shall have the meaning ascribed thereto in Section 3.18(b) hereof.

“Buyer’s Stockholder Voting Agreements” shall have the meaning ascribed thereto in the recitals.

“Certificate” shall have the meaning ascribed thereto in Section 2.2(b) hereof.

“Certificate of Merger” shall have the meaning ascribed thereto in Section 1.2 hereof.

“Closing” shall have the meaning ascribed thereto in Section 1.3 hereof.

“Closing Date” shall have the meaning ascribed thereto in Section 1.3 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall have the meaning ascribed thereto in Section 6.5(a) hereof.

“Copyrights” shall have the meaning ascribed thereto in Section 3.18(b) hereof.

“Counterproposal” shall have the meaning ascribed thereto in Section 6.5(c) hereof.

“Delaware Courts” shall have the meaning ascribed thereto in Section 9.7 hereof.

“DGCL” shall have the meaning ascribed thereto in Section 1.1 hereof.

“Distribution Date” shall have the meaning ascribed thereto in the Seller Rights Agreement.

“Drop-Dead Date” shall have the meaning ascribed thereto in Section 8.1(c) hereof.

“Effective Time” shall have the meaning ascribed thereto in Section 1.2 hereof.

“Encumbrances” shall have the meaning ascribed thereto in Section 3.16(b) hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ESPP Termination Date” shall have the meaning ascribed thereto in Section 2.1(f) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning ascribed thereto in Section 2.2(a) hereof.

“Exchange Fund” shall have the meaning ascribed thereto in Section 2.2(a) hereof.

“Exchange Ratio” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

“Form S-4 Registration Statement” shall have the meaning ascribed thereto in Section 6.1(a) hereof.

“GAAP” shall mean generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authority” shall mean any United States or foreign, federal, state or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“HSR Act” shall have the meaning ascribed thereto in Section 6.4(a) hereof.

“Indemnified Parties” and “Indemnified Party” shall have the meaning ascribed thereto in Section 6.8(a) hereof.

“Intellectual Property Assets” shall have the meaning ascribed thereto in Section 3.18(b) hereof.

“IRS” shall mean the Internal Revenue Service.

“ITEPA” shall have the meaning ascribed thereto in Section 4.2(c) hereof.

“Joint Proxy Statement/Prospectus” shall have the meaning ascribed thereto in Section 6.1(a) hereof.

“Marks” shall have the meaning ascribed thereto in Section 3.18(b) hereof.

“Material Adverse Effect” shall mean, with respect to any Person, a change or effect that, individually or in the aggregate, has a material adverse effect on the business, operations, assets, liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries taken as a whole; provided, however, that, for the purposes of Sections 6.10, 7.2 and 7.3, “Material Adverse Effect” shall not be deemed to include the impact of (a) general changes in the economy or financial markets of the United States or any other region outside of the United States (other than those that would have a materially disproportionate effect, relative to other industry participants, on such Person and its Subsidiaries taken as a whole) or (b) employee or customer attrition.

“Merger” shall have the meaning ascribed thereto in the recitals.

“Merger Consideration” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

“Merger Sub” shall have the meaning ascribed thereto in the recitals.

“Nasdaq” shall have the meaning ascribed thereto in Section 2.2(e) hereof.

“New Exercise Date” shall have the meaning ascribed thereto in the Seller ESPP.

“Patents” shall have the meaning ascribed thereto in Section 3.18(b) hereof.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other legal entity, or any governmental agency or political subdivision thereof.

“Post-Signing Returns” shall have the meaning ascribed thereto in Section 6.15 hereof.

“Requisite Regulatory Approvals” shall have the meaning ascribed thereto in Section 7.1(c) hereof.

“Rule 145 Affiliate” shall have the meaning ascribed thereto in Section 6.14 hereof.

“Rollover Offer” shall have the meaning ascribed thereto in Section 2.1(e) hereof.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Section 16 Information” shall have the meaning ascribed thereto in Section 6.12 hereof.

“Seller” shall have the meaning ascribed thereto in the recitals.

“Seller Balance Sheet” shall have the meaning ascribed thereto in Section 4.5 hereof.

“Seller Benefit Plans” shall have the meaning ascribed thereto in Section 4.13(a) hereof.

“Seller Client Confidential Information” shall have the meaning ascribed thereto in Section 4.19(a) hereof.

“Seller Common Stock” shall have the meaning ascribed thereto in Section 2.1(b) hereof.

“Seller Companies” shall have the meaning ascribed thereto in Section 4.12(a) hereof.

“Seller Contracts” shall have the meaning ascribed thereto in Section 4.15 hereof.

“Seller Copyrights” shall have the meaning ascribed thereto in Section 4.19(a) hereof.

“Seller Disclosure Schedule” shall mean the disclosure schedule relating to the Seller and its Subsidiaries, as applicable, delivered to the Buyer together herewith.

“Seller Employees” shall have the meaning ascribed thereto in Section 6.7(a) hereof.

“Seller ESPP” shall have the meaning ascribed thereto in Section 2.1(f).

“Seller Financial Statements” shall have the meaning ascribed thereto in Section 4.5 hereof.

“Seller Incentive Program” shall mean the Seller’s 2004 Management Incentive Program.

“Seller Insiders” shall have the meaning ascribed thereto in Section 6.12 hereof.

“Seller Intellectual Property Assets” shall have the meaning ascribed thereto in Section 4.19(b) hereof.

“Seller Key Employees” shall mean the individuals identified in Section 9.12 of the Seller Disclosure Schedule.

“Seller Marks” shall have the meaning ascribed thereto in Section 4.19(a) hereof.

“Seller Other Plans” shall have the meaning ascribed thereto in Section 4.13(a) hereof.

“Seller Patents” shall have the meaning ascribed thereto in Section 4.19(a) hereof.

“Seller Pension Plans” shall have the meaning ascribed thereto in Section 4.13(a) hereof.

“Seller Permits” shall have the meaning ascribed thereto in Section 4.11 hereof.

“Seller Preferred Stock” shall have the meaning ascribed thereto in Section 4.2(a) hereof.

“Seller Products” shall have the meaning ascribed thereto in Section 4.19(b) hereof.

“Seller Reports” shall have the meaning ascribed thereto in Section 4.9 hereof.

“Seller Rights Agreement” shall mean that certain Rights Agreement, dated as of June 18, 2001, between the Seller and Equiserve Trust Company, as Rights Agent.

“Seller SEC Reports” shall have the meaning ascribed thereto in Section 4.9(a) hereof.

“Seller Severance Arrangements” shall have the meaning ascribed thereto in Section 6.7(a) hereof.

“Seller Stock Option” shall mean a compensatory stock option granted under a Seller Stock Option Plan.

“Seller Stock Option Plans” shall mean those stock option plans of Seller listed as the 1996 Option Plan, the Amended and Restated 1997 Stock Option Plan, the 1999 Stock Incentive Plan, the 2000 Stock Incentive Plan and the Vivid Holdings, Inc. 1999 Stock Incentive Plan.

“Seller Stock Plans” shall mean the equity-based compensation plans of the Seller.

“Seller Stockholders’ Meeting” shall have the meaning ascribed thereto in Section 6.2(a) hereof.

“Seller Trade Secrets” shall have the meaning ascribed thereto in Section 4.19(a) hereof.

“Seller UK Pension Plans” shall have the meaning set forth in Section 4.13(i) hereof.

“Seller UK Stock Options” shall have the meaning ascribed thereto in Section 2.1(e) hereof.

“Seller UK Sub-plan” shall mean the 1999 Stock Incentive Plan 2000 UK Approved Rules.

“Seller’s Advisor” shall have the meaning ascribed thereto in Section 4.6 hereof.

“Seller’s Business” shall have the meaning ascribed thereto in Section 4.19(b) hereof.

“Seller’s Stockholder Voting Agreements” shall have the meaning ascribed thereto in the recitals.

“Series A Participating Cumulative Preferred Stock Preferred Shares” shall have the meaning ascribed thereto in Section 4.2(a) hereof.

“Subsidiaries” shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Superior Proposal” shall have the meaning ascribed thereto in Section 6.5(g) hereof.

“Surviving Corporation” shall have the meaning ascribed thereto in Section 1.1 hereof.

“Tax” shall mean (a) any and all taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments, levies or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, (b) any liability for the payment of any amounts described in (a) as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (c) any liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of any obligation to indemnify any other person with respect to the payment of any amounts of the type described in (a) or (b).

“Tax Certificates” shall have the meaning ascribed thereto in Section 7.3(d) hereof.

“Tax Return” shall mean any report, return, document, declaration, election or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Termination Amount” shall have the meaning ascribed thereto in Section 8.2(b) hereof.

“Third Party Rights” shall have the meaning ascribed thereto in Section 3.18(a) hereof.

“Trade Secrets” shall have the meaning ascribed thereto in Section 3.18(b) hereof.

“Transaction Documents” shall mean this Agreement and the Stockholder Voting Agreements.

“U.S.” shall mean the United States.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Buyer, Merger Sub and the Seller have caused this Agreement to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.

DIGITAS INC.

By:	/s/ DAVID W. KENNY
Name:	David W. Kenny
Title:	Chairman and Chief Executive Officer

DIGITAS ACQUISITION CORP.

By:	/s/ DAVID W. KENNY
Name:	David W. Kenny
Title:	Chief Executive Officer and President

MODEM MEDIA, INC.

By:	/s/ MARC PARTICELLI
Name:	Marc Particelli
Title:	President and Chief Executive Officer

S-1

ANNEX B

Form of Digitas Voting Agreement

STOCKHOLDER VOTING AGREEMENT

STOCKHOLDER VOTING AGREEMENT (“Agreement”), dated as of                     , 2004, by and between Digitas Inc., a Delaware corporation (the “Buyer”), and the undersigned holder of common stock, par value $0.001 per share, of Modem Media, Inc., a Delaware corporation (“Stockholder”).

WHEREAS, concurrently with the execution of this Agreement, the Buyer, Digitas Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (“Merger Sub”) and Modem Media, Inc., a Delaware corporation (the “Seller”), have entered into an Agreement and Plan of Merger, dated of even date herewith (as such agreement may be subsequently amended or modified, the “Agreement and Plan of Merger”), providing for the merger of Merger Sub with and into the Seller (the “Merger”);

WHEREAS, the Stockholder beneficially owns and has sole or shared voting power with respect to the number of shares of common stock, par value $0.001 per share, of the Seller, and holds stock options or other rights to acquire the number of shares of such common stock, indicated opposite the Stockholder’s name on Schedule 1 attached hereto (together with any such shares subsequently acquired prior to the Expiration Date, the “Shares”); and

WHEREAS, the Buyer desires the Stockholder to agree, and the Stockholder is willing to agree to vote the Shares in a manner so as to facilitate consummation of the Merger, as provided herein; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Agreement and Plan of Merger.

NOW, THEREFORE, in consideration of, and as a condition to, the Buyer entering into the Agreement and Plan of Merger and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by the Buyer in connection therewith, the Stockholder and the Buyer agree as follows:

1. Agreement to Vote Shares. The Stockholder agrees that, from and after the date hereof until the Expiration Date (as defined below), at any meeting of the stockholders of the Seller (or adjournment or postponement thereof), or in connection with any written consent of the stockholders of the Seller, with respect to the Merger, the Agreement and Plan of Merger or any Acquisition Proposal, Stockholder shall:

(a)	appear at such meeting or otherwise cause the Shares that such Stockholder shall be entitled to so vote at such meeting to be counted as present thereat for purposes of calculating a quorum;

(b)	vote (or cause to be voted), or deliver a written consent (or cause a consent to be delivered) covering all of the Shares that such Stockholder shall be entitled to so vote, whether such Shares are beneficially owned by such

Stockholder on the date of this Agreement or are subsequently acquired, (i) in favor of adoption and approval of the Agreement and Plan of Merger and the transactions contemplated thereby, including the Merger; (ii) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation, or warranty or any other obligation or agreement of the Seller contained in the Agreement and Plan of Merger such that the conditions to closing set forth in Section 7.2 of the Agreement and Plan of Merger would not be satisfied; and (iii) against the approval or adoption of any Acquisition Proposal, or any agreement or transaction that is intended, or would reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger or any of the transactions contemplated by the Agreement and Plan of Merger;

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (i) the Effective Time; (ii) such date and time as the Agreement and Plan of Merger shall be terminated pursuant to Article VIII thereof, or (iii) upon mutual written agreement of the parties to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement prior to termination hereof.

3. Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to the Buyer as follows:

(a)	Stockholder has the full power and the unqualified right to enter into and perform the terms of this Agreement;

(b)	This Agreement (assuming this Agreement constitutes a valid and binding agreement of the Buyer) constitutes a valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(c)	Except as set forth on Schedule 1, the Stockholder beneficially owns the number of Shares indicated opposite such Stockholder’s name on Schedule 1, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares;

(d)	The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his or her obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of Stockholder.

4. Representation and Warranties of the Buyer. The Buyer hereby represents and warrants to Stockholder as follows:

(a)	The Buyer is a Delaware corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware;

(b)	The execution, delivery and performance by the Buyer of this Agreement has been duly authorized and approved by its Board of Directors;

(c)	This Agreement has been duly executed and delivered by Buyer, and (assuming this Agreement constitutes a valid and binding agreement of Stockholder) constitutes a valid and binding agreement with respect to the Buyer, enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(d)	The execution and delivery of this Agreement by the Buyer does not, and the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Buyer is a party or by which the Buyer is bound, or any statute, rule or regulation to which the Buyer is subject or, the charter or bylaws of the Buyer.

5. Irrevocable Proxy. Subject to the last sentence of this Section 5, by execution of this Agreement, Stockholder does hereby appoint and constitute Buyer and the Chief Executive Officer and Chief Financial Officer of the Buyer, in their respective capacities as officers of the Buyer and any individual who shall hereafter succeed to any such office of the Buyer and any other designee of the Buyer, and each of them individually, with full power of substitution and resubstitution, as Stockholder’s true and lawful attorneys-in-fact and irrevocable proxies, to the full extent of the undersigned’s rights with respect to the Shares, to vote each of the Shares that such Stockholder shall be entitled to so vote solely with respect to the matters set forth in Section 1 hereof. Stockholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Date and hereby revokes any proxy previously granted by Stockholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date.

6. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

7. Binding Effect and Assignment. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

8. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

9. Waivers. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

10. Governing Law. This Agreement to be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. The parties hereto hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in such state (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

11. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

12. Capacity as Stockholder. Stockholder signs this Agreement solely in the Stockholder’s capacity as a Stockholder of the Seller, and not in the Stockholder’s capacity as a director, officer or employee of the Seller or any of its subsidiaries or in the Stockholder’s capacity as a trustee or fiduciary of any ERISA plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director and/or officer of the Seller in the exercise of his or her fiduciary duties as a director and/or officer of the Seller or in his or her capacity as a trustee or fiduciary of any ERISA plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of the Seller or any trustee or fiduciary of any ERISA plan or trust from taking any action in his or her capacity as a director of the Seller.

13. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Board of Directors of the Seller has approved, for purposes of any applicable anti-takeover laws and regulations, the possible acquisition of the Shares by Buyer pursuant to the Agreement and Plan of Merger, (ii) the Agreement and Plan of Merger is executed by all parties thereto, and (iii) this Agreement is executed by all parties hereto.

14. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

EXECUTED as of the date first above written.

STOCKHOLDER

Name:
DIGITAS INC.
By:
Name:
Title:

SCHEDULE 1

Stockholder	Shares	Options

Annex C

Form of Modem Media Voting Agreement

STOCKHOLDER VOTING AGREEMENT

STOCKHOLDER VOTING AGREEMENT (“Agreement”), dated as of             , 2004, by and between Modem Media, Inc., a Delaware corporation (the “Seller”), and the undersigned holder of common stock, par value $0.001 per share, of Digitas Inc., a Delaware corporation (“Stockholder”).

WHEREAS, concurrently with the execution of this Agreement, Digitas Inc., a Delaware corporation (the “Buyer”), Digitas Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (“Merger Sub”) and the Seller, have entered into an Agreement and Plan of Merger, dated of even date herewith (as such agreement may be subsequently amended or modified, the “Agreement and Plan of Merger”), providing for the merger of Merger Sub with and into the Seller (the “Merger”);

WHEREAS, the Stockholder beneficially owns and has sole or shared voting power with respect to the number of shares of common stock, par value $0.001 per share, of the Buyer, and holds stock options or other rights to acquire the number of shares of such common stock, indicated opposite the Stockholder’s name on Schedule 1 attached hereto (together with any such shares subsequently acquired prior to the Expiration Date, the “Shares”); and

WHEREAS, the Seller desires the Stockholder to agree, and the Stockholder is willing to agree to vote the Shares in a manner so as to facilitate consummation of the Merger, as provided herein; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Agreement and Plan of Merger.

NOW, THEREFORE, in consideration of, and as a condition to, the Seller entering into the Agreement and Plan of Merger and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by the Seller in connection therewith, the Stockholder and the Seller agree as follows:

1. Agreement to Vote Shares. The Stockholder agrees that, from and after the date hereof until the Expiration Date (as defined below), at any meeting of the stockholders of the Buyer (or adjournment or postponement thereof), or in connection with any written consent of the stockholders of the Buyer, with respect to the Merger, the Agreement and Plan of Merger or any Acquisition Proposal, Stockholder shall:

(a)	appear at such meeting or otherwise cause the Shares that such Stockholder shall be entitled to so vote at such meeting to be counted as present thereat for purposes of calculating a quorum;

(b)	vote (or cause to be voted), or deliver a written consent (or cause a consent to be delivered) covering all of the Shares that such Stockholder shall be entitled to so vote, whether such Shares are beneficially owned by such Stockholder on the date of this Agreement or are subsequently acquired, (i) in favor of approval of the issuance of the shares of common stock, par value $.01 per share, of the Buyer to be issued as consideration in the Merger; (ii) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation, or warranty or any other obligation or agreement of the Seller contained in the Agreement and Plan of Merger such that the conditions to closing set forth in Section 7.3 of the Agreement and Plan of Merger would not be satisfied; and (iii) against the approval or adoption of any Acquisition Proposal relating to the Buyer that is conditioned on, or the terms of which depend on, the Merger not being consummated, or any agreement or transaction that is intended, or would reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger or any of the transactions contemplated by the Agreement and Plan of Merger;

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (i) the Effective Time; (ii) such date and time as the Agreement and Plan of Merger shall be terminated pursuant to Article VIII thereof, or (iii) upon mutual written agreement of the parties to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement prior to termination hereof.

3. Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to the Seller as follows:

(a)	Stockholder has the full power and the unqualified right to enter into and perform the terms of this Agreement;

(b)	This Agreement (assuming this Agreement constitutes a valid and binding agreement of the Seller) constitutes a valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(c)	Except as set forth on Schedule 1, the Stockholder beneficially owns the number of Shares indicated opposite such Stockholder’s name on Schedule 1, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares;

(d)	The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his or her obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of Stockholder.

4. Representation and Warranties of the Seller. The Seller hereby represents and warrants to Stockholder as follows:

(a)	The Seller is a Delaware corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware;

(b)	The execution, delivery and performance by the Seller of this Agreement has been duly authorized and approved by its Board of Directors;

(c)	This Agreement has been duly executed and delivered by the Seller, and (assuming this Agreement constitutes a valid and binding agreement of Stockholder) constitutes a valid and binding agreement with respect to the Seller, enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(d)	The execution and delivery of this Agreement by the Seller does not, and the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Seller is a party or by which the Seller is bound, or any statute, rule or regulation to which the Seller is subject or, the charter or bylaws of the Seller.

5. Irrevocable Proxy. Subject to the last sentence of this Section 5, by execution of this Agreement, Stockholder does hereby appoint and constitute the Seller and the Chief Executive Officer and Chief Financial

Officer of the Seller, in their respective capacities as officers of the Seller and any individual who shall hereafter succeed to any such office of the Seller and any other designee of the Seller, and each of them individually, with full power of substitution and resubstitution, as Stockholder’s true and lawful attorneys-in-fact and irrevocable proxies, to the full extent of the undersigned’s rights with respect to the Shares, to vote each of the Shares that such Stockholder shall be entitled to so vote solely with respect to the matters set forth in Section 1 hereof. Stockholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Date and hereby revokes any proxy previously granted by Stockholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date.

6. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

7. Binding Effect and Assignment. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

8. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

9. Waivers. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

10. Governing Law. This Agreement to be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. The parties hereto hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in such state (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

11. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

12. Capacity as Stockholder. Stockholder signs this Agreement solely in the Stockholder’s capacity as a Stockholder of the Buyer, and not in the Stockholder’s capacity as a director, officer or employee of the Buyer or any of its subsidiaries or in the Stockholder’s capacity as a trustee or fiduciary of any ERISA plan or trust.

Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director and/or officer of the Buyer in the exercise of his or her fiduciary duties as a director and/or officer of the Buyer or in his or her capacity as a trustee or fiduciary of any ERISA plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of the Buyer or any trustee or fiduciary of any ERISA plan or trust from taking any action in his or her capacity as a director of the Buyer.

13. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Agreement and Plan of Merger is executed by all parties thereto, and (iii) this Agreement is executed by all parties hereto.

14. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

EXECUTED as of the date first above written.

STOCKHOLDER

Name:

MODEM MEDIA, INC.

By:

Name:

Title:

SCHEDULE 1

Stockholder	Shares	Options

Annex D

PERSONAL AND CONFIDENTIAL

July 15, 2004

Board of Directors

Modem Media, Inc.

230 East Avenue

Norwalk, CT 06855

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Modem Media, Inc. (the “Company”) of the exchange ratio of 0.70 shares of common stock, par value $0.01 per share (the “Digitas Common Stock”), of Digitas Inc. (“Digitas”) to be received for each Share (the “Exchange Ratio”) pursuant to the Agreement and Plan of Merger, dated as of July 15, 2004 (the “Agreement”), among Digitas, Digitas Acquisition Corp., a wholly owned subsidiary of Digitas, and the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time. We also may provide investment banking services to the Company and Digitas in the future. In connection with the above-described investment banking services we may receive compensation. Additionally, Joseph Zimmel, a former Managing Director of Goldman, Sachs & Co., is a Director of the Company.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Digitas and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and Digitas for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Digitas for the five fiscal years ended December 31, 2003; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Digitas; certain other communications from the Company and Digitas to their respective stockholders; certain research analyst estimates and reports for the Company and Digitas; certain internal financial analyses and forecasts for the Company prepared by its management and certain other alternative scenarios for the future financial performance of the Company that the Board of Directors of the Company directed us to review; and certain internal financial analyses and forecasts for Digitas prepared by the management of Digitas, including certain cost savings and operating synergies projected by the management of Digitas to result from the Transaction. We also have held discussions with members of the senior managements of the Company and Digitas and the Board of Directors of the Company regarding their assessment of the strategic rationale for, and

D-1

Board of Directors

Modem Media, Inc.

July 15, 2004

Page Two

the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and Digitas. With respect to the Company’s future financial performance, we have taken into account the view of the Board of Directors of the Company with respect to the risks and uncertainties relating to the ability of the Company to realize its internal financial forecasts in the amounts and time periods contemplated thereby. In addition, we have reviewed the reported price and trading activity for the Shares and the shares of Digitas Common Stock, compared certain financial and stock market information for the Company and Digitas with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the interactive marketing and advertising industries specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We did not receive Digitas’s internal financial analyses and forecasts for fiscal year 2005 in connection with this opinion. Accordingly, based on our discussions with Digitas’ management and with your consent, we have assumed that certain research analysts’ estimates for Digitas were a reasonable basis upon which to evaluate the 2005 financial performance of Digitas and we used such estimates in our analysis. In that regard, with your consent, our review with respect to such estimates was limited to discussions with the management of Digitas. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Digitas or on the expected benefits of the Transaction in any way meaningful to our analysis. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Digitas or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction nor are we expressing any opinion as to the prices at which shares of Digitas Common Stock will trade at any time. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of the Shares.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

    Goldman, Sachs & Co.

D-2

Annex E

July 14, 2004

Board of Directors

Digitas Inc.

The Prudential Tower

800 Boylston Street

Boston, MA 02199

Members of the Board:

We understand that Modem Media, Inc. (“Modem Media” or the “Company”), Digitas Inc. (“Digitas”) and Digitas Acquisition Corp., a wholly owned subsidiary of Digitas (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated July 13, 2004 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into Modem Media. Pursuant to the Merger, Modem Media will become a wholly owned subsidiary of Digitas and each outstanding share of common stock, par value $0.001 per share (the “Modem Media Common Stock”) of Modem Media, other than shares held in treasury or held by Digitas or any affiliate of Digitas, will be converted into the right to receive 0.70 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share (the “Digitas Common Stock”) of Digitas. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Digitas.

For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other business and financial information of Modem Media and Digitas, respectively;

ii)	reviewed certain internal financial statements and other financial and operating data concerning Modem Media prepared by the management of Modem Media;

iii)	discussed certain financial forecasts prepared by the management of Modem Media;

iv)	discussed the past and current operations and financial condition and the prospects of Modem Media, including information relating to strategic, financial and operational benefits anticipated from the Merger, with senior executives of Modem Media;

v)	reviewed certain internal financial statements and other financial operating data concerning Digitas prepared by the management of Digitas;

vi)	discussed certain financial forecasts prepared by the management of Digitas;

vii)	discussed the past and current operations and financial condition and the prospects of Digitas, including information relating to strategic, financial and operational benefits anticipated from the Merger, with senior executives of Digitas, and reviewed the pro forma impact of the Merger on Digitas’s earnings per share;

viii)	reviewed the reported prices and trading activity for Modem Media Common Stock;

ix)	compared the financial performance of Modem Media and the prices and trading activity of Modem Media Common Stock with that of certain other comparable publicly-traded companies and their securities;

x)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

E-1

xi)	participated in discussions and negotiations among representatives of Modem Media and Digitas and their financial and legal advisors;

xii)	reviewed the Merger Agreement and certain related documents; and

xiii)	considered such other factors and performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by Modem Media and Digitas for the purposes of this opinion. With respect to the financial forecasts, including information relating to strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Modem Media. We have relied upon, without independent verification, the assessment by the managements of Digitas and Modem Media of their ability to retain key employees of Modem Media. We have also relied upon, without independent verification, the assessment by the management of Digitas and Modem Media of their respective services, the timing and risks associated with the integration of Modem Media with Digitas and the validity of, and risks associated with, Digitas’ and Modem Media’s existing and future services. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended. We have not made any independent valuation or appraisal of the assets or liabilities of Modem Media, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of Digitas in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Digitas and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of Digitas and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing made by Digitas in respect of the Merger with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the Digitas Common Stock will trade following the announcement or consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Modem Media and Digitas should vote at the shareholders’ meetings held in connection with the Merger.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Digitas.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/S/ ROBERT L. EATROFF
Robert L. Eatroff
Managing Director

E-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provision of the law.

The certificate of incorporation of Digitas contains a provision permitted by section 102(b)(7) of the Delaware General Corporation Law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director’s liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. The Digitas bylaws provide that directors and officers shall be indemnified by Digitas to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of Digitas. The bylaws of Digitas also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders or otherwise. Digitas also has directors’ and officers’ insurance against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or officers of Digitas as described above, Digitas has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

(a) See Exhibit Index immediately following the signature page.

(b) None.

(c) The fairness opinions of Goldman Sachs and Morgan Stanley are included as Annex D and Annex E, respectively, to the joint proxy statement/prospectus which is a part of this registration statement.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected, in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes:

(1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(3) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on September 10, 2004.

DIGITAS INC.

By:	/S/ DAVID W. KENNY
David W. Kenny Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

/S/ DAVID W. KENNY David W. Kenny		Chairman and Chief Executive Officer (Principal Executive Officer)	September 10, 2004

/S/ JEFFREY J. COTE Jeffrey J. Cote		Chief Financial Officer and Chief Administrative Officer	September 10, 2004

/S/ BRIAN K. ROBERTS Brian K. Roberts		Chief Accounting Officer and Controller (Principal Accounting Officer)	September 10, 2004

* Gregor S. Bailar		Director	September 10, 2004

* Michael E. Bronner		Director	September 10, 2004

* Philip U. Hammarskjold		Director	September 10, 2004

* Robert R. Glatz		Director	September 10, 2004

* Arthur Kern		Director	September 10, 2004

* Gail J. McGovern		Director	September 10, 2004

*By:	/S/ DAVID W. KENNY David W. Kenny Attorney-In-Fact

EXHIBIT INDEX

Exhibit No.	Exhibit Index Title	Method of Filing

2.1	Agreement and Plan of Merger dated as of July 15, 2004, by and among Digitas Inc., Digitas Acquisition Corp. and Modem Media, Inc.	Incorporated by reference to Exhibit 99.1 to Digitas’ Current Report on Form 8-K dated July 15, 2004

4.1	Specimen certificate for shares of common stock, $.01 par value, of Digitas Inc.	Incorporated by reference to Exhibit 4.1 to Digitas’ Registration Statement on Form S-1 (SEC File No. 333-93585), as amended, as filed with the Securities and Exchange Commission

5.1	Opinion of Goodwin Procter LLP as to legality of securities	Previously filed

8.1	Opinion of Davis Polk &Wardwell regarding the federal income tax consequences of the merger	Filed herewith

16.1	Letter from Arthur Andersen LLP to the Securities and Exchange Commission dated March 28, 2002	Incorporated by reference to Exhibit 16 to Digitas’ Current Report on Form 8-K (SEC File No. 000-29723), as filed with the Securities and Exchange Commission on April 2, 2002

23.1	Consent of Goodwin Procter LLP	Included in Exhibit 5.1

23.2	Consent of Davis Polk & Wardwell	Included in Exhibit 8.1

23.3	Consent of PricewaterhouseCoopers LLP	Previously filed

23.4	Consent of Ernst & Young LLP	Filed herewith

24.1	Power of Attorney	Previously filed

99.1	Opinion of Goldman, Sachs & Co.	Attached as Annex D to the joint proxy statement/prospectus and incorporated herein by reference

99.2	Opinion of Morgan Stanley & Co. Incorporated	Attached as Annex E to the joint proxy statement/prospectus and incorporated herein by reference

99.3	Consent of Goldman, Sachs & Co.	Filed herewith

99.4	Consent of Morgan Stanley & Co. Incorporated	Previously filed

Exhibit No.	Exhibit Index Title	Method of Filing

99.5	Form of Digitas Inc. Proxy Card	Filed herewith

99.6	Form of Modem Media, Inc. Proxy Card	Filed herewith

99.7	Consent of Joseph Zimmel	Filed herewith